UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

Bob Evans Farms, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies: Common stock, par value $0.01 per share, of Bob Evans Farms, Inc.
(2)

Aggregate number of securities to which transaction applies:

20,027,181 shares of common stock, which consists of: (i) 19,974,924 shares of common stock issued and outstanding as of October 18, 2017; (ii) 22,890 shares of common stock underlying options to purchase shares of common stock outstanding as of October 18, 2017 that have an exercise price below the merger consideration of $77.00 per share; (iii) 10,825 shares of common stock with respect to time-based restricted stock unit awards outstanding as of October 18, 2017; and (iv) 18,542 shares of common stock with respect to performance-based restricted stock unit awards outstanding as of October 18, 2017.

(3)

Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

Solely for the purpose of calculating the filing fee, the underlying value of the transaction was calculated based on the sum of: (A) the product of (i) 19,974,924 shares of common stock issued and outstanding as of October 18, 2017 and (ii) the merger consideration of $77.00 per share; plus (B) the product of: (i) 22,890 shares of common stock underlying options to purchase shares of common stock outstanding as of October 18, 2017 with an exercise price below $77.00 per share and (ii) the difference between $77.00 and the weighted-average exercise price of such options of $32.67 per share; plus (C) the product of (i) 10,825 shares of common stock with respect to time-based restricted stock unit awards outstanding as of October 18, 2017 and (ii) $77.00; plus (D) the product of (i) 18,542 shares of common stock with respect to performance-based restricted stock unit awards outstanding as of October 18, 2017 and (ii) $77.00. The filing fee was determined by multiplying 0.00012450 by the proposed maximum aggregate value of the transaction of $1,541,345,121.

	(4)	Proposed maximum aggregate value of transaction: $1,541,345,121
	(5)	Total fee paid: $191,897.47

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

PRELIMINARY PROXY STATEMENT—SUBJECT TO COMPLETION, DATED OCTOBER 24, 2017

[        ], 2017

Dear Stockholder:

You are cordially invited to attend a special meeting of stockholders of Bob Evans Farms, Inc. (“Bob Evans,” the “Company,” “we,” “our” or “us”) to be held at the Dan Evans Training Center located at 8111 Smith’s Mill Road, New Albany, Ohio 43054, on [        ], at [    ], local time (such meeting, including any adjournment or postponement thereof, the “special meeting”).

At the special meeting, holders of our common stock, par value $0.01 per share (“Bob Evans common stock”), will be asked to consider and vote on (1) a proposal to adopt the Agreement and Plan of Merger, dated as of September 18, 2017 (as it may be amended from time to time, the “merger agreement”), by and among Bob Evans, Post Holdings, Inc., a Missouri corporation (“Post”), and Haystack Corporation, a Delaware corporation and a wholly-owned subsidiary of Post (“Merger Sub”), pursuant to which Merger Sub will be merged with and into Bob Evans (the “merger”), with Bob Evans surviving the merger as a wholly-owned subsidiary of Post; (2) a proposal to approve, on a non-binding, advisory basis, certain compensation that will be paid or become payable to Bob Evans’ named executive officers in connection with the consummation of the merger; and (3) a proposal to approve one or more adjournments of the special meeting from time to time, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement or in the absence of a quorum.

If the merger is completed, you will be entitled to receive $77.00 in cash, without interest and subject to any applicable taxes, for each share of Bob Evans common stock you own.

The Bob Evans board of directors (the “board”) has determined that the merger agreement, the merger and the other transactions contemplated by the merger agreement are advisable and in the best interests of Bob Evans and its stockholders, approved the merger agreement, the merger and the other transactions contemplated by the merger agreement and recommended the adoption of the merger agreement by the stockholders of Bob Evans. The board recommends that stockholders of Bob Evans vote (1) “FOR” the proposal to adopt the merger agreement, (2) “FOR” the proposal to approve, on a non-binding, advisory basis, certain compensation that will be paid or become payable to Bob Evans’ named executive officers in connection with the consummation of the merger, and (3) “FOR” the proposal to approve one or more adjournments of the special meeting from time to time, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement or in the absence of a quorum.

The accompanying proxy statement provides detailed information about the merger agreement and the merger and provides specific information about the special meeting. A copy of the merger agreement is attached as Annex A to the proxy statement. The accompanying proxy statement also describes the actions and determinations of the board in connection with its evaluation of the merger agreement and the merger. We urge you to read the proxy statement, including any documents incorporated by reference, and the annexes carefully and in their entirety. In addition, you may obtain information about Bob Evans from documents filed with the Securities and Exchange Commission (the “SEC”). See “Where You Can Find Additional Information.”

Your vote is very important, regardless of the number of shares you own. The merger cannot be completed unless stockholders holding a majority of the outstanding shares of Bob Evans common stock entitled to vote at the special meeting vote in favor of the proposal to adopt the merger agreement. A failure to vote your shares of Bob Evans common stock on the proposal to adopt the merger agreement will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

If you have any questions or need assistance in voting your shares, please contact our proxy solicitor, Innisfree M&A Incorporated, toll-free at (877) 825-8793. Banks and brokers may call collect at (212) 750-5833.

On behalf of your board of directors, thank you for your continued support.

Sincerely,

J. Michael Townsley President and Chief Executive Officer

Neither the SEC nor any state securities regulatory agency has approved or disapproved of the merger, passed upon the merits or fairness of the merger, the merger agreement or the transactions contemplated thereby or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

This proxy statement is dated [        ], 2017 and is first being mailed to Bob Evans stockholders on or about [        ], 2017.

BOB EVANS FARMS, INC.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

[            ], 20[    ]

To Our Stockholders:

Notice is hereby given that a special meeting of the stockholders of Bob Evans Farms, Inc., a Delaware corporation (“Bob Evans,” the “Company,” “we,” “our” or “us”), will be held on [            ], 20[    ] at [        ], local time, at the Dan Evans Training Center located at 8111 Smith’s Mill Road, New Albany, Ohio 43054 (such meeting, including any adjournment or postponement thereof, the “special meeting”) for the following purposes:

1.	Adoption of the Merger Agreement. To consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of September 18, 2017 (as it may be amended from time to time, the “merger agreement”), by and among Bob Evans, Post Holdings, Inc., a Missouri corporation (“Post”), and Haystack Corporation, a Delaware corporation and wholly-owned subsidiary of Post (“Merger Sub”), pursuant to which Merger Sub will merge with and into Bob Evans (the “merger”), with Bob Evans surviving the merger as a wholly-owned subsidiary of Post (the “merger proposal”);

2.	Advisory Vote Regarding Merger-Related Compensation. To consider and vote on a proposal to approve, on a non-binding, advisory basis, certain compensation that will be paid or become payable to Bob Evans’ named executive officers in connection with the consummation of the merger (the “advisory compensation proposal”); and

3.	Adjournment of the Special Meeting. To consider and vote on a proposal to approve one or more adjournments of the special meeting from time to time, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement or in the absence of a quorum (the “adjournment proposal”).

Only stockholders of record of Bob Evans common stock, par value $0.01 per share (“Bob Evans common stock”), at the close of business on [    ], 2017 are entitled to notice of and to vote at the special meeting.

The board has determined that the merger agreement, the merger and the other transactions contemplated by the merger agreement are advisable and in the best interests of Bob Evans and its stockholders, approved the merger agreement, the merger and the other transactions contemplated by the merger agreement and recommended the adoption of the merger agreement by the stockholders of Bob Evans.

The board recommends that stockholders of Bob Evans vote (1) “FOR” the merger proposal, (2) “FOR” the advisory compensation proposal and (3) “FOR” the adjournment proposal.

Your vote is important, regardless of the number of shares of Bob Evans common stock you own. The adoption of the merger agreement by the affirmative vote of stockholders holding a majority of the outstanding shares of Bob Evans common stock entitled to vote at the special meeting is a condition to the completion of the merger. Each of the advisory compensation proposal and the adjournment proposal requires the affirmative vote of the stockholders holding a majority of the shares of Bob Evans common stock that are present in person or represented by proxy at the special meeting and entitled to vote thereon.

Even if you plan to attend the special meeting in person, we request that you complete, sign, date and return the enclosed proxy card and thus ensure that your shares of Bob Evans common stock will be represented at the special meeting. You may also submit your proxy by using a toll-free number or the Internet. We have provided instructions on the proxy card for using these convenient services. If your shares of Bob Evans common stock are held in the name of a broker, bank or other nominee, you should instruct your broker, bank or other nominee on how you wish to vote your shares of Bob Evans common stock in accordance with the voting instruction card furnished by your broker, bank or other nominee.

YOUR VOTE IS VERY IMPORTANT. YOU MAY VOTE BY MAIL, THROUGH THE INTERNET, BY TELEPHONE OR BY ATTENDING THE SPECIAL MEETING AND VOTING BY BALLOT, ALL AS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT. IF YOU FAIL TO VOTE ON THE ADOPTION OF THE MERGER AGREEMENT OR FAIL TO INSTRUCT YOUR BROKER, BANK OR OTHER NOMINEE ON HOW TO VOTE, THE EFFECT WILL BE THE SAME AS A VOTE AGAINST THE ADOPTION OF THE MERGER AGREEMENT.

Please note that we intend to limit attendance at the special meeting to Bob Evans stockholders of record as of the record date (or their authorized representatives). If your shares of Bob Evans common stock are held by a broker, bank or other nominee, please bring to the special meeting your statement evidencing your beneficial ownership of Bob Evans common stock as of the record date. All stockholders and authorized representatives should also bring photo identification. A list of stockholders entitled to notice of and to vote at the special meeting will be available for examination by any stockholder for any purpose germane to the special meeting at the Dan Evans Training Center located at 8111 Smith’s Mill Road, New Albany, Ohio, during regular business hours for a period of at least 10 days prior to the special meeting and will be available for examination by any stockholder during the special meeting.

The accompanying proxy statement provides a detailed description of the merger and the merger agreement. We urge you to read the proxy statement, including any documents incorporated by reference, and the annexes carefully and in their entirety. If you have any questions concerning the merger or the proxy statement, of which this notice forms a part, would like additional copies of the proxy statement or need help voting your shares of Bob Evans common stock, please contact Innisfree M&A Incorporated, Bob Evans’ proxy solicitor, at:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, New York 10022

Banks and Brokers May Call Collect: (212) 750-5833

Stockholders and All Others May Call Toll-Free: (877) 825-8793

By Order of the Board of Directors,

Colin M. Daly

Corporate Secretary

New Albany, Ohio

[        ], 2017

SUMMARY VOTING INSTRUCTIONS

YOUR VOTE IS VERY IMPORTANT

Ensure that your shares of Bob Evans common stock are voted at the special meeting by submitting your proxy or, if your shares of Bob Evans common stock are held in the name of a broker, bank or other nominee, by contacting your broker, bank or other nominee. If you do not vote or do not instruct your broker, bank or other nominee on how you wish to vote your shares of Bob Evans common stock, it will have the same effect as voting “AGAINST” the adoption of the merger agreement.

If your shares of Bob Evans common stock are registered in your name: submit your proxy as soon as possible by signing, dating and returning the enclosed proxy card in the enclosed postage-paid envelope, so that your shares of Bob Evans common stock can be voted at the special meeting. You may also submit your proxy by using a toll-free number or the Internet. We have provided instructions on the proxy card for using these convenient services. You may also attend the special meeting to vote in person by following the procedures described in this proxy.

If your shares of Bob Evans common stock are registered in the name of a broker, bank or other nominee: check the voting instruction card forwarded by your broker, bank or other nominee or contact your broker, bank or other nominee in order to obtain directions as to how to ensure that your shares of Bob Evans common stock are voted at the special meeting.

If you need assistance in completing your proxy card or have questions regarding the special meeting, please contact Innisfree M&A Incorporated, our proxy solicitor, at:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, New York 10022

Banks and Brokers, Please Call Collect: (212) 750-5833

Stockholders and All Others, Please Call Toll-Free: (877) 825-8793

i

ii

SUMMARY

This summary highlights selected information contained elsewhere in this proxy statement and may not contain all the information that is important to you with respect to the merger. We urge you to read the remainder of this proxy statement carefully, including the attached annexes, and the other documents referred to or incorporated by reference in this proxy statement. We have included page references in this summary to direct you to a more complete description of the topics presented in the summary below. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions under the section entitled “Where You Can Find Additional Information.”

All references to the “Company,” “Bob Evans,” “we,” “us,” or “our” in this proxy statement refer to Bob Evans Farms, Inc., a Delaware corporation and, where appropriate, its subsidiaries. All references in this proxy statement to “Post” refer to Post Holdings, Inc., a Missouri corporation. All references to “Merger Sub” refer to Haystack Corporation, a Delaware corporation and wholly-owned subsidiary of Post.

The Companies (page 18)

Bob Evans Farms, Inc.

Bob Evans is a Delaware corporation and a leading producer and distributor of home-style refrigerated side dishes, premium pork sausage and frozen food items distributed to retail and foodservice customers throughout the United States.

Bob Evans’ common stock, par value $0.01 per share (“Bob Evans common stock”) is listed on the NASDAQ Global Select Market (the “NASDAQ”) under the symbol “BOBE.”

Bob Evans’ corporate headquarters are located at 8111 Smith’s Mill Road, New Albany, Ohio 43054, its telephone number is (614) 491-2225 and its Internet website address is www.bobevansgrocery.com. The information provided on or accessible through Bob Evans’ website is not part of this proxy statement and is not incorporated into this proxy statement by this or any other reference to Bob Evans’ website provided in this proxy statement.

Post Holdings, Inc.

Post is a Missouri corporation and a consumer packaged goods holding company operating in the center-of-the-store, foodservice, ingredient, refrigerated, active nutrition and private label food categories.

Post’s common stock is listed on the New York Stock Exchange (the “NYSE”) under the symbol “POST.”

Post’s principal executive offices are located at 2503 South Hanley Road, St. Louis, Missouri 63144, its telephone number is (314) 644-7600 and its Internet website address is www.postholdings.com. The information provided on or accessible through Post’s website is not part of this proxy statement and is not incorporated into this proxy statement by this or any other reference to Post’s website provided in this proxy statement.

Haystack Corporation

Merger Sub, a Delaware corporation and a wholly-owned subsidiary of Post, was formed on June 1, 2017. Upon the terms and subject to the conditions of the merger agreement, Merger Sub will be merged with and into Bob Evans, with Bob Evans surviving the merger as a wholly-owned subsidiary of Post.

The principal executive offices of Merger Sub are located at 2503 South Hanley Road, St. Louis, Missouri 63144 and its telephone number is (314) 644-7600.

The Merger (Proposal 1) (page 23)

You will be asked to consider and vote upon the proposal to adopt the Agreement and Plan of Merger, dated as of September 18, 2017, by and among Bob Evans, Post and Merger Sub (as it may be amended from time to time, the “merger agreement”). A copy of the merger agreement is attached as Annex A to this proxy statement. The merger agreement provides, among other things, that at the effective time of the merger (the “effective time”), Merger Sub will be merged with and into Bob Evans (the “merger”), with Bob Evans surviving the merger (the “surviving corporation”) as a wholly-owned subsidiary of Post. Upon the completion of the merger, Bob Evans common stock will no longer be publicly traded, and Bob Evans’ existing stockholders will cease to have any ownership interest in Bob Evans. Instead, at the effective time, each outstanding share of Bob Evans common stock, other than shares for which the holders thereof have perfected and not withdrawn a demand for appraisal under Delaware law (such shares, “dissenting shares”) and shares held by Bob Evans as treasury stock or owned by Bob Evans (other than shares of Bob Evans common stock held either in fiduciary or agency capacity that are beneficially owned by third parties), Post or any of their respective wholly-owned subsidiaries will automatically be converted into the right to receive the merger consideration.

Effects of the Merger (page 23)

Upon the terms and subject to the conditions of the merger agreement, at the effective time, Bob Evans stockholders will have the right to receive $77.00 in cash (the “merger consideration”), without interest and subject to applicable taxes, for each share of Bob Evans common stock that they own immediately prior to the effective time, other than dissenting shares and shares held by Bob Evans as treasury stock or owned by Bob Evans (other than shares of Bob Evans common stock held either in fiduciary or agency capacity that are beneficially owned by third parties), Post or any of their respective wholly-owned subsidiaries.

Treatment of Outstanding Equity Awards (page 49)

Stock Options. At the effective time, each option to purchase shares of Bob Evans common stock (a “Bob Evans option”) that is outstanding as of immediately prior to the effective time, whether vested or unvested, will be cancelled in exchange for the right to receive a cash payment (without interest and subject to applicable taxes) from the surviving corporation equal to the product of (1) the number of shares of Bob Evans common stock subject to such Bob Evans option as of immediately prior to the effective time and (2) the excess, if any, of the merger consideration over the exercise price per share of such option as of immediately prior to the effective time. Each Bob Evans option outstanding as of immediately prior to the effective time with an exercise option price equal to or in excess of the merger consideration will be cancelled at the effective time and without any payment to the holder thereof.

Time-Based Restricted Stock Unit Awards. At the effective time, each time-based restricted stock unit award granted by Bob Evans (a “Bob Evans RSU Award”) that is outstanding as of immediately prior to the effective time will be automatically cancelled and will entitle the holder of such Bob Evans RSU Award to receive a cash payment from the surviving corporation (without interest and subject to applicable taxes) equal to the product of (1) the number of shares of Bob Evans common stock then underlying such Bob Evans RSU Award as of immediately prior to the effective time and (2) the merger consideration, as well as any cash dividend equivalents per share accrued but unpaid as of immediately prior to the effective time with respect to such award (which cash dividend equivalent amount is payable pursuant to the terms of the applicable plan and award agreement).

Performance-Based Restricted Stock Unit Awards. At the effective time, each performance-based restricted stock unit award granted by Bob Evans (a “Bob Evans PSU Award”) that is outstanding as of immediately prior to the effective time will be automatically cancelled and will entitle the holder of such Bob Evans PSU Award to receive a cash payment from the surviving corporation (without interest and subject to applicable taxes) equal to the product of (1) the number of shares of Bob Evans common stock then underlying such Bob Evans PSU Award as of immediately prior to the effective time and (2) the merger consideration, as well as any cash dividend equivalents per share accrued but unpaid as of immediately prior to the effective time with respect to such award (which cash dividend equivalent amount is payable pursuant to the terms of the applicable plan and award agreement); provided, however, that with respect to any Bob Evans PSU Award the number of shares of Bob Evans common stock underlying such Bob Evans PSU Award will be the number to which the holder would otherwise have been entitled assuming target level of performance.

The Special Meeting (page 19)

Date, Time and Place of the Special Meeting. The special meeting is scheduled to be held at the Dan Evans Training Center located at 8111 Smith’s Mill Road, New Albany, Ohio 43054 on [         ], 20[        ] at [         ], local time.

Purpose of the Special Meeting. At the special meeting, you will be asked to consider and vote on: (1) a proposal to adopt the merger agreement, pursuant to which Merger Sub will be merged with and into Bob Evans, with Bob Evans surviving as a wholly-owned subsidiary of Post (the “merger proposal”); (2) a proposal to approve, on a non-binding advisory basis, certain compensation that will be paid or become payable to Bob Evans’ named executive officers in connection with the consummation of the merger (the “advisory compensation proposal”); and (3) a proposal to approve one or more adjournments of the special meeting from time to time, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement or in the absence of a quorum (the “adjournment proposal”).

Record Date and Voting Information. Only holders of record of Bob Evans common stock at the close of business on [         ], 2017, the record date for the special meeting (the “record date”), will be entitled to notice of, and to vote at, the special meeting or any adjournments or postponements thereof. At the close of business on the record date, [         ] shares of Bob Evans common stock were issued and outstanding and held by [         ] holders of record. Holders of record of Bob Evans common stock are entitled to one vote for each share of Bob Evans common stock they own at the close of business on the record date.

Quorum. The presence at the special meeting in person or represented by proxy of a majority of the shares of Bob Evans common stock issued and outstanding and entitled to vote at the special meeting at the close of business on the record date for the special meeting will constitute a quorum. There must be a quorum for business to be conducted at the special meeting. Failure of a quorum to be represented at the special meeting will necessitate an adjournment. Abstentions are counted as present or represented for purposes of determining the presence or absence of a quorum.

Required Vote. The merger proposal requires the affirmative vote of stockholders holding a majority of the outstanding shares of Bob Evans common stock entitled to vote at the special meeting. The approval of each of the advisory compensation proposal and the adjournment proposal requires the affirmative vote of the stockholders holding a majority of the shares of Bob Evans common stock that are present in person or represented by proxy at the special meeting and entitled to vote thereon.

Voting by Bob Evans’ Directors and Officers. As of the record date, our directors and executive officers beneficially owned and are entitled to vote, in the aggregate, [         ] shares of Bob Evans common stock, representing approximately [         ]% of the outstanding shares of Bob Evans common stock as of the record date.

Voting and Proxies. Any stockholder of record entitled to vote may submit a proxy by returning a signed proxy card by mail, through the Internet or by telephone or may vote in person by appearing at the special meeting. If you are a beneficial owner and hold your shares of Bob Evans common stock in the name of a broker, bank or other nominee, you should instruct your broker, bank or other nominee on how you wish to vote your shares of Bob Evans common stock in accordance with the voting instruction card furnished by your broker, bank or other nominee. The broker, bank or other nominee cannot vote on these proposals without your instructions. Therefore, it is important that you instruct your broker, bank or nominee on how you wish to vote your shares of Bob Evans common stock. If your shares of Bob Evans common stock are held in the name of a broker, bank or other nominee and you wish to vote in person by ballot at the special meeting, you must provide a legal proxy from your bank, broker or other nominee.

Conditions to Completion of the Merger (page 76)

Under the merger agreement, each party’s obligation to complete the merger is subject to the satisfaction or, to the extent permitted by applicable law, waiver, on or prior to the closing date of the merger (the “closing date”), of the following conditions:

•	the adoption of the merger agreement by the affirmative vote of stockholders holding a majority of the outstanding shares of Bob Evans common stock entitled to vote at the special meeting (the “requisite stockholder vote”);

•	no (1) temporary restraining order or preliminary or permanent injunction or other order by any federal or state court or other tribunal of competent jurisdiction preventing consummation of the merger will be in effect, (2) applicable law prohibiting the consummation of merger will be in effect, or (3) proceeding will have been brought by any governmental entity, and remain pending, that seeks an order that would prohibit, enjoin or make illegal the consummation of the merger; and

•	the early termination or expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended (the “HSR Act”) will have occurred and be in full force and effect.

In addition, the obligations of Post and Merger Sub to effect the merger are subject to the satisfaction or, to the extent permitted by applicable law, waiver by Post, on or prior to the closing date, of the following conditions:

•	the accuracy of the representations and warranties of Bob Evans set forth in the merger agreement both at and as of September 18, 2017 and as of and as though made on the closing date (except for such representations and warranties that are expressly made as of a specified date, which must be true and correct as of such specified date), but subject to a “material adverse effect,” materiality or other standard, as applicable, as provided in the merger agreement;

•	Bob Evans having performed or complied in all material respects with all agreements and covenants required to be performed by Bob Evans under the merger agreement at or prior to the closing of the merger (the “closing”);

•	Post’s receipt of a signed certificate from an executive officer of Bob Evans confirming the satisfaction of the conditions described in the two preceding bullet points; and

•	since the date of the merger agreement, no material adverse effect with respect to Bob Evans will have occurred and be continuing.

Bob Evans’ obligations to effect the merger are subject to the satisfaction or, to the extent permitted by applicable law, waiver by Bob Evans, on or prior to the closing date, of the following additional conditions:

•	the accuracy of the representations and warranties of Post and Merger Sub set forth in the merger agreement both at and as of September 18, 2017 and as of and as though made on the closing date (except for such representations and warranties that are expressly made as of a specified date, which must be true and correct as of such specified date), but subject to a “material adverse effect,” materiality or other standard, as applicable, as provided in the merger agreement;

•	each of Post and Merger Sub having performed or complied in all material respects with all agreements and covenants required to be performed by Post and Merger Sub under the merger agreement at or prior to the closing; and

•	Bob Evans’ receipt of a signed certificate from an executive officer of Post confirming the satisfaction of the conditions described in the two preceding bullet points.

Effective Time of the Merger (page 60)

We currently expect to complete the merger during the first quarter of calendar year 2018. However, the merger is subject to receipt of regulatory clearance and approval and satisfaction or waiver of other conditions, which are described below, and it is possible that factors outside the control of Bob Evans, Post and/or Merger Sub could delay the completion of the merger, or prevent it from being completed at all. There may be a substantial amount of time between the special meeting and the completion of the merger.

Recommendation of the Bob Evans Board of Directors (page 19)

The Bob Evans board of directors (the “board”) determined that the merger agreement, the merger and the other transactions contemplated by the merger agreement are advisable and in the best interests of Bob Evans and its stockholders, approved the merger agreement, the merger and the other transactions contemplated by the merger agreement and recommended the adoption of the merger agreement by the stockholders of Bob Evans. The board recommends that Bob Evans stockholders vote:

•	“FOR” the merger proposal;

•	“FOR” the advisory compensation proposal; and

•	“FOR” the adjournment proposal.

Reasons for the Merger (page 36)

For a description of the reasons considered by the board in deciding to recommend adoption of the merger agreement, see the section entitled “The Merger (Proposal 1) — Reasons for the Merger.” As more fully described in that section, in reaching this determination, the board considered, among other things, the perspectives of Mr. Elson, who voted against adoption of the merger agreement.

Fairness Opinion of J.P. Morgan Securities LLC (page 42)

On September 18, 2017, at the meeting of the board at which the merger agreement was approved, J.P. Morgan Securities LLC (“J.P. Morgan”) rendered to the board an oral opinion, subsequently confirmed by delivery to the board of a written opinion, dated September 18, 2017, to the effect that, as of such date and based upon and subject to the factors, procedures, qualifications, assumptions and any limitations set forth in its written opinion, the merger consideration of $77.00 per share of Bob Evans common stock to be paid to the holders of Bob Evans common stock in the proposed merger was fair, from a financial point of view, to such holders.

The full text of J.P. Morgan’s written opinion, dated September 18, 2017, which sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and any limitations on the opinion and the review undertaken by J.P. Morgan in connection with rendering its opinion, is attached as Annex B to this proxy statement and is incorporated herein by reference. The summary of the opinion of J.P. Morgan set forth in this proxy statement is qualified in its entirety by reference to the full text of such opinion. J.P. Morgan’s opinion was addressed to the board (in its capacity as such) in connection with and for the purposes of its evaluation of the proposed merger, was directed only to the fairness, from a financial point of view, of the merger consideration to be paid to the holders of Bob Evans common stock in the proposed merger and did not address any other aspect of the proposed merger. J.P. Morgan expressed no opinion as to the fairness of any consideration paid in connection with the proposed merger to the holders of any other class of securities, creditors or other constituencies of Bob Evans or as to the underlying decision by Bob Evans to engage in the proposed merger. The issuance of J.P. Morgan’s opinion was approved by a fairness committee of J.P. Morgan. The opinion does not constitute a recommendation to any stockholder of Bob Evans as to how such stockholder should vote with respect to the proposed merger or any other matter. The full text of J.P. Morgan’s written opinion, dated September 18, 2017, should be read carefully and in its entirety for a description of the assumptions made, procedures followed, matters considered and qualifications and any limitations on the opinion and the review undertaken by J.P. Morgan in connection with rendering its opinion.

For a summary of the opinion, see “The Merger (Proposal 1) — Fairness Opinion of J.P. Morgan Securities LLC,” which is qualified in its entirety by reference to the full text of J.P. Morgan’s written opinion.

Interests of Bob Evans’ Directors and Executive Officers in the Merger (page 49)

In considering the recommendation of the board to adopt the merger agreement, you should be aware that certain of Bob Evans’ directors and executive officers have interests in the merger that are different from, or in addition to, those of Bob Evans stockholders generally. Interests of officers and directors that may be different from or in addition to the interests of Bob Evans stockholders include, among others, treatment of the outstanding Bob Evans options, the Bob Evans RSU Awards and Bob Evans PSU Awards (together with the Bob Evans RSU Awards, the “Bob Evans equity awards”) pursuant to the merger agreement, potential severance benefits and other payments and rights to ongoing indemnification and insurance coverage. The board was aware of these interests and considered them, among other matters, in evaluating the merger agreement, in reaching its decision to approve the merger agreement, and in recommending to Bob Evans stockholders that the merger agreement be adopted. These interests are described in the section entitled “The Merger (Proposal 1) — Interests of Bob Evans’ Directors and Executive Officers in the Merger.”

Material U.S. Federal Income Tax Consequences of the Merger (page 56)

The exchange of shares of Bob Evans common stock for cash in the merger will be a taxable transaction to U.S. holders for U.S. federal income tax purposes. In general, a U.S. holder whose shares of Bob Evans common stock are converted into the right to receive cash in the merger will recognize capital gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received with respect to such shares and the U.S. holder’s adjusted tax basis in such shares. A U.S. holder’s adjusted tax basis in his or her shares of Bob Evans common stock surrendered in the merger generally will equal the price the U.S. holder paid for such shares. Gain or loss will be determined separately for each block of shares of Bob Evans common stock (i.e., shares of Bob Evans common stock acquired at the same cost in a single transaction). Such gain or loss generally will be treated as long-term capital gain or loss if the U.S. holder’s holding period in the shares of Bob Evans common stock exceeds one year at the time of the completion of the merger. In addition, depending on a U.S. Holder’s particular circumstances, a U.S. holder may also be subject to an additional 3.8% net investment income tax. The deductibility of capital losses is subject to limitations.

Tax matters can be complicated and the tax consequences of the merger to you will depend on your particular tax situation. Moreover, U.S. federal tax laws are subject to change (possibly with retroactive effect). You should consult your tax advisor to determine the tax consequences of the merger to you.

Regulatory Clearance and Approval (page 58)

HSR Clearance. Under the HSR Act and related rules, certain transactions, including the merger, may not be completed until notifications have been given and information furnished to the Federal Trade Commission (the “FTC”) and the Antitrust Division of the United States Department of Justice (the “DOJ”), and all statutory waiting period requirements have been terminated or have expired. On October 2, 2017, Post and Bob Evans each filed the requisite notification and report forms under the HSR Act with the DOJ and the FTC. The waiting period under the HSR Act will expire at 11:59 p.m. on November 1, 2017, unless the DOJ or FTC earlier terminates the waiting period or the DOJ or the FTC makes a request for additional information related to the merger, which may extend the waiting period, potentially for a significant period of time.

Appraisal Rights (page 85)

Under Section 262 of the General Corporation Law of the State of Delaware (the “DGCL”), subject to the limitations set forth in the DGCL, Bob Evans stockholders who do not vote in favor of the adoption of the merger agreement will have the right to seek appraisal of the fair value of their shares of Bob Evans common stock by the Delaware Court of Chancery, but only if they comply fully with all of the applicable requirements of Section 262 of the DGCL, which are summarized in this proxy statement. Any appraisal amount determined by the court could be more than, the same as, or less than the value of the merger consideration. Any Bob Evans stockholder who wishes to exercise appraisal rights must, among other things, deliver a written demand for appraisal to Bob Evans prior to the vote on the adoption of the merger agreement and must not vote in favor of the adoption of the merger agreement. The shares of any Bob Evans stockholder as of the record date who has not voted in favor of the adoption of the merger agreement and who has demanded appraisal for such shares in accordance with Section 262 of the DGCL will not be converted into the right to receive the merger consideration, unless such stockholder fails to perfect, withdraws or otherwise loses such stockholder’s appraisal rights under the DGCL. Failure to follow exactly the procedures specified under the DGCL will result in the loss of your appraisal rights. Because of the complexity of the DGCL relating to appraisal rights, if you are considering exercising your appraisal rights, we encourage you to seek the advice of your own legal counsel. The discussion of appraisal rights contained in this proxy statement is not a full summary of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262 of the DGCL, which is attached to this proxy statement as Annex C. You are encouraged to read these provisions carefully and in their entirety.

Delisting and Deregistration of Bob Evans Common Stock (page 59)

Upon completion of the merger, shares of Bob Evans common stock currently listed on the NASDAQ will be delisted from the NASDAQ and deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

No Solicitation of Alternative Proposals (page 67)

Under the terms of the merger agreement, none of Bob Evans, its subsidiaries or its and their respective officers, directors, employees or agents, or its and their investment bankers, financial advisors, attorneys, accounts and other representatives (collectively, “representatives”) may, directly or indirectly:

•	solicit, initiate, knowingly encourage or knowingly facilitate any inquiries or the making of any offer or proposal that constitutes, or could reasonably be expected to lead to, any acquisition proposal;

•	furnish any nonpublic information regarding Bob Evans or its subsidiaries to any person in connection with or in response to an acquisition proposal (other than informing such person of the existence of the non-solicitation provisions of the merger agreement); or

•	engage in, continue or otherwise participate in, any discussions or negotiations regarding, or furnish to any other person any information in connection with or for the purpose of soliciting, initiating, knowingly encouraging or knowingly facilitating, any acquisition proposal.

However, if Bob Evans receives a bona fide, unsolicited written acquisition proposal (that did not result from a breach of the non-solicitation provisions of the merger agreement), which, prior to the receipt of the requisite stockholder vote, but not after, the board determines in good faith, after consultation with its outside financial advisors and outside legal counsel, constitutes, or could reasonably be expected to result in, a “superior proposal” (as described in the section entitled “The Merger Agreement — No Solicitation of Alternative Proposals; Changes in Board Recommendation”) and the failure to take the following actions would be inconsistent with the fiduciary duties of the board to stockholders under applicable law, Bob Evans may:

•	furnish information with respect to Bob Evans to the person making such acquisition proposal and its representatives and financing sources in accordance with a confidentiality agreement that contains provisions no less favorable in the aggregate to Bob Evans than those contained in the confidentiality agreement among Bob Evans and Post (it being understood that such confidentiality agreement does not need to contain any standstill or similar obligation that would prohibit or restrain such person from making, or amending or revising, an acquisition proposal); provided that Bob Evans concurrently furnishes Post with all such nonpublic information delivered to such person, to the extent not previously made available to Post; and provided further, that if such person making such acquisition proposal is a known competitor of Bob Evans, Bob Evans will not provide any commercially sensitive non-public information to such person in connection with any actions permitted by the non-solicitation provisions of the merger agreement (other than in accordance with customary “clean room” or other similar procedures designed to limit any adverse effect on Bob Evans resulting from sharing such information); and

•	engage in discussions or negotiations with such person regarding such acquisition proposal (including solicitation of revised or amended acquisition proposals).

Changes in Board Recommendation (page 69)

The merger agreement permits the board to make a “recommendation withdrawal” (as described in the section entitled “The Merger Agreement — No Solicitation of Alternative Proposals; Changes in Board Recommendation”) only in certain limited circumstances, as described below.

Prior to the receipt of the requisite stockholder vote, but not after, the board may, in response to any bona fide, unsolicited acquisition proposal from any person that did not result from a breach of the non-solicitation provisions of the merger agreement, make a recommendation withdrawal and, subject to compliance with the terms of the merger agreement (including the payment of the termination fee of $50.0 million) terminate the merger agreement in order to enter into a binding agreement in respect of an acquisition proposal (subject to paying a termination fee to Post under the terms of the merger agreement as further described below) if, and only if, prior to taking either such action:

•	Bob Evans has complied in all material respects with its obligations under the non-solicitation provisions of the merger agreement;

•	the board concludes in good faith, after consultation with its outside financial advisors and outside legal counsel, that such acquisition proposal constitutes a superior proposal;

•	the board concludes in good faith, after consultation with its outside financial advisors and outside legal counsel, that the failure to take make a recommendation withdrawal and terminate the merger agreement would be inconsistent with its fiduciary duties to the Bob Evans stockholders under applicable law;

•	the board, prior to making a recommendation withdrawal or terminating the merger agreement, provides Post with at least four business days (or such shorter period as is specified in the sixth bullet point below) prior written notice of its intention to take such action, specifying the reasons for the recommendation withdrawal or termination of the merger agreement, including the terms and conditions of, and the identity of the person making, any such acquisition proposal and has contemporaneously provided Post a copy of the superior proposal, a copy of any proposed Bob Evans acquisition agreement and a copy of any financing commitments relating to such superior proposal (or, in each case, if not provided in writing to Bob Evans, a written summary of the terms and conditions of such superior proposal) (it being agreed that the delivery of such notice by Bob Evans will not constitute a recommendation withdrawal);

•	during the four business days following such written notice (or such shorter period as is specified in the sixth bullet point below), if requested by Post, the board and its representatives will have negotiated in good faith with Post and its representatives to enable Post to propose in writing revisions to terms of the merger agreement such that, if accepted by Bob Evans and binding upon Post, would cause such superior proposal to no longer constitute a superior proposal; and

•	at the end of the four business day period described in the preceding bullet point, the board concludes in good faith, after consultation with its outside financial advisors and outside legal counsel (and after taking into account any adjustment or modification of the terms of the merger agreement proposed by Post that would, if accepted by Bob Evans, be binding on Post), that the acquisition proposal continues to be a superior proposal and failure to make a recommendation withdrawal or terminate the merger agreement would be inconsistent with its fiduciary duties to the stockholders of Bob Evans under applicable law. The parties have agreed that any change to any of the financial terms of the acquisition proposal (including the form, amount and timing of payment of consideration) or any other material terms of the acquisition proposal will be deemed to be a new acquisition proposal for purposes of the non-solicitation provisions of the merger agreement and Bob Evans will be required to comply with the applicable terms of the non-solicitation provisions of the merger agreement anew with respect thereto; provided, however, that in the event Bob Evans makes a recommendation withdrawal or seeks to terminate the merger agreement as provided above in connection with any such new acquisition proposal, the notice period and the period during which Bob Evans and its representatives are required, if requested by Post, to negotiate with Post regarding any revisions to the terms of the merger agreement proposed in writing by Post in response to such new acquisition proposal in accordance with the preceding two bullet points will expire on the later to occur of (1) 48 hours after Bob Evans provides written notice of such new acquisition proposal to Post or (2) the expiration of the four business day period described in the fourth bullet point above. See the sections entitled “The Merger Agreement — No Solicitation of Alternative Proposals; Changes in Board Recommendation” and “The Merger Agreement — Termination Fees; Effect of Termination.”

Further, the board may effect a recommendation withdrawal at any time prior to receiving the requisite stockholder vote in response to a “Company Intervening Event” (as described in the section entitled “The Merger Agreement — No Solicitation of Alternative Proposals; Changes in Board Recommendation”) if (1) Bob Evans has complied in all material respects with its obligations under the non-solicitation provisions of the merger agreement and (2) prior to taking such action, the board concludes in good faith (after consultation with its outside financial advisors and outside legal counsel) that the failure to take such action would be inconsistent with its fiduciary duties to the Bob Evans stockholders under applicable law; provided, that prior to making such “intervening event recommendation withdrawal” (as defined in the section entitled “The Merger Agreement — No Solicitation of Alternative Proposals; Changes in Board Recommendation”):

•	Bob Evans has given Post at least four business days’ prior written notice of its intention to take such action, and specifies the reasons for such action, including specifying in reasonable detail the applicable Company Intervening Event;

•	if requested by Post, Bob Evans will have negotiated in good faith with Post and its representatives during the four business days following such written notice to enable Post to propose revisions to the terms of the merger agreement; and

•	following the end of the four business day period, the board will have considered in good faith any revisions to the terms of the merger agreement in writing by Post that would, if accepted by Bob Evans, be binding upon Post, and concludes in good faith, after consultation with its outside financial advisors and outside legal counsel, that the failure to make an intervening event recommendation withdrawal would be inconsistent with its fiduciary duties to the Bob Evans stockholders under applicable law. See the section entitled “The Merger Agreement — No Solicitation of Alternative Proposals; Changes in Board Recommendation.”

Termination of the Merger Agreement (page 76)

Bob Evans and Post may mutually agree to terminate the merger agreement at any time prior to the effective time. Either party may also terminate the merger agreement if:

•	the merger has not been completed on or before September 18, 2018; provided, that if all of the conditions to closing, other than those pertaining to (1) a temporary restraining order or preliminary or permanent injunction or other order by any federal or state court or other tribunal of competent jurisdiction preventing the consummation of the merger, (2) applicable law prohibiting the consummation of the merger, (3) any proceeding brought by a governmental entity that remains pending and seeks an order that would prohibit, enjoin or make illegal the consummation of the merger, or (4) the waiting periods under the HSR Act being satisfied or waived at such time, the outside date may be extended upon written notice by either Bob Evans or Post to December 18, 2018 (as it may be extended, the “outside date,” as described in the section entitled “The Merger Agreement — Termination of the Merger Agreement”);

•	a governmental entity of competent jurisdiction has issued an order or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the merger, and such order or other action has become final and nonappealable, except that a party will not be permitted to terminate the merger agreement pursuant to this bullet point if the failure of such party to fulfill any obligation under the merger agreement resulted in the issuance of such order; or

•	the requisite stockholder vote has not been obtained when voted upon at the special meeting or at any adjournment or postponement of the special meeting.

Post may also terminate the merger agreement if:

•	Bob Evans has breached or failed to perform any of its representations, warranties, covenants or other agreements contained in the merger agreement, which (1) would result in a failure of the conditions to the obligations of Post and Merger Sub to effect the merger which relate to the accuracy of the representations and warranties of Bob Evans or Bob Evans’ performance of its agreements and covenants in the merger agreement in all material respects, and (2) is either not curable by the outside date or is not cured within the earlier of (a) 30 days following written notice of such breach from Post or Merger Sub to Bob Evans stating Post’s intention to terminate the merger agreement and (b) the outside date, provided, that Post will not have the right to terminate if it is then in material breach of any representation, warranty, covenant or agreement under the merger agreement; or

•	(1) the board has effected a recommendation withdrawal or (2) if Bob Evans is in willful breach (as defined in the section entitled “The Merger Agreement — Termination of the Merger Agreement”) of the non-solicitation provisions of the merger agreement, provided that Post may only exercise its right to terminate the merger agreement under clause (2) prior to the receipt of the requisite stockholder vote.

Bob Evans may also terminate the merger agreement if:

•	Post or Merger Sub has breached or failed to perform any of its representations, warranties, covenants or other agreements contained in the merger agreement, which (1) would result in a failure of any condition to the obligations of Bob Evans to effect the merger which relate to the accuracy of the representations and the warranties of Post and Merger Sub or Post’s and Merger Sub’s performance of their agreements and covenants in the merger agreement in all material respects, and (2) is either not curable by the outside date or is not cured within the earlier of (a) 30 days following written notice of such breach from Bob Evans to Post or Merger Sub, as the case may be, stating Bob Evans’ intention to terminate the merger agreement and (b) the outside date, provided, that Bob Evans will not have the right to terminate if it is then in material breach of any representation, warranty, covenant or agreement under the merger agreement; or

•	prior to obtaining the requisite stockholder vote in order to accept a superior proposal, and prior to or concurrently with such termination, Bob Evans pays Post a termination fee of $50.0 million.

Termination Fees (page 78)

Generally, all expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement will be paid by the party incurring those expenses with certain exceptions expressly set forth in the merger agreement. The merger agreement provides that, upon termination of the merger agreement under certain circumstances, (1) Bob Evans may be required to pay to Post a termination fee of $50.0 million (the “termination fee”) or (2) Post may be required to pay to Bob Evans a termination fee of $50.0 million (the “regulatory termination fee”). See the section entitled “The Merger Agreement — Termination Fees; Effect of Termination.”

Market Price of Bob Evans Common Stock and Dividend Information (page 82)

Bob Evans common stock is listed on the NASDAQ under the trading symbol “BOBE.” The merger consideration of $77.00 per share represents (i) an approximate 5.6% premium over $72.93, the closing price per share of Bob Evans common stock on September 18, 2017, the last trading day before the public announcement of the merger agreement, (ii) an approximate 14.7% premium over $67.11, the closing price per share of Bob Evans common stock on August 7, 2017, the last trading day prior to the initial proposal from Post, and (iii) an approximate 15% premium over the volume weighted average price of Bob Evans common stock during the 30 days up to and including September 18, 2017, the last trading day before the public announcement of the merger agreement. The closing price of Bob Evans common stock on the NASDAQ on October 20, 2017, the most recent practicable date before filing this proxy statement, was $77.34 per share. You are encouraged to obtain current market prices of Bob Evans common stock in connection with voting your shares of Bob Evans common stock.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers are intended to address certain questions you may have regarding the special meeting and the merger. Bob Evans urges you to carefully read the remainder of this proxy statement because the information in this section does not provide all the information that might be important to you with respect to the special meeting and the merger. Additional important information is also contained in the annexes to and the documents incorporated by reference into this proxy statement.

Q:	WHY AM I RECEIVING THIS PROXY STATEMENT?

A:	On September 18, 2017, Bob Evans entered into a definitive agreement providing for the merger of Merger Sub, a wholly-owned subsidiary of Post, with and into Bob Evans, with Bob Evans surviving the merger as a wholly-owned subsidiary of Post. You are receiving this proxy statement in connection with the solicitation of proxies by the board in favor of the proposal to adopt the merger agreement and to approve the other related proposals to be voted on at the Bob Evans special meeting of stockholders (the “special meeting”).

Q:	WHAT WILL I RECEIVE IN THE MERGER?

A:	Upon the terms and subject to the conditions of the merger agreement, if the merger is completed, Bob Evans stockholders will have the right to receive $77.00 in cash, without interest and subject to any applicable taxes, for each share of Bob Evans common stock that they own immediately prior to the effective time, other than dissenting shares and shares held by Bob Evans as treasury stock or owned by Bob Evans (other than shares of Bob Evans common stock held either in fiduciary or agency capacity that are beneficially owned by third parties).

Q:	WHEN AND WHERE IS THE SPECIAL MEETING?

A:	The special meeting will be held at the Dan Evans Training Center located 8111 Smith’s Mill Road, New Albany, Ohio 43054 on [ ], 20[ ] at [ ], local time.

If you plan to attend the special meeting, please note that you will need to bring the original (not a copy) admission ticket and provide a government-issued picture identification card, such as your driver’s license. If your shares are registered in your name and you received proxy materials by mail, your admission ticket is attached to your proxy card. If you hold shares through an account with a broker, bank, trust, custodian or other nominee (we refer to those organizations collectively as a “broker”), you will need to contact your broker and request a legal proxy, which will serve as your admission ticket, and provide a government-issued picture identification card, such as your driver’s license.

Q:	WHO IS ENTITLED TO VOTE AT THE SPECIAL MEETING?

A:	Only holders of record of Bob Evans common stock at the close of business on the record date for the special meeting, are entitled to receive these proxy materials and vote at the special meeting. At the close of business on the record date, there were [ ] shares of Bob Evans common stock outstanding and entitled to vote at the special meeting, held by [ ] holders of record. Each share of Bob Evans common stock issued and outstanding as of the record date will be entitled to one vote on each matter submitted to a vote at the special meeting.

Q:	WHAT MATTERS WILL BE VOTED ON AT THE SPECIAL MEETING?

A:	At the special meeting, you will be asked to consider and vote on the following proposals:

•	the merger proposal;

•	the advisory compensation proposal; and

•	the adjournment proposal.

Q:	WHAT VOTE OF BOB EVANS STOCKHOLDERS IS REQUIRED TO ADOPT THE MERGER AGREEMENT?

A:	Adoption of the merger agreement requires that stockholders holding a majority of the outstanding shares of Bob Evans common stock entitled to vote at the special meeting vote “FOR” the merger proposal. A failure to vote (including a failure of your broker, bank or other nominee to vote shares held on your behalf) or an abstention will have the same effect as voting “AGAINST” the merger proposal.

Q:	WHAT IS THE VOTE REQUIRED TO APPROVE THE OTHER PROPOSALS?

A:	Each of the advisory compensation proposal and the adjournment proposal requires the affirmative vote of stockholders holding a majority of the shares of Bob Evans common stock that are present in person or represented by proxy at the special meeting and entitled to vote thereon. An abstention with respect to either proposal will have the same effect as a vote “AGAINST” such proposals, but a failure to vote your shares of Bob Evans common stock (including a failure of your broker, bank or other nominee to vote shares held on your behalf), assuming a quorum is present, will have no effect on such proposals.

Q:	HOW DOES THE BOB EVANS BOARD OF DIRECTORS RECOMMEND I VOTE ON THE PROPOSALS?

A:	The board recommends that you vote as follows:

• “FOR” the merger proposal;

• “FOR” the advisory compensation proposal; and

• “FOR” the adjournment proposal.

For a discussion of the factors that the board considered in determining to recommend the adoption of the merger agreement, see the section entitled “The Merger (Proposal 1) — Reasons for the Merger.” In considering the recommendation of the board with respect to the merger agreement, you should be aware that some of our directors and executive officers have interests that may be different from, or in addition to, the interests of Bob Evans stockholders generally. For a discussion of these interests, see the section entitled “The Merger (Proposal 1) — Interests of Bob Evans’ Directors and Executive Officers in the Merger.”

Q:	WHAT CONSTITUTES A “QUORUM”?

A:	A quorum will be present if a majority of the shares of Bob Evans common stock issued and outstanding and entitled to vote at the special meeting on the close of business on the record date for the special meeting are present in person or represented by proxy at the special meeting. If a quorum is not present at the special meeting, the special meeting may be adjourned from time to time until a quorum is obtained.

As of the close of business on [        ], 2017, the record date for the special meeting, there were [        ] shares of Bob Evans common stock outstanding.

If you submit a proxy but fail to provide voting instructions or abstain on any of the proposals listed on the proxy card, your shares will be counted for the purpose of determining whether a quorum is present at the special meeting.

If your shares are held in “street name” by your broker, bank or other nominee and you do not instruct the nominee how to vote your shares, your broker, bank or other nominee will not vote on your behalf with respect to any of the proposals, and your shares will not be counted for purposes of determining whether a quorum is present for the transaction of business at the special meeting.

Q:	WHEN IS THE MERGER EXPECTED TO BE COMPLETED?

A:	As of the date of this proxy statement, we currently expect to complete the merger during the first quarter of calendar year 2018. However, the merger is subject to receipt of regulatory clearance and approval and satisfaction or waiver of other conditions, which are described below, and it is possible that factors outside the control of Bob Evans, Post and/or Merger Sub could delay the completion of the merger, or prevent it from being completed at all. As a result, there may be a substantial amount of time between the special meeting and the completion of the merger.

Q:	WHAT HAPPENS IF THE MERGER IS NOT COMPLETED?

A:	If the merger agreement is not adopted by Bob Evans stockholders, or if the merger is not completed for any other reason, the Bob Evans stockholders will not receive any payment for their shares of Bob Evans common stock in connection with the merger. Instead, Bob Evans will remain a public company and shares of Bob Evans common stock will continue to be registered under the Exchange Act, as well as listed and traded on the NASDAQ. In the event that either Bob Evans or Post terminates the merger agreement, then, in certain circumstances, (1) Bob Evans will be required to pay to Post the termination fee of $50.0 million or (2) Post will be required to pay to Bob Evans the regulatory termination fee of $50.0 million. See the section entitled “The Merger Agreement — Termination Fees; Effect of Termination.”

Q:	WHAT WILL HAPPEN IF STOCKHOLDERS DO NOT APPROVE THE ADVISORY COMPENSATION PROPOSAL?

A:	In the advisory compensation proposal, Bob Evans is providing its stockholders with a separate non-binding, advisory vote to approve the payment of certain compensation to the named executive officers of Bob Evans in connection with the merger, as described in the table entitled “Golden Parachute Compensation,” which is included in the section entitled “The Merger (Proposal 1) — Interests of Bob Evans’ Directors and Executive Officers in the Merger — Quantification of Potential Payments to Named Executive Officers in Connection with the Merger,” including the associated narrative discussion. The inclusion of the advisory compensation proposal is required by Securities and Exchange Commission (“SEC”) rules; however, the approval of the advisory compensation proposal is not a condition to the completion of the merger and the vote on the advisory compensation proposal is an advisory vote by stockholders and will not be binding on Bob Evans or Post. If the merger agreement is adopted by Bob Evans stockholders and the merger is completed, the merger-related compensation will be paid to Bob Evans’ named executive officers in accordance with the terms of their compensation agreements and arrangements even if stockholders fail to approve the advisory compensation proposal.

Q:	AM I ENTITLED TO APPRAISAL RIGHTS INSTEAD OF RECEIVING MERGER CONSIDERATION?

A:	Subject to the limitations set forth in Section 262 of the DGCL, Bob Evans stockholders who do not vote in favor of the adoption of the merger agreement have the right to seek appraisal of the fair value of their shares of Bob Evans common stock by the Delaware Court of Chancery, but only if they comply fully with all applicable requirements of the DGCL, which are summarized in this proxy statement. Any appraisal amount determined by the court could be more than, the same as, or less than the value of the merger consideration. Any Bob Evans stockholder who wishes to exercise appraisal rights must, among other things, deliver a written demand for appraisal to Bob Evans prior to the vote on the adoption of the merger agreement and must not vote in favor of adoption of the merger agreement. The shares of any Bob Evans stockholder as of the record date who has not voted in favor of the adoption of the merger agreement and who has demanded appraisal for such shares in accordance with Section 262 of the DGCL will not be converted into the right to receive the merger consideration, unless such stockholder fails to perfect, withdraws or otherwise loses such stockholder’s appraisal rights under the DGCL. Failure to follow exactly the procedures specified under the DGCL will result in the loss of appraisal rights. Because of the complexity of the DGCL relating to appraisal rights, if you are considering exercising your appraisal right, we encourage you to seek the advice of your own legal counsel. The discussion of appraisal rights contained in this proxy statement is not a full summary of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262 of the DGCL, which is attached to this proxy statement as Annex C. You are encouraged to read these provisions carefully and in their entirety.

Q:	DO YOU EXPECT THE MERGER TO BE TAXABLE TO BOB EVANS STOCKHOLDERS?

A:	The exchange of shares of Bob Evans common stock for cash in the merger will be a taxable transaction to U.S. holders for U.S. federal income tax purposes. In general, a U.S. holder whose shares of Bob Evans common stock are converted into the right to receive cash in the merger will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received with respect to such shares and the U.S. holder’s adjusted tax basis in such shares.

Tax matters can be complicated and the tax consequences of the merger to you will depend on your particular tax situation. You should consult your tax advisor to determine the tax consequences of the merger to you.

Q:	WHO IS SOLICITING MY VOTE?

A:	The board is soliciting your proxy, and Bob Evans will bear the cost of soliciting proxies. Innisfree M&A Incorporated (“Innisfree”) has been retained to assist with the solicitation of proxies. Innisfree will be paid approximately $35,000 and will be reimbursed for its reasonable out-of-pocket expenses for these and other advisory services in connection with the special meeting. Solicitation initially will be made by mail. Forms of proxies and proxy materials may also be distributed through brokers, banks and other nominees to the beneficial owners of shares of Bob Evans common stock, in which case Bob Evans will reimburse these parties for their reasonable out-of-pocket expenses for forwarding solicitation material to such beneficial owners. Proxies may also be solicited in person or by telephone, facsimile, electronic mail, or via the Internet by Innisfree or by certain of Bob Evans’ directors, officers and employees, without additional compensation.

Q:	WHAT DO I NEED TO DO NOW?

A:	Carefully read and consider the information contained in and incorporated by reference into this proxy statement, including the annexes. Whether or not you expect to attend the special meeting in person, please submit a proxy to vote your shares as promptly as possible so that your shares may be represented and voted at the special meeting.

Q:	WHAT IS THE DIFFERENCE BETWEEN HOLDING SHARES OF BOB EVANS COMMON STOCK AS A STOCKHOLDER OF RECORD AND AS A BENEFICIAL HOLDER?

A.	Most of our stockholders hold their shares of Bob Evans common stock through a broker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares of Bob Evans common stock held of record and those owned beneficially through a broker, bank or other nominee.

•	Stockholder of Record. If your shares of Bob Evans common stock are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC (“American Stock Transfer”), you are considered the stockholder of record with respect to those shares of Bob Evans common stock, and these proxy materials are being sent directly to you by us. As the stockholder of record, you have the right to grant your voting proxy directly to us or to vote your shares of Bob Evans common stock in person at the special meeting. We have enclosed a proxy card for you to use.

•	Beneficial Owner. If your shares of Bob Evans common stock are held in a brokerage account or in the name of a broker, bank or other nominee, you are considered the beneficial owner of those shares of Bob Evans common stock, and these proxy materials are being forwarded to you together with a voting instruction card by your broker, bank or other nominee who is considered the stockholder of record with respect to those shares of Bob Evans common stock. As the beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote your shares of Bob Evans common stock, and you are also invited to attend the special meeting where you can vote your shares of Bob Evans common stock in person in accordance with the following procedures. Because a beneficial owner is not the stockholder of record, you may not vote these shares of Bob Evans common stock at the special meeting, unless you obtain a “legal proxy” from the broker, bank or other nominee that holds your shares of Bob Evans common stock giving you the right to vote the shares of Bob Evans common stock at the special meeting. You should allow yourself enough time prior to the special meeting to obtain this proxy from your broker, bank or other nominee who is the stockholder of record.

Q:	HOW DO I VOTE MY SHARES OF BOB EVANS COMMON STOCK?

A:	Before you vote, you should determine whether you hold your shares of Bob Evans common stock directly in your name as a registered holder (which would mean that you are a “stockholder of record”) or through a broker, bank or other nominee (which would mean that you are a “beneficial owner”), because this will determine the procedure that you must follow in order to vote.

If you are the stockholder of record, you may vote in any of the following ways:

•	Via the Internet — If you choose to vote via the Internet, go to the website on the enclosed proxy card and follow the easy instructions. You will need the control number shown on your proxy card in order to vote.

•	Via Telephone — If you choose to vote via telephone, use a touch-tone telephone to call the telephone number indicated on the enclosed proxy card and follow the easy voice prompts. You will need the control number shown on your proxy card in order to vote.

•	Via Mail — If you choose to vote via mail, simply mark your proxy card, date and sign it, and return it in the postage-paid envelope provided. Proxy cards that are returned without a signature will not be counted as present at the special meeting and cannot be voted.

•	At the Special Meeting — Stockholders of record who attend the special meeting may vote in person by following the procedures described above, and any previously submitted proxies will be superseded by the vote cast at the special meeting.

Although Bob Evans offers four different voting methods, Bob Evans encourages you to vote through the Internet, as Bob Evans believes it is the most cost-effective method. We also recommend that you vote as soon as possible, even if you are planning to attend the special meeting, so that the vote count will not be delayed. Both the Internet and the telephone provide convenient, cost-effective alternatives to returning your proxy card by mail. If you vote your shares of Bob Evans common stock through the Internet, you may incur costs associated with electronic access, such as usage charges from Internet access providers.

If your shares of Bob Evans common stock are held in a brokerage account or in the name of a broker, bank or other nominee, you are considered the “beneficial owner” of the shares of Bob Evans common stock held for you in what is known as “street name.” If this is the case, this proxy statement has been forwarded to you by your broker, bank or other nominee, or its agent. As the beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote your shares of Bob Evans common stock. Because a beneficial owner is not the stockholder of record, you may not vote these shares of Bob Evans common stock at the special meeting, unless you obtain a “legal proxy” from the broker, bank or other nominee that holds your shares of Bob Evans common stock giving you the right to vote the shares of Bob Evans common stock at the special meeting. You should allow yourself enough time prior to the special meeting to obtain this proxy from your broker, bank or other nominee who is the stockholder of record.

If you hold your shares of Bob Evans common stock in the name of a broker, bank or other nominee, please refer to the information on the voting instruction card forwarded to you by your broker, bank or other nominee to see which voting options are available to you. In many cases, you may be able to submit your voting instructions by the Internet or telephone. If you do not properly submit your voting instructions, the broker, bank or other nominee will not be able to vote on these proposals. Under applicable rules, brokers, banks and other nominees have the discretion to vote on routine matters. The proposals in this proxy statement are non-routine matters, and therefore brokers, banks and other nominees cannot vote on these proposals without your instructions. This means that a “broker non-vote” cannot occur at the special meeting. Therefore, it is important that you cast your vote by instructing your broker, bank or nominee on how you wish to vote your shares of Bob Evans common stock.

Q:	DO I NEED TO ATTEND THE SPECIAL MEETING IN PERSON?

A:	No. It is not necessary for you to attend the special meeting in person in order to vote your shares of Bob Evans common stock.

Q:	MAY I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY CARD OR OTHERWISE SUBMITTED MY VOTE?

A:	Yes. Even after you sign the proxy card or voting instruction card in the form accompanying this proxy statement, vote via telephone or vote via the Internet, you retain the power to revoke your proxy or change your vote. You can revoke your proxy or change your vote at any time before it is exercised by giving written notice to our Corporate Secretary at 8111 Smith’s Mill Road, New Albany, Ohio 43054, specifying such revocation. You may also change your vote by timely delivery of a valid, later-dated proxy or by attending and voting in person at the special meeting. Simply attending the special meeting will not constitute revocation of your proxy. If your shares of Bob Evans common stock are held in the name of a broker, bank or other nominee, you should follow the instructions of such broker, bank or other nominee regarding the revocation of proxies. If you have voted via the Internet or by telephone, you may change your vote by signing on to the website and following the prompts or calling the toll-free number again and following the instructions.

Q:	WHAT IF I ABSTAIN FROM VOTING?

A:	The requisite number of shares to adopt the merger agreement is based on the total number of shares of Bob Evans common stock outstanding and entitled to vote thereon on the record date for the special meeting, not just the shares that are voted. If you do not vote or if you abstain from voting on the proposal to adopt the merger agreement, it will have the same effect as a vote “AGAINST” the merger proposal.

The requisite number of shares to approve the other two proposals is based on the total number of shares that are represented in person or represented by proxy with respect to such proposals and are entitled to vote thereon. If you do not vote, such failure to vote will have no effect on either the non-binding advisory compensation proposal or adjournment proposal; if you abstain from voting with respect to such proposals, such abstention will have the same effect as a vote “AGAINST” such proposals.

Q:	WHAT HAPPENS IF I RETURN MY PROXY CARD BUT I DO NOT INDICATE HOW I WILL VOTE?

A:	If you properly return your proxy card but do not include instructions on how to vote, your shares of Bob Evans common stock will be voted “FOR” the merger proposal, thereby voting such shares of Bob Evans common stock in favor of approving the merger, “FOR” the advisory compensation proposal, and “FOR” the adjournment proposal.

Q:	WHAT IS THE EFFECT OF A BROKER NON-VOTE?

A:	If your shares of Bob Evans common stock are held in a brokerage account or in the name of a broker, bank or other nominee, you are considered the “beneficial owner” of the shares of Bob Evans common stock held for you in what is known as “street name.” Under applicable rules, brokers, banks and other nominees have the discretion to vote on routine matters. The proposals in this proxy statement are non-routine matters, and therefore brokers, banks and other nominees cannot vote on these proposals without your instructions. This means that a “broker non-vote” cannot occur at the special meeting. Therefore, it is important that you cast your vote by instructing your broker, bank or nominee on how you wish to vote your shares of Bob Evans common stock.

Q:	CAN I PARTICIPATE IF I AM UNABLE TO ATTEND?

A:	If you are unable to attend the special meeting in person, we encourage you to send in your proxy card or to vote by telephone or over the Internet. The special meeting will not be broadcast telephonically or over the Internet.

Q:	WHERE CAN I FIND THE VOTING RESULTS OF THE SPECIAL MEETING?

A:	Bob Evans intends to announce preliminary voting results at the special meeting and publish final results in a Current Report on Form 8-K that will be filed with the SEC following the special meeting. All reports Bob Evans files with the SEC are publicly available when filed. See the section entitled “Where You Can Find Additional Information.”

Q:	WHAT HAPPENS IF I SELL MY SHARES BEFORE COMPLETION OF THE MERGER?

A:	In order to receive the merger consideration, you must hold your shares of Bob Evans common stock through completion of the merger. Consequently, if you transfer your shares of Bob Evans common stock before completion of the merger, you will have transferred your right to receive the merger consideration.

The record date for stockholders entitled to vote at the special meeting is earlier than the consummation of the merger. If you transfer your shares of Bob Evans common stock after the record date but before the closing of the merger, you will have the right to vote at the special meeting, but not the right to receive the merger consideration. You will also lose the ability to exercise appraisal rights with respect to such transferred shares in connection with the merger.

Q:	DO I NEED TO DO ANYTHING WITH MY BOB EVANS COMMON STOCK CERTIFICATES NOW?

A:	No. After the merger is completed, if you hold certificates representing shares of Bob Evans common stock prior to the merger, the exchange agent for the merger will send you a letter of transmittal and instructions for exchanging your shares of Bob Evans common stock for the merger consideration. Upon surrender of the certificates for cancellation along with the executed letter of transmittal and other required documents described in the instructions or otherwise required by the exchange agent in accordance with the merger agreement, you will receive the merger consideration. If your shares of Bob Evans common stock are held in “street name” by your broker, bank or other nominee, you may receive instructions from your broker, bank or other nominee as to what action, if any, you need to take to effect the surrender of your “street name” shares in exchange for the merger consideration. Do not send in your certificates now.

Q:	HOW CAN I OBTAIN ADDITIONAL INFORMATION ABOUT BOB EVANS?

A:	You can find more information about us from various sources described in the section entitled “Where You Can Find Additional Information.”

Q:	WHAT DOES IT MEAN IF I RECEIVE MORE THAN ONE SET OF PROXY MATERIALS?

A:	This means that you hold shares of Bob Evans common stock in more than one way. For example, you may own some shares of Bob Evans common stock directly as a stockholder of record and other shares of Bob Evans common stock as a beneficial owner through a broker, bank or other nominee, or you may own shares of Bob Evans common stock as a beneficial owner through more than one broker, bank or other nominee. In these situations, you may receive more than one set of proxy materials or multiple control numbers for use in submitting your proxy. To ensure that ALL of your shares of Bob Evans common stock are voted, sign and return each proxy card or voting instruction card you receive or, if you submit your proxy through the Internet or by telephone, vote at least once for each proxy card or control number you receive.

Q:	WHO CAN HELP ANSWER MY QUESTIONS?

A:	If you have questions about the merger or the other matters to be voted on at the special meeting, desire additional copies of this proxy statement or additional proxy cards or otherwise need assistance voting, you should contact:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, New York 10022

Stockholders and All Others May Call Toll-Free: (877) 825-8793

Banks and Brokers May Call Collect: (212) 750-5833

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This proxy statement, and the documents incorporated by reference in this proxy statement, includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are made based on known events and circumstances at the time of release, and as such, are subject to uncertainty and changes in circumstances. These statements may be identified from the use of forward-looking terminology such as “anticipates,” “believes,” “may,” “should,” “could,” “potential,” “continues,” “plans,” “forecasts,” “estimates,” “projects,” “predicts,” “would,” “intends,” “expects,” “targets,” “is likely,” “will,” or the negative of these terms and similar expressions, and include all statements regarding future performance, earnings projections, events or developments. Bob Evans intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors and should not be regarded as a representation by Bob Evans or any other person that the results expressed therein will be achieved. Bob Evans assumes no obligation to revise or update any forward-looking statements for any reason, except as required by law. There is no assurance that the acquisition of Bob Evans by Post will be consummated and there are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements made herein. In addition to other factors and matters contained in or incorporated by reference in this document, we believe the following factors could cause actual results to differ materially from those discussed in the forward-looking statements:

•	the occurrence of any event, change or other circumstances that could delay the closing of the proposed transaction;

•	the possibility of non-consummation of the proposed transaction and termination of the merger agreement;

•	the ability and timing to obtain the approval of Bob Evans’ stockholders or to satisfy any of the other conditions to the merger agreement;

•	the possibility that a governmental entity may prohibit, delay or refuse to grant a necessary regulatory approval in connection with the proposed transaction;

•	the risk that stockholder litigation in connection with the proposed transaction may affect the timing or occurrence of the proposed transaction or result in significant costs of defense, indemnification and liability;

•	adverse effects on Bob Evans common stock because of the failure to complete the proposed transaction;

•	limitations placed on Bob Evans’ ability to operate its business under the merger agreement;

•	Bob Evans’ businesses experiencing disruptions from ongoing business operations due to transaction-related uncertainty or other factors making it more difficult than expected to maintain relationships with employees, business partners or governmental entities, both before and following consummation of the transaction;

•	significant transaction costs which have been and may continue to be incurred related to the proposed transaction, in the event that the merger is not consummated;

•	changes in business relationships with and purchases by or from major customers, suppliers or distributors, including delays or cancellations in shipments;

•	the business of Bob Evans may suffer as a result of uncertainty surrounding the merger;

•	Bob Evans may be adversely affected by other economic, business, and/or competitive factors;

•	the occurrence of any event, change or other circumstances could give rise to the termination of the merger agreement and, in certain cases, the payment by us of a termination fee of $50.0 million;

•	other risks to consummation of the merger, including the risk that the merger will not be consummated within the expected time period or at all; and

•	other risks detailed in Bob Evans’ filings with the SEC (see the section entitled “Where You Can Find Additional Information”).

Many of the factors that will determine our future results are beyond our ability to control or predict. In light of the significant uncertainties inherent in the forward-looking statements contained herein, readers should not place undue reliance on forward-looking statements, which speak only as of the date hereof. We cannot guarantee any future results, levels of activity, performance or achievements.

THE COMPANIES

Bob Evans Farms, Inc.

Bob Evans is a Delaware corporation and a leading producer and distributor of home-style refrigerated side dishes, premium pork sausage and frozen food items distributed to retail and foodservice customers throughout the United States.

Bob Evans’ common stock is listed on the NASDAQ under the symbol “BOBE.”

Bob Evans’ corporate headquarters are located at 8111 Smith’s Mill Road, New Albany, Ohio 43054, its telephone number is (614) 491-2225 and its Internet website address is www.bobevansgrocery.com. The information provided on or accessible through Bob Evans’ website is not part of this proxy statement and is not incorporated into this proxy statement by this or any other reference to Bob Evans’ website provided in this proxy statement.

Detailed descriptions of Bob Evans’ business and financial results are contained in its Annual Report on Form 10-K for the fiscal year ended April 28, 2017 and subsequent reports filed with the SEC, which are incorporated in this proxy statement by reference. See the section entitled “Where You Can Find Additional Information.”

Post Holdings, Inc.

Post is a Missouri corporation and a consumer packaged goods holding company operating in the center-of-the-store, foodservice, ingredient, refrigerated, active nutrition and private label food categories.

Post’s common stock is listed on the NYSE under the symbol “POST.”

Post’s principal executive offices are located at 2503 South Hanley Road, St. Louis, Missouri 63144, its telephone number is (314) 644-7600 and its Internet website address is www.postholdings.com. The information provided on or accessible through Post’s website is not part of this proxy statement and is not incorporated into this proxy statement by this or any other reference to Post’s website provided in this proxy statement.

Haystack Corporation

Merger Sub, a Delaware corporation and a wholly-owned subsidiary of Post, was formed on June 1, 2017. Upon the terms and subject to the conditions of the merger agreement, Merger Sub will be merged with and into Bob Evans, with Bob Evans surviving the merger as a wholly-owned subsidiary of Post.

The principal executive offices of Merger Sub are located at 2503 South Hanley Road, St. Louis, Missouri 63144 and its telephone number is (314) 644-7600.

THE SPECIAL MEETING

This proxy statement is being provided to Bob Evans stockholders as part of a solicitation of proxies by the board for use at the special meeting to be held at the time and place specified below, and at any properly convened meeting following an adjournment or postponement thereof. This proxy statement provides Bob Evans stockholders with the information they need to know to be able to vote or instruct their vote to be cast at the special meeting.

Date, Time and Place of the Special Meeting

The special meeting is scheduled to be held at the Dan Evans Training Center located at 8111 Smith’s Mill Road, New Albany, Ohio 43054 on [        ], 20[        ]at [        ], local time, unless the special meeting is adjourned or postponed. We intend to commence mailing this proxy statement and the accompany proxy card on or about [        ], 2017, to all stockholders entitled to vote at the special meeting.

Purpose of the Special Meeting

At the special meeting, Bob Evans stockholders will be asked to consider and vote on the following proposals:

•	the merger proposal, which is further described in the section entitled “The Merger (Proposal 1)”;

•	the advisory compensation proposal, discussed under the sections entitled “The Merger (Proposal 1) — Interests of Bob Evans’ Directors and Executive Officers in the Merger — Quantification of Potential Payments to Named Executive Officers in Connection with the Merger” and “Advisory Vote on Named Executive Officer Merger-Related Compensation Arrangements (Proposal 2)”; and

•	the adjournment proposal, discussed under the section entitled “Vote on Adjournment (Proposal 3).”

Our stockholders must adopt the merger agreement for the merger to occur. If our stockholders fail to adopt the merger agreement, the merger will not occur. A copy of the merger agreement is attached to this proxy statement as Annex A and the material provisions of the merger agreement are described in the section entitled “The Merger Agreement.”

The vote on executive compensation payable in connection with the consummation of the merger is a vote separate and apart from the vote to adopt the merger agreement. Accordingly, a stockholder may vote to approve the executive compensation and vote not to adopt the merger agreement and vice versa. Because the vote on executive compensation is advisory in nature only, it will not be binding on either Bob Evans or Post. Accordingly, if the merger agreement is adopted by Bob Evans stockholders and the merger is completed, the merger-related compensation will be paid to Bob Evans’ executive officers even if the stockholders fail to approve the proposal.

Recommendation of the Bob Evans Board of Directors

After consideration of all factors the board deemed relevant, the board determined that the merger agreement, the merger and the other transactions contemplated by the merger agreement are advisable and in the best interests of Bob Evans and its stockholders, approved the merger agreement, the merger and the other transactions contemplated by the merger agreement and recommended the adoption of the merger agreement by the stockholders of Bob Evans. Certain factors considered by the board in reaching its decision to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, including Mr. Elson’s decision to vote against the adoption of the merger agreement, can be found in the section entitled “The Merger (Proposal 1) — Reasons for the Merger.”

Record Date; Voting Information

Only holders of record of Bob Evans common stock at the close of business on [        ], 2017, the record date for the special meeting, will be entitled to notice of and to vote at the special meeting or any adjournments or postponements thereof. At the close of business on the record date, [        ] shares of Bob Evans common stock were issued and outstanding and held by [                ] holders of record.

Holders of record of Bob Evans common stock are entitled to one vote for each share of Bob Evans common stock they own at the close of business on the record date.

Brokers, banks or other nominees who hold shares of Bob Evans common stock for clients typically have the authority to vote on “routine” proposals when they have not received instructions from beneficial owners. Absent specific instructions from the beneficial owner of the shares of Bob Evans common stock, however, brokers, banks or other nominees are not allowed to exercise their voting discretion with respect to the approval of non-routine matters, which include all of the proposals being voted on at the special meeting.

Quorum

The presence at the special meeting in person or represented by proxy a majority of the shares of Bob Evans common stock issued and outstanding and entitled to vote at the special meeting at the close of business on the record date for the special meeting will constitute a quorum. There must be a quorum for business to be conducted at the special meeting. Failure of a quorum to be represented at the special meeting will necessitate an adjournment. Once a share is represented at the special meeting, it will be counted for the purpose of determining a quorum at the special meeting. However, if a new record date is set for an adjourned special meeting, then a new quorum will have to be established. Abstentions are counted as present or represented for purposes of determining the presence or absence of a quorum. In the event that a quorum is not present, or if there are insufficient votes to adopt the merger agreement at the time of the special meeting, it is expected that the special meeting will be adjourned to solicit additional proxies. The special meeting may be adjourned whether or not a quorum is present.

Required Vote

The merger proposal requires the affirmative vote of stockholders holding a majority of the outstanding shares of Bob Evans common stock entitled to vote at the special meeting. A failure to vote your shares of Bob Evans common stock or an abstention from voting will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

The advisory compensation proposal and the adjournment proposal each require the affirmative vote of stockholders holding a majority of the shares of Bob Evans common stock that are present in person or represented by proxy at the special meeting and entitled to vote thereon. An abstention with respect to either proposal will have the same effect as a vote “AGAINST” such proposals, but a failure to vote your shares of Bob Evans common stock (including a failure of your broker, bank or other nominee to vote shares held on your behalf), assuming a quorum is present, will have no effect on these proposals.

Voting by Stockholders

After carefully reading and considering the information contained in this proxy statement, each stockholder of record (that is, if your shares of Bob Evans common stock are registered in your name with Bob Evans’ transfer agent, American Stock Transfer) should vote by mail, through the Internet, by telephone or by attending the special meeting and voting by ballot, according to the instructions described below.

Voting Methods

For stockholders of record:

If your shares of Bob Evans common stock are held in your name by Bob Evans’ transfer agent, American Stock Transfer, you can vote:

•	Via the Internet — If you choose to vote via the Internet, go to the website indicated on the enclosed proxy card and follow the easy instructions. You will need the control number shown on your proxy card in order to vote.

•	Via Telephone — If you choose to vote via telephone, use a touch-tone telephone to call the phone number indicated on the enclosed proxy card and follow the easy voice prompts. You will need the control number shown on your proxy card in order to vote.

•	Via Mail — If you choose to vote via mail, simply mark your proxy card, date and sign it, and return it in the postage-paid envelope provided. Proxy cards that are returned without a signature will not be counted as present at the special meeting and cannot be voted.

•	At the Special Meeting — Stockholders of record who attend the special meeting may vote in person by following the procedures described above. Any previously submitted proxies will be superseded by the vote cast at the special meeting.

For beneficial owners:

If your shares of Bob Evans common stock are held in a brokerage account or in the name of a broker, bank or other nominee, you are considered the “beneficial owner” of the shares of Bob Evans common stock held for you in what is known as “street name.” As beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote your shares of Bob Evans common stock. Because a beneficial owner is not the stockholder of record, you may not vote these shares of Bob Evans common stock at the special meeting unless you provide a “legal proxy” from the broker, bank or other nominee that holds your shares of Bob Evans common stock giving you the right to vote such shares of Bob Evans common stock at the special meeting.

Proxies received at any time before the special meeting and not expired, revoked or superseded before being voted will be voted at the special meeting. If the proxy indicates a specification, it will be voted in accordance with the specification. If no specification is indicated, the proxy will be voted “FOR” the merger proposal, thereby voting such shares of Bob Evans common stock in favor of approving the merger, “FOR” the advisory compensation proposal, and “FOR” the adjournment proposal.

Revocation of Proxies

Stockholders of record retain the power to revoke their proxy or change their vote, even if they sign the proxy card or voting instruction card in the form accompanying this proxy statement, via telephone or via the Internet. Stockholders of record can revoke their proxy or change their vote at any time before it is exercised by giving written notice to our Corporate Secretary at 8111 Smith’s Mill Road, New Albany, Ohio 43054, specifying such revocation. Stockholders of record may also change their vote by timely delivery of a valid, later-dated proxy or by voting by ballot in person at the special meeting. Simply attending the special meeting will not constitute revocation of your proxy. If your shares of Bob Evans common stock are held in the name of a broker, bank or other nominee, you should follow the instructions of such broker, bank or other nominee regarding the revocation of proxies. If you have voted via the Internet or via telephone, you may change your vote by signing on to the website and following the prompts or calling the toll-free number again and following the instructions.

Abstentions

An abstention occurs when a stockholder attends a meeting, either in person or represented by proxy, but votes to abstain with respect to any particular matter or otherwise abstains from voting with respect to any matter. Abstentions will be included in the calculation of the number of shares of common stock present or represented at the special meeting for purposes of determining whether a quorum has been achieved. Abstaining from voting will have the same effect as a vote “AGAINST” the merger proposal. The requisite number of shares to approve the other two proposals is based on the total number of shares represented in person or represented by proxy with respect to such proposals and entitled to vote thereon, and accordingly, abstentions from voting will have the same effect as a vote “AGAINST” those proposals.

Failure to Vote

If you do not vote and do not attend the special meeting in person or by proxy, your shares will have the same effect as a vote “AGAINST” the merger proposal, but will have no effect on the advisory compensation proposal or the adjournment proposal.

If you hold your shares of Bob Evans common stock in the name of a broker, bank or other nominee, please refer to the information on the voting instruction card forwarded to you by your broker, bank or other nominee to see which voting options are available to you. In many cases, you may be able to submit your voting instructions by the Internet or telephone. If you do not properly submit your voting instructions, the broker, bank or other nominee will not be able to vote on these proposals. Under applicable rules, brokers, banks and other nominees have the discretion to vote on routine matters. The proposals in this proxy statement are non-routine matters, and therefore brokers, banks and other nominees cannot vote on these proposals without your instructions. This means that a “broker non-vote” cannot occur at the special meeting. Therefore, it is important that you cast your vote by instructing your broker, bank or nominee on how you wish to vote your shares of Bob Evans common stock.

Tabulation of Votes

All votes will be tabulated by a representative of American Stock Transfer, who will act as the inspector of election appointed for the special meeting and will separately tabulate affirmative and negative votes and abstentions.

Solicitation of Proxies

The board is soliciting your proxy, and Bob Evans will bear the cost of soliciting proxies. Innisfree has been retained to assist with the solicitation of proxies. Innisfree will be paid approximately $35,000 and will be reimbursed for its reasonable out-of-pocket expenses for these and other advisory services in connection with the special meeting. Solicitation initially will be made by mail. Forms of proxies and proxy materials may also be distributed through brokers, banks and other nominees to the beneficial owners of shares of Bob Evans common stock, in which case Bob Evans will reimburse these parties for their reasonable out-of-pocket expenses for forwarding solicitation material to such beneficial owners. Proxies may also be solicited in person or by telephone, facsimile, electronic mail, or via the Internet by Innisfree or by certain of Bob Evans’ directors, officers and employees, without additional compensation.

Attending the Special Meeting

Only stockholders of record as of the close of business on the record date or their duly appointed proxies are entitled to attend the special meeting. If your shares of Bob Evans common stock are held in the name of a broker, bank or other nominee, you may attend the special meeting if you bring evidence of beneficial ownership as of the record date for the special meeting, such as a copy of your most recent account statement or similar evidence of ownership of Bob Evans common stock. If your shares of Bob Evans common stock are held in the name of a broker and you wish to vote at the special meeting, you must also bring a legal proxy from the record holder (your broker, bank or other nominee) of the shares of Bob Evans common stock authorizing you to vote at the special meeting, which will serve as your admission ticket. All stockholders and beneficial owners should bring a government-issued picture identification card, such as your driver’s license, as you will also be asked to provide a government-issued identification card at the registration desk on the day of the special meeting or any adjournment or postponement of the special meeting. Everyone who attends the special meeting must abide by the rules for the conduct of the special meeting. These rules will be printed on the special meeting agenda. Even if you plan to attend the special meeting, we encourage you to vote by telephone, Internet or mail so your vote will be counted if you later decide not to (or are otherwise unable to) attend the special meeting. No cameras, recording equipment, other electronic devices, large bags or packages will be permitted in the special meeting.

Adjournments and Postponements

In addition to the merger proposal and the advisory compensation proposal, stockholders of Bob Evans are also being asked to approve a proposal that will give the board authority to adjourn the special meeting from time to time, if necessary or appropriate in the view of the board, including to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement or in the absence of a quorum. In addition, the board could postpone the special meeting before it commences. If the special meeting is so adjourned for the purpose of soliciting additional proxies, stockholders who have already submitted their proxies will be able to revoke them at any time prior to their use. If you return a signed proxy and do not indicate how you wish to vote on any proposal, your shares of Bob Evans common stock will be voted in favor of each proposal. If you return a signed proxy and indicate that you wish to vote in favor of the merger proposal but do not indicate a choice on the adjournment proposal, your shares of Bob Evans common stock will be voted in favor of the adjournment proposal.

Any adjournment may be made without notice to another time or place if the date, time and place to which the meeting is adjourned are announced at the meeting at which the adjournment is taken. At the adjourned meeting, any business may be transacted that might have been transacted on the original date of the meeting. If the board fixes a new record date for the adjourned meeting, or if the adjournment is for more than 30 days, a notice of the adjourned meeting will be given to each stockholder of record entitled to vote at the adjourned meeting.

Other Information

You should not return your stock certificate or send documents representing Bob Evans common stock with the proxy card. If the merger is completed, the exchange agent for the merger will send you a letter of transmittal and instructions for exchanging your shares of Bob Evans common stock for the merger consideration.

Assistance

If you need assistance in completing your proxy card or have questions regarding the special meeting, please call Innisfree, our proxy solicitor, toll-free at (877) 825-8793. Banks and brokers may call collect at (212) 750-5833.

THE MERGER (PROPOSAL 1)

The discussion of the merger in this proxy statement is qualified in its entirety by reference to the merger agreement, a copy of which is attached to this proxy statement as Annex A and which is incorporated by reference into this proxy statement. This summary does not purport to be complete and may not contain all of the information about the merger that is important to you. You are urged to read the merger agreement carefully and in its entirety.

Effects of the Merger

Pursuant to the terms of the merger agreement, if the merger agreement is adopted by Bob Evans stockholders and if the other conditions to the closing of the merger are satisfied or waived, at the effective time, Merger Sub will be merged with and into Bob Evans, with Bob Evans surviving the merger as a wholly-owned subsidiary of Post.

At the effective time, each outstanding share of Bob Evans common stock issued and outstanding immediately before the effective time (other than dissenting shares and shares held by Bob Evans as treasury stock or owned by Bob Evans, Post, Merger Sub or any of their respective wholly-owned subsidiaries, which will be cancelled) will be converted into the right to receive the merger consideration of $77.00 in cash, without interest and subject to any applicable taxes.

As a result of the merger, Bob Evans will cease to be a publicly traded company and will be wholly-owned by Post. Following the completion of the merger, the Bob Evans common stock will be delisted from the NASDAQ and deregistered under the Exchange Act, and Bob Evans will no longer be required to file periodic reports with the SEC with respect to its common stock in accordance with applicable law, rules and regulations.

Background of the Merger

As part of their ongoing evaluation of Bob Evans’ business and long-term strategy and planning, the board and senior management regularly review, consider and assess Bob Evans’ operations, financial performance, and competitive position in the marketplace, as well as industry trends. In connection with this ongoing evaluation, the board and senior management also consider potential strategic alternatives for Bob Evans, including potential business combinations, mergers, acquisitions, joint ventures and other collaborations, the sale of one or more lines of business of Bob Evans or of Bob Evans in its entirety, and other alternatives for returning capital to Bob Evans stockholders.

Leading up to Bob Evans’ annual meeting of stockholders held in August 2014, Sandell Asset Management Corp. and certain of its affiliates (the “Sandell Group”), a Bob Evans stockholder, had expressed concerns regarding the overall strategy, management and corporate governance of Bob Evans and stated its belief, among other things, that the trading price of Bob Evans common stock suffered from a “conglomerate discount” as a result of Bob Evans’ operation of both the Bob Evans Foods segment and the Bob Evans Restaurants segment. The Sandell Group ultimately initiated a proxy contest in conjunction with the 2014 annual meeting, and four Sandell Group nominees (Douglas Benham, Charles Elson, David Head, and Michael Weinstein) and eight Bob Evans nominees were elected to the board at that meeting. Following the 2014 annual meeting, the board’s leadership and committee structure was significantly revised, with the appointment of Mary Kay Haben as independent Chair of the board and the appointment of five members to the board’s Finance Committee, including three of the new directors who had been nominated by the Sandell Group—one of whom, Mr. Benham, was soon thereafter appointed as Chair of the Finance Committee. Bob Evans also announced that one of the responsibilities of the Finance Committee would be to undertake a review of potential alternatives to create value for all Bob Evans stockholders.

In conjunction with the announcement by Bob Evans of its second quarter results for fiscal 2015 on December 2, 2014, Bob Evans also announced that the board had unanimously engaged a nationally recognized investment banking firm to serve as Bob Evans’ financial advisor and assist the board in its ongoing evaluation of strategic alternatives available to Bob Evans. Following this announcement, Robert Vitale, Chief Executive Officer and President of Post, contacted Mark Hood, the Chief Financial Officer and Chief Administrative Officer of Bob Evans, regarding a possible business combination transaction between Post and Bob Evans. Following discussions between members of Bob Evans senior management and the board, Bob Evans executed a confidentiality agreement with Post on December 16, 2014. In early January 2015, members of senior management of the respective companies met and discussed potential strategic opportunities. However, no agreements were reached, and further discussions did not ensue at that time.

On December 14, 2014, the Chief Executive Officer of Bob Evans resigned as an officer of Bob Evans and a member of the board. Following his resignation, the Bob Evans office of the Chief Executive Officer was thereafter occupied jointly by Mr. Hood and Michael Townsley, President of Bob Evans Foods, as the board conducted a search for a new Chief Executive Officer.

On March 3, 2015, in conjunction with the announcement by Bob Evans of its financial results for the third quarter of fiscal 2015, Bob Evans also made several announcements regarding the board’s ongoing review of strategic alternatives in the wake of the leadership changes at the board, committee and management levels in 2014. Bob Evans announced, among other matters, that the Finance Committee, working with Bob Evans’ financial advisor whose engagement had been announced the previous December, had thoroughly reviewed the possibility of a separation of Bob Evans Foods and concluded that any such separation would likely be less effective at delivering enhanced value for Bob Evans stockholders than a continued focus on operational improvement for a variety of reasons, including separation costs and potential tax leakage from a transaction. The announcement also noted the board’s unanimous endorsement of the conclusions and recommendations of the Finance Committee in these strategic matters. Bob Evans also announced that it had retained J.P. Morgan to work with the Finance Committee, along with Bob Evans’ then existing financial advisor, to review potential real estate transactions or other changes to Bob Evans’ capital structure to enhance stockholder value. The board and the Finance Committee selected J.P. Morgan due to J.P. Morgan’s knowledge of Bob Evans, experience in the restaurant and food industries and significant transactional experience in real estate and mergers and acquisitions matters.

On August 28, 2015, as Bob Evans continued its search for a new Chief Executive Officer, the board appointed Mr. Benham to the newly created office of Executive Chair of Bob Evans, to serve a two-year term expiring at the 2017 annual meeting of Bob Evans stockholders. Mr. Benham also continued to serve as the Chair of the Finance Committee. The board also appointed Ms. Haben as Lead Independent Director at that time.

On November 10, 2015, the Sandell Group sent a letter to the board urging the board to engage an independent, nationally recognized investment banking firm to advise the board in connection with its strategic review of Bob Evans and, in that connection, consider a sale of Bob Evans Foods to Post. The board reviewed this communication as part of its regular, ongoing strategic alternatives review at a meeting held on November 17, 2015 and determined to make no public response at that time. At the same meeting, the Bob Evans board also appointed Saed Mohseni as Bob Evans’ Chief Executive Officer and a member of the board effective January 1, 2016.

In December 2015, the Sandell Group sent multiple letters to the board, urging the board to consider a strategic transaction involving Bob Evans Foods, including a possible sale transaction to Post, and subsequently published these letters through press releases and discussions with various media outlets. Following receipt of these letters, Mr. Hood called Mr. Vitale to notify him of the Sandell Group’s publication of letters naming Post. During this discussion, the two executives discussed, among other things, their respective businesses, and Mr. Vitale invited Mr. Hood to meet with him at Post’s headquarters in St. Louis. Mr. Hood relayed the invitation to Mr. Benham, the Executive Chair of the board and Chair of the Finance Committee, who authorized Mr. Hood to meet with Mr. Vitale.

On December 15, 2015, Bob Evans entered into an engagement letter with J.P. Morgan effective November 18, 2014, pursuant to which Bob Evans formally engaged J.P. Morgan to act as its financial advisor in connection with Bob Evans’ consideration of a potential sale of Bob Evans’ properties related its Restaurants business (other than certain specified excluded properties) or the spin-off of such properties to Bob Evans’ stockholders.

On December 23, 2015, Mr. Hood met with Mr. Vitale and Jeff Zadoks, Post’s Chief Financial Officer, at Post’s headquarters, and they conducted a broad discussion of business topics, including a possible acquisition by Post of either Bob Evans Foods or Bob Evans in its entirety or a joint venture combination of certain components of Bob Evans’ and Post’s businesses. The parties agreed to continue their discussions in the 2016 calendar year following the holiday season.

In January 2016, Mr. Benham was contacted by representatives of another company operating in the packaged foods industry (“Company A”) about a possible strategic transaction involving Bob Evans Foods. The board authorized Mr. Hood to discuss potential strategic opportunities with Company A, and, on January 13, 2016, Bob Evans and Company A entered into a confidentiality agreement related to these discussions. (Company A is not currently restricted from making a proposal with respect to Bob Evans.) Thereafter, Bob Evans provided due diligence information to Company A in connection with its evaluation of whether to make a proposal.

In January 2016, Bob Evans directed representatives of J.P. Morgan to contact Post’s financial advisor and arrange exploratory due diligence discussions between the parties concerning the possible strategic alternatives proposed by Mr. Vitale in his meeting with Mr. Hood on December 23, 2015. These discussions were conducted in a series of calls during late winter and early spring 2016. During this time, Mr. Benham and management periodically updated the Finance Committee on the interest expressed by both Post and Company A. On March 25, 2016, the Bob Evans board conducted a meeting at which it considered these and a number of other potential strategic alternatives, and the board, while not making any decision in favor of any such alternatives, supported continued exploratory discussions with both Post and Company A. Although discussions with Company A continued intermittently thereafter, during the summer of 2016 Company A declined to pursue the transaction opportunity further and discussions ceased.

In April 2016, Mr. Hood had a call with Mr. Vitale regarding a possible strategic transaction between the companies, during which call Mr. Vitale stated that, at this time, Post was potentially interested only in an all-cash acquisition of Bob Evans Foods, but Post would remain open to exploring other transaction structures such as a whole-company acquisition or a possible joint venture combination of portions of the companies’ businesses. On May 1, 2016, in response to an inquiry from Bob Evans regarding the time required by Post to explore these other possible transaction types and structures, Post indicated that it expected that it would need approximately 60 days to further refine and focus its views.

On May 4, 2016, acting on the authorization of the Finance Committee, Mr. Townsley, the President of Bob Evans Foods, contacted senior management of Pineland Farms Potato Company, Inc. (“Pineland”) regarding Bob Evans’ interest in a possible acquisition of Pineland’s potato products business. Bob Evans and Pineland subsequently signed a confidentiality agreement on May 6, 2016.

On June 9, 2016, Mr. Vitale spoke with Mr. Benham and indicated that Post and certain affiliates of Golden Gate Capital Opportunity Fund, L.P. (“Golden Gate”) were interested in jointly exploring a strategic transaction in which Post would acquire the Bob Evans Foods business and Golden Gate would simultaneously acquire the Bob Evans Restaurants business, such that the parties would effectively acquire Bob Evans in its entirety in a joint transaction. Mr. Vitale indicated that Post and Golden Gate expected to be able to provide a preliminary view as to value and transaction structure after conducting limited further due diligence. Mr. Benham noted that he would relay the proposal to the Finance Committee as part of its ongoing review of strategic alternatives at a meeting the following week and said he would get back to Mr. Vitale afterward.

On June 13, 2016, at a regularly scheduled meeting of the Finance Committee, Mr. Benham reported on his conversation with Mr. Vitale and the joint proposal by Post and Golden Gate. After discussion, the Finance Committee authorized Mr. Benham to discuss the proposal further with both Post and Golden Gate and authorized Mr. Benham and Bob Evans management to provide limited financial information, subject to appropriate confidentiality restrictions, in order to allow Post and Golden Gate to develop their proposal further. Shortly thereafter, Bob Evans and Golden Gate executed a confidentiality agreement, and Post and Golden Gate conducted due diligence.

On June 23-24, 2016, the Bob Evans board held a regularly scheduled meeting at Bob Evans’ headquarters in New Albany, Ohio and discussed, among other things, potential strategic alternatives. The board reviewed the discussions with Post and Golden Gate to date and discussed with representatives of J.P. Morgan present at the meeting, among other matters, certain preliminary and illustrative analyses conducted by J.P. Morgan of potential leveraged buyout structures for an acquisition of Bob Evans Restaurants. The board and the J.P. Morgan representatives also discussed certain other financial sponsors that could potentially be interested in acquiring the Bob Evans Restaurants business and certain strategic partners (other than Post) that could potentially be interested in a transaction involving the Bob Evans Foods business. Following discussion, the board expressed support for continued exploratory discussions with Post and Golden Gate and instructed management and J.P. Morgan to refine the list of financial sponsors that could potentially be interested in exploring a transaction to acquire the Bob Evans Restaurants business and contact those financial sponsors to gauge their potential interest. The board determined at this time not to contact strategic parties other than Post that could potentially have interest in a transaction to acquire Bob Evans Foods due to concerns regarding any potential loss of confidentiality and the competitively sensitive nature of contacting such parties.

Beginning on or about July 18, 2016, at the direction of the board, representatives of J.P. Morgan contacted 11 financial sponsors (in addition to Golden Gate) to gauge their interest in a potential transaction to acquire the Bob Evans Restaurants business.

On July 21, 2016, Post and Golden Gate sent a letter to Bob Evans setting forth a non-binding preliminary proposal for the joint acquisition by Post and Golden Gate of all of the outstanding capital stock of Bob Evans at a price of between $44.00 and $46.00 per share, subject to further due diligence. According to the letter, the proposal represented an implied valuation of approximately 9.5-9.8 times Bob Evans’ fiscal year 2016 EBITDA as well as an approximate 20-25% premium relative to Bob Evans closing share price on July 20, 2016 of $36.81.

On July 21, 2016, following receipt of the letter from Post and Golden Gate, the Finance Committee held a previously scheduled meeting at which it reviewed the July 21, 2016 proposal. Senior management and representatives of J.P. Morgan were present for the meeting. The Finance Committee discussed with J.P. Morgan, among other matters, J.P. Morgan’s preliminary views on the July 21, 2016 proposal. The Finance Committee also discussed with J.P. Morgan the results of J.P. Morgan’s then-ongoing outreach to financial sponsors regarding a potential transaction involving the Bob Evans Restaurants business. Following discussion, the Finance Committee unanimously determined to recommend to the board not to pursue further discussions with Post and Golden Gate at the indicated range of value and that J.P. Morgan continue its ongoing outreach to the list of the previously identified 11 financial sponsors.

On July 25, 2016, the Bob Evans board held a telephonic meeting to consider the July 21 proposal. Senior management and representatives of J.P. Morgan and Bass, Berry & Sims PLC (“Bass Berry”), outside counsel to Bob Evans, were present for the meeting. The J.P. Morgan representatives discussed, among other matters, their preliminary views regarding the proposal from Post and Golden Gate and certain preliminary and illustrative financial analyses. The board discussed with the J.P. Morgan representatives the results of J.P. Morgan’s preliminary targeted inquiries with the 11 previously identified financial sponsors, as well as certain other financial sponsors that could be contacted regarding a potential acquisition of the Bob Evans Restaurants business. Senior management of Bob Evans then reviewed and discussed with the board Bob Evans’ internal projections both under its existing strategic plan as a combined company and separately for Bob Evans Foods and Bob Evans Restaurants. A representative of Bass Berry reviewed for the members of the board their applicable fiduciary duties with respect to the proposal from Post and Golden Gate. Mr. Benham reported on the Finance Committee’s discussions of the July 21, 2016 proposal and its recommendation that the board not pursue further discussions with Post and Golden Gate at the indicated range of value. Following discussion, the board directed J.P. Morgan to convey to Post and Golden Gate through Post’s financial advisor, UBS Securities LLC (“UBS”), that the valuation set forth in their proposal was insufficient to support further discussions between the parties and to continue its inquiries with the previously identified 11 financial sponsors. The representatives of J.P. Morgan then left the meeting. Following the departure of the J.P. Morgan representatives from the meeting, Mr. Hood reported to the board on discussions with J.P. Morgan regarding the engagement of J.P. Morgan to act as financial advisor to Bob Evans in connection with any potential sale of Bob Evans, Bob Evans Foods or Bob Evans Restaurants. The board authorized Mr. Hood, Colin Daly, Bob Evans’ General Counsel, and Bass Berry to continue these discussions with J.P. Morgan. On that same day following the board meeting, J.P. Morgan contacted UBS and relayed the board’s response that the value of their July 21 proposal was inadequate.

On July 28, 2016, UBS telephoned J.P. Morgan and relayed orally a revised non-binding proposal for the joint acquisition by Post and Golden Gate of Bob Evans on terms similar to those reflected in the July 21, 2016 letter, except at a proposed price of between $50.00 and $52.00 per share. The revised proposal represented an implied valuation of approximately 10.6-10.9 times Bob Evans’ fiscal year 2016 EBITDA as well as an approximate 37-42% premium relative to Bob Evans’ closing share price on July 27, 2016 of $36.63.

On August 2, 2016, the Bob Evans board held a telephonic meeting to consider the revised proposal from Post and Golden Gate. Senior management and representatives of both J.P. Morgan and Bass Berry were present for the meeting. Representatives of J.P. Morgan reported on their discussions with UBS and discussed, among other matters, their preliminary financial analysis regarding the revised indication of interest. A representative of Bass Berry reviewed for the members of the board their applicable fiduciary duties with respect to the proposal from Post and Golden Gate. Following discussion with senior management and its advisors, the members of the board engaged in a discussion of the revised proposal and concluded that the revised price range continued to reflect inadequate value for Bob Evans. Accordingly, the board directed J.P. Morgan to convey these conclusions to UBS and indicate that, while Bob Evans was not for sale, the board would be open to exploring a potential transaction at a purchase price in excess of $52.00 per share. On that same day following the board meeting, J.P. Morgan conveyed to UBS the board’s response to the revised July 28, 2016 proposal.

On August 8, 2016, UBS telephoned J.P. Morgan and relayed orally a further revised non-binding proposal for the joint acquisition of Bob Evans on terms similar to those reflected in the July 21, 2016 letter, except at a proposed price of between $54.00 and $56.00 per share. The revised proposal represented an implied valuation of approximately 11.2-11.6 times Bob Evans’ fiscal year 2016 EBITDA as well as an approximate 47-53% premium relative to Bob Evans’ closing share price on August 5, 2016 of $36.64.

On August 9, 2016, the board held a telephonic meeting to review the revised proposal. Senior management and representatives of both J.P. Morgan and Bass Berry were present at the meeting. Representatives of J.P. Morgan reviewed for the board their discussion with UBS and discussed, among other matters, their preliminary view of Post’s revised proposal. Representatives of J.P. Morgan also reviewed and discussed with the board the results of its ongoing inquiries with 11 previously identified financial sponsors (in addition to Golden Gate) regarding their potential interest in exploring an acquisition of the Bob Evans Restaurants business. The board discussed with management and J.P. Morgan potential responses to Post’s revised proposal, and the board directed J.P. Morgan to convey to UBS that, while the value represented by the most recent proposal remained inadequate in the board’s view, the board would allow the provision of additional diligence materials to Post and Golden Gate and access to Bob Evans management in the expectation of an increase in their view on valuation to above $56.00 per share. The board also directed management to further refine its analysis of Bob Evans’ projected performance and conduct, with the assistance of J.P. Morgan, an analysis of illustrative and hypothetical trading prices of Bob Evans Foods as a standalone public company under a scenario in which Bob Evans Restaurants would be sold (whether to Golden Gate or another interested party). On August 10, 2016, J.P. Morgan conveyed the board’s position to UBS.

On August 25, 2016, the board held a regularly scheduled meeting in conjunction with the annual meeting of Bob Evans’ stockholders at Bob Evans’ headquarters in New Albany, Ohio. Senior management and representatives of both J.P. Morgan and Bass Berry were present at the meeting. Mr. Benham and J.P. Morgan updated the board on the due diligence discussions and information provided to Post and Golden Gate since the August 9, 2016 meeting of the board. The board discussed with the representatives of J.P. Morgan, among other matters, Post’s and Golden Gate’s August 8, 2016 proposal and certain other preliminary and illustrative financial analyses regarding Bob Evans conducted by J.P. Morgan. The representatives of J.P. Morgan also reviewed and discussed with the board the results of its inquiries with the 11 previously identified financial sponsors (in addition to Golden Gate) to gauge their potential interest in a transaction involving the Bob Evans Restaurants business. In connection with this discussion, the representatives of J.P. Morgan also noted that a foods industry company (“Company B”) had previously reached out to Mr. Townsley to express its potential interest in exploring a potential strategic transaction with Bob Evans Foods. The board and the other meeting participants then discussed the merits of a broader outreach to potentially interested parties as compared to continuing to pursue a potential transaction with Post and Golden Gate. Following discussion, while the board concluded it would continue to be open to expressions of interest by other parties to engage in a potential transaction, it directed senior management and J.P. Morgan to prioritize their engagement with Post and Golden Gate and allow those parties to continue to conduct limited due diligence. The board also instructed J.P. Morgan to contact Company B to gauge its level of interest.

On August 29, 2016 Messrs. Vitale and Zadoks, along with other representatives of Post and its Michael Foods business, together with representatives of UBS and another Post advisor met with members of Bob Evans management and representatives from J.P. Morgan and discussed a management presentation by Bob Evans and the outlook of the Bob Evans business.

On September 9, 2016, in light of ongoing discussions between the parties, Bob Evans and Post entered into a new confidentiality agreement. On September 16, 2016, Company B and Bob Evans entered into a confidentiality agreement. (Company B is not currently restricted from making a proposal with respect to Bob Evans.) Thereafter, at the instruction of Bob Evans, J.P. Morgan began providing limited financial information to Company B to allow it to formulate a preliminary non-binding proposal regarding a potential transaction with Bob Evans.

On September 24, 2016, UBS telephoned J.P. Morgan and relayed orally a revised non-binding proposal for the joint acquisition of Bob Evans on terms similar to those reflected in the July 21, 2016 letter, except at a proposed price of $52.50 per share. UBS explained the decreased valuation was driven primarily by concerns relating to potential tax leakage from the transaction and the costs inherent in separating Bob Evans Restaurants and Bob Evans Foods following a transaction. According to Post and Golden Gate, the revised proposal represented component implied enterprise values of Bob Evans Foods at approximately $900.0 million and of Bob Evans Restaurants at approximately $600.0 million, and represented an overall approximate 33% premium relative to Bob Evans’ closing share price on September 23, 2016 of $39.48.

On September 28, 2016, the board held a telephonic meeting to review the revised proposal from Post and Golden Gate and assess Bob Evans’ strategic alternatives. Senior management and representatives of both J.P. Morgan and Bass Berry were present for the meeting. Mr. Benham provided an overview of discussions with Post and Golden Gate to date, and representatives of J.P. Morgan discussed, among other matters, the most current proposal from Post and Golden Gate and certain other preliminary and illustrative financial analyses. The board, senior management, and their advisors discussed certain valuation-related matters regarding Bob Evans as a combined enterprise and separately as Bob Evans Foods and Bob Evans Restaurants. The board, senior management, and their advisors reviewed the potential strategic alternatives available to Bob Evans, including continuing to execute on its current strategic plan, selling Bob Evans to Post and Golden Gate at approximately the current proposed price, selling Bob Evans to another strategic foods buyer partnered with Golden Gate or selling Bob Evans Restaurants to Golden Gate or another buyer and continuing to operate Bob Evans Foods as a standalone public company. In connection with this discussion, the J.P. Morgan representatives reviewed a list of 11 potential strategic foods acquirers (in addition to Post) that could potentially be interested in a transaction for Bob Evans Foods in conjunction with a sale of Bob Evans Restaurants to Golden Gate, noting that Bob Evans had already begun discussions with one such party, Company B. Following discussion, the board directed J.P. Morgan to contact the other strategic foods parties, as well as to continue to respond to any inbound expressions of interest relating to Bob Evans Foods or the entire Company. In the meantime, because of the attractive implied valuation being consistently attributed to the Bob Evans Restaurants business by Golden Gate, the board also directed Bob Evans management and J.P. Morgan to continue to engage with Golden Gate to gauge its interest in potentially acquiring Bob Evans Restaurants, either on its own or partnered with another strategic foods buyer. The board also directed J.P. Morgan and management to discontinue discussions with Post at this time.

J.P. Morgan continued to gauge the interest of the previously identified 11 potential strategic acquirers (in addition to Post) of Bob Evans Foods, which included Company B. In early October 2016, two of these parties (“Company C” and “Company D”) entered into confidentiality agreements. (Neither Company C nor Company D is currently restricted from making a proposal with respect to Bob Evans.) The other parties responded that they were not interested in a transaction at this time. Although limited due diligence discussions, including presentations from Bob Evans management, were conducted with Company B, Company C and Company D in subsequent weeks, all three ultimately declined to submit indications of interest for Bob Evans Foods, citing concerns about, among other things, the separation from Bob Evans Restaurants and/or suboptimal strategic fit. During this time, J.P. Morgan and Bob Evans management continued discussions with Golden Gate relating to a potential standalone sale of Bob Evans Restaurants.

In late October 2016, UBS contacted J.P. Morgan and provided a new proposal: a proposed joint venture in which certain of Post’s refrigerated retail foods lines of business would be combined with Bob Evans in return for a sizeable—perhaps majority, after a contemplated share buyback following the proposed transaction—equity stake in Bob Evans. At a board meeting on October 28, 2016, the board discussed with representatives of J.P. Morgan, among other matters, J.P. Morgan’s preliminary views regarding Post’s revised proposal and the results of J.P. Morgan’s contacts with the other potential strategic acquirers of Bob Evans Foods that had previously been identified. The board also discussed with Bob Evans management and representatives of J.P. Morgan the progress that had been made in ongoing discussions with Golden Gate relating to the standalone sale of Bob Evans Restaurants. The board also discussed with representatives of J.P. Morgan certain other strategic alternatives potentially available to Bob Evans. Following discussion, the board directed J.P. Morgan to contact UBS to gather additional detail about Post’s most recent proposal and report back. The board also directed management and J.P. Morgan to continue to focus on discussions with Golden Gate.

On or about October 31, 2016, a financial sponsor (“Financial Sponsor A”) contacted J.P. Morgan and expressed an interest in exploring a potential transaction to acquire the entire Company. Representatives of J.P. Morgan informed Messrs. Mohseni and Hood of Financial Sponsor A’s inquiry, and Bob Evans and Financial Sponsor A subsequently executed a confidentiality agreement. (Financial Sponsor A is not currently restricted from making a proposal with respect to Bob Evans.) On November 2, 2016, representatives of Bob Evans management and representatives of Financial Sponsor A met to discuss Bob Evans’ business and operations.

On November 3, 2016, Golden Gate delivered to J.P. Morgan a letter of intent relating to an acquisition by affiliates of Golden Gate of Bob Evans Restaurants for $600.0 million in cash plus the assumption of certain net working capital liabilities of the business. The proposal was not subject to a financing contingency and contemplated an exclusivity period during which Bob Evans would be precluded from soliciting any transactions involving Bob Evans Restaurants—but not including any whole company transaction for all of Bob Evans—through the end of 2016.

In a telephonic meeting held on November 11, 2016, with representatives of J.P. Morgan and Bass Berry present, the board again reviewed potential strategic alternatives available to Bob Evans, including both Golden Gate’s proposal to acquire Bob Evans Restaurants and Post’s proposal relating to a joint venture with Bob Evans Foods. Representatives of J.P. Morgan also reported to the board that J.P. Morgan had been approached by Financial Sponsor A and Bob Evans had executed a confidentiality agreement with Financial Sponsor A. The board and representatives of J.P. Morgan discussed, among other matters, the merits and considerations of each of these strategic alternatives, as well as certain preliminary and illustrative financial analyses conducted by J.P. Morgan regarding Golden Gate’s and Post’s proposals, and representatives of Bass Berry reviewed with the board their applicable fiduciary duties. Following discussion, the board directed (i) Mr. Benham, management and J.P. Morgan to continue negotiations with Golden Gate regarding its letter of intent, (ii) J.P. Morgan to continue to provide limited information to Financial Sponsor A and (iii) management and J.P. Morgan to inform Post’s financial advisor, UBS, that Bob Evans would not pursue further Post’s combination proposal, which in the board’s judgment created significant uncertainty regarding the value that would potentially be created for Bob Evans stockholders. The J.P. Morgan representatives then left the meeting. The board then approved the formal engagement of J.P. Morgan as Bob Evans’ financial advisor in connection with, among other potential transaction structures, a sale of Bob Evans, Bob Evans Foods or Bob Evans Restaurants. The board selected J.P. Morgan due to J.P. Morgan’s knowledge of Bob Evans, its experience in the restaurant and food industries and significant transactional experience in mergers and acquisitions matters. Following the meeting, J.P. Morgan conveyed the board’s position to UBS, and contact between Post and Bob Evans was discontinued at that time.

On November 15, 2016, Bob Evans and J.P. Morgan entered into an engagement letter, effective February 18, 2016 (the “Engagement Letter”).

Later in November 2016, Financial Sponsor A informed J.P. Morgan that it was no longer interested in pursuing a potential transaction with Bob Evans.

For the next two months, Bob Evans and Golden Gate negotiated the terms of Golden Gate’s acquisition of Bob Evans Restaurants. At the same time, Bob Evans also negotiated with Pineland the terms of Bob Evans’ acquisition of the Pineland potato business.

On January 24, 2017, following the unanimous approval of the board, Bob Evans entered into definitive agreements with respect to a sale of Bob Evans Restaurants and Bob Evans’ corporate headquarters property to affiliates of Golden Gate for $565.0 million (plus the assumption of certain net working capital liabilities of the business) and the acquisition of Pineland’s potato business for $115.0 million in cash and up to an additional $25.0 million in cash as potential earn-out consideration, payable subject to the achievement of certain performance milestones over a consecutive twelve-month period during the 24 months following the closing. Bob Evans also provided preliminary fiscal 2018 adjusted EBITDA guidance of $105 million (at the midpoint of the guidance range), assuming the closing of both transactions at or around the end of its 2017 fiscal year on April 28, 2017. Bob Evans also announced the board’s intention to declare and pay a special dividend of approximately $150.0 million, or $7.50 per share, within 60 days following the closing of the transactions. Additional net proceeds of the Bob Evans Restaurants transaction would be used to finance the Pineland acquisition and pay off Bob Evans’ existing indebtedness.

On April 28, 2017, Bob Evans completed the sale of Bob Evans Restaurants to affiliates of Golden Gate (the “Bob Evans Restaurants transaction”), and on May 1, 2017, Bob Evans completed the acquisition of the Pineland potato business. Effective upon the completion of the Bob Evans Restaurants transaction, Mr. Mohseni departed from Bob Evans and Mr. Townsley assumed the role of Bob Evans’ President and Chief Executive Officer. As per its previously announced intention, on May 1, 2017, Bob Evans announced that the board had declared a special dividend of $150.0 million, or $7.50 per share, payable to stockholders on June 16, 2017.

On May 16, 2017, Mr. Vitale contacted Mr. Benham and noted that Post had recently announced its pending acquisition of Weetabix Limited and, with Bob Evans’ business now focused entirely on Bob Evans Foods, Post was interested in exploring a potential strategic transaction with Bob Evans.

On May 17, 2017, Messrs. Benham and Vitale spoke by telephone and discussed Bob Evans’ and Post’s respective businesses and strategic opportunities involving the companies. Mr. Vitale noted Post’s interest in exploring a potential acquisition of Bob Evans by Post. Mr. Benham responded that Bob Evans was not for sale at that time, but inquired about Post’s views on value with respect to an acquisition of Bob Evans. Mr. Vitale indicated that there was a short list of diligence items Post would need to update its understanding of the business from previous diligence efforts, but that he thought a multiple of 13 to 14 times Bob Evans’ most recent forecast for fiscal 2018 adjusted EBITDA would be possible, as compared to what Mr. Vitale believed to be the then-prevalent trading multiple of approximately 12 times. Mr. Vitale indicated that Post would be prepared to provide an indication of value shortly after the payment of Bob Evans’ special dividend in mid-June if the requested diligence items were provided. Mr. Benham replied that he would review this discussion with the board at an upcoming meeting.

Following the call with Mr. Vitale, Mr. Benham provided a telephonic update to the other members of the board and scheduled a more extensive discussion at the board’s upcoming meeting scheduled for May 23, 2017. At that telephonic meeting, which was attended by representatives of J.P. Morgan and Bass Berry, Mr. Benham recounted his conversation with Mr. Vitale and reviewed Post’s preliminary expression of interest. Representatives of J.P. Morgan also reviewed for the board inbound inquiries J.P. Morgan had received following the closing of the Bob Evans Restaurants transaction from two other potentially interested strategic acquirers of Bob Evans, Company B and another foods industry participant (“Company E”). The board considered whether to pursue any of these potential strategic alternatives, and, if so, through what process. A representative of Bass Berry reviewed the board’s applicable fiduciary duties, and the Board discussed with J.P. Morgan and Bass Berry, among other matters, the merits and considerations of potential processes to explore these strategic alternatives, including a publicly announced process, a targeted approach to limited identifiable parties with a high likelihood of potential interest, an exclusive process with only one party, and no further exploration of these strategic alternatives at this time. Following discussion, the board directed management and J.P. Morgan to seek a new confidentiality agreement with Post, and to contact Company B and Company E to gauge their interest in entering into confidentiality agreements (a renewed agreement, in the case of Company B), and, following execution of the same, receiving limited financial information sufficient to allow these parties to provide an indication on value.

On May 26, 2017, MergerMarket published an article stating, among other things, that Bob Evans was “receptive to approaches from potential buyers interested in its remaining packaged food business, two sources briefed on the matter said.”

On May 30, 2017, Mr. Benham telephoned Mr. Vitale and relayed the board’s feedback. Mr. Vitale expressed a willingness to proceed on the basis outlined by Mr. Benham but noted his concern about Post’s ability to pay a sizeable premium relative to Bob Evans’ current trading price, which had increased since their conversation on May 17.

On June 2, 2017, Post executed a new confidentiality agreement with Bob Evans. Thereafter, Bob Evans management and J.P. Morgan provided limited due diligence materials responsive to Post’s request.

On June 15, 2017, Bob Evans announced its results for the fourth quarter and full year of fiscal 2017 and issued guidance for fiscal 2018, which included reaffirmation of its projected EBITDA of $105.0 million for fiscal 2018. The following day, Bob Evans paid the $7.50-per-share special dividend to its stockholders.

On June 22-23, 2017, the Finance Committee and board conducted regularly scheduled meetings at Bob Evans’ headquarters in New Albany, Ohio. At the Finance Committee meeting on June 22, 2017, Bob Evans management presented for the committee’s review the current long-range strategic plan (the “LRSP”) of Bob Evans, covering fiscal 2018 through 2022, which included management’s internal projection of EBITDA for fiscal 2018 in the amount of $115.0 million.

At the board meetings on June 22-23, 2017, at which representatives of J.P. Morgan and Bass Berry were present, Mr. Hood reviewed for the full board the LRSP and discussed in detail the impact on Bob Evans’ projected performance of the acquisition of the Pineland potato business and the Bob Evans Restaurants transaction. Representatives of J.P. Morgan discussed, among other matters, research analysts’ outlook for Bob Evans, Bob Evans’ historical stock price performance and certain other related illustrative financial analyses. The board also engaged in a discussion with management and J.P. Morgan of the potential strategic alternatives available to Bob Evans, including potential acquisitions by Bob Evans. The J.P. Morgan representatives provided their view that, among other factors, the MergerMarket article about Bob Evans’ potential receptiveness to bids from strategic partners likely contributed to recent increases to the trading price of Bob Evans stock. The J.P. Morgan representatives further discussed with the board the potential strategic foods buyers that had been contacted during the 2016 strategic alternatives process and provided J.P. Morgan’s preliminary view of any likely changes in their interest level since that time. A representative of Bass Berry reviewed with the members of the board their applicable fiduciary duties in the context of the matters under discussion. Mr. Benham reviewed for the board the discussions with and information provided to Post to date in 2017 and responded to questions from the other board members. Following this discussion, the board authorized Mr. Benham and management to provide the LRSP to Post and directed J.P. Morgan to identify to the board other potentially interested parties that could be contacted to gauge their interest in a strategic transaction, were such contacts to be authorized by the board. On June 23, 2017, Mr. Hood provided the five-year LRSP to Mr. Vitale.

On June 26, 2017, a meeting took place among Messrs. Vitale and Zadoks from Post and Messrs. Benham, Townsley and Hood from Bob Evans. The representatives of Bob Evans in the meeting shared limited additional due diligence information and responded to questions from the Post representatives regarding the five-year LRSP that had been provided to Post a few days before. Following this discussion, Mr. Vitale stated his informal, preliminary view, subject to feedback from his board of directors, that an expected price range of $75.00 to $77.00 per share of Bob Evans common stock could be achievable in an acquisition of Bob Evans by Post. Mr. Vitale proposed that, in order for Post to be able to refine its view on price to a single-point value, it would be beneficial for the parties to prepare and negotiate a form of merger agreement in order to surface any other terms or due diligence issues that may touch on valuation at this time. Mr. Benham replied that the Bob Evans representatives at the meeting would convey Mr. Vitale’s proposal back to the Bob Evans board for consideration.

On July 1, 2017, the board held a telephonic meeting to review potential strategic alternatives, including Post’s proposal. Representatives of J.P. Morgan and Bass Berry were present at the meeting. Mr. Benham reviewed for the other members of the board the most recent meeting with Post, including Mr. Vitale’s informal indication on the potential price range. Representatives of J.P. Morgan discussed, among other matters, the recent trading history in Bob Evans common stock and certain preliminary financial analyses regarding Post’s indicative price range. The J.P. Morgan representatives also discussed J.P. Morgan’s preliminary views as to Post’s ability to finance a transaction on the terms informally proposed by Mr. Vitale. The board, senior management, and their advisors discussed the merits and considerations of conducting a public solicitation of interest in a transaction with Bob Evans, contacting selected possible interested strategic acquirers or moving ahead exclusively with Post. The J.P. Morgan representatives also updated the board on contacts with Company B and Company E—noting that both had expressed some interest in further discussions but had not yet entered into a confidentiality agreement—and the J.P. Morgan representatives expressed their view that, at that time, financial sponsors likely would not be interested in a transaction for Bob Evans at current price and multiple levels, and reviewed the list of potential strategic parties that might be contacted (some of whom had been contacted in the 2016 process). The representatives of J.P. Morgan then left the meeting. Representatives of Bass Berry again reviewed the applicable fiduciary duties of the board in the context of the matters under consideration.

Following these discussions, the board discussed with Messrs. Townsley and Hood the process for extending the five-year LRSP for an additional five years as was requested by J.P. Morgan for purposes of performing certain financial analyses. Following these discussions, the board directed management to continue to work to finalize the 10-year LRSP and requested that four directors—Mr. Benham, as the Chair of the Finance Committee and the board member (other than Mr. Townsley) most familiar with the strategic planning work done by management to date, Eileen Mallesch, the Chair of the Audit Committee, Ms. Haben and Mr. McWilliams, given their extensive experience in the packaged foods industry—provide input and guidance to management in these efforts. The board also requested Mr. Benham to contact Post and explore further the diligence items that Post would need to further refine its proposal, but to inform Post that the board was not prepared to undertake the preparation and negotiation with Post of definitive transaction documentation prior to receiving and considering a more refined view on price. The board also instructed J.P. Morgan to contact five other potentially interested parties in addition to Post—including continuing contacts with Company B and Company E—to gauge those parties’ interest in a transaction and to provide them, subject to execution of appropriate confidentiality agreements, with the same information and access that Post had received thus far for the purpose of determining whether any such parties would be willing to provide a view as to value of a transaction.

Following the meeting, Mr. Daly and representatives of Bass Berry also inquired of and discussed with representatives of J.P. Morgan its relationships with Post and the other five potentially interested parties that the board had authorized J.P. Morgan to contact, so that information regarding any such relationships could be reviewed by the board. On July 1, 2017, J.P. Morgan delivered a letter disclosing certain relationships between J.P. Morgan affiliates and these parties for the review of the board, which letter subsequently was reviewed by the board.

On July 5, 2017, Mr. Benham telephoned Mr. Vitale and, per the board’s instructions, requested clarification on remaining diligence items that would be needed for Post to be able to refine and potentially increase its view on potential transaction pricing. Mr. Benham also informed Mr. Vitale that Bob Evans needed additional time to complete its own internal valuation work before it would be able to respond to Post’s proposal and that Bob Evans did not think it advisable for the parties to begin the preparation and negotiation of definitive transaction documentation unless and until Post was able to refine its position on value. Mr. Vitale acknowledged these positions and provided a brief list of key financial diligence items remaining to be completed by Post that would likely affect Post’s view on value.

During July 2017, J.P. Morgan contacted the other five parties as directed by the board (which included Company B, Company D, and Company E). Of these parties, three (including Company E) indicated to J.P. Morgan that they were not interested, either because Bob Evans represented a questionable strategic fit for them at this time or because they did not believe they would be willing to enter into a transaction at a price equal to or above Bob Evans’ then current trading prices. Company B and Company D initially indicated a willingness to consider further a potential transaction. On July 16, 2017, Company B and Bob Evans entered into a new confidentiality agreement that superseded their prior agreement. (Company B is not currently restricted from making a proposal with respect to Bob Evans.) Company B subsequently conducted additional due diligence on Bob Evans, but shortly thereafter indicated that it was withdrawing from the process without submitting an indication of interest, stating that it was not willing to enter into a transaction at a price equal to or above Bob Evans’ then-current trading price.

During this period, Bob Evans management, along with Mses. Haben and Mallesch and Messrs. Benham and McWilliams, continued to work on the 10-year LRSP as directed by the board at the July 1 board meeting. The four directors asked management to provide a “sensitivity case” alongside the “base case” 10-year LRSP, reflecting more conservative long-term growth rates based on lower-trending assumptions in years 6-10, with both the base case LRSP and the sensitivity case LRSP to be presented to the board for review and approval at a meeting to be held in August 2017.

On July 24, 2017, Mr. Vitale and Mr. Benham had a telephone call to discuss final diligence items needed for Post to prepare for an August 1, 2017 meeting of Post’s board of directors to review the potential transaction and thereafter to provide a refined view on value. On August 1, 2017, following discussions with several other members of Bob Evans’ board of directors, Mr. Benham contacted Mr. Vitale and asked him to refrain from conveying any refined view on value until after a meeting of the Bob Evans board on August 2, 2017 for the board to receive an update on discussions with Post to date and consider next steps in Bob Evans’ discussions with Post. Mr. Vitale indicated that Post was nearly prepared to submit a refined single-point view on value, but would hold off on doing so until he heard further from Mr. Benham.

On August 2, 2017, the board held a telephonic meeting to discuss potential strategic alternatives and the current state of discussions with Post. Senior management and representatives of both J.P. Morgan and Bass Berry were present for the meeting. Mr. Benham provided the other directors with an update on his discussions with Mr. Vitale, noting that Post was prepared to submit a refined single-point view on value in coming days. The J.P. Morgan representatives provided an update on contacts with other parties, and noted that at this point only Company D remained engaged in an evaluation of whether to submit an indication of interest, and that J.P. Morgan expected to hear back from Company D that week. The representatives of J.P. Morgan then left the meeting. Representatives of Bass Berry reviewed the relationship disclosures from J.P. Morgan with the board. The board and Bass Berry discussed the steps in the process followed by the board to date in reviewing Bob Evans’ strategic alternatives and the proposal from Post. Following discussion, the board directed J.P. Morgan to contact Post’s financial advisor, UBS, and seek a written indication of interest setting forth a refined single-point view on value and any remaining diligence work to be done. Representatives of J.P. Morgan and senior management subsequently conveyed this message to Post and UBS.

On August 3, 2017, Company D notified J.P. Morgan that it was no longer interested in pursuing a potential transaction with Bob Evans. On that same day, J.P. Morgan informed Bob Evans senior management of Company D’s decision.

On the evening of August 8, 2017, UBS provided to J.P. Morgan a written, non-binding indication of interest reflecting a proposed price of $75.00 per share for all outstanding common stock of Bob Evans. The proposal’s $75.00 share price represented an approximate 12% premium relative to the closing share price of $66.95 on August 8, 2017, or approximately 14.2 times projected 2018 EBITDA of $115.0 million. The letter noted that this offer was not subject to any financing contingency and Post’s expectation was that it would be funded out of cash on hand and available funds under Post’s current financing instruments. The letter also noted that the offer remained subject to limited confirmatory due diligence as well as negotiation and agreement between the parties of definitive transaction documentation.

On August 9, 2017, Messrs. Benham, Townsley, Hood, Daly and other members of senior management of Bob Evans along with representatives of J.P. Morgan and Bass Berry conducted a teleconference to discuss the proposal. Representatives of J.P. Morgan reviewed the feedback that J.P. Morgan had received from the various parties contacted to date and discussed, among other matters, J.P. Morgan’s preliminary analysis of the Post proposal. Following this discussion, Mr. Benham circulated the proposal to the other members of the board, noting his recommendation that Bob Evans respond to the letter by acknowledging receipt but informing Post that the board intended to consider the letter at its regularly scheduled, in-person meeting to be held August 23-24, 2017 in conjunction with Bob Evans’ annual meeting of stockholders. Mr. Benham also instructed J.P. Morgan to engage in a discussion with UBS to understand the basis and assumptions for Post’s August 8 proposal. After receiving responses from the other directors in favor of this approach, Mr. Benham contacted Mr. Vitale on August 10, 2017 and conveyed the response he had discussed with the Bob Evans board.

On August 14, 2017, representatives of J.P. Morgan contacted UBS to discuss the factors and assumptions underlying Post’s August 8 proposal.

On August 17, 2017, the updated base case LRSP and sensitivity case LRSP were circulated to the members of the board in preparation for the August 23-24 board meeting and to J.P. Morgan for purposes of performing certain financial analyses. On August 18, 2017, the date on which J.P. Morgan’s Engagement Letter was to expire, Bob Evans entered into an amendment of J.P. Morgan’s engagement letter effective as of August 17, 2017, which extended the term of the engagement by six months but commensurately shortened the “fee tail” provision by the same interval, and otherwise did not materially modify the terms of the engagement.

On August 23-24, 2017, the board met at Bob Evans’ headquarters in New Albany, with the meetings to begin following the conclusion of the annual meeting of Bob Evans stockholders on the morning of August 23, 2017. Senior management and representatives of Bass Berry were present at the meeting. In connection with its review of committee composition and committee chairs, and noting the expiration of Mr. Benham’s two-year commitment to serve as Executive Chair, the board unanimously elected Larry McWilliams as the independent Chair of the board. Mr. Benham continued in his role as Chair of the Finance Committee.

Representatives of J.P. Morgan then joined the meeting. Mr. McWilliams then led the board, senior management and their advisors in a discussion of the potential strategic alternatives. The board discussed with representatives of J.P. Morgan, among other matters, the then-current condition of the overall stock market and the food and consumer sectors in which Bob Evans competes; certain previously announced deals for food companies; Bob Evans’ recent stock price performance; the results of J.P. Morgan’s contacts with the five previously identified potentially interested parties in addition to Post and the discussions with Post to date, including J.P. Morgan’s discussions with UBS on August 14, 2017; and certain preliminary financial analyses conducted by J.P. Morgan regarding Post’s offer as reflected in the August 8 letter, which, at the direction of the board, utilized both cases of the LRSP. In connection with this discussion, the representatives of J.P. Morgan also compared both cases of the LRSP to analyst estimates for Bob Evans and discussed current trends regarding certain foods industry performance benchmarks. The board, senior management, and their advisors reviewed the discussions with the other parties contacted following the July 1 board meeting and the fact that no other parties remained engaged at this time or had provided a proposal for the board’s consideration. The representatives of J.P. Morgan then left the meeting. Representatives of Bass Berry reviewed the applicable fiduciary duties of the board in the context of the matters under discussion and reviewed the board’s process followed to date in reviewing Bob Evans’ strategic alternatives and the proposal from Post. Messrs. Townsley and Hood reviewed with the full board both the base case LRSP and sensitivity case LRSP, and Mr. Townsley provided his views regarding the achievability of both scenarios and inherent risks that were anticipated by management in developing both cases of the LRSP. Following discussion, the board determined to approve and adopt the base case LRSP and sensitivity case LRSP as presented.

The board and senior management discussed the process conducted by the board and its advisors, the price offered by Post, the operational and macroeconomic risks inherent in Bob Evans’ business and Bob Evans’ ability to perform against the LRSP. Following discussion, the board determined to convey to Post that the offered price of $75.00 was not adequate, but that Bob Evans would be willing to provide additional diligence information to be identified by Post in order to facilitate Post’s increasing its offer. Mr. Benham subsequently relayed the board’s instructions to J.P. Morgan, and, on August 25, 2017, J.P. Morgan conveyed the board’s response to UBS.

On August 28, 2017, Mr. Vitale telephoned Mr. Benham to discuss Bob Evans’ response to Post’s offer. Mr. Vitale discussed open due diligence items needed by Post in order to refine its offer. Mr. Vitale also noted Post’s desire to sign and announce a transaction quickly in the event that an agreement could be reached on price, with a targeted goal of announcement at or around September 15, 2017. Mr. Benham noted that he would convey Post’s requests back to the board and management, as applicable.

On August 30, 2017, Bob Evans announced its results for the first quarter of fiscal 2018 and raised its fiscal 2018 guidance on adjusted EBITDA to $107.0 million (at the midpoint of the guidance range).

On September 5, 2017, UBS, on behalf of Post, submitted to J.P. Morgan a revised non-binding indication of interest on substantially the same terms as the August 8, 2017 indication of interest, with the offered price increased from $75.00 to $75.50 per share. The proposal’s $75.50 share price represented an approximate 11% premium relative to the closing share price of $67.97 on September 1, 2017, or approximately 14.4 times projected 2018 EBITDA of $115.0 million. As before, the proposal was not subject to any financing contingency, and the letter noted that substantially all due diligence was complete.

Mr. Vitale also contacted Messrs. McWilliams and Benham to request a meeting between Post and senior management of Bob Evans to discuss the potential organizational structure of the business following the closing of a transaction. On Mr. McWilliams’ authorization, on September 7, 2017, Messrs. Townsley and Hood and representatives of J.P. Morgan met with Messrs. Vitale and Zadoks to discuss these organizational matters. No discussion of individual roles or compensation in the combined organization following the closing of a transaction took place at this meeting.

On September 7, 2017, the board held a telephonic meeting to review the revised offer, with representatives of J.P. Morgan and Bass Berry in attendance. Mr. Benham and representatives of J.P. Morgan reviewed for the other board members recent discussions with Post. The J.P. Morgan representatives then discussed with the board its analysis of Post’s enhanced offer and certain related preliminary financial analyses, which included substantially the same financial analyses previously discussed, on a preliminary basis, with the board at the August 23-24, 2017 board meeting with respect to Post’s August 8 proposal. The members of the board and J.P. Morgan discussed their views of Post’s willingness to increase further its offer, both with and without a specific counter-offer by Bob Evans. The board discussed with representatives of Bass Berry certain key provisions of a typical merger agreement that would likely be the subject of negotiation if the board determined to proceed to that stage in the future. Mr. McWilliams then led the board members in a discussion of the revised offer from Post and potential next steps, including whether to reply again to Post that the offer was inadequate and should be increased, whether to make a specific counter-offer to Post or whether to terminate discussions with Post altogether. Following this discussion, the board directed J.P. Morgan to convey to Post’s financial advisor a counter-offer at $78.00 per share, above the top end of Post’s original informal range on value of $75.00 to $77.00 per share. Later that evening, J.P. Morgan conveyed this response to UBS, who indicated that Post would consider the offer but would be unwilling to provide a further revised view on price without first having an opportunity to review a draft of definitive transaction documentation, including the applicable termination fee payable by Bob Evans under certain circumstances.

On September 8, 2017, Messrs. McWilliams, Benham, Townsley, Hood and Daly, along with other members of Bob Evans management and representatives of J.P. Morgan and Bass Berry, had a conference call to discuss the response from Post. Following the discussion, Mr. McWilliams contacted the other members of the board to notify them of the response on behalf of Post, as well as his direction to Mr. Daly and Bass Berry to provide an initial draft of a merger agreement to Post’s legal counsel, with the caveat that the draft merger agreement was being provided for informational purposes and was subject in its entirety to the board’s having an opportunity to review the draft with counsel, and his instructions to J.P. Morgan to provide informal direction to UBS on Bob Evans’ position with respect to termination fee values. Later that day, representatives of Bass Berry provided a summary of the draft merger agreement to the members of the board, and Mr. Daly subsequently provided to Diedre Gray, Post’s General Counsel, a draft of the merger agreement. At Mr. McWilliams’ instructions, J.P. Morgan conveyed to UBS that Bob Evans was willing to accept a termination fee value within the reasonable range based on comparably sized transactions, but expected the value to be at or below the midpoint in such range.

On September 12, 2017, Mr. Vitale telephoned Mr. Benham to relay that Post’s counsel would be providing a revised draft of the merger agreement later that day and, after expressing some frustration with Bob Evans’ counter-offer of $78.00 being outside of the original informal price range Post had offered, Mr. Vitale stated his expectation that Post would be prepared to provide a revised view on value the following day. Later on September 12, 2017, representatives of Lewis Rice LLC (“Lewis Rice”), Post’s outside counsel, sent to representatives of Bass Berry a revised draft of the merger agreement reflecting Post’s positions.

On September 13, 2017, Messrs. Vitale, McWilliams and Benham had a teleconference in which Mr. Vitale increased Post’s offer price to $77.00 per share. Mr. Vitale added that this was as far as Post’s board was willing to go, and that Post would accept a termination fee set at 3.5% of the equity value of the proposed transaction. The proposal’s $77.00 share price represented an approximate 12.5% premium relative to the closing share price of $68.43 on September 12, 2017, or approximately 14.7 times projected 2018 EBITDA of $115.0 million. Mr. Vitale noted, however, that out of concerns driven by the increase in the trading price of Bob Evans’ common stock that week, Post was conditioning its offer on the parties’ execution and announcement of entry into a definitive merger agreement no later than the morning of Monday, September 18, 2017. Messrs. McWilliams and Benham indicated they would convey these revised offer terms to the board and get back to Mr. Vitale.

On the evening of September 13, 2017, the board held a telephonic meeting to review the revised offer from Post. Senior management and representatives of both J.P. Morgan and Bass Berry were present for the meeting.    Messrs. McWilliams and Benham recounted their discussion with Mr. Vitale, including both the terms of Post’s revised offer as well as the timing conditionality associated with it. Representatives of J.P. Morgan provided their preliminary views of the revised offer at the new $77.00 per share price level. The members of the board engaged in a discussion of whether to proceed toward a transaction at the $77.00 price level and 3.5% termination fee proposed by Post. Following discussion, the board determined to indicate to Post that it was willing to move forward with further discussions at that price level, assuming other disparities between the parties’ positions on provisions of the merger agreement could be resolved and that the termination fee be lowered to 3.2% of the equity value, which represented the median of the range of termination fees in comparably sized transactions identified by J.P. Morgan based on publicly available information.

On September 14, 2017, the board of directors of Post reviewed the terms of the proposed acquisition, including the $77.00 per share price level, and authorized management of Post to finalize the deal terms.

On September 14, 2017, Mr. McWilliams telephoned Mr. Vitale to relay the board’s position outlined above, and to note that while Bob Evans was prepared to work expeditiously and devote full resources toward the goal of finalizing a definitive merger agreement no later than the morning of September 18, 2017, Bob Evans was not willing to commit to a specific timeline for execution and announcement of a definitive agreement. Mr. Vitale acknowledged Post’s agreement with these general terms on price, termination fee and timing, and agreed to devote the full resources of Post and its advisors toward reaching a definitive agreement as expeditiously as possible.

From September 14, 2017, through the evening of September 18, 2017, Bob Evans, Post and their respective legal advisors discussed and negotiated the open terms of the merger agreement, including the amount of the termination fee and the circumstances under which it was payable; the ability of Bob Evans to continue to pay regular quarterly dividends to stockholders during the period between signing and closing; the limitations and procedures informing Bob Evans’ obligations not to solicit other offers for Bob Evans; the handling of required third party consents; the allocation of risk regarding regulatory approvals; and the scope of representations, warranties, covenants, closing conditions and other customary terms of the merger agreement.

In addition to these issues, on September 16, 2017, Mr. Daly, with representatives of Bass Berry and Hogan Lovells US LLP (“Hogan Lovells”), as special regulatory counsel to Bob Evans, and Ms. Gray, with representatives of Lewis Rice and Cleary Gottlieb Steen & Hamilton LLP, as special regulatory counsel to Post, discussed certain regulatory considerations involved in a combination of Bob Evans and Post. On the evening of September 16, 2017, Mr. Daly and representatives of Bass Berry and Hogan Lovells had a call with Mr. McWilliams and Ms. Haben to review the open issues concerning the allocation of regulatory risks.

On the morning of September 17, 2017, Mr. McWilliams telephoned Mr. Vitale to discuss open issues in the merger agreement. Throughout the day on September 17, 2017, the parties and their respective legal advisors continued to negotiate remaining open issues and work toward finalizing the merger agreement.

On the evening of September 17, 2017, the Bob Evans board held a telephonic meeting to review open issues and consider next steps. Representatives of J.P. Morgan, Bass Berry, Hogan Lovells and Innisfree, Bob Evans’ longtime proxy solicitor, were present for the meeting. Mr. McWilliams updated the board on discussions with Post on open issues. Representatives of Bass Berry provided an update on negotiations of other matters in the merger agreement and reviewed a summary of the merger agreement’s terms. Representatives of J.P. Morgan discussed, among other matters, their preliminary financial analyses (which included substantially the same financial analyses previously discussed with the board, on a preliminary basis, at the August 23-24, 2017 board meeting with respect to Post’s August 8 proposal) with respect to Post’s offer to acquire Bob Evans at $77.00 per share and reviewed the discussions with Post to date and other potentially interested parties contacted. Mr. Townsley reviewed the discussions between Bob Evans and Post on organizational structure following closing and communications plans with respect to Bob Evans stockholders, employees, customers, suppliers and other business relations. The board discussed with representatives of Bass Berry and Hogan Lovells the potential regulatory issues that may be involved in a combination between Bob Evans and Post, and the closing risk to Bob Evans inherent in Post’s position on these matters, as well as potential compromise proposals that might shift more closing risk onto Post, such as the inclusion of a regulatory termination fee that would be payable to Bob Evans in the event that the transaction was unable to close because of failure to receive regulatory clearances under certain circumstances. Following these presentations by Mr. Townsley and Bob Evans’ various advisors, Mr. McWilliams led a discussion of the other open items remaining in the merger agreement. The board members again discussed potential upside and potential risks inherent in Bob Evans performing against the LRSP, as compared to the value proposition embodied in the proposed transaction. Following these discussions, the board directed Messrs. McWilliams and Benham to contact Mr. Vitale the following day to convey that Bob Evans would be willing to move forward toward a transaction if a regulatory reverse termination fee of sufficient amount were added to the merger agreement. The board instructed J.P. Morgan to convey to UBS that Messrs. McWilliams and Benham would be reaching out directly to Mr. Vitale with a proposal the following day, and management and Bass Berry were directed to continue to work with Post and Lewis Rice to finalize the merger agreement. Later that evening, representatives of J.P. Morgan communicated to UBS that Messrs. McWilliams and Benham would call Mr. Vitale the following day.

On the morning of September 18, 2017, Messrs. McWilliams and Benham telephoned Mr. Vitale to discuss remaining open issues in the merger agreement. In particular, Messrs. McWilliams and Benham relayed the board’s proposal that a regulatory reverse termination fee be added to the merger agreement, with specific language to be negotiated among the parties’ management teams and legal advisors. Messrs. McWilliams, Benham and Vitale discussed the amount of such a fee, and Mr. Vitale noted his strong belief that making the amount reciprocal with the base termination fee amount, and setting both at $50.0 million, would help Post’s board of directors agree to accept the addition of this concept. Following discussion, both Messrs. McWilliams and Benham, for Bob Evans, and Mr. Vitale, for Post, agreed to recommend the inclusion of a $50.0 million regulatory reverse termination fee to their respective boards of directors. Throughout the day on September 18, 2017, Bob Evans management and legal advisors worked with Post and its legal advisors to finalize the merger agreement and related transaction documentation.

On the evening of September 18, 2017, the board held a telephonic meeting, at which representatives of J.P. Morgan and Bass Berry were present. Mr. McWilliams reviewed for the board the discussion with Mr. Vitale regarding the potential resolution of open regulatory issues in the merger agreement. Representatives of Bass Berry reviewed changes to the summary of key terms of the merger agreement from the version that had been reviewed at the meeting on September 17, 2017 and discussed the anticipated timeline for the stockholders’ meeting to approve the proposed transaction. Representatives of J.P. Morgan discussed the process that had led to the proposed transaction and reviewed and discussed with the board their financial analyses of the proposed transaction, which included substantially the same financial analyses previously discussed with the board on a preliminary and draft basis at the September 17, 2017 meeting. At the board’s request, representatives of J.P. Morgan then rendered an oral opinion to the Bob Evans board, which was subsequently confirmed by delivery to the board of a written opinion dated September 18, 2017, to the effect that, as of such date and based upon and subject to the factors, procedures, qualifications, assumptions and any limitations set forth in its written opinion, the $77.00 per share of Bob Evans common stock to be paid to the holders of Bob Evans common stock in the proposed merger was fair, from a financial point of view, to such holders.    A summary of the opinions of J.P. Morgan is provided in the section entitled “— Fairness Opinion of J.P. Morgan Securities LLC.” A representative of Bass Berry then reviewed the proposed resolutions to be adopted by the Bob Evans board in connection with the proposed merger agreement.

The board, after consultation with Bob Evans’ senior management and advisors, then evaluated the terms of the merger agreement and the merger. After further discussion among the members of the board and in consideration of the opinion of J.P. Morgan, the information with which it had been provided by Bob Evans management and its legal and financial advisors during the meetings held to discuss and evaluate Post’s proposal, the board’s consultation with its advisors throughout the process, consideration of Mr. Elson’s perspectives, and the other factors described under “— Reasons for the Merger” and under “— Recommendation of the Bob Evans Board of Directors,” the board (with the exception of Mr. Elson) determined that the merger agreement and the merger were advisable and in the best interests of Bob Evans and its stockholders and approved the merger agreement and the merger, directed that the merger agreement be submitted to the stockholders of Bob Evans for their adoption and recommended that the stockholders of Bob Evans vote in favor thereof.

Mr. Elson voted against approval of the merger based on his views, which he expressed at this and numerous meetings of the board, that he was not convinced the merger consideration was greater than the value that could be realized through the continued execution of Bob Evans’ current strategic plan and/or through a sales process initiated after the passage of more time following the Bob Evans Restaurants transaction, and that the quality of the board’s process leading up to the merger did not convince him otherwise.

Following the Bob Evans board’s approval of the merger and the merger agreement, Bob Evans and Post finalized and executed the merger agreement late on the night of September 18, 2017.

On September 19, 2017, the parties issued a joint press release announcing the execution of the merger agreement. Also on September 19, 2017, each of Bob Evans and Post filed a Current Report on Form 8-K with the SEC disclosing the execution of the merger agreement, summarizing the material terms of the merger agreement and filing the joint press release and the merger agreement as exhibits.

Reasons for the Merger

In evaluating the merger agreement and the merger, the board consulted with Bob Evans’ management and legal and financial advisors and considered a variety of factors in reaching its decision to approve the merger agreement and to recommend that Bob Evans stockholders adopt the merger agreement, including, among others, the terms of the proposed merger agreement and the transactions set forth therein, as well as the following factors (which are not necessarily presented in order of relative importance):

•	The fact that the $77.00 all-cash per share merger consideration would provide certainty of value and liquidity to Bob Evans stockholders, enabling them to realize value that had been created at Bob Evans, while eliminating long-term business and execution risk.

•	The relationship of the $77.00 all-cash per share merger consideration to the current and historical trading price of Bob Evans common stock, including the market performance of Bob Evans common stock relative to those of other participants in Bob Evans’ industry and general market indices and against analyst expectations, and the fact that the per share merger consideration represents:

•	a multiple of approximately 16.5 times Bob Evans’ EBITDA for the twelve month period ended July 28, 2017;

•	a multiple of approximately 14.7 times Bob Evans’ projected 2018 EBITDA;

•	a premium of approximately 14.7% to the closing price per share of Bob Evans common stock on August 7, 2017, the last trading day prior to the initial proposal from Post;

•	a premium of approximately 15.0% to the volume weighted average price of Bob Evans common stock for the 30 days up to and including September 18, 2017; and

•	a premium of approximately 5.6% to the closing price per share of Bob Evans common stock on September 18, 2017, the last trading day prior to the date on which public announcement of the execution of the merger agreement was made.

•	The fact that, despite the board’s multi-year review of strategic alternatives—which included (i) public statements by Bob Evans regarding its evaluation of a potential sale of Bob Evans Foods or of Bob Evans in its entirety, as well as other alternatives designed to maximize value for stockholders, (ii) multiple public proposals and statements by the Sandell Group regarding the potential sale of Bob Evans Foods or Bob Evans, among other potential strategic transactions, as well as a published article in MergerMarket in May 2017 reporting Bob Evans’ receptiveness to offers regarding an acquisition of Bob Evans, and (iii) discussions by J.P. Morgan and Bob Evans with over a dozen potential counterparties regarding such a transaction over the course of that timespan (all as more fully described under the section entitled “— Background of the Merger”)—Post was nevertheless the only party to submit a definitive proposal for the board’s consideration regarding the acquisition of Bob Evans.

•	The belief of the board, based on discussions and negotiations with Post and other potentially interested parties, that the merger consideration (which Post increased from an initial offer of $75.00 per share of Bob Evans common stock to the final offer of $77.00 per share of Bob Evans common stock during the course of negotiations, as more fully described under the section entitled “— Background of the Merger”) was the maximum amount that Post would be willing to pay to acquire Bob Evans and the best price reasonably attainable for Bob Evans stockholders in the transaction with Post or any other potentially interested parties.

•	The belief by the board after discussions with Bob Evans’ senior management, Bob Evans’ legal advisors and representatives of J.P. Morgan, and in consideration of the results of J.P. Morgan’s and Bob Evans’ discussions with a significant number of alternative potential acquirers, that, if there was another potential acquirer capable of and willing to make a more compelling offer to acquire Bob Evans, such an offer would not be precluded by the terms of the merger agreement, including the ability of the board to respond to unsolicited proposals (as more fully described under the section entitled “The Merger Agreement — No Solicitation of Alternative Proposals; Changes in Board Recommendation”) or otherwise to change its recommendation in favor of the transaction with Post, as follows:

•	Bob Evans’ right, subject to certain conditions, to respond to and negotiate unsolicited acquisition proposals made before the time Bob Evans stockholders adopt the merger agreement;

•	the provisions in the merger agreement allowing the board to terminate the merger agreement, in specified circumstances related to a superior proposal, subject to the payment of a termination fee of $50.0 million, which amount the board believes to be reasonable under the circumstances and taking into account the range of such termination fees in similar transactions, and the belief by the board that a fee of such size would not be a meaningful deterrent to alternative acquisition proposals; and

•	the ability of the board, subject to certain conditions, to change its recommendation supporting the merger in response to a “Company Intervening Event,” as more fully described in the section entitled “The Merger Agreement — No Solicitation of Alternative Proposals; Changes in Board Recommendation,” if the board determines that failure to take such action would be inconsistent with its fiduciary duties.

•	The financial analyses presented to the board by J.P. Morgan on September 18, 2017, as more fully described under the section entitled “— Fairness Opinion of J.P. Morgan Securities LLC,” and the assessment by the board, taking into account these financial analyses, of Bob Evans’ value on a standalone basis relative to the $77.00 per share of Bob Evans common stock in cash to be paid in the merger, which the board noted exceeded the midpoints of the valuation ranges produced in each of the financial analyses presented by J.P. Morgan.

•	The oral opinion from J.P. Morgan rendered to the board on September 18, 2017, which was subsequently confirmed by delivery to the board of a written opinion, dated September 18, 2017, to the effect that, as of such date and based upon and subject to the factors, procedures, qualifications, assumptions and any limitations set forth in its written opinion, of the merger consideration of $77.00 per share of Bob Evans common stock to be paid to the holders of Bob Evans common stock in the proposed merger was fair, from a financial point of view, to such holder, as more fully described under the section entitled “— Fairness Opinion of J.P. Morgan Securities LLC.”

•	Bob Evans’ business and operations, strategy, current and historical financial condition and results of operations, and projected performance.

•	The perceived challenges and risks of Bob Evans continuing as a standalone public company, taking into account business, competitive, industry and market risks inherent in Bob Evans’ business and market position, including the highly competitive nature of the food products business, the presence of numerous competitor companies with multiple product lines and substantially greater financial and other resources available to them than Bob Evans, and the relatively low barriers to entry in Bob Evans’ core markets, as well as continuing risks related to the Bob Evans Restaurants transaction, including ongoing efforts to separate operational and information technology functions of the two businesses and Bob Evans’ continued liability as guarantor with respect to certain lease obligations of the Bob Evans Restaurants business despite the fact that the business is no longer within Bob Evans’ control.

•	The perceived risk that Bob Evans’ common stock would trade at lower trading multiples than peer companies because of Bob Evans’ operation of its pork sausage products business, given that the performance of this business tends to be significantly tied to fluctuations in the volatile market for live sows outside Bob Evans’ control and that publicly traded companies operating in the protein sector have historically traded at lower multiples than pure-play packaged foods and refrigerated sides producers.

•	The fact that, in connection with the Bob Evans Restaurants transaction, many of the trademarks, copyrights and other intellectual property rights that Bob Evans uses in its business were contributed to a joint venture entity that Bob Evans controls jointly with affiliates of Golden Gate (the “IPCo”), with the result that any enforcement action with respect to these intellectual property rights that Bob Evans uses in its business may require the active involvement or approval of the IPCo, over which Bob Evans does not have sole control. Furthermore, because certain of Bob Evans’ tradenames are shared and used by a third party, negative events outside of Bob Evans’ control, such as a privacy breach or food safety issues at Bob Evans Restaurants, could have an adverse impact on Bob Evans’ results of operations or financial condition.

•	The strategic and financial alternatives reasonably available to Bob Evans, and the risks and uncertainties associated with those alternatives, and the timing and likelihood of actually achieving and delivering to Bob Evans stockholders additional value driven by these alternatives, none of which, on a risk-adjusted, present-value basis, was, in the board’s assessment, reasonably likely to create value for the Bob Evans stockholders greater than the merger consideration.

•	The fact that the merger agreement was the product of arm’s-length negotiation and contained terms and conditions that were, in the view of the board, favorable to Bob Evans and its stockholders.

•	The belief by the board of the high likelihood for the merger and related transactions to be completed successfully, based on, among other things:

•	the fact that the merger consideration consists solely of cash and that the merger agreement is not subject to any financing condition, coupled with the representation by Post in the merger agreement that it has, through a combination of cash on hand and otherwise available financing, the ability to fund the aggregate merger consideration and to satisfy its obligations under the merger agreement;

•	Bob Evans’ ability to specifically enforce Post’s obligations under the merger agreement, including Post’s obligations to consummate the merger;

•	the commitment of Post in the merger agreement to use its reasonable best efforts to take all actions to consummate the merger, including its commitment to take all actions necessary to defend, including through litigation, any proceedings asserted or threatened by any governmental entity or other person under antitrust laws that would delay or otherwise prohibit the consummation of the merger (as more fully described under the section entitled “The Merger Agreement — Conditions to Completion of the Merger”);

•	Post’s commitment to pay Bob Evans the regulatory termination fee of $50.0 million if the merger agreement is terminated as a result of certain circumstances related to regulatory matters (as more fully described under the section entitled “The Merger Agreement — Termination Fees; Effect of Termination”); and

•	the conditions to closing contained in the merger agreement, which are limited and customary in number and scope, and which, in the case of the condition related to the accuracy of Bob Evans’ representations and warranties, are generally subject to a “material adverse effect” qualification (as more fully described under the section entitled “The Merger Agreement — Conditions to Completion of the Merger”).

In the course of its deliberations, the board also considered a variety of risks and other potentially negative factors, including the following:

•	the significant costs involved in connection with entering into and completing the merger and the substantial time and effort of management required to complete the merger, which may disrupt Bob Evans’ business operations;

•	the potential disruptions to Bob Evans’ business operations following the announcement of the merger, including disruptions arising from negative or unanticipated responses from competitors, customers, suppliers and employees;

•	the restrictions on Bob Evans’ conduct of its business prior to completion of the merger under the covenants in the merger agreement, including the requirement that Bob Evans conduct its business in the ordinary course and the prohibition on Bob Evans taking certain actions, which may delay or prevent Bob Evans from undertaking business opportunities that may arise pending completion of the merger;

•	the fact that, pursuant to the merger agreement and subject to certain conditions and limitations, Bob Evans is prohibited from soliciting other acquisition proposals;

•	the fact that, upon termination of the merger agreement under certain circumstances, Bob Evans will be required to pay Post a termination fee of $50.0 million in cash;

•	the fact that the receipt of the $77.00 cash payment per share of merger consideration would be taxable to Bob Evans stockholders that are treated as U.S. holders for U.S. federal income tax purposes (as more fully described under the section entitled “— Material U.S. Federal Income Tax Consequences of the Merger”);

•	the fact that following the merger Bob Evans stockholders will have no ongoing equity participation in Bob Evans and would forego the opportunity to realize the potential long-term value of the successful execution of Bob Evans’ current strategy as an independent company and, given the all-cash consideration, the merger will not allow Bob Evans stockholders to benefit from the potential future appreciation, if any, in the value of Bob Evans’ business once combined with Post following consummation of the merger;

•

the possibility, though unlikely from Bob Evans’ perspective, that the merger does not close (including as a result of events outside of either party’s control such as failure to receive the required regulatory approval), and the potential risks and costs to Bob Evans associated with any failure to close, including the potential distraction of employee and management attention during the pendency of the merger, uncertainty about the effect of the proposed merger on Bob Evans’ employees, potential and existing customers and suppliers and other parties, which may impair Bob Evans’ ability to attract, retain and motivate key personnel and could cause third parties to seek to change or not enter into business relationships with Bob Evans, and the impact that the failure of the merger to close could have on the trading price of shares of Bob Evans common stock and Bob Evans’ operating results (including as the result of the costs incurred in connection with the merger and the other transactions contemplated by the merger agreement);

•	the fact that directors and officers of Bob Evans may have interests different from and in addition to the Bob Evans stockholders (as more fully described in the section entitled “— Interests of Bob Evans’ Directors and Executive Officers in the Merger”); and

•	Mr. Elson’s view that he was not convinced the merger consideration was greater than the value that could be realized through the continued execution of Bob Evans’ current strategic plan and/or through a sales process initiated after the passage of more time following the sale of the Bob Evans Restaurants business, and that the quality of the board’s process leading up to the merger did not convince him otherwise.

After consideration of the foregoing potentially negative and potentially positive factors, the board (with the exception of Mr. Elson, who voted against approval of the merger agreement and the merger) concluded that the potentially positive factors relating to the merger agreement and the merger substantially outweighed the potentially negative factors, and therefore determined that the merger agreement and the merger were advisable and in the best interests of Bob Evans and its stockholders and approved the merger agreement and the merger.

The foregoing discussion of the information and factors considered by the board is not exhaustive but is intended to reflect the material factors considered by the board in its consideration of the merger. In view of the complexity, and the large number, of the factors considered, the board, both individually and collectively, did not quantify or assign any relative or specific weight to the various factors. Rather, the board based its recommendation on the totality of the information presented to and considered by it. In addition, individual members of the board may have given different weights to different factors. The board recommended that the Bob Evans stockholders vote in favor of the merger proposal based on the totality of the information considered by the board.

The foregoing discussion of the information and factors considered by the board is forward-looking in nature. This information should be read in light of the factors described under the section entitled “Cautionary Statement Concerning Forward-Looking Statements.”

Recommendation of the Bob Evans Board of Directors

After consideration of all factors that the board deemed relevant, and after consultation with independent legal and financial advisors, the board determined that the merger agreement, the merger and the other transactions contemplated by the merger agreement are advisable and in the best interests of Bob Evans and its stockholders, approved the merger agreement, the merger and the other transactions contemplated by the merger agreement and recommended the adoption of the merger agreement by the stockholders of Bob Evans.

Certain Prospective Financial Information

As a matter of general practice, Bob Evans does not publicly disclose its anticipated financial position or anticipated results of operations other than providing estimated ranges of certain expected financial results for the current year in its quarterly earnings press releases (which guidance may also be included in subsequent investor presentations from time to time), due to, among other reasons, the inherent difficulty of accurately predicting financial performance for future periods and the uncertainty of underlying assumptions and estimates.

However, Bob Evans is including in this proxy statement a summary of certain limited unaudited prospective financial information for Bob Evans on a standalone basis for the ten fiscal years 2018 through 2027 (the “Unaudited Prospective Financial Information”), without giving effect to the merger, which was provided to the board and J.P. Morgan. The Unaudited Prospective Financial Information was prepared for internal use by Bob Evans senior management and unanimously adopted by the board as of August 23, 2017 and consists of (i) certain non-public financial projections of Bob Evans as a standalone company based on Bob Evans management’s long-range strategic plan (the “LRSP Base Case Projections”), and (ii) an adjusted version of such financial projections based on more conservative growth and other business assumptions applicable for years 2023 through 2027 compared to those underlying the LRSP Base Case Projections (the “LRSP Sensitivity Case Projections”). The financial projections for years 2018 through 2022 are the same in both the LRSP Base Case Projections and LRSP Sensitivity Case Projections.

The Unaudited Prospective Financial Information was provided to the board for the purposes of considering, analyzing and evaluating Bob Evans’ strategic and financial alternatives, including the merger. The Unaudited Prospective Financial Information was also provided to J.P. Morgan for purposes of rendering its fairness opinion to the board and in performing the related financial analyses. Portions of the Unaudited Prospective Financial Information relating to years 2018 through 2022 were also provided to Post and UBS in connection with their respective consideration and evaluation of a merger with Bob Evans. The inclusion of the Unaudited Prospective Financial Information in this proxy statement should not be regarded as an indication that the board, Bob Evans, J.P. Morgan, Post or any other recipient of this information considered, or now considers, it to be an assurance of the achievement of future results or an accurate prediction of future results, and it should not be relied on as such.

The Unaudited Prospective Financial Information and the underlying assumptions upon which the Unaudited Prospective Financial Information was based are subjective in many respects, and subject to multiple interpretations and frequent revisions attributable to the variability of Bob Evans’ industry and based on actual experience and business developments. The Unaudited Prospective Financial Information reflects numerous assumptions with respect to Company performance, industry performance, general business, economic, regulatory, market and financial conditions and other matters, many of which are difficult to predict, subject to significant economic and competitive uncertainties and beyond Bob Evans’ control. A variety of factors, including those described in the section entitled “Cautionary Statement Concerning Forward-Looking Statements,” could cause the Unaudited Prospective Financial Information or the underlying assumptions to be inaccurate. As a result, there can be no assurance that the Unaudited Prospective Financial Information will be realized or that actual results will not be significantly higher or lower than projected. The Unaudited Prospective Financial Information also covers multiple years, and such information by its nature becomes subject to greater uncertainty with each successive year. The Unaudited Prospective Financial Information does not take into account any circumstances or events occurring after the date on which it was prepared. Economic and business environments can and do change quickly, which adds an additional significant level of uncertainty as to whether the results portrayed in the Unaudited Prospective Financial Information will be achieved. As a result, the inclusion of the Unaudited Prospective Financial Information in this proxy statement does not constitute an admission or representation by Bob Evans or any other person that the information is material. The summary of the Unaudited Prospective Financial Information is not provided to influence Bob Evans stockholders’ decisions regarding whether to vote for the merger proposal or any other proposal.

The Unaudited Prospective Financial Information summarized below was prepared by, and is the responsibility of, Bob Evans’ management. The Unaudited Prospective Financial Information was not prepared with a view toward public disclosure or toward complying with United States generally accepted accounting principles (“GAAP”), published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Neither Ernst & Young LLP, Bob Evans’ independent registered public accounting firm, nor any other accounting firm has examined, compiled or performed any procedures with respect to the Unaudited Prospective Financial Information, and, accordingly, Ernst & Young LLP does not express an opinion or any other form of assurance with respect thereto. The report of Ernst & Young LLP incorporated by reference in this proxy statement relates to Bob Evans’ historical financial information. It does not extend to the Unaudited Prospective Financial Information contained herein and should not be read to do so.

The following is a summary of certain LRSP Base Case Projections and LRSP Sensitivity Case Projections included in the Unaudited Prospective Financial Information prepared by senior management of Bob Evans and provided to the board and J.P. Morgan, in each case, prior to the execution of the merger agreement:

LRSP Base Case Projections

	($ in thousands, except per share information)
	Fiscal Year
	2018E	2019E	2020E	2021E	2022E	2023E	2024E	2025E	2026E	2027E
Revenue	$479,931	503,339	531,567	561,261	592,486	633,960	678,337	725,821	776,628	830,992
% revenue growth	21.5%	4.9%	5.6%	5.6%	5.6%	7.0%	7.0%	7.0%	7.0%	7.0%
Operating income	$82,333	86,440	95,580	104,498	114,550	126,563	136,563	144,855	156,494	169,041
Net income	$50,743	53,665	59,655	64,866	71,683	80,458	87,894	93,713	101,408	109,538
EBITDA(1)	$115,000	124,982	135,157	145,032	156,059	161,660	172,976	185,084	198,040	211,903
Cash available before dividends & share repurchases (2)	$(119,443)	52,733	37,183	21,303	53,864	76,892	60,153	91,854	100,369	89,285
Earnings per share	$2.48	2.62	2.90	3.15	3.48	3.91	4.27	4.55	4.93	5.32

LRSP Sensitivity Case Projections

	($ in thousands, except per share information)
	Fiscal Year
	2018E	2019E	2020E	2021E	2022E	2023E	2024E	2025E	2026E	2027E
Revenue	$479,931	503,339	531,567	561,261	592,486	617,370	643,300	670,319	698,472	727,808
% revenue growth	21.5%	4.9%	5.6%	5.6%	5.6%	4.2%	4.2%	4.2%	4.2%	4.2%
Operating Income	$82,333	86,440	95,580	104,498	114,550	122,333	127,629	130,702	136,565	142,729
Net Income	$50,743	53,665	59,655	64,866	71,683	77,719	82,124	84,559	88,494	92,488
EBITDA(1)	$115,000	124,982	135,157	145,032	156,059	157,429	164,041	170,931	178,110	185,591
Cash available before dividends & share repurchases (2)	$(119,443)	52,733	37,183	21,303	53,864	75,618	58,148	85,755	90,837	75,971
Earnings Per Share	$2.48	2.62	2.90	3.15	3.48	3.78	3.99	4.11	4.30	4.49

(1)	EBITDA means earnings before interest, taxes, depreciation and amortization, and stock-based compensation. Stock-based compensation is a non-cash charge which management estimates to be approximately $0.7 million in fiscal year 2018, $1.4 million in fiscal year 2019 and $2.0 million in fiscal years 2020 through 2027.
(2)	Cash available before dividends & share repurchases means net income, plus depreciation, amortization, and impairments, less change in working capital and less capital expenditures. Projected amounts for fiscal year 2018 include the effect of (i) payment of the purchase price in Bob Evans’ acquisition of Pineland and (ii) payment of taxes in connection with the gain recognized by Bob Evans on the sale of Bob Evans Restaurants to Golden Gate at the end of fiscal year 2017.

Based on the LRSP Base Case Projections and the LRSP Sensitivity Case Projections, J.P. Morgan calculated, for purposes of its financial analyses, “unlevered free cash flows” as EBITDA (after deducting stock-based compensation expense), less depreciation and amortization, less taxes (based on an assumed tax rate of approximately 35% as provided by Bob Evans management), plus depreciation and amortization, less capital expenditures and less increases in net working capital. The unlevered free cash flows calculated by J.P. Morgan, which were reviewed and approved by Bob Evans senior management for utilization by J.P. Morgan in performing its financial analyses were as follows:

	($ in millions)
	Fiscal Year
	2018E(a)	2019E	2020E	2021E	2022E	2023E	2024E	2025E	2026E	2027E
LRSP Base Case Projections	$3	54	38	23	55	77	59	91	99	88
LRSP Sensitivity Case Projections	$3	54	38	23	55	76	57	85	90	75

(a)	Projected amounts for fiscal year 2018 do not include the effect of payment of the purchase price in Bob Evans’ acquisition of Pineland.

The Unaudited Prospective Financial Information does not take into account the possible financial and other effects on Bob Evans of the merger and does not attempt to predict or suggest future results of the combined company. The Unaudited Prospective Financial Information does not give effect to the merger, including the impact of negotiating or executing the merger agreement, the expenses that may be incurred in connection with consummating the merger, the potential synergies that may be achieved by the combined company as a result of the merger, the effect on Bob Evans of any business or strategic decision or action that has been or will be taken as a result of the merger agreement having been executed, or the effect of any business or strategic decisions or actions that would likely have been taken if the merger agreement had not been executed, but that were instead altered, accelerated, postponed or not taken in anticipation of the merger. Further, the Unaudited Prospective Financial Information does not take into account the effect on Bob Evans of any possible failure of the merger to occur.

For the foregoing reasons, and considering that the special meeting will be held several months after the Unaudited Prospective Financial Information was prepared, as well as the uncertainties inherent in any forecasting information, readers of this proxy statement are cautioned not to place unwarranted reliance on the Unaudited Prospective Financial Information set forth above. No one has made or makes any representation to any stockholder regarding the information included in the Unaudited Prospective Financial Information. Bob Evans urges all Bob Evans stockholders to review its most recent SEC filings for a description of its reported financial results. See the section entitled “Where You Can Find Additional Information.”

In addition, the Unaudited Prospective Financial Information has not been updated or revised to reflect information or results after the date it was prepared or as of the date of this proxy statement, and except as required by applicable securities laws, Bob Evans does not intend to update or otherwise revise the Unaudited Prospective Financial Information or the specific portions presented to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even in the event that any or all of the underlying assumptions are shown to be in error.

The Unaudited Prospective Financial Information includes two financial measures that are not determined in accordance with GAAP: EBITDA and cash available before dividends & share repurchases. Bob Evans believes that projected EBITDA included in the summary of the Unaudited Prospective Financial Information presented in this proxy statement is useful in understanding and evaluating Bob Evans’ prospective operational performance by excluding certain items that may not fully reflect the ongoing operational performance or core business operating results of Bob Evans’ business. Bob Evans believes that cash available before dividends & share repurchases is useful in assessing the ability of Bob Evans to generate excess cash from its business operations and to generate cash available to make strategic acquisitions and investments, fund ongoing operations, and fund other uses of capital. The presentation of EBITDA and cash available before dividends & share repurchases should not be considered as an alternative to measures determined in accordance with GAAP such as net income and cash flows from operating activities as an indicator of Bob Evans’ operating performance, as an indicator of cash flows, or as a measure of liquidity. Not all companies calculate these financial measures in the same manner, and Bob Evans’ calculation of these financial measures may not be comparable to similarly titled measures used by other companies.

Fairness Opinion of J.P. Morgan Securities LLC

Pursuant to an engagement letter dated November 15, 2016 (as amended effective as of August 17, 2017), Bob Evans formally retained J.P. Morgan as its financial advisor in connection with the proposed merger.

On September 18, 2017, at the meeting of the board at which the merger agreement was approved, J.P. Morgan rendered to the board an oral opinion, subsequently confirmed by delivery to the board of a written opinion, dated September 18, 2017, to the effect that, as of such date and based upon and subject to the factors, procedures, qualifications, assumptions and any limitations set forth in its written opinion, the merger consideration of $77.00 per share of Bob Evans common stock to be paid to the holders of Bob Evans common stock in the proposed merger was fair, from a financial point of view, to such holders.

The full text of J.P. Morgan’s written opinion, dated September 18, 2017, which sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and any limitations on the opinion and the review undertaken by J.P. Morgan in connection with rendering its opinion, is attached as Annex B to this proxy statement and is incorporated herein by reference. The summary of the opinion of J.P. Morgan set forth in this proxy statement is qualified in its entirety by reference to the full text of such opinion, and Bob Evans’ stockholders are urged to read J.P. Morgan’s opinion attached as Annex B carefully and in its entirety.

J.P. Morgan’s opinion was addressed to the board (in its capacity as such) in connection with and for the purposes of its evaluation of the proposed merger, was directed only to the fairness, from a financial point of view, of the merger consideration to be paid to the holders of Bob Evans common stock in the proposed merger and did not address any other aspect of the proposed merger. J.P. Morgan expressed no opinion as to the fairness of any consideration paid in connection with the proposed merger to the holders of any other class of securities, creditors or other constituencies of Bob Evans or as to the underlying decision by Bob Evans to engage in the proposed merger. The issuance of J.P. Morgan’s opinion was approved by a fairness committee of J.P. Morgan. The opinion does not constitute a recommendation to any stockholder of Bob Evans as to how such stockholder should vote with respect to the proposed merger or any other matter.

In arriving at its opinion, J.P. Morgan, among other things:

•	reviewed a draft dated September 18, 2017 of the merger agreement;

•	reviewed certain publicly available business and financial information concerning Bob Evans and the industries in which it operates;

•	compared the proposed financial terms of the proposed merger with the publicly available financial terms of certain transactions involving companies J.P. Morgan deemed relevant and the consideration paid for such companies;

•	compared the financial and operating performance of Bob Evans with publicly available information concerning certain other companies J.P. Morgan deemed relevant and reviewed the current and historical market prices of Bob Evans common stock and certain publicly traded securities of such other companies;

•	reviewed certain internal financial analyses and forecasts prepared by the management of Bob Evans relating to its business; and

•	performed such other financial studies and analyses and considered such other information as J.P. Morgan deemed appropriate for the purposes of this opinion.

In addition, J.P. Morgan held discussions with certain members of the management of Bob Evans with respect to certain aspects of the proposed merger, and the past and current business operations of Bob Evans, the financial condition and future prospects and operations of Bob Evans, and certain other matters J.P. Morgan believed necessary or appropriate to its inquiry.

In giving its opinion, J.P. Morgan relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with J.P. Morgan by Bob Evans or otherwise reviewed by or for J.P. Morgan. J.P. Morgan did not independently verify any such information or its accuracy or completeness and, pursuant to J.P. Morgan’s engagement letter with Bob Evans, J.P. Morgan did not assume any obligation to undertake any such independent verification. J.P. Morgan did not conduct and was not provided with any valuation or appraisal of any assets or liabilities, nor did J.P. Morgan evaluate the solvency, of Bob Evans, Post or Merger Sub under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to J.P. Morgan or derived therefrom, J.P. Morgan assumed that they had been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by the management of Bob Evans as to the expected future results of operations and financial condition of Bob Evans to which such analyses or forecasts relate. J.P. Morgan expressed no view as to such analyses or forecasts or the assumptions on which they were based. J.P. Morgan also assumed that the proposed merger and the other transactions contemplated by the merger agreement would be consummated as described in the merger agreement, and that the definitive merger agreement would not differ in any material respects from the draft thereof furnished to J.P. Morgan. J.P. Morgan also assumed that the representations and warranties made by Bob Evans, Post and Merger Sub in the merger agreement and the related agreements were and would be true and correct in all respects material to J.P. Morgan’s analysis. J.P. Morgan is not a legal, regulatory or tax expert and relied on the assessments made by advisors to Bob Evans with respect to such issues. J.P. Morgan further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the proposed merger would be obtained without any adverse effect on Bob Evans or on the contemplated benefits of the proposed merger.

J.P. Morgan’s opinion was necessarily based on economic, market and other conditions as in effect on, and the information made available to J.P. Morgan as of, the date of such opinion. J.P. Morgan’s opinion noted that subsequent developments may affect J.P. Morgan’s opinion, and that J.P. Morgan does not have any obligation to update, revise, or reaffirm such opinion. J.P. Morgan’s opinion is limited to the fairness, from a financial point of view, of the merger consideration to be paid to the holders of Bob Evans common stock in the proposed merger and J.P. Morgan expressed no opinion as to the fairness of any consideration paid in connection with the proposed merger to the holders of any other class of securities, creditors or other constituencies of Bob Evans or as to the underlying decision by Bob Evans to engage in the proposed merger. Furthermore, J.P. Morgan expressed no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the proposed merger, or any class of such persons relative to the merger consideration to be paid to the holders of Bob Evans common stock in the proposed merger or with respect to the fairness of any such compensation. J.P. Morgan expressed no opinion as to the price at which Bob Evans common stock will trade at any future time.

The terms of the merger agreement, including the merger consideration, were determined through arm’s-length negotiations among Bob Evans, Post and Merger Sub, and the decision to enter into the merger agreement was solely that of the board. J.P. Morgan’s opinion and financial analyses were only one of the many factors considered by the board in its evaluation of the proposed merger and should not be viewed as determinative of the views of the board or management with respect to the proposed merger or the merger consideration.

In accordance with customary investment banking practice, J.P. Morgan employed generally accepted valuation methodologies in rendering its opinion to the board on September 18, 2017. The following is a summary of certain material financial analyses utilized by J.P. Morgan and contained in the presentation delivered to the board on such date in connection with the rendering of such opinion. It does not purport to be a complete description of the analyses or data presented by J.P. Morgan. Some of the summaries of the financial analyses include information presented in tabular format. The tables are not intended to stand alone, and in order to more fully understand the financial analyses used by J.P. Morgan, the tables must be read together with the full text of each summary. Considering the data set forth below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of J.P. Morgan’s analyses.

Public Trading Multiples Analysis

Using publicly available information, J.P. Morgan compared selected financial data of Bob Evans with similar data for selected publicly traded companies engaged in businesses which J.P. Morgan judged to be similar in certain respects to Bob Evans’ business or aspects thereof. The companies selected by J.P. Morgan were as follows:

•	Amplify Snack Brands, Inc.

•	B&G Foods, Inc.

•	Flowers Foods, Inc.

•	Hormel Foods Corporation

•	Hostess Brands, Inc.

•	J & J Snack Foods Corp.

•	Lamb Weston Holdings, Inc.

•	Lancaster Colony Corporation

•	Maple Leaf Foods Inc.

•	Pinnacle Foods Inc.

•	Post Holdings, Inc.

•	Snyder’s-Lance, Inc.

•	The Hain Celestial Group, Inc.

•	Treehouse Foods, Inc.

These companies were selected, among other reasons, because they are publicly traded companies with operations and businesses that, for purposes of J.P. Morgan’s analysis, may be considered sufficiently similar in certain respects to those of Bob Evans based on business sector participation, financial metrics and form of operations. However, none of the selected companies reviewed is identical to Bob Evans, and certain of these companies may have characteristics that are materially different from those of Bob Evans. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies differently than they would affect Bob Evans.

For each of the selected companies listed above, J.P. Morgan calculated and compared various financial multiples and ratios based on publicly available information as of September 18, 2017, and in all instances multiples were based on closing share prices on September 18, 2017.

For purposes of this analysis, J.P. Morgan utilized consensus estimates of estimated earnings before interest, taxes, depreciation and amortization and estimated earnings per share for each of the selected companies and, based on such information, J.P. Morgan calculated estimates of such amounts for 2018 and 2019 based on Bob Evans’ fiscal year (the estimates of earnings before interest, taxes, depreciation and amortization (after deducting stock-based compensation expense) for such periods are referred to in this section of the proxy statement as “2018E EBITDA” and “2019E EBITDA,” respectively). Other financial data used for purposes of this analysis, including the market value of equity and stock price information for each selected company, were based on public filings and other publicly available information.

Implied FV/EBITDA Multiples Analysis. Among other calculations, for each of the selected companies J.P. Morgan calculated:

•	the multiple of implied firm value, referred to in this section of the proxy statement as “FV” (calculated as the market value of equity plus total debt and other adjustments, including non-controlling interests, net of cash and cash equivalents) to 2018E EBITDA, referred to in this section of the proxy statement as “FV/2018E EBITDA,” and

•	the multiple of implied FV to 2019E EBITDA, referred to in this section of the proxy statement as “FV/2019E EBITDA.”

The following table represents the results of this analysis:

Implied FV/EBITDA Multiples

	FV/2018E EBITDA	FV/2019E EBITDA
Amplify Snack Brands, Inc.	12.7x	11.1x
B&G Foods, Inc.	10.7x	10.4x
Flowers Foods, Inc.	10.5x	10.0x
Hormel Foods Corporation	11.7x	11.4x
Hostess Brands, Inc.	11.2x	10.5x
J & J Snack Foods Corp.	14.1x	13.2x
Lamb Weston Holdings, Inc.	12.2x	11.4x
Lancaster Colony Corporation	14.7x	13.6x
Maple Leaf Foods Inc.	11.0x	10.3x
Pinnacle Foods Inc.	14.1x	13.1x
Post Holdings, Inc.	10.5x	10.1x
Snyder’s-Lance, Inc.	15.6x	14.1x
The Hain Celestial Group, Inc.	14.9x	13.3x
Treehouse Foods, Inc.	9.1x	8.5x

Based on the results of this analysis of the selected companies and J.P. Morgan’s professional judgment, J.P. Morgan derived a multiple reference range of 11.0x to 13.0x for FV/2018E EBITDA and a multiple reference range of 10.0x to 12.0x for FV/2019E EBITDA and applied such ranges to Bob Evans’ 2018E EBITDA and 2019E EBITDA based on the projections provided to J.P. Morgan by Bob Evans management (which estimates are identical for the two sets of projections provided to J.P. Morgan by Bob Evans management and described under the section entitled “— Certain Prospective Financial Information”). As a result of this analysis, J.P. Morgan derived the following ranges of implied equity values per share of Bob Evans common stock (implied equity values per share were, in all cases, rounded to the nearest $0.25 per share):

Implied Equity Value Per Share

	Low	High
FV/2018E EBITDA	$55.50	$66.75
FV/2019E EBITDA	$54.50	$66.75

J.P. Morgan compared the ranges of implied equity value per share of Bob Evans common stock to the merger consideration of $77.00 per share of Bob Evans common stock. For reference only and not as a component of its fairness analysis, J.P. Morgan also compared the ranges of implied equity value per share of Bob Evans common stock to the closing price per share of Bob Evans common stock of $72.93 on September 18, 2017, the last trading day prior to the announcement of the merger agreement on September 19, 2017.

P/E Multiples Analysis. For reference only and not as a component of its fairness analysis, for each of the selected companies J.P. Morgan also calculated:

•	the multiple of stock price of its common equity to estimated earnings per share for fiscal year 2018, referred to in this section of the proxy statement as “P/E 2018E,” and

•	the multiple of stock price of its common equity to estimated earnings per share for fiscal year 2019, referred to in this section of the proxy statement as “P/E 2019E.”

Based on the results of this analysis of selected companies and J.P. Morgan’s professional judgment, J.P. Morgan derived a multiple reference range of 17.0x to 27.5x for P/E 2018E and of 16.0x to 24.5x for P/E 2019E and applied such ranges to Bob Evans’ estimated earnings per share for fiscal years 2018 and 2019 based on the projections provided to J.P. Morgan by Bob Evans management (which estimates are identical for the two sets of projections provided to J.P. Morgan by Bob Evans management and described under the section entitled “— Certain Prospective Financial Information”). For reference only and not as a component of its fairness analysis, as a result of this analysis, J.P. Morgan derived the following ranges of implied equity values per share of Bob Evans common stock (implied equity values per share were, in all cases, rounded to the nearest $0.25 per share):

Implied Equity Value Per Share

	Low	High
P/E 2018E	$42.00	$68.00
P/E 2019E	$41.75	$64.00

For reference only and not as a component of its fairness analysis, J.P. Morgan compared the ranges of implied equity value per share of Bob Evans common stock to (1) the closing price per share of Bob Evans common stock of $72.93 on September 18, 2017, the last trading day prior to the announcement of the merger agreement on September 19, 2017, and (2) the merger consideration of $77.00 per share of Bob Evans common stock. J.P. Morgan noted that this analysis was not a component of its fairness analysis but was presented merely for informational purposes.

Selected Transaction Analysis

Using publicly available information, J.P. Morgan examined selected transactions involving businesses which, based on J.P. Morgan’s experience and familiarity with Bob Evans’ industry, J.P. Morgan judged to be similar in certain respects to Bob Evans’ business or aspects thereof, considering, among other reasons, business sector participation, financial metrics and form of operations.

Using publicly available information, J.P. Morgan calculated, for each of the selected transactions, the multiple of the target company’s FV implied by the consideration paid in such transaction to the target company’s amount of estimated earnings before interest, taxes, depreciation and amortization (after deducting stock-based compensation expense) for the twelve-month period prior to the announcement date of the applicable transaction, referred to in this section of the proxy statement as “LTM EBITDA.”

The selected transactions, the month and year each such transaction was announced and the results of the analysis for each such transaction are as indicated in the following table:

Announcement Date	Target	Acquirer	FV / LTM EBITDA
July 2017(1)	Reckitt Benckiser Group plc Food Division	McCormick & Company, Incorporated	19.6x
April 2017	Weetabix Limited	Post Holdings, Inc.	11.7x
April 2017	AdvancePierre Foods Holdings, Inc.	Tyson Foods, Inc.	15.4x
November 2016	Bellisio Parent, LLC.	Charoen Pokphand Foods	13.1x
November 2015	Conagra Brands, Inc.	Treehouse Foods, Inc.	9.1x
November 2015	Boulder Brands, Inc.	Pinnacle Foods Inc.	16.8x
October 2015	Diamond Foods, Inc.	Snyder’s-Lance, Inc.	16.7x
May 2015	Applegate Farms, LLC	Hormel Foods Corporation	N/A
January 2015	MOM Brands Company	Post Holdings, Inc.	9.6x
June 2014	The Hillshire Brands Company	Tyson Foods, Inc.	16.7x

(1)	Based on the amount of adjusted earnings before interest, taxes, depreciation and amortization for Reckitt Benckiser Group plc estimated for 2017.

Based on the results of this analysis and J.P. Morgan’s professional judgment, J.P. Morgan derived a multiple reference range of 13.0x to 17.0x for implied FV to LTM EBITDA. After applying such range to Bob Evans’ LTM EBITDA ending with the first fiscal quarter of 2017 provided by Bob Evans management to J.P. Morgan, as a result of this analysis, J.P. Morgan derived the following ranges of implied equity values per share of Bob Evans common stock (implied equity values per share were, in all cases, rounded to the nearest $0.25 per share):

Implied Equity Value Per Share

	Low	High
Implied FV/LTM EBITDA	$59.25	$79.50

J.P. Morgan compared the range of implied equity value per share of Bob Evans common stock to the merger consideration of $77.00 per share of Bob Evans common stock. For reference only and not as a component of its fairness analysis, J.P. Morgan also compared the range of implied equity value per share of Bob Evans common stock to the closing price per share of Bob Evans common stock of $72.93 on September 18, 2017, the last trading day prior to the announcement of the merger agreement on September 19, 2017.

Discounted Cash Flow Analyses

J.P. Morgan conducted discounted cash flow analyses for the purpose of determining an implied equity value per share of Bob Evans common stock. A discounted cash flow analysis is a method of evaluating an asset using estimates of the future unlevered free cash flows generated by the asset, and taking into consideration the time value of money with respect to those future cash flows by calculating their “present value.” The “unlevered free cash flows” refer to a calculation of the future cash flows generated by an asset without including in such calculation any debt servicing costs. “Present value” refers to the current value of the cash flows generated by the asset and is obtained by discounting those cash flows back to the present using a discount rate that takes into account macro-economic assumptions and estimates of risk, the opportunity cost of capital and other appropriate factors. “Terminal value” refers to the present value of all future cash flows generated by the asset for periods beyond the projections period.

J.P. Morgan conducted two discounted cash flow analyses using each of the two sets of projections provided to J.P. Morgan by Bob Evans management and described under the section entitled “— Certain Prospective Financial Information.”

J.P. Morgan calculated the present value of unlevered free cash flows that Bob Evans is expected to generate during the period beginning with the second fiscal quarter of 2017 and ending at the end of fiscal year 2027 using each of the two sets of projections provided to J.P. Morgan by Bob Evans management. J.P. Morgan also calculated a range of terminal values for Bob Evans for the period following fiscal year end 2027 by applying a perpetuity growth rate ranging from 2.5 to 3.5% (which had been provided to J.P. Morgan by Bob Evans management) to each of the two sets of projections provided to J.P. Morgan by Bob Evans management during the terminal period of each set of projections. The unlevered free cash flows and the range of terminal values were then discounted to present values using a range of discount rates from 6.50% to 7.50%, which range was chosen by J.P. Morgan based upon an analysis of the weighted average cost of capital of Bob Evans.

As a result of this analysis, J.P. Morgan derived the following ranges of implied equity values per share of Bob Evans common stock (implied equity values per share were, in all cases, rounded to the nearest $0.25 per share):

Implied Equity Value Per Share

	Low	High
Discounted Cash Flow Analysis (LRSP Base Case Projections)	$58.00	$94.25
Discounted Cash Flow Analysis (LRSP Sensitivity Case Projections)	$53.25	$86.25

J.P. Morgan compared the ranges of implied equity value per share of Bob Evans common stock to the merger consideration of $77.00 per share of Bob Evans common stock. For reference only and not as a component of its fairness analysis, J.P. Morgan also compared the ranges of implied equity value per share of Bob Evans common stock to the closing price per share of Bob Evans common stock of $72.93 on September 18, 2017, the last trading day prior to the announcement of the merger agreement on September 19, 2017.

Other Information

Historical Trading Ranges. For reference only and not as a component of its fairness analysis, J.P. Morgan reviewed the trading ranges of the closing prices of Bob Evans common stock (in each case, adjusted to exclude the special dividend of $7.50 per share in cash paid by Bob Evans in respect of its common stock on June 16, 2017) for (i) the period from January 25, 2017, the first trading day following the announcement of Bob Evans’ proposed sale of its restaurants business to Golden Gate, to September 18, 2017, the last trading day prior to the announcement of the merger agreement on September 19, 2017, which was $47.70 per share to $72.93 per share, and (ii) the period from January 25, 2017 to May 16, 2017, the last trading day prior to the BMO Capital Markets 12th Annual Farm to Market Conference (at which representatives of Bob Evans gave a presentation that was attended by other foods industry participants), which was $47.70 per share to $60.96 per share.

Equity Analyst Price Targets. For reference only and not as a component of its fairness analysis, J.P. Morgan also reviewed certain publicly available share price targets of equity research analysts for Bob Evans common stock as of September 18, 2017, the last trading day prior to the announcement of the merger agreement on September 19, 2017, and noted that the range of such price targets was $72.00 per share to $78.00 per share.

For reference only and not as a component of its fairness analysis, J.P. Morgan compared these ranges and targets to the closing price per share of Bob Evans common stock of $72.93 on September 18, 2017, the last trading day prior to the announcement of the merger agreement on September 19, 2017, and (3) the merger consideration of $77.00 per share of Bob Evans common stock.

J.P. Morgan noted that historical stock trading ranges and equity analyst price targets are not valuation methodologies, but were presented merely for informational purposes.

Miscellaneous

The foregoing summary of certain material financial analyses does not purport to be a complete description of the analyses or data presented by J.P. Morgan. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. J.P. Morgan believes that the foregoing summary and its analyses must be considered as a whole and that selecting portions of the foregoing summary and these analyses, without considering all of its analyses as a whole, could create an incomplete view of the processes underlying the analyses and its opinion. As a result, the ranges of valuations resulting from any particular analysis or combination of analyses described above were merely utilized to create points of reference for analytical purposes and should not be taken to be the view of J.P. Morgan with respect to the actual value of Bob Evans. The order of analyses described does not represent the relative importance or weight given to those analyses by J.P. Morgan. In arriving at its opinion, J.P. Morgan did not attribute any particular weight to any analyses or factors considered by it and did not form an opinion as to whether any individual analysis or factor (positive or negative), considered in isolation, supported or failed to support its opinion. Rather, J.P. Morgan considered the totality of the factors and analyses performed in determining its opinion.

Analyses based upon forecasts of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties and their advisors. Accordingly, forecasts and analyses used or performed by J.P. Morgan are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses. Moreover, J.P. Morgan’s analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be acquired or sold. None of the selected companies reviewed as described in the above summary is identical to Bob Evans, and none of the selected transactions reviewed was identical to the proposed merger. However, the companies selected were chosen, among other reasons, because they are publicly traded companies with operations and businesses that, for purposes of J.P. Morgan’s analysis, may be considered similar in certain respects to those of Bob Evans. The transactions selected were similarly chosen because their participants, size and other factors, for purposes of J.P. Morgan’s analysis, may be considered similar in certain respects to the proposed merger. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies compared to Bob Evans and the transactions compared to the proposed merger.

As a part of its investment banking business, J.P. Morgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for corporate and other purposes. J.P. Morgan was selected to advise Bob Evans with respect to the proposed merger and deliver an opinion to the board with respect to the proposed merger on the basis of, among other things, such experience and its qualifications and reputation in connection with such matters and its familiarity with Bob Evans and the industries in which it operates.

For services rendered in connection with the proposed merger and the delivery of its opinion, Bob Evans has agreed to pay J.P. Morgan a fee of approximately $20 million, $3 million of which was payable following delivery of J.P. Morgan’s opinion and the remainder of which is payable only if the proposed merger is consummated. In addition, Bob Evans has agreed to reimburse J.P. Morgan for its reasonable expenses incurred in connection with its services, including the reasonable fees and disbursements of counsel, and will indemnify J.P. Morgan against certain liabilities arising out of J.P. Morgan’s engagement. During the two years preceding the date of J.P. Morgan’s opinion, J.P. Morgan and its affiliates have had commercial or investment banking relationships with Bob Evans and Post, for which J.P. Morgan and such affiliates have received customary compensation. Such services during such period have included acting as financial advisor on Bob Evans’ sale-leaseback transactions with National Retail Properties, Inc. and Mesirow Realty Sale-Leaseback, Inc. in April 2016, as financial advisor to Bob Evans on the sale of its restaurants business to Golden Gate in April 2017, and as joint lead arranger on Post’s facility agreement in February 2017. During such two-year period, the aggregate fees received by J.P. Morgan from Bob Evans and Post for such services were approximately $11 million and $2 million, respectively. In addition, J.P. Morgan and its affiliates hold, on a proprietary basis, less than 1% of the outstanding common stock of each of Bob Evans and Post. In the ordinary course of their businesses, J.P. Morgan and its affiliates may actively trade the debt and equity securities or financial instruments (including derivatives, bank loans or other obligations) of Bob Evans or Post for their own account or for the accounts of customers and, accordingly, J.P. Morgan may at any time hold long or short positions in such securities or other financial instruments.

Financing Related to the Merger

Post has the financial capability and available funds necessary to enable it to pay the aggregate merger consideration and all other amounts required to be paid in connection with the merger, including all fees and expenses. Therefore, the merger agreement contains no financing contingency.

Interests of Bob Evans’ Directors and Executive Officers in the Merger

In considering the recommendation of the board that Bob Evans stockholders adopt the merger agreement and thereby approve the merger, Bob Evans stockholders should be aware that the directors and executive officers of Bob Evans have certain interests in the merger that may be different from, or in addition to, those of Bob Evans stockholders generally. The board was aware of these interests and considered them, among other matters, in adopting the merger agreement and approving the merger and making its recommendation that Bob Evans stockholders adopt the merger agreement and thereby approve the merger. These interests are described below.

Treatment of Outstanding Equity Awards

Pursuant to the terms of the merger agreement, Bob Evans equity awards held by the executive officers and directors of Bob Evans that are outstanding immediately prior to the effective time will be subject to the following treatment.

Stock Options. At the effective time, each Bob Evans option that is outstanding as of immediately prior to the effective time, whether vested or unvested, will be cancelled in exchange for the right to receive a cash payment (without interest and subject to applicable taxes) from the surviving corporation equal to the product of (1) the number of shares of Bob Evans common stock subject to such Bob Evans option as of immediately prior to the effective time and (2) the excess, if any, of the merger consideration over the exercise price per share of such option as of immediately prior to the effective time. Each Bob Evans option outstanding as of immediately prior to the effective time with an exercise option price equal to or in excess of the merger consideration will be cancelled at the effective time and without any payment to the holder thereof.

Time-Based Restricted Stock Unit Awards. At the effective time, each Bob Evans RSU Award held by an executive officer that is outstanding as of immediately prior to the effective time will be automatically cancelled and will entitle the holder of such Bob Evans RSU Award to receive a cash payment from the surviving corporation (without interest and subject to applicable taxes) equal to the product of (1) the number of shares of Bob Evans common stock then underlying such Bob Evans RSU Award as of immediately prior to the effective time and (2) the merger consideration, as well as any cash dividend equivalents per share accrued but unpaid as of immediately prior to the effective time with respect to such award (which cash dividend equivalent amount is payable pursuant to the terms of the applicable plan and award agreement). None of our directors holds Bob Evans RSU Awards.

Performance-Based Restricted Stock Unit Awards. At the effective time, each Bob Evans PSU Award held by an executive officer that is outstanding as of immediately prior to the effective time will be automatically cancelled and will entitle the holder of such Bob Evans PSU Award to receive a cash payment from the surviving corporation (without interest and subject to applicable taxes) equal to the product of (1) the number of shares of Bob Evans common stock then underlying such Bob Evans PSU Award as of immediately prior to the effective time and (2) the merger consideration, as well as any cash dividend equivalents per share accrued but unpaid as of immediately prior to the effective time with respect to such award (which cash dividend equivalent amount is payable pursuant to the terms of the applicable plan and award agreement); provided, however, that with respect to any Bob Evans PSU Award the number of shares of Bob Evans common stock underlying such Bob Evans PSU Award will be the number to which the holder would otherwise have been entitled assuming target level of performance. None of our directors holds Bob Evans PSU Awards.

Quantification of Outstanding Equity Awards

The following table shows the estimated cash amounts that each of Bob Evans’ executive officers and directors would be eligible to receive (without subtraction of applicable withholding taxes) in connection with the consummation of the merger with regard to options, Bob Evans RSU Awards and Bob Evans PSU Awards.

Name	No. of Shares of Bob Evans Common Stock Subject to Options(1)	Value of Options ($)(2)	No. of Time-Based Restricted Stock Units(3)	Value of Time- Based Restricted Stock Units ($)(4)	No. of Performance- Based Restricted Stock Units(5)	Value of Performance- Based Restricted Stock Units ($)(6)	Total Value ($)
Executive Officers
J. Michael Townsley	—	—	1,826	141,223	3,707	286,699	427,922
Mark E. Hood	—	—	1,643	127,070	3,337	258,084	385,153
Colin M. Daly	—	—	742	57,386	1,506	116,474	173,860
Richard D. Hall	19,284	849,567	256	19,799	519	40,139	909,506
Saed Mohseni (7)	—	—	—	—	—	—	—
Non-Employee Directors
Douglas N. Benham	—	—	—	—	—	—	—
Charles M. Elson	—	—	—	—	—	—	—
Mary Kay Haben	—	—	—	—	—	—	—
David W. Head	—	—	—	—	—	—	—
Kathy S. Lane	—	—	—	—	—	—	—
Eileen A. Mallesch	—	—	—	—	—	—	—
Larry S. McWilliams	—	—	—	—	—	—	—
Michael F. Weinstein	—	—	—	—	—	—	—

(1)	All options listed in this column are vested. None of Bob Evans’ named executive officers or directors holds any unvested options.
(2)	The per share consideration for options is equal to the number of shares of Bob Evans common stock subject to outstanding options multiplied by $77.00, less the applicable exercise price of the option.
(3)	This column includes the number of shares of Bob Evans common stock subject to outstanding Bob Evans RSU Awards.
(4)	The per share consideration for Bob Evans RSU Awards in this column is equal to the number of shares of Bob Evans common stock subject to the award multiplied by $77.34 ($77.00 plus $0.34 of currently accrued but unpaid dividend equivalent payments).
(5)	This column includes the number of shares of Bob Evans common stock subject to outstanding Bob Evans PSU Awards and is based on the target value of the awards, which value was calculated using the closing stock price on the grant date of the applicable award and the target percentage of the executive’s salary.
(6)	The per share consideration for Bob Evans PSU Awards in this column is equal to the number of shares of Bob Evans common stock subject to the award multiplied by $77.34 ($77.00 plus $0.34 of currently accrued but unpaid dividend equivalent payments).
(7)	Saed Mohseni formerly served as our President and Chief Executive Officer. During fiscal year 2017 and in connection with the Bob Evans Restaurants transaction, Bob Evans entered into a separation agreement with Mr. Mohseni. As a result, Mr. Mohseni will not receive any compensation in connection with the consummation of the merger and Bob Evans does not have current information regarding Mr. Mohseni’s holdings.

Quantification of Bob Evans Common Stock Consideration

The following table shows the estimated amounts that each of Bob Evans’ executive officers and directors would be eligible to receive in connection with the consummation of the merger with regard to outstanding shares of Bob Evans common stock held by the individual, including outstanding shares of Bob Evans common stock that have been acquired pursuant to Bob Evans’ equity compensation plans.

Name	No. of Shares of Bob Evans Common Stock (1)	Value ($)(2)
Executive Officers
J. Michael Townsley	80,728	6,216,056
Mark E. Hood	37,521	2,889,117
Colin M. Daly	18,938	1,458,226
Richard D. Hall	60,403	4,651,031
Saed Mohseni (3)	—	—
Non-Employee Directors
Douglas N. Benham	35,101	2,702,777
Charles M. Elson	10,248	789,096
Mary Kay Haben	14,559	1,121,043
David W. Head	7,559	582,043
Kathy S. Lane	7,197	554,169
Eileen A. Mallesch	31,123	2,396,471
Larry S. McWilliams	9,342	719,334
Michael F. Weinstein	9,948	765,996

(1)	The share numbers in this column have been rounded to the nearest whole share.
(2)	The value in this column is equal to the number of shares of Bob Evans common stock owned multiplied by $77.00.
(3)	Saed Mohseni formerly served as our President and Chief Executive Officer. During fiscal year 2017 and in connection with the Bob Evans Restaurants transaction, Bob Evans entered into a separation agreement with Mr. Mohseni. As a result, Mr. Mohseni will not receive any compensation in connection with the consummation of the merger and Bob Evans does not have current information regarding Mr. Mohseni’s holdings.

Non-Employee Director Cash Payment

In lieu of the annual grant of Bob Evans RSU Awards or restricted common stock typically made to each non-employee member of the board, upon the closing of the transactions contemplated by the merger agreement, each non-employee director will receive a cash payment equal to $80,000. This cash payment replaces the annual grant of Bob Evans RSU Awards or restricted common stock that each non-employee director would have otherwise received the day after our 2017 annual meeting of stockholders.

Change in Control and Severance Plan

The Bob Evans Farms, Inc. Amended and Restated Change in Control and Severance Plan (the “CIC/Severance Plan”) provides for certain benefits to our executive officers, including each of the named executive officers, in the event the executive’s employment is terminated in connection with a “change in control” (as defined in the CIC/Severance Plan). Under the CIC/Severance Plan, if a participating executive officer is terminated without “cause” or resigns for “good reason” (in each case, as defined in the CIC/Severance Plan) within 12 months following the merger (or 24 months in the case of Mr. Townsley) and complies with all of the other terms and conditions of the CIC/Severance Plan, he or she will be eligible to receive:

•	severance pay equal to the executive officer’s annual base salary plus the annual cash bonus paid to such executive by Bob Evans for the last full fiscal year ending before the date of separation, multiplied by three (3) in the case of Mr. Townsley and two (2) in the case of the other named executive officers;

•	accrued but unused vacation pay; and

•	continued life insurance, medical, dental and/or vision benefits, or an offset payment equal to Bob Evans’ estimated obligation for such benefits, for a period of 18 months following the date of separation (or 24 months in the case of Mr. Townsley).

If any portion of the payments and benefits provided pursuant to the CIC/Severance Plan would be considered “excess parachute payments” under Section 280G(b)(1) of the Internal Revenue Code of 1986, as amended (the “Code”), such amount is payable by the officer since we do not provide or reimburse our employees for their payment of the taxes associated with payments under our CIC/Severance Plan. These payments are sometimes referred to as “tax gross-up payments.”

In order for a participating executive officer to receive payments under the CIC/Severance Plan, he or she must execute a separation agreement and general release in the form and substance provided by Bob Evans. Any participant who breaches in any material respect his or her separation agreement or certain restrictive covenants under the CIC/Severance Plan, including covenants related to non-competition, non-solicitation, non-disparagement and confidentiality, will no longer be entitled to benefits under the CIC/Severance Plan and must pay any benefits previously paid to him or her plus interest.

Annual Short-Term Incentive Awards

Each of Bob Evans’ executive officers participates in the Fiscal Year 2018 Short-Term Incentive Plan (the “STI Plan”), which provides for payment of an annual cash performance bonus to eligible employees based on achievement of specified performance measures. Within the first 90 days of each fiscal year, the compensation committee of our board of directors establishes a set of performance goals and a target cash bonus for each executive officer. The amount of the cash bonus ultimately paid depends on the extent to which the performance goals are achieved as compared with the threshold, target and maximum performance targets established by the compensation committee.

In connection with the merger, the compensation committee has determined that each participant in the STI Plan will receive his or her pro-rata share of such annual bonus in an amount equal to the greater of (x) such officer’s target annual cash incentive bonus and (y) the annual cash incentive bonus that would be awarded to such officer based on Bob Evans’ actual performance during fiscal year 2018, in either case multiplied by a fraction, the numerator of which is number of days in the fiscal year through the effective time and the denominator of which is 365.

Treatment Under Non-Qualified Deferred Compensation Plans

Bob Evans maintains three plans that provide for the deferral of compensation on a basis that is not tax-qualified: the Bob Evans Farms, Inc. and Affiliates Fifth Amended and Restated Executive Deferral Plan; the Bob Evans Farms, Inc. and Affiliates Fourth Amended and Restated Supplemental Executive Retirement Plan (the “SERP”); and the Bob Evans Farms, Inc. Director Deferral Program (collectively, “Bob Evans deferred compensation plans”).

With respect to the Bob Evans deferred compensation plans, prior to the effective time, Bob Evans, the board or the appropriate committee of the board, as applicable, will adopt any resolutions and take any actions which are reasonably necessary to ensure that (a) any portion of the account balances under such Bob Evans deferred compensation plans denominated in or otherwise tied to the value of a share of Bob Evans common stock be converted as of the effective time to the merger consideration in lieu of each such share of Bob Evans common stock and (b) from and after the effective time neither Post nor the surviving corporation will be required to deliver shares of Bob Evans common stock or other capital stock of Bob Evans, Post, the surviving corporation or any other person pursuant to or in settlement of any obligations under such Bob Evans deferred compensation plan. Following the date of the merger agreement, Bob Evans will consult with Post in good faith and give due consideration to Post’s views in connection with Bob Evans’ determination of whether the Bob Evans deferred compensation plans will continue after the closing date; however, notwithstanding Post’s views, the board retains discretion to take action to terminate such plans effective as of the closing date and to pay out participants’ account balances after the effective time and in any event in accordance with the requirements of Section 409A of the Code and the applicable Treasury Regulations.

Quantification of Potential Payments to Named Executive Officers in Connection with the Merger

As required by Item 402(t) of Regulation S-K, the table below sets forth the estimated payments that each of Bob Evans’ named executive officers could receive that is based on or otherwise related to the merger. These amounts have been calculated assuming (i) the merger was consummated on October 27, 2017, which is the assumed effective time solely for purposes of the disclosure in this section, and (ii) where applicable, assuming each named executive officer is terminated without “cause” or resigns for “good reason,” as such terms are defined in the CIC/Severance Plan, immediately following the assumed effective time of October 27, 2017. See the section entitled “— Interests of Bob Evans’ Directors and Executive Officers in the Merger” for further information about the compensation disclosed in the table below. The amounts set forth in the table below are the subject of a non-binding, advisory vote of Bob Evans stockholders, as described in the section entitled “Advisory Vote on Named Executive Officer Merger-Related Compensation Arrangements (Proposal 2).”

Bob Evans’ named executive officers for purposes of this disclosure are (i) J. Michael Townsley, President and Chief Executive Officer; (ii) Mark E. Hood, Chief Administrative Officer and Chief Financial Officer; (iii) Colin M. Daly, Executive Vice President, General Counsel and Corporate Secretary; (iv) Richard D. Hall, Executive Vice President, Supply Chain Logistics; and (v) Saed Mohseni, our former President and Chief Executive Officer. During fiscal year 2017 and in connection with the Bob Evans Restaurants transaction, Bob Evans entered into a separation agreement with Mr. Mohseni. Although he is deemed a named executive officer of Bob Evans under SEC rules, Mr. Mohseni will not receive any compensation in connection with the consummation of the merger.

The amounts in the table below do not include amounts that were vested as of October 27, 2017, or amounts under contracts, agreements, plans or arrangements to the extent they do not discriminate in scope, terms or operation in favor of executive officers and that are available generally to all of the salaried employees of Bob Evans. In addition, the amounts indicated below are estimates of amounts that would be payable to the named executive officers, and the estimates are based on multiple assumptions that may not prove correct, including assumptions described in this proxy statement. Accordingly, the actual amounts, if any, to be received by a named executive officer may differ in material respects from the amounts set forth below.

Golden Parachute Compensation

Named Executive Officer	Cash ($)(1)	Equity ($)(2)	NQDC ($)(3)	Perquisites / Benefits ($)(4)	Tax Reimbursement ($)(5)	Other ($)	Total ($)
J. Michael Townsley	2,306,080	427,922	—	26,572	—	—	2,760,574
Mark E. Hood	1,941,035	385,154	—	18,463	—	—	2,344,652
Colin M. Daly	1,265,070	173,860	—	18,194	—	—	1,457,124
Richard D. Hall	917,086	909,505	962	12,688	—	—	1,840,241
Saed Mohseni (6)	—	—	—	—	—	—	—

(1)	Cash. The amounts in this column include cash payments to which the executive officers would be entitled in connection with the merger or under the CIC/Severance Plan, some of which are “double-trigger” benefits contingent upon such executive officer’s qualifying termination or resignation, and some of which are “single-trigger.” The estimated amount of each such payment is shown in the following table:

Named Executive Officer	Cash Severance ($)(a)	Pro-Rata Share of Annual Bonus ($)(b)	Accrued but Unpaid Vacation ($)(c)	Total ($)
J. Michael Townsley	2,093,580	162,500	50,000	2,306,080
Mark E. Hood	1,748,112	156,000	36,923	1,941,035
Colin M. Daly	1,142,570	97,500	25,000	1,265,070
Richard D. Hall	834,778	60,000	22,308	917,086

(a)

The amounts in this column represent the “double-trigger” lump sum cash severance payments to which the executive officers would be entitled under the CIC/Severance Plan upon a qualifying termination or resignation. Such payments are equal to the executive officer’s annual base salary plus the annual cash bonus paid to such executive by Bob Evans for the last full fiscal year ending before the date of separation, multiplied by three (3)

in the case of Mr. Townsley and two (2) in the case of Messrs. Hood, Daly and Hall. As further described above, payments to named executive officers under the CIC/Severance Plan are subject to forfeiture or recoupment by Bob Evans in the event the participant breaches the required separation agreement or certain restrictive covenants, including covenants related to non-competition, non-solicitation, non-disparagement and confidentiality.
(b)	The amounts in this column represent “single-trigger” pro-rated cash bonus payments under the STI Plan. As further described above, our compensation committee has determined that each participant in the STI Plan will receive such pro-rata share of his or her annual bonus, payable within 10 days following the effective time. The amounts in this column represent the pro-rata share of each officer’s bonus assuming (i) target performance and (ii) that the merger is consummated on October 27, 2017.
(c)	The amounts in this column represent each executive officer’s accrued but unused vacation pay under Bob Evans’ vacation policy. Such amounts are payable on a “double-trigger” basis pursuant to the CIC/Severance Plan in the event of a qualifying termination or resignation.

(2)	Equity. The amounts in this column represent the aggregate “single-trigger” payments to be made in respect of unvested Bob Evans options, unvested Bob Evans RSU Awards and unvested Bob Evans PSU Awards, in each case that are outstanding as of the assumed effective time of October 27, 2017. The compensation committee of the board has determined that all such awards will become vested in full at the effective time. The per share consideration for unvested Bob Evans options is equal to the number of shares of Bob Evans common stock subject to the option multiplied by $77.00, less the applicable exercise price of the option. The per share consideration for Bob Evans RSU Awards is equal to the number of shares of Bob Evans common stock subject to the award multiplied by $77.34 ($77.00 plus $0.34 of accumulated but unpaid dividend equivalents as of the assumed effective time of October 27, 2017). The per share consideration for Bob Evans PSU Awards is equal to the number of shares of Bob Evans common stock subject to the award multiplied by $77.34 ($77.00 plus $0.34 of accumulated but unpaid dividend equivalents as of the assumed effective time of October 27, 2017); provided, however, that the number of shares of Bob Evans common stock underlying such Bob Evans PSU Award will be the number to which the holder would otherwise have been entitled assuming target level of performance, which numbers are set forth in the “— Quantification of Outstanding Equity Awards” table above. Treatment of all such awards in the merger is described in greater detail above in the section entitled “— Treatment of Outstanding Equity Awards.” The estimated value of these equity awards is shown in the following table:

Named Executive Officer	Stock Options ($)	Time-Based Restricted Stock Units ($)	Performance- Based Restricted Stock Units ($)	Total ($)
J. Michael Townsley	—	141,223	286,699	427,922
Mark E. Hood	—	127,070	258,084	385,154
Colin M. Daly	—	57,386	116,474	173,860
Richard D. Hall	849,567	19,799	40,139	909,505

(3)	Non-Qualified Deferred Compensation. The amount included in this column represents the special change in control employer contribution amount contemplated by the SERP, which will be paid out to Mr. Hall assuming the SERP is terminated as of the assumed effective time of October 27, 2017. Messrs. Townsley and Hall are the only named executive officers that are participants in the SERP. As described in greater detail above in the section entitled “— Treatment Under Non-Qualified Deferred Compensation Plans,” should the board (or the appropriate committee thereof) determine to terminate the SERP effective as of the effective time, the special change in control employer contribution amount set forth above for Mr. Hall will be paid out as a “single trigger” benefit after the effective time, and in any event in accordance with the requirements of Section 409A of the Code and the applicable Treasury Regulations. Should the board (or the appropriate committee thereof) determine to continue the SERP after the effective time, if within 36 months of the effective time, either (a) the SERP is terminated and not replaced with a comparable program; or (b) a qualifying termination or resignation occurs with respect to Mr. Hall the special change in control employer contribution amount reflected in this column will become payable, in each such case, as a “double trigger” benefit.

(4)	Perquisites/Benefits. The amounts in this column represent the estimated value of continued coverage for 18 months following the merger (or 24 months in the case of Mr. Townsley) for (i) life insurance premiums and (ii) medical, dental and/or vision benefits. Amounts in this column are all “double trigger” in nature and are payable only upon a qualifying termination or resignation during the 12 months following the merger (or 24 months in the case of Mr. Townsley) pursuant to the terms of the CIC/Severance Plan. In accordance with applicable SEC rules, the estimated value of health care and life insurance benefits was calculated based on the same assumptions used for financial reporting purposes. The estimated values of these benefits is shown in the following table:

Named Executive Officer	Medical and Dental ($)	Life Insurance ($)
J. Michael Townsley	25,422	1,151
Mark E. Hood	17,633	830
Colin M. Daly	17,633	561
Richard D. Hall	12,343	345

(5)	Tax Reimbursements. As described further above, if any portion of the payments and benefits provided pursuant to the CIC/Severance Plan would be considered “excess parachute payments” under Section 280G(b)(1) of the Code, such amount is payable by the officer. Bob Evans does not provide or reimburse employees for their payment of the taxes associated with payments under the CIC/Severance Plan.

(6)	Former Executive Officers. Saed Mohseni formerly served as our President and Chief Executive Officer. During fiscal year 2017 and in connection with the Bob Evans Restaurants transaction, Bob Evans entered into a separation agreement with Mr. Mohseni. As a result, Mr. Mohseni will not receive any compensation in connection with the consummation of the merger and Bob Evans does not have current information regarding Mr. Mohseni’s holdings.

Insurance and Indemnification of Directors and Executive Officers

The terms of the merger agreement provide for certain post-closing covenants related to insurance and indemnification of directors and executive officers. For a description of such covenants, see the section entitled “The Merger Agreement — Directors’ and Officers’ Indemnification and Insurance.”

Benefits Arrangements with the Surviving Corporation

The terms of the merger agreement provide for certain post-closing covenants related to employee benefit arrangements. For a description of such covenants, see the section entitled “The Merger Agreement — Employee Benefits Matters.”

Material U.S. Federal Income Tax Consequences of the Merger

The following is a general discussion of certain material U.S. federal income tax consequences of the merger to “U.S. holders” (as defined below) whose shares are converted into the right to receive merger consideration in the merger. This discussion does not address any tax consequences of the merger arising under the laws of any state, local or foreign jurisdiction or any United States federal laws other than United States federal income tax laws. This discussion is based on the current federal income tax laws, including the Code, applicable U.S. Treasury Regulations issued under the Code, judicial opinions and administrative rulings, published positions of the Internal Revenue Service (the “IRS”), and other applicable authorities, all as currently in effect and all of which are subject to change or differing interpretations (possibly with retroactive effect), and any such change or interpretation could affect the accuracy of the statements and conclusions set forth in this discussion. This discussion is for general information purposes only and does not purport to be a complete analysis of all potential tax considerations. This discussion is not binding on the IRS or the courts and, therefore, could be subject to challenge, which could be sustained. No ruling is intended to be sought from the IRS with respect to the merger.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of Bob Evans common stock that is:

•	a citizen or individual resident of the United States;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	a trust if it (i) is subject to the primary supervision of a court within the United States, and one or more United States persons (as defined in the Code) have the authority to control all substantial decisions of the trust, or (ii) has a valid election in effect under applicable Treasury regulations to be treated as a United States person (as defined in the Code); or

•	an estate that is subject to U.S. federal income tax on its income regardless of its source.

This discussion applies only to U.S. holders that hold their shares of Bob Evans common stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). Further, this discussion does not address all aspects of U.S. federal income taxation that may be applicable to U.S. holders in light of their particular circumstances or U.S. holders subject to special treatment under U.S. federal income tax law, such as:

•	entities treated as partnerships for U.S. federal income tax purposes or persons that hold their Bob Evans common stock through entities treated as partnerships for U.S. federal income tax purposes;

•	persons who hold Bob Evans common stock as part of a straddle, hedging transaction, short-sale, synthetic security, conversion transaction or other integrated investment or risk reduction transaction;

•	persons whose functional currency is not the U.S. dollar;

•	persons who acquired Bob Evans common stock through the exercise of employee stock options or otherwise as compensation;

•	persons subject to the U.S. alternative minimum tax;

•	banks, insurance companies, mutual funds and other financial institutions;

•	regulated investment companies;

•	real estate investment trusts;

•	tax-exempt organizations;

•	governmental agencies or instrumentalities;

•	tax-qualified retirements plans;

•	brokers or dealers in securities or foreign currencies;

•	holders who exercise appraisal rights;

•	U.S. expatriates; and

•	traders in securities that elect the mark-to-market method of accounting.

Tax Consequences of the Merger to U.S. Holders Generally

The exchange of shares of Bob Evans common stock for cash in the merger will be a taxable transaction to U.S. holders for U.S. federal income tax purposes. In general, a U.S. holder whose shares of Bob Evans common stock are converted into the right to receive cash in the merger will recognize capital gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received with respect to such shares and the U.S. holder’s adjusted tax basis in such shares. A U.S. holder’s adjusted tax basis in the shares of Bob Evans common stock surrendered by the U.S. holder in the merger generally will equal the price the U.S. holder paid for such shares. Gain or loss will be determined separately for each block of shares of Bob Evans common stock held by a U.S. holder (i.e., shares of Bob Evans common stock acquired by a U.S. holder at the same cost in a single transaction). Such gain or loss generally will be treated as long-term capital gain or loss if the U.S. holder’s holding period in the shares of Bob Evans common stock exceeds one year at the time of the completion of the merger. Long-term capital gains of non-corporate U.S. holders generally are subject to reduced rates of taxation compared to short-term capital gains or ordinary income. In addition, a U.S. holder may also be subject to an additional 3.8% net investment income tax depending on the U.S. holder’s particular circumstances. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding

Payments made in exchange for shares of Bob Evans common stock pursuant to the merger generally will be subject to information reporting unless the holder is an “exempt recipient” and may also be subject to backup withholding (currently at a rate of 28%). To avoid backup withholding, a U.S. holder that does not otherwise establish an exemption must complete and return to the applicable withholding agent a properly completed and executed IRS Form W-9, certifying that such U.S. holder is a U.S. person, that the taxpayer identification number provided is correct, and that such U.S. holder is not subject to backup withholding.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules generally will be refunded or credited against a U.S. holder’s U.S. federal income tax liability, if any, provided that such U.S. holder timely furnishes the required information to the IRS.

This discussion of certain material U.S. federal income tax consequences of the merger is for general information only and does not constitute tax advice. You are urged to consult your tax advisor with respect to the application of U.S. federal income tax laws to your particular situation as well as any tax consequences of the merger arising under the U.S. federal estate or gift tax rules, under the laws of any state, local, foreign or other taxing jurisdiction or under any applicable tax treaty.

Regulatory Clearance and Approval

The closing of the merger is subject to expiration or termination of the applicable waiting periods under the HSR Act and the rules thereunder. Under the HSR Act and the rules thereunder, the merger may not be completed unless certain information has been furnished by Post and Bob Evans to the DOJ and to the FTC and applicable waiting periods expire or are terminated. The HSR Act requires the parties to observe a 30-day waiting period, which we refer to as the initial waiting period, during which time the merger may not be consummated, unless that initial waiting period is terminated early. On October 2, 2017, Post and Bob Evans each filed the requisite notification and report forms under the HSR Act with the DOJ and the FTC. The initial waiting period under the HSR Act will expire at 11:59 p.m. on November 1, 2017.

At any time before or after the expiration of the statutory waiting periods under the HSR Act, the DOJ or the FTC may take action under the antitrust laws, including seeking to enjoin the completion of the merger, to rescind the merger, or to conditionally permit completion of the merger subject to regulatory conditions or other remedies. In addition, non-U.S. regulatory bodies and U.S. state attorneys general could take action under the antitrust laws as they deem necessary or desirable in the public interest, including, without limitation, seeking to enjoin the completion of the merger or permitting completion of the merger subject to regulatory conditions. Private parties may also seek to take legal action under the antitrust laws under some circumstances. Although we believe that all required regulatory clearances and approvals will be obtained, there can be no assurance that the granting of regulatory clearances and approvals will not involve the imposition of additional conditions on the completion of the merger, including the requirement to divest assets, that a significant period of time will not elapse prior to receipt of all such regulatory clearances and approvals, that a challenge to the merger on antitrust grounds will not be made or, if such a challenge is made, that any such challenge will not be successful.

Under the terms of the merger agreement, Post has agreed, among other things, to take, and to cause its subsidiaries to use their reasonable best efforts to take, or cause to be taken, as promptly as practicable, all actions necessary, proper or advisable to consummate the merger, including to use reasonable best efforts to (i) cause all of the conditions to closing to be satisfied, (ii) prepare and file all filings and submissions under the HSR Act, in connection with the requisite regulatory approvals, (iii) obtain all consents, orders, actions or nonactions, waivers and clearances required under the HSR Act, in connection with the requisite regulatory approval, and (iv) obtain all material consents or waivers from non-governmental entity third parties. However, under the terms of the merger agreement, Post is not obligated to pay or to commit to pay to any person whose consent or waiver is being sought any cash or other consideration, or make any accommodation or commitment or incur any liability or other obligation to such person in connection with such consent or waiver, unless Post (a) has consented in writing to such payment, accommodation or commitment (which consent will not be unreasonably withheld, conditioned or delayed) and (b) agreed to reimburse Bob Evans for its or its subsidiaries’ actual out-of-pocket costs and expenses incurred in connection with such payment, accommodation or commitment in the event that the merger agreement is terminated in accordance with the merger agreement.

However, Post would be required to pay Bob Evans a regulatory termination fee of $50.0 million if the merger does not close due to any of the following circumstances related to the requisite regulatory approvals: (i) if the merger cannot be completed due to a governmental order or injunction relating to antitrust laws that permanently prevent the merger from closing; (ii) a breach by Post of its obligations to pursue antitrust clearance, including through litigation against the government and/or non-governmental entity third parties; or (iii) the failure of the merger to close prior to December 18, 2018, due to failure to receive HSR Act clearance and/or the presence of any governmental order or injunction preventing the closure of the merger at that time, assuming all other conditions to closing could be satisfied as of the date of termination.

Delisting and Deregistration of Bob Evans Common Stock

Upon completion of the merger, the Bob Evans common stock currently listed on the NASDAQ will be delisted from the NASDAQ and deregistered under the Exchange Act.

THE MERGER AGREEMENT

The following summary describes the material provisions of the merger agreement and is qualified in its entirety by reference to the merger agreement, a copy of which is attached to this proxy statement as Annex A and which is incorporated by reference into this proxy statement. This summary does not purport to be complete and may not contain all of the information about the merger agreement that may be important to you. We encourage you to read the merger agreement carefully and in its entirety, as it is the legal document governing the merger.

Explanatory Note Regarding the Merger Agreement

The merger agreement is included in this proxy statement to provide you with information regarding its terms and is not intended to provide and should not be relied upon as providing any factual information about Bob Evans, Post or any of their respective subsidiaries or affiliates. Such information about Bob Evans can be found elsewhere in this proxy statement or in the public filings we make with the SEC, as described in the section entitled “Where You Can Find Additional Information.” The merger agreement contains representations and warranties by, and covenants of, Bob Evans, Post and Merger Sub which were made solely for the purposes of the merger agreement and as of specific dates and solely for the benefit of parties to the merger agreement. Further, the representations and warranties in the merger agreement:

•	are not intended as statements of fact, but rather as a way of allocating the risk between the parties in the event the statements therein prove to be inaccurate;

•	in many cases, are subject to important qualifications and limitations, including certain confidential disclosures that were made between the parties in connection with the negotiation of the merger agreement, which disclosures are not reflected in the merger agreement itself, and may or may not be fully reflected in Bob Evans’ public disclosures;

•	may no longer be true as of a given date; and

•	may apply standards of materiality or material adverse effect in a way that is different from what may be viewed as material to you or other stockholders.

Structure of the Merger; Certificate of Incorporation; Bylaws; Directors and Officers

Upon the terms and subject to the conditions set forth in the merger agreement and in accordance with the DGCL, at the effective time, Merger Sub will be merged with and into Bob Evans, whereupon the separate existence of Merger Sub will cease, and Bob Evans will continue as the surviving corporation in the merger and a wholly-owned subsidiary of Post.

At the effective time, the certificate of incorporation of Bob Evans will be amended in its entirety to read as the form agreed upon by the parties. The bylaws of Bob Evans in effect immediately prior to the effective time will be amended in their entirety to read as the form agreed upon by the parties. The parties have agreed to take all actions reasonably necessary so that the directors of Merger Sub immediately prior to the effective time will be the initial directors of the surviving corporation. The officers of Bob Evans immediately prior to the effective time will be the initial officers of the surviving corporation.

Effective Time of the Merger

Unless the merger agreement is earlier terminated or the parties otherwise agree in writing, the closing of the merger will take place at 10:00 a.m., local time, on the third business day after the satisfaction or, to the extent permitted by applicable law, waiver of all the conditions to the completion of the merger (other than those conditions that can only be satisfied at closing, but subject to the satisfaction or, to the extent permitted by applicable law, waiver of such conditions). On the closing date, Bob Evans and Merger Sub will file a certificate of merger with the Secretary of State of the State of Delaware. The merger will be effective at the time when the certificate of merger is duly filed with the Secretary of State of the State of Delaware, or at such later time as the parties agree and specify in the certificate of merger in accordance with the relevant provisions of the DGCL.

As of the date of this proxy statement, we expect to complete the merger during the first quarter of calendar year 2018. However, the merger is subject to receipt of regulatory clearance under the HSR Act and approval and satisfaction or waiver of other conditions, which are described below, and it is possible that factors outside the control of Bob Evans, Post and/or Merger Sub could delay the completion of the merger, or prevent it from being completed at all. There may be a substantial amount of time between the special meeting and the completion of the merger.

Effect of the Merger on Common Stock

At the effective time, each share of Bob Evans common stock issued and outstanding, including shares of Bob Evans common stock held in either a fiduciary or agency capacity that are beneficially owned by third parties, as of immediately prior to the effective time (other than any shares owned by or held in treasury stock by Bob Evans, Post, Merger Sub or any of their respective wholly-owned subsidiaries, which will be cancelled, and other than any dissenting shares) will be converted into the right to receive the merger consideration of $77.00 in cash, without interest, subject to any applicable taxes.

At the effective time, each share of common stock of Merger Sub will be converted into one share of common stock of the surviving corporation, and will constitute the only outstanding shares of capital stock of the surviving corporation.

Treatment of Outstanding Equity Awards

Stock Options. At the effective time, each Bob Evans option that is outstanding as of immediately prior to the effective time, whether vested or unvested, will be cancelled in exchange for the right to receive a cash payment (without interest and subject to applicable taxes) from the surviving corporation equal to the product of (1) the number of shares of Bob Evans common stock subject to such Bob Evans option as of immediately prior to the effective time and (2) the excess, if any, of the merger consideration over the exercise price per share of such option as of immediately prior to the effective time. Each Bob Evans option outstanding as of immediately prior to the effective time with an exercise option price equal to or in excess of the merger consideration will be cancelled at the effective time and without any payment to the holder thereof.

Time-Based Restricted Stock Unit Awards. At the effective time, each Bob Evans RSU Award that is outstanding as of immediately prior to the effective time will be automatically cancelled and will entitle the holder of such Bob Evans RSU Award to receive a cash payment from the surviving corporation (without interest and subject to applicable taxes) equal to the product of (1) the number of shares of Bob Evans common stock then underlying such Bob Evans RSU Award as of immediately prior to the effective time and (2) the merger consideration, as well as any cash dividend equivalents per share accrued but unpaid as of immediately prior to the effective time with respect to such award (which cash dividend equivalent amount is payable pursuant to the terms of the applicable plan and award agreement).

Performance-Based Restricted Stock Unit Awards. At the effective time, each Bob Evans PSU Award that is outstanding as of immediately prior to the effective time will be automatically cancelled and will entitle the holder of such Bob Evans PSU Award to receive a cash payment from the surviving corporation (without interest and subject to applicable taxes) equal to the product of (1) the number of shares of Bob Evans common stock then underlying such Bob Evans PSU Award as of immediately prior to the effective time and (2) the merger consideration, as well as any cash dividend equivalents per share accrued but unpaid as of immediately prior to the effective time with respect to such award (which cash dividend equivalent amount is payable pursuant to the terms of the applicable plan and award agreement); provided, however, that with respect to any Bob Evans PSU Award the number of shares of Bob Evans common stock underlying such Bob Evans PSU Award will be the number to which the holder would otherwise have been entitled assuming target level of performance.

Payment for Common Stock

Prior to the effective time, Post will deposit, or cause to be deposited, with Bob Evans’ transfer agent or a nationally recognized financial institution selected by Post and approved in advance by Bob Evans (“exchange agent”), for the benefit of the holders of Bob Evans common stock, cash in an amount sufficient to pay the aggregate merger consideration.

Post will instruct the exchange agent to mail (or in the case of The Depository Trust Company on behalf of “street” holders, deliver), as soon as reasonably practicable (but no later than the three business days) following the effective time, to each holder of record of a certificate of shares representing Bob Evans common stock (a “certificate”) immediately prior to the effective time, (1) a letter of transmittal and (2) instructions for use in effecting the surrender of certificates (or affidavits of loss in lieu of such certificates as described below under “— Lost, Stolen or Destroyed Certificates”) in exchange for payment of the merger consideration issuable and payable with respect thereto. Upon surrender of a certificate for cancellation to the exchange agent, together with the letter of transmittal, duly executed, and such other documents as may reasonably be required by the exchange agent, the holder of such certificates will be entitled to receive the cash amount equal to (1) the number of shares of Bob Evans common stock formerly represented by such certificate multiplied by (2) the merger consideration (less any amount that may be withheld with respect to any applicable taxes). The certificates may be surrendered to the exchange agent until the date that is twelve months after the effective time.

Any holder of shares of Bob Evans common stock held in book-entry form (“book-entry shares”) will not be required to deliver a certificate or an executed letter of transmittal to the exchange agent to receive the merger consideration that such holder is entitled to receive under the terms of the merger agreement. In lieu of a certificate and an executed letter of transmittal, each holder of one or more book-entry shares immediately prior to the effective time, upon receipt by the exchange agent of an “agent’s message” or such other evidence, if any, reasonably requested by the exchange agent in compliance with the exchange agent’s customary procedure, will be entitled to receive in exchange for such book-entry shares, and Post will cause the exchange agent to pay and deliver as soon as reasonably practicable (but no later than three business days) following the effective time, in respect of each book-entry share held by such holder, the cash amount equal to (1) the number of shares of Bob Evans common stock formerly represented by such book-entry shares multiplied by (2) the merger consideration. No interest will be paid or accrue on any cash payable upon cancellation of any book-entry shares. The book-entry shares may be surrendered to the exchange agent until the date that is twelve months after the effective time.

Lost, Stolen or Destroyed Certificates

In the event any certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed and, to the extent required by Post, the posting by such person of a bond in reasonable amount as indemnity against any claim that may be made against it with respect to such certificate, the exchange agent will pay in exchange for such lost, stolen or destroyed certificate the merger consideration that would be payable in respect thereof pursuant to the merger agreement had such lost, stolen or destroyed certificate been surrendered as provided in the merger agreement.

Representations and Warranties

The merger agreement contains representations and warranties made by Bob Evans, subject to important limitations and qualifications in the merger agreement, in the disclosure schedules delivered in connection with the merger agreement and in Bob Evans’ publicly available filings filed with or furnished to the SEC on or after April 24, 2015 and publicly available prior to September 18, 2017. Bob Evans’ representations and warranties under the merger agreement relate to, among other things:

•	the valid existence, good standing and corporate (or other entity) power and authority of Bob Evans and each of its subsidiaries;

•	the capitalization of Bob Evans, including the number of shares of Bob Evans common stock, Bob Evans options and Bob Evans equity awards outstanding and the ownership of the equity interests of Bob Evans’ subsidiaries;

•	Bob Evans’ corporate authority and authorization relating to the execution, delivery and performance of the merger agreement, including the required vote of Bob Evans’ stockholders;

•	the absence of (1) any breach of, conflict with or violation of the organizational documents of Bob Evans or any of its subsidiaries, (2) any violation of, conflict with, loss of benefit under, default under, termination right triggered or lien created with respect to the properties or assets of Bob Evans or its subsidiaries under any contract or permit to which Bob Evans or its subsidiaries is bound and (3) any conflict with or violation of applicable laws or orders, in each case, as a result of the execution and delivery by Bob Evans of the merger agreement and the consummation by Bob Evans of the transactions contemplated by the merger agreement, including the merger;

•	the consents and approvals required by, or filings or notices required to be made with, governmental authorities in connection with the transactions contemplated by the merger agreement;

•	the reports, schedules, forms, documents and financial statements of Bob Evans required by the SEC;

•	the establishment and maintenance of certain disclosure controls and procedures and internal control over financial reporting;

•	the absence of undisclosed liabilities;

•	the absence of certain material changes in the business of Bob Evans, including that there was not a material adverse effect with respect to Bob Evans and its subsidiaries, individually or in the aggregate, from April 28, 2017 until the date of the merger agreement;

•	compliance with applicable laws and permits;

•	the absence of certain legal proceedings and governmental orders;

•	tax returns and other tax matters;

•	the employee benefit plans and other agreements, plans and policies with or concerning employees of Bob Evans and its subsidiaries;

•	material contracts;

•	intellectual property;

•	title to or valid leasehold interests in real property;

•	environmental matters and the absence of lawsuits against Bob Evans and its subsidiaries pertaining to environmental laws and Bob Evans’ and its subsidiaries’ compliance with such laws;

•	insurance policies;

•	labor and employment matters;

•	quality and safety of food products;

•	the inapplicability of any anti-takeover laws or similar anti-takeover provisions of Bob Evans’ certificate of incorporation or bylaws to the merger;

•	brokers and finders’ fees related to the merger; and

•	the receipt by the board of the opinion from Bob Evans’ financial advisor as to the fairness, from a financial point of view, of the consideration to be paid to the holders of shares of Bob Evans common stock pursuant to the merger agreement.

The merger agreement also contains representations and warranties made by Post and Merger Sub, subject to specified exceptions contained in the merger agreement and in the disclosure schedules delivered in connection with the merger agreement. Post’s and Merger Sub’s representations and warranties to Bob Evans under the merger agreement relate to, among other things:

•	Post’s and Merger Sub’s valid existence, good standing and corporate power and authority;

•	Post’s and Merger Sub’s corporate authority and authorization relating to the execution, delivery and performance of the merger agreement;

•	the absence of (1) any conflict with or violation of the organizational documents of Post or Merger Sub, (2) any violation of, conflict with, loss of benefit, default under, termination right triggered or lien created with respect to the properties or assets of Post or Merger Sub under any contract or permit to which Post or Merger Sub is bound and (3) any conflict with or violation of applicable laws, in each case, as a result of the execution and delivery by Post or Merger Sub of the merger agreement and the consummation by Post or Merger Sub of the transactions contemplated by the merger agreement;

•	the consents and approvals required by, or filings or notices required to be made with, governmental authorities in connection with the transactions contemplated by the merger agreement;

•	the absence of certain legal proceedings and governmental orders;

•	the ownership of Merger Sub;

•	the absence of a need for a vote of Post stockholders on the merger;

•	brokers and finders’ fees related to the merger;

•	the financial capability and availability of all funds necessary to enable Post to make the payment in the aggregate amount of the merger consideration and all other amounts required to be paid in connection with the consummation of and the transactions contemplated by the merger agreement; and

•	the ownership by Post and its subsidiaries (including Merger Sub) of Bob Evans common stock.

None of the representations and warranties in the merger agreement survive after the completion of the merger.

Many of the representations and warranties in the merger agreement are qualified by a “materiality” or “material adverse effect” standard (that is, they will not be deemed to be untrue or incorrect unless a materiality threshold is satisfied or their failure to be true or correct has had, or would be reasonably expected to have, individually or in the aggregate, a material adverse effect).

For purposes of the merger agreement, a “material adverse effect” means, with respect to Post, any event, change, circumstance or effect that, individually or in the aggregate with any other event, change, circumstance or effect, materially impairs, or would reasonably be expected to materially impair, the ability of Post to perform its obligations under the merger agreement or prevent or materially delay the consummation of the merger or the other transactions contemplated by the merger agreement.

For purposes of the merger agreement, a “material adverse effect” means, with respect to Bob Evans, any fact, event, change, circumstance, occurrence, condition, effect or combination of the foregoing that, individually or in the aggregate with any other fact, event, change, circumstance, occurrence, condition, effect or combination of the foregoing, has had, or would reasonably be expected to (i) materially impair the ability of Bob Evans to perform its obligations under the merger agreement or materially delay the consummation of the merger and the other transactions contemplated by the merger agreement, or (ii) have a material adverse effect on the business, assets, results of operations or financial condition of Bob Evans and its subsidiaries, taken as a whole, except that for the purposes of clause (ii) no event, change, circumstance or effect will be deemed to constitute, nor will any of the following be taken into account in determining whether there has been, or would reasonably be expected to be, a material adverse effect with respect to Bob Evans, to the extent that such event, change, circumstance or effect results from, arises out of, or relates to:

•	any changes in general United States or global economic conditions, except to the extent that such changes have a materially disproportionate adverse effect on Bob Evans and its subsidiaries, taken as a whole, relative to the adverse effect such changes have on others operating in the industries in which Bob Evans and any of its subsidiaries operate;

•	any changes in conditions generally affecting any industry or geographic region in which Bob Evans or any of its subsidiaries operate, except to the extent that such changes have a materially disproportionate adverse effect on Bob Evans and its subsidiaries, taken as a whole, relative to the adverse effect such changes have on others operating in the industries in which Bob Evans and any of its subsidiaries operate;

•	any decline in the market price or trading volume of Bob Evans common stock (it being understood that the foregoing will not preclude Post from asserting that the facts or occurrences giving rise to or contributing to such decline that are not otherwise excluded from the definition of material adverse effect should be deemed to constitute, or be taken into account in determining whether there has been a material adverse effect);

•	any changes in regulatory, legislative or political conditions or securities, credit, financial, debt or other capital markets conditions, including interest or currency exchange rates, except to the extent that such changes or conditions have a materially disproportionate adverse effect on Bob Evans and its subsidiaries, taken as a whole, relative to the adverse effect such changes or conditions have on others operating in the industries in which Bob Evans and any of its subsidiaries operate;

•	any failure, in and of itself, by Bob Evans to meet any internal or published projections, forecasts, estimates or predictions, or analysts’ estimates, in respect of revenues, earnings or other financial or operating metrics for any period ending (or for which results are released) on or after the date of the merger agreement (it being understood that the foregoing will not preclude Post from asserting that the facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of material adverse effect should be deemed to constitute, or be taken into account in determining whether there has been, a material adverse effect);

•

the execution and delivery of the merger agreement or the public announcement or pendency of the merger agreement, the merger or the taking of any action required by the merger agreement (other than the obligation of Bob Evans to conduct its business and the business of its subsidiaries in the ordinary course of business, consistent with past practice (the “ordinary course”) in all material respects) or the identity of, or any facts or circumstances relating to, Post, Merger Sub or their respective subsidiaries, including the impact of any of the foregoing on the relationships, contractual or otherwise, of Bob Evans or any of its subsidiaries with customers, suppliers, officers or employees;

•	any adoption, implementation, promulgation, repeal, modification, amendment, reinterpretation, change or proposal of any law following the date of the merger agreement;

•	any change in accounting requirements or principles required by GAAP (or authoritative interpretations thereof) following the date of the merger agreement, except to the extent that such changes have a materially disproportionate adverse effect on Bob Evans and its subsidiaries, taken as a whole, relative to the adverse effect such changes have on others operating in the industries in which Bob Evans and any of its subsidiaries operate;

•	any geopolitical conditions, the outbreak or escalation of hostilities, any acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism threatened or underway as of the date of the merger agreement;

•	any taking of any action at the request of Post or Merger Sub or with the consent of Post or Merger Sub;

•	any hurricane, strong winds, ice event, fire, tornado, tsunami, flood, earthquake or other natural disaster, acts of God or any change resulting from weather events, conditions or circumstances, except to the extent that such events have a materially disproportionate adverse effect on Bob Evans and its subsidiaries, taken as a whole, relative to the adverse effect such events have on others operating in the industries in which Bob Evans and any of its subsidiaries operate; or

•	any litigation arising from allegations of a breach of fiduciary duty or violation of applicable law relating to the merger agreement, the merger or the other transactions contemplated by the merger agreement.

Access

Subject to certain exceptions and limitations, Bob Evans is required to afford Post’s representatives reasonable access during normal business hours, upon reasonable advance notice, to its and its subsidiaries’ properties, books and records and personnel and to furnish as promptly as reasonably practicable to Post all other information concerning Bob Evans’ and its subsidiaries’ business, properties and personnel as Post may reasonably request.

Conduct of Business Pending the Merger

During the period from September 18, 2017 until the earlier of the effective time and the termination of the merger agreement in accordance with its terms, except (1) as prohibited or required by applicable law or order, (2) as set forth in the disclosure schedules to the merger agreement, (3) as expressly required by the merger agreement or (4) as consented to by Post (which consent will not be unreasonably withheld, conditioned or delayed), Bob Evans will conduct the businesses of itself and its subsidiaries in the ordinary course in all material respects and use commercially reasonable efforts to preserve substantially intact the business organization of Bob Evans and its subsidiaries with key employees and the current relationships of Bob Evans and its subsidiaries with persons with which Bob Evans and its subsidiaries have material business dealings and Bob Evans will not, and will not permit any of its subsidiaries to:

•	amend any certificate of incorporation, bylaws or other similar organizational documents, or otherwise take any action to exempt any person from any provision of any certificate of incorporation, bylaws or other similar organizational documents;

•

(1) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property) in respect of any of its capital stock, except for dividends or distributions by any direct or indirect wholly-owned subsidiary of Bob Evans to Bob Evans or to any other direct or indirect wholly-owned subsidiary of Bob Evans, (2) adjust, split, combine or reclassify any of its capital stock or issue or propose or authorize the issuance of any other securities (including options, warrants or any similar security exercisable for, or convertible into, such other security) in respect of, in lieu of, or in substitution for, shares of its capital stock, except with respect to the capital stock or securities of any direct or indirect wholly-owned subsidiary, in connection with transactions among Bob Evans and its direct or indirect wholly-owned subsidiaries or among Bob Evans’ direct or indirect wholly-owned subsidiaries, or (3)

repurchase, redeem or otherwise acquire any shares of Bob Evans capital stock or any of its subsidiaries, or any other equity interests or any rights, warrants or options to acquire any such shares or interests, except (i) for quarterly cash dividends in respect of shares of Bob Evans common stock (and, with respect to Bob Evans equity awards, dividends or dividend equivalents to the extent required by the terms of the applicable awards) on a schedule consistent with Bob Evans’ current practices and in an amount per share not in excess of $0.34 per quarter, (ii) for acquisitions, or deemed acquisitions, of shares of Bob Evans common stock or other equity securities of Bob Evans in connection with forfeitures of awards, the exercise of options or in connection with the vesting or settlement of Bob Evans equity awards (including in satisfaction of any amounts required to be deducted or withheld under applicable law), or (iii) with respect to the capital stock or securities of any subsidiary, in connection with transactions among Bob Evans and one or more of its wholly-owned subsidiaries or among Bob Evans’ direct or indirect wholly-owned subsidiaries;

•	issue, sell, grant, pledge or otherwise encumber any shares of its capital stock or other securities (including any equity awards, equity-linked compensation, options, warrants or any similar security exercisable for, convertible into, or linked with such capital stock or similar security), except for (1) the issuance of shares of Bob Evans common stock pursuant to certain contracts in effect prior to the execution and delivery of the merger agreement, (2) the issuance of shares of Bob Evans common stock in connection with the exercise of Bob Evans options or the vesting or settlement of Bob Evans equity awards, in each case outstanding as of the date of the merger agreement, (3) the denomination or reflection of Bob Evans common stock under participant account balances under Bob Evans deferred compensation plans with regard to and in accordance with any deferral elections or investment elections in effect as of the date of the merger agreement, (4) issuances by a wholly-owned subsidiary of Bob Evans of capital stock to such subsidiary’s parent, Bob Evans or another wholly-owned subsidiary of Bob Evans, (5) liens granted by Bob Evans and its subsidiaries in connection with Bob Evans’ existing credit agreement, or (6) any issuance, sale or other disposition of capital stock or other securities of any subsidiary of Bob Evans to Bob Evans or another subsidiary of Bob Evans;

•	(1) merge or consolidate with any other person, or (2) acquire any material assets from or make a material investment in (whether through the acquisition of stock, assets or otherwise) any other person (excluding subsidiaries of Bob Evans), except for acquisitions of inventory, equipment and other assets in the ordinary course or certain capital expenditures permitted by the merger agreement;

•	sell, lease, license, subject to a material lien, except for a permitted lien or liens granted by Bob Evans and its subsidiaries in connection with Bob Evans’ existing credit agreement, or otherwise dispose of any material assets, product lines or businesses of Bob Evans or any of its subsidiaries (including capital stock or other equity interests of any subsidiary), except (1) pursuant to certain contracts in effect prior to the execution and delivery of the merger agreement, including the renewal of any such contracts in the ordinary course, (2) sales, leases or licenses of inventory, equipment and other assets in the ordinary course, (3) dispositions of obsolete equipment consistent with past practice, or (4) sales, leases, licenses or other dispositions to Bob Evans or any of its subsidiaries;

•	make capital expenditures except (1) pursuant to certain material contracts in effect prior to the date of the merger agreement or (2) in accordance, in the aggregate, with the capital expenditures budget of Bob Evans;

•	(1) make any loans, advances or capital contributions to any other person in excess of $500,000 in any twelve (12) month period; (2) create, incur, guarantee or assume any additional indebtedness for borrowed money in excess of $25,000,000 in the aggregate, except for, in the case of clauses (1) and (2), (a) transactions among Bob Evans and its direct or indirect wholly-owned subsidiaries or among Bob Evans’ direct or indirect wholly-owned subsidiaries, (b) letters of credit, surety bonds, security time deposits or similar instruments issued in the ordinary course, (c) indebtedness for borrowed money incurred to replace, renew, extend, refinance or refund any existing indebtedness and in amounts not materially in excess of such existing indebtedness, or (d) any hedging, swap or similar arrangement entered into in the ordinary course; or (3) cancel any material debts of any person to Bob Evans or any of its subsidiaries or waive any material claims or rights of value;

•

Except as required by contracts in effect prior to the date of the merger agreement, Bob Evans benefit plans or applicable law, (1) except in the ordinary course, increase the compensation or other benefits payable or provided to Bob Evans’ or its subsidiaries’ officers or other employees (the ordinary course including, for this purpose, the employee salary and bonus review process and related adjustments substantially as conducted each year and promotions, but excluding equity and equity-based compensation), (2) enter into any employment, change of control, severance or retention agreement with any employee of Bob Evans (except for (a) renewals or replacements of existing agreements with current employees upon expiration of the term of the applicable agreement on substantially the same terms as the previous agreement or (b) severance agreements entered into with employees in the ordinary course in connection with terminations of employment), (3) except as permitted pursuant to clause (2) above, establish, adopt, enter into or amend any Bob Evans benefit plan, except as would not result in a material increase in cost to Bob Evans or as is required to comply with Section 409A of the Code or other applicable law, and excepting the Bob Evans deferred compensation plans (and subject to the other provisions of the merger agreement), will not terminate any Bob Evans benefit plan, (4) enter into any collective bargaining agreement, or (5) extend loans to employees of Bob Evans or its subsidiaries, except through established loan procedures contained in a Bob Evans benefit plan that is intended to be qualified under Code Section 401(a);

•	(1) settle or compromise any material claim or proceeding for an amount materially in excess of the amount of the corresponding reserve established on the consolidated balance sheet of Bob Evans as reflected in the most recent applicable Bob Evans SEC filing on file as of the date of the merger agreement plus any applicable third party insurance proceeds, except (a) as required by any contract in effect prior to the execution and delivery of the merger agreement, (b) for any settlements or compromises involving total aggregate payments not in excess of $1,000,000 (it being understood that this clause (b) will operate in addition to and not in limitation of clause (1) or clause (a) above), or (c) for waivers of rights with respect to suppliers or customers in the ordinary course; or (2) enter into any consent decree, injunction or similar restraint or form of equitable relief in settlement of any material claim or audit that would materially restrict the operations of the business of Bob Evans and its subsidiaries taken as a whole after the effective time;

•	except in the ordinary course (including with respect to quantity, frequency, duration and pricing), terminate, materially amend (other than by renewing on terms not otherwise materially different), or waive, release or assign any material right under, certain material contracts or enter into any contract that would constitute a material contract if it were in effect on the date of the merger agreement;

•	alter or amend in any material respect any existing accounting methods (including tax accounting methods), principles or practices, except as may be required by GAAP or applicable law;

•	settle or compromise any income tax claim or assessment in excess of $1,000,000, except to the extent not in material excess of reserves established on the consolidated balance sheet of Bob Evans as reflected in the most recent Bob Evans SEC filing on file as of the date of the merger agreement, or as otherwise specifically permitted in the merger agreement;

•	adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of Bob Evans or any of its subsidiaries;

•	abandon, allow to lapse, sell, assign, transfer, grant any security interest in, otherwise encumber or dispose of any material intellectual property owned by Bob Evans or its subsidiaries other than in the ordinary course, or grant any right or license to any material intellectual property owned by Bob Evans or its subsidiaries other than pursuant to non-exclusive licenses entered into in the ordinary course;

•	terminate or modify in any material respect, or fail to exercise renewal rights with respect to, any material insurance policy;

•	terminate or modify in any material respect, or fail to exercise renewal rights with respect to, any material permit; or

•	obligate itself to take any of the foregoing actions.

No Solicitation of Alternative Proposals; Changes in Board Recommendation

In accordance with the terms of the merger agreement, Bob Evans agreed to immediately cease and cause to be terminated all discussions or negotiations existing as of the date of the merger agreement with any other parties that may have been ongoing with respect to an acquisition proposal.

For purposes of the merger agreement and as used in this proxy statement, the term “acquisition proposal” means any proposal or offer from any person (other than Post or any of its subsidiaries or affiliates) relating to, or that would reasonably be expected to lead to, (1) any direct or indirect acquisition or purchase, in one transaction or a series of related transactions, of assets (including equity securities of any subsidiary of Bob Evans) or businesses that constitute 20% or more of the assets, revenue or net income of

Bob Evans and its subsidiaries, taken as a whole, or 20% or more of any class of equity securities or voting power of Bob Evans, (2) any tender offer or exchange offer (including a self-tender offer) that if consummated would result in any person or group of persons beneficially owning (as defined under Section 13(d) of the Exchange Act) securities of Bob Evans representing 20% or more of the outstanding Bob Evans common stock or 20% or more of the aggregate voting power of all securities of Bob Evans, (3) any merger, consolidation, business combination, recapitalization, liquidation, dissolution, joint venture, share exchange or similar transaction involving Bob Evans or any of its subsidiaries, in each case, pursuant to which any person or the stockholders of any person would own securities of Bob Evans or of any resulting direct or indirect parent company of Bob Evans representing 20% or more of the outstanding Bob Evans common stock or 20% or more of the aggregate voting power of all securities of Bob Evans or of any resulting direct or indirect parent company of Bob Evans, or (4) any combination of the foregoing types of transactions if the sum of the percentage of consolidated assets, consolidated revenues or earnings and Bob Evans common stock (or voting power of securities of Bob Evans other than the Bob Evans common stock) involved is 20% or more.

From the date of the merger agreement until the earlier of the effective time or the termination of the merger agreement in accordance with its terms, subject to certain exceptions described below, Bob Evans has agreed that it will not, and will cause each of its subsidiaries and its and their respective officers, directors, employees and agents not to, and will direct each of its other representatives not to, directly or indirectly:

•	solicit, initiate, knowingly encourage or knowingly facilitate any inquiries or the making of any offer or proposal that constitutes, or could reasonably be expected to lead to, any acquisition proposal;

•	furnish any nonpublic information regarding Bob Evans or its subsidiaries to any person in connection with or in response to an acquisition proposal (other than informing such person of the existence of the non-solicitation provisions of the merger agreement); or

•	engage in, continue or otherwise participate in, any discussions or negotiations regarding, or furnish to any other person any information in connection with or for the purpose of soliciting, initiating, knowingly encouraging or knowingly facilitating, any acquisition proposal.

Receipt of Acquisition Proposals

Notwithstanding the provisions of the merger agreement described above, upon receipt of a bona fide, unsolicited written acquisition proposal (from any person that did not result in a violation of the non-solicitation provisions of the merger agreement) (1) Bob Evans and its representatives may contact the person making such acquisition proposal and its representatives to ascertain facts or clarify terms and conditions for the sole purpose of the board (or any committee of the board) informing itself about the acquisition proposal and the person who made it, and (2) if, prior to obtaining the requisite stockholder vote, following the receipt of an acquisition proposal that the board determines in good faith, after consultation with its outside financial advisors and outside legal counsel, constitutes, or could reasonably be expected to result in, a superior proposal (as defined below), and that the failure to take the actions contemplated by this sentence (2) would be inconsistent with its fiduciary duties to the stockholders of Bob Evans under applicable law, Bob Evans and its representatives may, in response to such acquisition proposal:

•	furnish information with respect to Bob Evans to the person making such acquisition proposal and its representatives and financing sources in accordance with a confidentiality agreement that contains provisions no less favorable in the aggregate to Bob Evans than those contained in the confidentiality agreement among Bob Evans and Post (it being understood that such confidentiality agreement does not need to contain any standstill or similar obligation that would prohibit or restrain such person from making, or amending or revising, an acquisition proposal); provided that Bob Evans concurrently furnishes Post with all such nonpublic information delivered to such person, to the extent not previously made available to Post; and provided further, that if the person making such acquisition proposal is a known competitor of Bob Evans, Bob Evans will not provide any commercially sensitive non-public information to such person in connection with any actions permitted by the non-solicitation provisions of the merger agreement (other than in accordance with customary “clean room” or other similar procedures designed to limit any adverse effect on Bob Evans resulting from sharing such information), and

•	engage in discussions or negotiations with such person regarding such acquisition proposal (including solicitation of revised or amended acquisition proposals).

Bob Evans will, and will cause its affiliates to, promptly request that any person that has executed a confidentiality or non-disclosure agreement in connection with any actual or potential acquisition proposal to return or destroy all confidential information in the possession of such person or its representatives. Bob Evans has agreed that a breach of the non-solicitation provisions of the merger agreement by any representatives or affiliates of Bob Evans will constitute a breach by Bob Evans of such non-solicitation provisions of the merger agreement.

For the purposes of the merger agreement and as used in this proxy statement, the term “superior proposal” means a bona fide, unsolicited written acquisition proposal (1) that if consummated, would result in a third party (or in the case of a direct merger between such third party and Bob Evans, the stockholders of such third party) acquiring, directly or indirectly, more than 50% of the outstanding Bob Evans common stock or more than 50% of the assets of Bob Evans and its subsidiaries, taken as a whole, (2) to the extent consideration includes cash, includes financing commitments from reputable sources that the board reasonably determines in good faith are reasonably expected to be available and that are sufficient, together with cash on hand and availability under existing credit facilities, to fund such cash consideration, and (3) that is on terms that, taken as a whole, the board determines in good faith (after consulting with its outside financial advisors and outside legal counsel), and taking into account (a) all financial considerations, (b) the identity of the person making such acquisition proposal, (c) the anticipated timing, likelihood of consummation (including governmental approvals, conditions to consummation and financing terms) relative to the transactions contemplated by the merger agreement, conditions and prospects for completion of such acquisition proposal, (d) the other terms and conditions of such acquisition proposal and the implications of such terms and conditions on Bob Evans, including all relevant legal, regulatory, tax and financial aspects of such acquisition proposal, and the person making the proposal, (e) any changes to the merger agreement proposed in writing by Post that would, if accepted by Bob Evans, be binding upon Post in response to such acquisition proposal, and (f) any other aspects of such acquisition proposal deemed relevant by the board, are more favorable from a financial point of view to the stockholders of Bob Evans than the merger and the other transactions contemplated by the merger agreement.

In addition to its other non-solicitation obligations, Bob Evans will promptly (and in any event no later than 48 hours after it receives any acquisition proposal) advise Post in writing of any request for confidential information in connection with an acquisition proposal or of any acquisition proposal, the material terms and conditions of such request or acquisition proposal and will keep Post reasonably informed on a reasonably current basis (but in no event more often than once every 48 hours) of all material modifications to the terms of any acquisition proposal. Bob Evans will as promptly as practicable (an in any event within 48 hours) notify Post if the board makes a determination that an acquisition proposal constitutes or would reasonably be expected to result in a superior proposal, or if Bob Evans furnishes information or enters into discussions or negotiations as provided in the non-solicitation provisions of the merger agreement.

Changes in Board Recommendation

Except as expressly permitted by the merger agreement, neither the Bob Evans board or directors, nor any committee of the board, may:

•	fail to include the recommendation of the board in this proxy statement;

•	change, qualify, withhold, withdraw or modify, or authorize or publicly propose to change, qualify, withhold, withdraw or modify, in a manner adverse to Post, the recommendation of the board to adopt the merger agreement;

•	adopt, approve or recommend to stockholders of Bob Evans, or resolve to or publicly propose or announce its intention to adopt, approve or recommend to stockholders of Bob Evans, an acquisition proposal;

•	fail to publicly reaffirm the recommendation of the board within ten (10) business days of the occurrence of a material event or development and after Post so requests in writing (or if the Bob Evans stockholders meeting is scheduled to be held within ten (10) business days, then within one business day after Post so requests); or

•	take or fail to take any formal action or make or fail to make any recommendation in connection with a tender or exchange offer, other than a recommendation against such offer or a “stop, look and listen” communication contemplated by the non-solicitation provisions of the merger agreement.

The actions described in the five bullet points above constitute a recommendation withdrawal (“recommendation withdrawal”). In addition, except as expressly permitted by the merger agreement, the board, or any committee of the board, may not approve, adopt, recommend or authorize, or cause or permit Bob Evans or any of its subsidiaries to enter into, any letter of intent, memorandum of understanding, agreement (including an acquisition agreement, merger agreement, joint venture agreement or other agreement), commitment or agreement in principle with respect to any acquisition proposal, other than a confidentiality agreement entered into in accordance with the non-solicitation provisions of the merger agreement (“Bob Evans acquisition agreement”).

Prior to the receipt of the requisite stockholder vote, but not after, the board may, in response to any bona fide, unsolicited acquisition proposal from any person that did not result from a breach of the non-solicitation provisions of the merger agreement, make a recommendation withdrawal and terminate the merger agreement in order to enter into a binding agreement in respect of such acquisition proposal (subject to compliance with the terms of the merger agreement and paying a termination fee to Post under the terms of the merger agreement as further described below) if, and only if, prior to taking either such action:

•	Bob Evans has complied in all material respects with its obligations under the non-solicitation provisions of the merger agreement;

•	the board concludes in good faith, after consultation with its outside financial advisors and outside legal counsel, that such acquisition proposal constitutes a superior proposal;

•	the board concludes in good faith, after consultation with its outside legal counsel, that the failure to take a recommendation withdrawal and terminate the merger agreement would be inconsistent with its fiduciary duties to the stockholders of Bob Evans under applicable law;

•	the board, prior to making a recommendation withdrawal or terminating the merger agreement, as applicable, provides Post with at least four business days (or such shorter period as is specified in the sixth bullet point below) prior written notice of its intention to take such action, specifying the reasons for the recommendation withdrawal or termination of the merger agreement, including the terms and conditions of, and the identity of the person making, any such acquisition proposal and contemporaneously provides to Post a copy of the superior proposal, a copy of any proposed Bob Evans acquisition agreements and a copy of any financing commitments relating to such superior proposal (or, in each case, if not provided in writing to Bob Evans, a written summary of the terms and conditions of such superior proposal) (it being agreed that the delivery of such notice by Bob Evans will not constitute a recommendation withdrawal);

•	during the four business days following such written notice (or such shorter period as is specified in the sixth bullet point below), if requested by Post, the board and its representatives will have negotiated in good faith with Post and its representatives to enable Post to propose in writing revisions to the terms of the merger agreement such that, if accepted by Bob Evans and binding upon Post, would cause such superior proposal to no longer constitute a superior proposal; and

•	at the end of the four business day period described in the preceding bullet points, the board concludes in good faith, after consultation with its outside financial advisors and outside legal counsel (and after taking into account any adjustment or modification of the terms of the merger agreement proposed by Post that would, if accepted by Bob Evans, be binding on Post), that the acquisition proposal continues to be a superior proposal and failure to make a recommendation withdrawal or terminate the merger agreement would be inconsistent with its fiduciary duties to the stockholders of Bob Evans under applicable law. The parties have agreed that any change to any of the financial terms of the acquisition proposal (including the form, amount and timing of payment of consideration) or any other material terms of the acquisition proposal will be deemed to be a new acquisition proposal for purposes of the non-solicitation provisions of the merger agreement and Bob Evans will be required to comply with the applicable terms of the non-solicitation provisions of the merger agreement anew with respect thereto; provided, however, that in the event Bob Evans makes a recommendation withdrawal or seeks to terminate the merger agreement as provided above in connection with any such new acquisition proposal, the notice period and the period during which Bob Evans and its representatives are required, if requested by Post, to negotiate with Post regarding any revisions to the terms of the merger agreement proposed in writing by Post in response to such new acquisition proposal in accordance with the preceding two bullet points will expire on the later to occur of (1) 48 hours after Bob Evans provides written notice of such new acquisition proposal to Post or (2) the expiration of the four business day period described in the fourth bullet point above. Bob Evans and its subsidiaries, notwithstanding anything to contrary in the merger agreement, will not enter into a Bob Evans acquisition agreement unless the merger agreement has been terminated in accordance with its terms or such entry into a Bob Evans acquisition agreement is contemporaneous with the termination of the merger agreement.

Further, the board may effect a recommendation withdrawal at any time prior to receiving the requisite stockholder vote in response to a “Company Intervening Event” (as defined below) (an “intervening event recommendation withdrawal”) if (1) Bob Evans has complied in all material respects with its obligations under the non-solicitation provisions of the merger agreement and (2) prior to taking such action, the board concludes in good faith (after consultation with its outside financial advisors and outside legal counsel) that the failure to take such action would be inconsistent with its fiduciary duties to the Bob Evans stockholders under applicable law; provided, that prior to making such intervening event recommendation withdrawal:

•	Bob Evans has given Post at least four business days’ prior written notice of its intention to take such action, and specifies the reasons for such action, including specifying in reasonable detail the applicable Company Intervening Event;

•	if requested by Post, Bob Evans will have negotiated in good faith with Post and its representatives during the four business days following such written notice to enable Post to propose revisions to the terms of the merger agreement; and

•	following the end of the four business day period, the board will have considered in good faith any revisions to the terms of the merger agreement in writing by Post that would, if accepted by Bob Evans, be binding upon Post, and concludes in good faith, after consultation with its outside financial advisors and outside legal counsel, that the failure to make an intervening event recommendation withdrawal would be inconsistent with its fiduciary duties to the Bob Evans stockholders under applicable law.

For the purposes of the merger agreement and as used in this proxy statement, “Company Intervening Event” means any fact, circumstance, occurrence, event, development, change or condition or combination thereof that materially affects the business, assets or operations of Bob Evans and its subsidiaries which (1) was not known to or reasonably foreseeable by the board as of or prior to the date of the merger agreement and (2) does not relate to any acquisition proposal; provided, that any change in the price or trading volume of the Bob Evans common stock, in and of itself, will not be taken into account for purposes of determining whether a Company Intervening Event has occurred (it being understood, however, that any fact, circumstance, occurrence, event, development, change or condition giving rise or contributing to such changes in the price or trading volume of the Bob Evans common stock may be taken into account for purposes of determining whether a Company Intervening Event has occurred).

The merger agreement does not prohibit Bob Evans or the board from any of the following actions, provided that a recommendation withdrawal may only be as described above:

•	taking and disclosing to the Bob Evans stockholders a position contemplated by Rule 14e-2(a)(2-3) or Rule 14d-9 promulgated under the Exchange Act, or

•	making any “stop, look and listen” communication to the Bob Evans stockholders pursuant to Rule 14d-9(f) under the Exchange Act;

  provided, that no such action or disclosure that would amount to a recommendation withdrawal will be permitted, made or taken other than in compliance with the non-solicitation provisions of the merger agreement.

Obligations with Respect to the Special Meeting

As promptly as reasonably practicable after the SEC advises that it has no further comments to this proxy statement or that Bob Evans may commence mailing of this proxy statement, Bob Evans, acting through its board of directors (or any committee of its board of directors), and in accordance with applicable law and the rules and regulations of NASDAQ, will duly call, give notice of, convene and hold the special meeting of the stockholders of Bob Evans for the purpose of seeking the requisite stockholder vote; provided, however, that Bob Evans is permitted to adjourn, delay or postpone convening the special meeting with the consent of Post (which consent will not be unreasonably withheld, conditioned or delayed) if (1) as of the time the special meeting is scheduled, there are insufficient shares of Bob Evans common stock represented (either in person or by proxy) to constitute a quorum necessary to conduct business at such special meeting, (2) as of the time the special meeting is scheduled, there are insufficient shares of Bob Evans common stock with respect to which proxies have been submitted to vote in favor of the adoption of the merger agreement to obtain the requisite stockholder vote, (3) required by applicable law, or (4) in the good faith judgment of the board (after consultation with its outside legal advisors) and subject to the provisions of the merger agreement related to the preparation of this proxy statement, additional time is necessary for the filing and mailing of any supplemental or additional disclosure necessary or required to be filed and disseminated under applicable law to be reviewed by Bob Evans stockholders prior to the special meeting; provided, however, that any such adjournment or postponement will be for not more than, in the case of clauses (1) and (2), ten business days, and in the case of clauses (3) and (4), ten business days or such other amount of time reasonably agreed by Bob Evans and Post to be necessary to comply with applicable law, and, in any event, will not be to a date that is later than three business days prior to September 18, 2018.

Bob Evans will cooperate with and keep Post informed on a reasonably current basis regarding its solicitation efforts and voting results following the dissemination of this proxy statement to the Bob Evans stockholders. Without the prior written consent of Post, the adoption of the merger agreement will be the only matter (other than matters of procedure and matters required by applicable law to be voted on by the Bob Evans’ stockholders in connection with the adoption of the merger agreement) that Bob Evans will propose to be acted on by the Bob Evans stockholders at the special meeting.

Employee Benefits Matters

The merger agreement provides that until the first anniversary of the effective time (the “continuation period”), the surviving corporation will provide, or cause to be provided, for those employees of Bob Evans and its subsidiaries who continue as employees of the surviving corporation or any of its subsidiaries during all or a portion of the continuation period (collectively, the “continuing employees”), compensation, including salary, bonus and other incentive compensation opportunities, and employee benefits that in the aggregate with respect to each continuing employee will not be less favorable than the compensation and employee benefits (excluding (1) any special bonuses, accelerated equity payments, and dividend equivalent payments on equity awards, in each case, resulting from the sale of the restaurants business and (2) accelerated equity payments, dividend equivalent payment on equity awards, any excess portion of any short term incentive payments and change in control bonuses or severance payments, in each case, payable as a result of the merger) provided by Bob Evans or the applicable subsidiary to such continuing employee immediately prior to the effective time.

The merger agreement also provides that the surviving corporation will (1) waive, or will use commercially reasonable efforts to cause its insurance carriers to waive, any applicable pre-existing condition exclusions and waiting periods with respect to participation and coverage requirements in any replacement or successor welfare benefit plan of the surviving corporation in which a continuing employee is eligible to participate following the effective time to the extent such exclusions or waiting periods were inapplicable to, or had been satisfied by, such continuing employee immediately prior to the effective time under the analogous benefit plan in which such continuing employees participated, (2) use commercially reasonable efforts to provide each continuing employee with credit for any co-payments and deductibles paid during the relevant portion of the plan year prior to the effective time (to the same extent such credit was given under the analogous benefit plan prior to the effective time) in satisfying any applicable deductible or out-of-pocket requirements, and (3) recognize service prior to the effective time with Bob Evans or any of its subsidiaries for purposes of eligibility to participate, vesting, determination of level of benefits and benefits accrual to the same extent such service was recognized by Bob Evans or any of its subsidiaries under the analogous benefit plan in which such continuing employee participated immediately prior to the effective time. The foregoing will not apply to the extent it would result in any duplication of benefits for the same period of service, and the surviving corporation will not be obligated to provide credit for years of service for benefit accrual purposes under any defined benefit pension plan maintained by the surviving corporation or its subsidiaries prior to the date on which the continuing employee actually becomes a participant in such plan.

The merger agreement provides that, from and after the effective time, Post will honor and will cause its subsidiaries to honor, in accordance with its terms (1) each employment, change in control, severance and termination protection plan, policy or agreement of or between Bob Evans or any of its subsidiaries and any current or former officer, director or employee, identified in the disclosure schedules, (2) all obligations in effect as of the effective time under any equity-based, bonus or bonus deferral plans, programs or agreements of Bob Evans or any of its subsidiaries identified in the disclosure schedules, and (3) all obligations in effect as of the effective time pursuant to outstanding retention plans, programs or agreements, and all vested and accrued benefits under any employee benefit, employment compensation or similar plans, programs, agreements or arrangements of Bob Evans or any of its subsidiaries identified in the disclosure schedules. Notwithstanding the foregoing, Post may terminate or amend or may cause the surviving corporation or its subsidiaries to terminate or amend the benefits or arrangements listed in (1), (2) or (3) above, in all cases with such termination or amendment being subject to the terms of the applicable arrangement, except that: (a) no termination or amendment to reduce or eliminate benefits may occur with respect to benefits or arrangements that have already become vested or accrued or payable; and (b) with respect to any change in control severance plan, policy or agreement, no termination or amendment to reduce or eliminate benefits or participants’ rights may occur so long as change in control severance benefits might vest, accrue or otherwise become payable under any such change in control severance benefits plan, policy or agreement.

Post will cause the surviving corporation and each of its subsidiaries, for a period commencing at the effective time and ending ninety (90) days following the effective time, not to effectuate a “plant closing” or “mass layoff” as those terms are defined in the Worker Adjustment and Retraining Notification Act of 1988, as amended, together with any state or local law requiring advanced written notice of a plant closing or mass layoff (collectively, “WARN”), affecting in whole or in part any site of employment, facility or operating unit of the surviving corporation or any of its subsidiaries, and will cause the surviving corporation and each of its subsidiaries not to take any such action after such ninety (90) day period without complying with all provisions of WARN.

With respect to the Bob Evans deferred compensation plans, prior to the effective time, Bob Evans, the board or the appropriate committee of the board, as applicable, will adopt any resolutions and take any actions which are reasonably necessary to ensure that (a) any portion of the account balances under such Bob Evans deferred compensation plans that are denominated in or otherwise tied to the value of a share of Bob Evans common stock be converted as of the effective time to the merger consideration in lieu of each such share of Bob Evans common stock and (b) from and after the effective time neither Post nor the surviving corporation will be required to deliver shares of Bob Evans common stock or other capital stock of Bob Evans, Post, the surviving corporation or any other person pursuant to or in settlement of any obligations under such Bob Evans deferred compensation plan. Following the date of the merger agreement, Bob Evans will consult with Post in good faith and give due consideration to Post’s views in connection with Bob Evans’ determination of whether the Bob Evans deferred compensation plans will continue after the closing date or whether such plans will be terminated effective as of the closing date and the account balances under such Bob Evans deferred compensation plans will be paid out after the effective time and in any event in accordance with the requirements of Section 409A of the Code and the applicable Treasury Regulations.

Nothing contained in the merger agreement, whether express or implied, (1) will be treated as an amendment or other modification of any Bob Evans benefit plan, (2) will create any third party beneficiary rights in any person, or (3) will, subject to the limitations set forth in the employee matters section of the merger agreement, limit the right of Post or the surviving corporation or any of its subsidiaries to amend, terminate or otherwise modify any Bob Evans benefit plan following the effective time.

Consents, Approvals and Filings

Bob Evans and Post have agreed to use their reasonable best efforts to take, or cause to be taken, as promptly as practicable, all actions necessary, proper or advisable to consummate the merger, including to use reasonable best efforts to, as promptly as practicable, (1) cause all of the conditions to the closing of the merger to be satisfied, (2) prepare and file all filings and submissions under the HSR Act, in connection with the regulatory approval required under the merger agreement, (3) obtain all consents, orders, actions or nonactions, waivers and clearances required under the HSR Act in connection with the regulatory approval required under the merger agreement and (4) obtain all material consents or waivers from non-governmental entity third parties; provided that in no event will Bob Evans or its subsidiaries to be obligated to, or will agree to, pay or to commit to pay to any person whose consent or waiver is being sought any cash or other consideration, or make any accommodations or commitment or incur any liability or other obligation in connection with such consent or waiver, unless Post (a) has consented in writing to such payment, accommodation or commitment (which consent will not be unreasonably withheld, conditioned or delayed) and (b) agreed to reimburse Bob Evans for Bob Evans’ or its subsidiaries’ actual out-of-pocket costs and expenses incurred in connection with such payment, accommodation or commitment in the event that the merger agreement is terminated in certain circumstances. Neither Post nor Bob Evans will knowingly take any action that is reasonably likely to have the effect of materially delaying, impairing or impeding the receipt of any required authorizations, consents, orders or approvals in connection with the transactions contemplated by the merger agreement. Bob Evans and Post have each agreed to promptly notify the other party of any notice or other communication from any governmental entity received by such party alleging that such governmental entity’s consent is or may be required in connection with or as a condition of the merger.

Bob Evans and Post have also agreed to use their reasonable best efforts to (1) cooperate and coordinate in the taking of actions in connection with the consents, approvals, filing and other items advisable to consummate the merger, (2) provide such assistance as the other party may reasonably request in connection with the consents, approvals, filing and other items advisable to consummate the merger, including supplying one another with any information that the other party may reasonably request in connection with such actions, and (3) keep the other party reasonably and timely informed of any developments, meetings. or discussions with any governmental entity under any antitrust laws, and any inquiries or requests for additional information from any governmental entity under any antitrust laws. Both Bob Evans and Post have agreed that if either party receives a formal or informal request for additional information or documentary material from any governmental entity under any antitrust laws with respect to the merger or the other transactions contemplated in the merger agreement, then such party will use reasonable best efforts to make, or cause to be made, as promptly as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request. Both Bob Evans and Post have agreed, to the extent practicable, not to participate in any substantive meeting or conference (telephone, in-person or otherwise) with any governmental entity or staff in connection with any filing, proceeding, investigation, litigation, or other inquiry under any antitrust laws unless the other party is consulted in advance and, where permitted by the governmental entity, the other party is allowed to participate. To the extent reasonably practicable, legal counsel for Post and Bob Evans will have the right to review in advance, and will consult with the other party on and consider in good faith the views of the other party in connection with, all of the information relating Post or Bob Evans, as the case may be, and any of their respective subsidiaries and representatives, that appears in any filing made with, or written materials submitted to, any third party or governmental entity in connection with the consummation of the merger and the other transactions contemplated by the merger agreement. Post has the principal responsibility to devise and implement the strategy for obtaining antitrust related approvals and will lead and direct all filings (including where to file), process, negotiation of settlements (if any) and related proceedings contemplated by the consents, approvals and filings section of the merger agreement, and Bob Evans will cooperate reasonably, subject to applicable law, with such efforts; provided, however, that Post will consult in advance (to the extent reasonably practicable) with Bob Evans, and give due consideration in good faith to Bob Evans’ views regarding such strategy, filings, processes, negotiations and proceedings. Bob Evans and Post also agree not to voluntarily extend any waiting period associated with any consent of any governmental entity or enter into any agreement with any governmental entity not to consummate the merger and the other transactions contemplated hereby, except with the prior written consent of the other parties to the merger agreement.

Under the terms of the merger agreement, neither Post, Merger Sub nor any of their affiliates will be required to, and Bob Evans will not, without the prior written consent of Post, become subject to, consent to, or offer or agree to, or otherwise take any action with respect to, any requirement, condition, limitation, understanding, agreement or order to (1) sell, license, assign, transfer, divest, hold separate or otherwise dispose of any assets, business or portion of business of Bob Evans, Post or any of their respective affiliates, (2) conduct, restrict, operate, invest or otherwise change the assets, business or portion of business of Bob Evans, Post or any of their respective affiliates in any manner, (3) impose any restriction, requirement or limitation on the operation of the business or portion of the business of Bob Evans, Post or any of their respective affiliates; provided that, if requested by Post, Bob Evans will become subject to, consent to, or offer or agree to, or otherwise take any action with respect to, any such requirement, condition, limitation, understanding, agreement or order so long as such requirement, condition, limitation, understanding, agreement or order is only binding on Bob Evans in the event the closing occurs, or (4) materially modify or waive any of the terms or conditions of the merger agreement. Additionally, Post is obligated to take all action (1) necessary to defend, including through pursuing litigation on the merits, any administrative or judicial proceeding asserted or threatened by any governmental entity or other person under antitrust laws (including pursuing all available avenues of administrative and/or judicial appeal) that seeks, or would reasonably be expected to seek, to prevent, restrain, impede, delay, enjoin, or otherwise prohibit the consummation of the merger and the other transactions contemplated by the merger agreement and (2) necessary in order to avoid entry of, or to have vacated, lifted, reversed, overturned or terminated, any order, temporary or permanent, entered, issued or threatened under antitrust laws that would prevent, impede, delay, enjoin or otherwise prohibit the consummation of the merger and the other transactions contemplated by the merger agreement, prior to the outside date; provided, that Post will not be required to, and will not be required to cause its subsidiaries to, take any actions other than to otherwise comply with its obligations set forth in this paragraph.

Furthermore, Post will not, and will cause its subsidiaries not to, directly or indirectly, acquire, purchase, lease or license (or agree to acquire, purchase, lease or license), by merging with or into or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any business or any corporation, partnership, association or other business organization or division or part thereof, or any securities or collection of assets, if doing so would reasonably be expected to: (1) impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any consent, action or nonaction, waiver, clearance or exemption of any governmental entity necessary to consummate the merger and the other transactions contemplated by the merger agreement or the expiration or termination of any applicable waiting period; (2) materially increase the risk of any governmental entity entering an order preventing, restraining, impeding, delaying, enjoining or otherwise prohibiting the consummation of the merger and the other transactions contemplated by the merger agreement; (3) materially increase the risk of not being able to remove any such order on appeal or otherwise; or (4) prevent or materially delay the consummation of the merger and the other transactions contemplated by the merger agreement.

Directors’ and Officers’ Indemnification and Insurance

From and after the effective time, Post will, and will cause the surviving corporation to, jointly and severally, to the fullest extent permitted by law, indemnify, defend and hold harmless (and promptly advance expenses from time to time as incurred to the fullest extent permitted by law) each person who is now or has been at any time prior to the effective time or becomes prior to the effective time, a director or officer of Bob Evans or any of its subsidiaries and any person acting as director, officer, trustee, fiduciary, employee or agent of another entity or enterprise (including a Bob Evans benefit plan) who is or has acted as such at the request of Bob Evans (each an “indemnified party”) from and against any and all costs or expenses (including attorneys’ fees, expenses and disbursements), judgments, fines, losses, claims, damages, penalties, liabilities and amounts paid in settlement or incurred in connection with any actual or threatened claim (including a claim of violation of applicable law) , action, audit, demand, suit, proceeding or investigation, whether civil, criminal, administrative, regulatory or investigative or other proceeding at law or in equity or order or ruling, by reason of the fact that the indemnified party is or was a director or officer of Bob Evans or its subsidiaries or is or was a director, officer, trustee, fiduciary, employee or agent of another person at the request of Bob Evans, including the approval of the merger agreement and the merger and the other transactions contemplated in the merger agreement or arising out of or pertaining to the merger and the other transactions contemplated thereby, whether asserted or claimed prior to, at or after the effective time. Post and Bob Evans agree that all rights to indemnification and exculpation from liability for acts or omissions occurring at or prior to the effective time and the rights to advancement of expenses relating to such rights now existing in favor of any indemnified party, whether provided in the certificate of incorporation or bylaws (or comparable organizational documents) of Bob Evans or any of its subsidiaries or in any indemnification agreement between such indemnified party and Bob Evans or any of its subsidiaries in existence as of the date of the merger agreement and set forth in the disclosure schedules, will survive the merger, be honored by the surviving corporation and its subsidiaries and continue in full force and effect, and will not be amended, repealed or otherwise modified in any manner that would adversely affect any right of any such indemnified party existing under such indemnification agreement.

Immediately following the effective time, the certificate of incorporation and bylaws of the surviving corporation will include provisions for indemnification, advancement and reimbursement of expenses and exculpation of the indemnified parties that are, in substance, no less favorable to the indemnified parties than the provisions for indemnification, advancement and reimbursement of expenses and exculpation of the indemnified parties as set forth in Bob Evans’ certificate of incorporation and bylaws in effect as of the date of the merger agreement. For six years following the effective time, the surviving corporation will, and Post will cause the surviving corporation to, maintain in effect the provisions in its certificate of incorporation and bylaws providing for indemnification, advancement and reimbursement of expenses and exculpation of indemnified parties, as applicable, with respect to the facts or circumstances occurring at or prior to the effective time, to the fullest extent permitted from time to time under applicable law. These provisions will not be amended except as required by law or to make changes permitted by law that would enlarge the scope of the indemnified parties’ indemnification and advancement rights provided by such documents.

Additionally, the surviving corporation is to either (1) continue to maintain in full force and effect for six years from the effective time, if available, the current directors’ and officers’ liability insurance and fiduciary liability insurance maintained by Bob Evans or (2) purchase a six year extended reporting period endorsement with respect to the current director and officer liability insurance and fiduciary liability insurance and maintain the insurance in full force and effect for its full term. Post’s or the surviving corporation’s obligation to provide this insurance will be capped at 300% of the annual premium amount Bob Evans is currently paying for such insurance. If the annual premium amount for such coverage exceeds this cap, the surviving corporation must obtain a policy with the greatest coverage available for a cost not exceeding such amount, or if the current policies are maintained, Post or the surviving corporation must obtain as much coverage as possible under substantially similar policies for such maximum annual amount in aggregate annual premiums.

Coordination on Litigation

Each party will promptly notify the other parties in writing of any stockholder litigation or other litigation or proceedings arising from the merger agreement or the merger that is brought against such party or any of its affiliates or members of its board of directors. Each party will keep the other parties sufficiently informed on a reasonably current basis with respect to the status of any such litigation (including by promptly furnishing to the other parties to the merger agreement such information relating to the litigation as may reasonably be requested). Bob Evans will give Post the opportunity to participate in (at Post’s sole cost and subject to a joint defense agreement) the defense of any stockholder litigation or other litigation or proceedings arising from the merger agreement or the merger that is brought against such party or any of its affiliates or members of its board of directors. Bob Evans will not agree to any settlement with respect to such litigation or proceeding without the prior written consent of Post (which consent cannot be unreasonably withheld, conditioned or delayed).

Other Covenants and Agreements

The merger agreement contains certain other covenants and agreements, including covenants relating to:

•	the preparation and filing of this proxy statement;

•	expenses and transfer taxes;

•	public announcements with respect to the transactions contemplated by the merger agreement;

•	certain notice requirements with respect to notice or other communications received by a party to the merger agreement from certain persons;

•	ensuring that no state anti-takeover laws become applicable to the merger;

•	delisting and deregistration of the Bob Evans common stock;

•	reporting requirements under Section 16 of the Exchange Act; and

•	treatment of certain Bob Evans indebtedness.

Conditions to Completion of the Merger

Under the merger agreement, each party’s obligation to complete the merger is subject to the satisfaction or, to the extent permitted by applicable law, waiver on or prior to the closing date, of the following conditions:

•	the adoption of the merger agreement by the affirmative vote of stockholders holding a majority of the outstanding shares of Bob Evans common stock entitled to vote at the special meeting;

•	no (1) temporary restraining order or preliminary or permanent injunction or other order by any federal or state court or other tribunal of competent jurisdiction preventing consummation of the merger will be in effect, (2) applicable law prohibiting the consummation of merger will be in effect, or (3) proceeding will have been brought by any governmental entity, and remain pending, that seeks an order that would prohibit, enjoin or make illegal the consummation of the merger; and

•	the early termination or expiration of the waiting period under the HSR Act will have occurred and be in full force and effect.

In addition, the obligations of Post and Merger Sub to effect the merger are subject to the satisfaction or, to the extent permitted by applicable law, waiver by Post, on or prior to the closing date, of the following conditions:

•	the accuracy of the representations and warranties of Bob Evans set forth in the merger agreement both at and as of September 18, 2017 and as of and as though made on the closing date (except for such representations and warranties that are expressly made as of a specified date, which must be true and correct as of such specified date), but subject to a “material adverse effect,” materiality or other standard, as applicable, as provided in the merger agreement;

•	Bob Evans having performed or complied in all material respects with all agreement and covenants required to be performed by Bob Evans under the merger agreement at or prior to the closing;

•	Post’s receipt of a signed certificate from an executive officer of Bob Evans confirming the satisfaction of the conditions described in the two preceding bullet points; and

•	since the date of the merger agreement, no material adverse effect with respect to Bob Evans will have occurred and be continuing.

Bob Evans’ obligations to effect the merger are subject to the satisfaction or, to the extent permitted by applicable law, waiver by Bob Evans, on or prior to the closing date, of the following additional conditions:

•	the accuracy of the representations and warranties of Post and Merger Sub set forth in the merger agreement both at and as of September 18, 2017 and as of and as though made on the closing date (except for such representations and warranties that are expressly made as of a specified date, which must be true and correct as of such specified date), but subject to a “material adverse effect,” materiality or other standard, as applicable, as provided in the merger agreement;

•	each of Post and Merger Sub having performed or complied in all material respects with all agreement and covenants required to be performed by Post and Merger Sub under the merger agreement at or prior to the closing; and

•	Bob Evans’ receipt of a signed certificate from an executive officer of Post confirming the satisfaction of the conditions described in the two preceding bullet points.

Termination of the Merger Agreement

The merger agreement may be terminated and the merger may be abandoned at any time prior to the completion of the merger in the following circumstances:

•	by mutual written consent of Post and Bob Evans;

•	by either Post or Bob Evans, if:

•	the merger has not been completed on or before September 18, 2018; provided, that if all of the conditions to closing, other than those pertaining to (1) a temporary restraining order or preliminary or permanent injunction or other order by any federal or state court or other tribunal of competent jurisdiction preventing the consummation of the merger, (2) applicable law prohibiting the consummation of the merger, (3) any proceeding brought by a governmental entity that remains pending and seeks an order that would prohibit, enjoin or make illegal the consummation of the merger, or (4) the waiting periods under the HSR Act, being satisfied or waived at such time, the outside date may be extended upon written notice prior to September 18, 2018 by either Bob Evans or Post to December 18, 2018, subject to certain limitations as set forth in the merger agreement (September 18, 2018 or, if so extended, December 18, 2018, being the “outside date”);

•	a governmental entity of competent jurisdiction has issued an order or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the merger, and such order or other action has become final and nonappealable, except that a party will not be permitted to terminate the merger agreement pursuant to this bullet point if the failure of such party to fulfill any obligation under the merger agreement resulted in the issuance of such order; or

•	the requisite stockholder vote has not been obtained when voted upon at the special meeting or at any adjournment or postponement of the special meeting.

•	by Post if:

•	Bob Evans has breached or failed to perform any of its representations, warranties, covenants or other agreements contained in the merger agreement, which (1) would result in a failure of the conditions to the obligations of Post and Merger Sub to effect the merger which relate to the accuracy of the representations and warranties of Bob Evans or Bob Evans’ performance of its agreements and covenants in the merger agreement in all material respects, and (2) is either not curable by the outside date or is not cured within the earlier of (a) 30 days following written notice of such breach from Post or Merger Sub to Bob Evans stating Post’s intention to terminate the merger agreement and (b) the outside date, provided that Post will not have the right to terminate if it is then in material breach of any representation, warranty, covenant or agreement under the merger agreement; or

•	(1) the board has effected a recommendation withdrawal or (2) if Bob Evans is in willful breach (as defined below) of the non-solicitation provisions of the merger agreement, provided that Post may only exercise its right to terminate the merger agreement under clause (2) prior to the receipt of the requisite stockholder vote.

•	by Bob Evans if:

•	Post or Merger Sub has breached or failed to perform any of its representations, warranties, covenants or other agreements contained in the merger agreement, which (1) would result in a failure of any condition to the obligations of Bob Evans to effect the merger which relate to the accuracy of the representations and warranties of Post and Merger Sub or Post’s and Merger Sub’s performance of their agreements and covenants in the merger agreement in all material respects, and (2) is either not curable by the outside date or is not cured within the earlier of (a) 30 days following written notice of such breach from Bob Evans to Post or Merger Sub, as the case may be, stating Bob Evans’ intention to terminate the merger agreement and (b) the outside date, provided that Bob Evans will not have the right to terminate if it is then in material breach of any representation, warranty, covenant or agreement under the merger agreement; or

•	prior to obtaining the requisite stockholder vote in order to accept a superior proposal, and prior to or concurrently with such termination, Bob Evans pays Post a termination fee of $50.0 million.

For the purposes of the merger agreement and as used in this proxy statement, “willful breach” means (1) with respect to any material failure of a representation or warranty to be true or correct, that the officers of the party making such representation or warranty, as the case may be, as set forth in the applicable disclosure schedules, had actual knowledge, as of the date of the merger agreement, of the fact that such representation or warranty was materially untrue or incorrect as of such date and (2) with respect to any breach of a covenant or other agreement, a breach that is material and that is a consequence of an act undertaken or omitted to be taken by the breaching party with the knowledge that the taking of such act or failure to take such action would, or would reasonably be expected to, cause a material breach of the relevant covenant or agreement.

Termination Fees; Effect of Termination

Under the merger agreement, Bob Evans will be required to pay Post a termination fee equal to $50.0 million (the “termination fee”) if:

•	the merger agreement is terminated by Bob Evans in accordance with its right to terminate the merger agreement to enter into a definitive agreement relating to a superior proposal;

•	the merger agreement is terminated by Post in accordance with its right to terminate the merger agreement because the board has effected a recommendation withdrawal or if Bob Evans is in willful breach of the non-solicitation provisions of the merger agreement prior to receiving the requisite stockholder vote; or

•	the merger agreement is terminated by:

•	Post or Bob Evans because the merger has not been completed by the outside date (other than in circumstances in which Post is required to pay the regulatory fee (as defined below) in respect of such termination), and an acquisition proposal was publicly proposed or announced by any person after September 18, 2017 or a bona fide acquisition proposal has been communicated in writing to the board by any person after September 18, 2017, and in either case, not withdrawn prior to such termination;

•	Post or Bob Evans because the requisite stockholder vote was not obtained and an acquisition proposal was publicly proposed or announced by any person after September 18, 2017 and not withdrawn prior to such termination; or

•	Post because Bob Evans has breached or failed to perform any of its representations, warranties, covenants or other agreements contained in the merger agreement, which (1) would result in a failure of the conditions to the obligations of Post and Merger Sub to effect the merger which relate to the accuracy of the representations and warranties of Post and Merger Sub or Post’s and Merger Sub’s performance of their agreements and covenants in the merger agreement in all material respects, and (2) is either not curable by the outside date or is not cured within the earlier of (a) 30 days following written notice of such breach from Post or Merger Sub to Bob Evans stating Post’s intention to terminate the merger agreement and (b) the outside date, and an acquisition proposal was publicly proposed or announced by any person after September 18, 2017 or a bona fide acquisition proposal has been communicated in writing to the board by any person after September 18, 2017, and in either case not withdrawn prior to such termination;

and, in the case of the events described in the immediately preceding three bullets, Bob Evans enters into a definitive agreement with respect to any acquisition proposal with another person or consummates any acquisition proposal (which need not be the same acquisition proposal described in the immediately preceding three bullets) within twelve months after such termination of the merger agreement.

Under the merger agreement, for purposes of the bullets preceding this sentence under the heading “— Termination Fees; Effect of Termination,” each reference to “20%” in the definition of “acquisition proposal” will be deemed to be a reference to “50%.”

Under the merger agreement, Post will be required to pay Bob Evans a termination fee equal to $50.0 million (the “regulatory termination fee”) if the merger agreement is terminated by:

•	Post or Bob Evans because of a governmental order or injunction relating to antitrust laws that permanently restrains, enjoins or otherwise prohibits the completion of the merger;

•	Bob Evans because of a breach by Post of its obligations to pursue antitrust clearance, including through litigation against the government and/or non-governmental entity third parties which breach is either not curable by the outside date or is not cured within the earlier of (1) 30 days following written notice of such breach from Bob Evans to Post or Merger Sub stating Bob Evans’ intention to terminate the merger agreement and (2) the outside date; or

•	Post or Bob Evans because the merger has not been completed by the outside date (other than in the event of a termination by Post under circumstances in which Bob Evans does not have a concurrent right in respect of such termination), due to failure to receive HSR Act clearance and/or the presence of any governmental order, injunction or proceeding relating to antitrust laws preventing the closure of the merger at that time, assuming all other conditions to closing could be satisfied as of the date of termination.

If the merger agreement is validly terminated, the obligations of the parties will terminate and there will be no liability on the part of any party with respect thereto, except for the confidentiality provisions, the general provisions and certain provisions relating to expenses, the effect of termination, the termination fee and the regulatory termination fee, and the parties’ agreement as to no additional representations and warranties, each of which will survive the termination of merger agreement; provided, however, that no party to the merger agreement will be relieved from liability to the other party for damages arising out of any willful breach of the merger agreement occurring prior to the termination. In addition, the merger agreement provides that any failure by a party to consummate the merger and the other transactions contemplated by the merger agreement (regardless of whether, in the case of Post, Post has obtained or received any proceeds from any financing) when required under the merger agreement will constitute a willful breach of the merger agreement.

Expenses

Whether or not the merger is consummated, all expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement will be paid by the party incurring such expenses, with certain exceptions set forth in the merger agreement.

Jurisdiction; Specific Performance

Each of the parties has agreed that irreparable harm would occur for which monetary damages would not be an adequate remedy in the event that any of the provisions of the merger agreement are not performed in accordance with their specific terms or are otherwise breached. Accordingly, the parties have agreed that in the event of any breach or threatened breach by any other party of any covenant or obligation in the merger agreement, the non-breaching party will be entitled to (in addition to any other remedy that may be available to it at law and in equity, including monetary damages) an injunction restraining such breach or threatened breach of the merger agreement and an order of specific performance to enforce the observance and performance of such covenant or obligation (including the obligation of the parties to consummate the transactions contemplated by the merger agreement and the obligation of Post and Merger Sub to pay, and Bob Evans’ equity holders’ right to receive, the aggregate consideration payable to them pursuant to the transactions contemplated by the merger agreement, in each case in accordance with the terms and conditions set forth in the merger agreement) without proof of actual damages, and each of the parties has further agreed to waive any requirement for the securing or posting of any bond or other security in connection with such remedy. In addition, each of the parties has agreed not to raise any objections (including any defense or counterclaim that there is an adequate remedy at law) to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such party under the merger agreement.

Each of the parties agreed (i) to irrevocably submit itself to the personal jurisdiction of each state or federal court sitting in the State of Delaware, as well as to the jurisdiction of all courts to which an appeal may be taken from such courts, in any suit, action or proceeding arising out of, relating to or contemplated by the merger agreement (including without limitation any proceeding seeking equitable relief under the merger agreement); (ii) that every such suit, action or proceeding will be brought, heard and determined exclusively in the Court of Chancery of the State of Delaware (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware); (iii) that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from such court; (iv) not to bring any suit, action or proceeding arising out of, relating to or contemplated by the merger agreement in any other court; and (v) to waive any defense of inconvenient forum to the maintenance of any suit, action or proceeding so brought. Each party irrevocably consented to the service of process outside the territorial jurisdiction of the courts referenced in the preceding sentence in any such suit, action or proceeding by mailing copies any such suit, action or proceeding by registered or certified United States mail, postage prepaid, return receipt requested, to its address as specified in the merger agreement. However, the foregoing will not limit the right of a party to effect service of process on the other party by any other legally available method. Post, Merger Sub and Bob Evans agreed that a final judgment in any suit, action or proceeding in such court as provided above will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

Amendments; Waivers

The merger agreement may be amended by the parties (with respect to Bob Evans and Merger Sub, by action taken by their respective boards of directors), at any time before or after adoption of the merger agreement by the Bob Evans stockholders, but, after any such adoption, no amendment will be made which by law would require the further approval of Bob Evans stockholders without first obtaining such approval. Subject to the preceding sentence, the merger agreement may be modified or amended solely by written agreement executed and delivered by duly authorized officers of the respective parties.

ADVISORY VOTE ON NAMED EXECUTIVE OFFICER MERGER-RELATED COMPENSATION ARRANGEMENTS (PROPOSAL 2)

As required by Section 14A of the Exchange Act and the applicable SEC rules issued thereunder, which were enacted pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, Bob Evans is providing its stockholders with a separate non-binding, advisory vote to approve the payment of certain compensation to the named executive officers of Bob Evans in connection with the merger, as described in the table entitled “Golden Parachute Compensation,” which is included in the section entitled “The Merger (Proposal 1) — Interests of Bob Evans’ Directors and Executive Officers in the Merger — Quantification of Potential Payments to Named Executive Officers in Connection with the Merger,” including the associated narrative discussion.

The board encourages you to review carefully the named executive officer merger-related compensation information disclosed in this proxy statement.

The board recommends that the stockholders of Bob Evans approve the following resolution:

“RESOLVED, that the stockholders of BOB EVANS FARMS, INC. hereby approve the compensation that will be paid or become payable to its named executive officers in connection with the consummation of the merger and the agreement or understandings pursuant to which such compensation will be paid or become payable, in each case as disclosed in this proxy statement pursuant to Item 402(t) of Regulation S-K in the table entitled “Golden Parachute Compensation” and the related narrative disclosures.”

The vote on the advisory compensation proposal is a vote separate and apart from the vote on the proposal to adopt the merger agreement. Accordingly, you may vote to adopt the merger agreement and vote not to approve the advisory compensation proposal and vice versa. Because the vote on the advisory compensation proposal is advisory only, it will not be binding on either Bob Evans or Post. Accordingly, if the merger agreement is adopted and the merger is completed, the compensation will be payable, subject only to the conditions applicable thereto, regardless of the outcome of the non-binding, advisory vote of Bob Evans stockholders.

The above resolution approving the merger-related compensation of Bob Evans’ named executive officers on a non-binding, advisory basis requires the affirmative vote of holders of a majority of the shares of Bob Evans common stock present, in person or represented by proxy, at the special meeting and entitled to vote thereon.

THE BOARD RECOMMENDS A VOTE “FOR” THE ADVISORY COMPENSATION PROPOSAL

VOTE ON ADJOURNMENT (PROPOSAL 3)

Bob Evans stockholders are being asked to approve a proposal providing for one or more adjournments of the special meeting from time to time, if necessary or appropriate in the view of the board, including to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement or in the absence of a quorum. If this proposal is approved, the special meeting could be successively adjourned to another time and place. In addition, the board could postpone the special meeting before it commences, whether for the purpose of soliciting additional proxies or for other reasons. Pursuant to the merger agreement, Bob Evans may adjourn, delay or postpone the special meeting (1) with the consent of Post, (2) in the absence of a quorum, (3) to solicit additional proxies for the purpose of obtaining the requisite stockholder vote or (4) to allow additional time for the filing and/or mailing of any supplemental or amended disclosure that the board has determined in good faith after consultation with outside legal counsel is required under applicable law, and for such supplemental or amended disclosure to be disseminated and reviewed by the Bob Evans stockholders prior to the special meeting. If the special meeting is adjourned for the purpose of soliciting additional proxies, stockholders who have already submitted their proxies will be able to revoke them at any time prior to their use. If you sign and return a proxy and do not indicate how you wish to vote on any proposal, or if you indicate that you wish to vote in favor of the proposal to adopt the merger agreement but do not indicate a choice on the adjournment proposal, your shares will be voted in favor of the adjournment proposal.

Bob Evans does not anticipate calling a vote on this proposal if the merger proposal is approved by the requisite number of shares of Bob Evans common stock at the special meeting.

The vote on the adjournment proposal is a vote separate and apart from the vote on the merger proposal. Accordingly, you may vote to adopt the merger agreement and vote not to approve the adjournment proposal and vice versa.

Approval of the adjournment proposal requires the affirmative vote of stockholders holding a majority of the shares of Bob Evans common stock present, in person or represented by proxy, at the special meeting and entitled to vote thereon.

THE BOARD RECOMMENDS A VOTE “FOR” THE ADJOURNMENT PROPOSAL, IF A VOTE ON SUCH PROPOSAL IS CALLED

MARKET PRICE OF BOB EVANS COMMON STOCK AND DIVIDEND INFORMATION

Bob Evans common stock is listed on the NASDAQ under the symbol “BOBE.”

The following table sets forth on a per share basis the low and high sales prices of Bob Evans common stock as reported by the NASDAQ, and the cash dividends declared per share for the periods indicated:

	Market Price
	Low	High	Dividend Declared
Fiscal Year Ending April 27, 2018:
First Quarter	$65.35	$75.34	$7.84	(1)
Second Quarter (through October 20, 2017)	$61.73	$78.18	$0.34
Fiscal Year Ended April 28, 2017:
First Quarter	$35.63	$48.10	$0.34
Second Quarter	$35.76	$42.25	$0.34
Third Quarter	$39.89	$60.95	$0.34
Fourth Quarter	$54.25	$67.92	$0.34
Fiscal Year Ended April 29, 2016:
First Quarter	$42.93	$52.00	$0.31
Second Quarter	$41.83	$50.29	$0.31
Third Quarter	$36.56	$44.49	$0.34
Fourth Quarter	$38.31	$48.24	$0.34

(1)	Includes a special cash dividend of $7.50 per share paid on June 16, 2017, using the net proceeds from the sale of the Bob Evans Restaurants business on April 28, 2017.

Bob Evans currently pays a quarterly dividend on shares of Bob Evans common stock, and last paid a quarterly dividend on September 18, 2017, of $0.34 per share. Under the terms of the merger agreement, Bob Evans may continue to pay its regular quarterly dividends (not to exceed $0.34 per share) prior to the completion of the merger without the prior consent of Post.

The closing price of Bob Evans common stock on September 18, 2017, which was the last trading day before the merger was publicly announced, was $72.93 per share. On October 20, 2017, the most recent practicable date before filing this proxy statement, the closing price for Bob Evans common stock was $77.34 per share. You are encouraged to obtain current market quotations for Bob Evans common stock in connection with voting your shares of common stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock as of October 18, 2017 for:

1.	each of our current directors;

2.	each of our named executive officers;

3.	all of our directors and officers as a group; and

4.	each other person who is known by us to own beneficially more than 5% of the outstanding shares of our common stock.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Unless otherwise indicated, each person named in the table has sole voting and investment power with respect to all shares of stock listed as owned by that person, subject to applicable community property laws. The address of each of our directors and executive officers listed below is c/o Bob Evans Farms, Inc., 8111 Smith’s Mill Road, New Albany, Ohio 43054.

Directors and Executive Officers

The following table provides information concerning the shares of Bob Evans common stock beneficially owned as of October 18, 2017 by all directors, by all named executive officers and by all current directors and executive officers of Bob Evans as a group.

Class	Name	Shares Owned Outright(1)	Vested Stock Options(2)	Restricted Stock Units(3)	Total	Percent of Class(4)
Common Stock	Douglas N. Benham	7,823	—	2,623	10,446	*
Common Stock	Colin M. Daly	16,690	—	—	16,690	*
Common Stock	Charles M. Elson	4,623	—	5,624	10,247	*
Common Stock	Mary Kay Haben	2,470	—	12,088	14,558	*
Common Stock	Richard D. Hall	40,344	19,284	—	59,628	*
Common Stock	David W. Head	4,557	—	3,002	7,559	*
Common Stock	Mark E. Hood	32,519	—	—	32,519	*
Common Stock	Kathy S. Lane	7,197	—	—	7,197	*
Common Stock	Eileen A. Mallesch	13,080	—	18,043	31,123	*
Common Stock	Larry S. McWilliams	9,342	—	—	9,342	*
Common Stock	Saed Mohseni (5)	—	—	—	—	*
Common Stock	J. Michael Townsley	40,152	—	35,043	75,195	*
Common Stock	Michael Weinstein	4,323		5,625	9,948
All Directors and Executive Officers as a Group (13 persons total)					284,452	1.4%

*	Less than one percent
(1)	All shares are directly owned except as follows: Mr. Benham — 2,000 shares held in an IRA; Ms. Haben — 2,470 shares held in a trust; Mr. Hall — 708 shares held by spouse; Mr. Head — 4,557 shares held in a trust; Mr. Hood — 8,200 shares held in an IRA.
(2)	Includes all shares subject to unexercised Bob Evans options granted pursuant to the Bob Evans Farms, Inc. 2006 Equity and Cash Incentive Plan, which options have vested by October 18, 2017 or will vest within 60 days from October 18, 2017.

(3)	Includes all Bob Evans RSU Awards (i) which have vested prior to October 18, 2017 and which have been deferred, or (ii) which will vest (irrespective of any deferral election by the grantee) within 60 days from October 18, 2017.
(4)	Based on 19,974,924 shares outstanding at October 18, 2017.
(5)	Saed Mohseni formerly served as our President and Chief Executive Officer. During fiscal year 2017 and in connection with the Bob Evans Restaurants transaction, Bob Evans entered into a separation agreement with Mr. Mohseni. As a result, Mr. Mohseni will not receive any compensation in connection with the consummation of the merger and Bob Evans does not have current information regarding Mr. Mohseni’s holdings.

Certain Other Beneficial Owners

The following table sets forth the ownership according to the most recent Schedules 13G and 13D, as applicable, and amendments thereto (as described in the footnotes to the table) filed with the SEC on or before October 18, 2017 by beneficial owners of more than 5% of Bob Evans common stock.

Name and Address of Beneficial Owner	Shares Beneficially Owned	Percent of Class(1)
BlackRock, Inc.(2)
55 East 52nd Street
New York, NY 10055	2,824,478	14.1%
The Vanguard Group(3)
100 Vanguard Boulevard
Malvern, PA 19355	2,624,592	13.1%
Dimensional Fund Advisors LP(4)
Building One
6300 Bee Cave Road
Austin, TX 78746	1,062,811	5.3%

(1)	Calculated based on 19,974,924 shares outstanding at October 18, 2017.
(2)	Based upon a Schedule 13G/A filed with the SEC on January 12, 2017 reporting sole voting power with respect to 2,759,759 shares and sole dispositive power with respect to 2,824,478 shares.
(3)	Based upon a Schedule 13G/A filed with the SEC on February 10, 2017 reporting sole voting power with respect to 39,471 shares, shared voting power with respect to 2,940 shares, sole dispositive power with respect to 2,583,141 shares and shared dispositive power with respect to 41,451 shares.
(4)	Based upon a Schedule 13G filed with the SEC on February 9, 2016 reporting sole voting power with respect to 1,006,891 shares and sole dispositive power with respect to 1,062,811 shares.

APPRAISAL RIGHTS

If the merger is completed, under the DGCL, holders of record of Bob Evans common stock who do not vote in favor of the proposal to adopt the merger agreement, who properly demand appraisal of their shares, who do not withdraw such demand or otherwise waive or lose their right to appraisal and who otherwise comply with the requirements for perfecting and preserving their appraisal rights under Section 262 of the DGCL (“Section 262”), will have the right to dissent from the merger and receive payment in cash for the “fair value” of their shares of Bob Evans common stock as determined by the Court of Chancery of the State of Delaware (the “Delaware Court of Chancery”), together with interest, if any, as determined by the Delaware Court of Chancery, in lieu of the consideration they would otherwise be entitled to pursuant to the merger agreement. These rights are known as appraisal rights. Stockholders electing to exercise appraisal rights must strictly comply with the provisions of Section 262 in order to perfect and preserve their rights. Failure to strictly comply with the procedures specified in Section 262 in a timely and proper manner will result in the loss of appraisal rights under Delaware law.

The following is intended as a brief summary of the law pertaining to appraisal rights under the DGCL. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 262, the full text of which appears in Annex C to this proxy statement. Failure to precisely follow any of the statutory procedures set forth in Section 262 will result in the loss of your appraisal rights. All references in this summary to a “stockholder” are to the record holder of shares of Bob Evans common stock unless otherwise indicated. The following summary does not constitute any legal or other advice nor does it constitute a recommendation that stockholders exercise their appraisal rights under Section 262.

Under Section 262, when a merger is submitted for adoption at a meeting of stockholders, the corporation must notify each of its stockholders entitled to appraisal rights that appraisal rights are available. A copy of Section 262 must be included with such notice. This proxy statement constitutes our notice to Bob Evans stockholders of the availability of appraisal rights in connection with the merger in compliance with the requirements of Section 262 and a copy of the full text of Section 262 is attached hereto as Annex C. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 contained in Annex C to this proxy statement since failure to timely and properly comply with the requirements of Section 262 will result in the loss of your appraisal rights under the DGCL.

Stockholders wishing to exercise the right to demand appraisal of their Bob Evans common stock must satisfy EACH of the following conditions:

1.	The stockholder must not vote in favor of, or consent in writing to, the adoption of the merger agreement. A proxy that is submitted and does not contain voting instructions will, unless revoked, be voted in favor of the adoption of the merger agreement. Therefore, a stockholder who wishes to exercise appraisal rights must provide instructions in any such proxy to vote against the adoption of the merger agreement or otherwise attend the special meeting and vote against the adoption of the merger agreement, or abstain from voting.

2.	As more fully described below, the stockholder must deliver to Bob Evans a written demand for appraisal of the stockholder’s shares before the vote on the adoption of the merger agreement at the special meeting is taken. This written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or voting against the adoption of the merger agreement. Voting against or failing to vote for the adoption of the merger agreement by itself does not constitute a demand for appraisal within the meaning of Section 262. The demand must reasonably inform Bob Evans of the identity of the stockholder and the intention of the stockholder to demand appraisal of his, her or its shares in connection with the merger.

3.	The stockholder must hold shares of Bob Evans common stock either of record or beneficially on the date of making the demand for appraisal and must continuously hold such shares from the date of making the demand through the effective date of the merger.

4.	The stockholder (or the surviving corporation) must file a petition in the Delaware Court of Chancery requesting a determination of the fair value of the shares of Bob Evans common stock within 120 days after the effective date of the merger. The surviving corporation is under no obligation to file any such petition and has no present intention of doing so. Accordingly, it is the obligation of the stockholder to initiate all necessary action to perfect his, her or its appraisal rights in respect of the shares of Bob Evans common stock within the time prescribed in Section 262.

If you fail to comply with any of these conditions and the merger is completed, you will be entitled to receive the merger consideration, without interest and less any applicable withholding taxes, but you will have no appraisal rights with respect to your shares of Bob Evans common stock.

All demands for appraisal pursuant to Section 262 must be addressed to Bob Evans Farms, Inc., Attention: Corporate Secretary, 8111 Smith’s Mill Road, New Albany, Ohio 43054 and must be delivered before the vote on the adoption of the merger agreement is taken at the special meeting and must be executed by, or on behalf of, the record holder of the shares of Bob Evans common stock. The demand must reasonably inform Bob Evans of the identity of the stockholder and that the stockholder intends thereby to demand appraisal of his, her or its shares in connection with the merger. To be effective, a demand for appraisal by a holder of Bob Evans common stock must be made by, or in the name of, such registered stockholder, fully and correctly, as the stockholder’s name appears on the stock ledger of Bob Evans and on his, her or its stock certificate(s), if any.

Beneficial owners of shares of Bob Evans common stock who do not also hold such shares of record may not directly make appraisal demands to Bob Evans and must have the registered owner, such as a broker, bank or other nominee, submit the required demand in respect of those shares. If the shares of Bob Evans common stock are owned of record in a fiduciary capacity, such as by a broker, bank or other nominee, execution of a demand for appraisal must be made in that capacity on behalf of the record holder, and if the shares of Bob Evans common stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand must be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal on behalf of a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a broker, bank or other nominee, who holds shares of Bob Evans common stock as a nominee for several beneficial owners, may exercise appraisal rights with respect to the shares of Bob Evans common stock held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, we recommend that the written demand state the number of shares of Bob Evans common stock as to which appraisal is sought. Where no number of shares is expressly mentioned, we will presume that the demand covers all shares held in the name of the record owner. If a stockholder holds shares of Bob Evans common stock through a broker, bank or other nominee who in turn holds the shares through a central securities depository nominee such as Cede & Co., a demand for appraisal of such shares must be made by or on behalf of the depository nominee and must identify the depository nominee as record holder. If you hold your shares of Bob Evans common stock in a brokerage account or in other nominee form and you wish to exercise appraisal rights, you should consult with your broker, bank or other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee. A person having a beneficial interest in shares of Bob Evans common stock held of record in the name of another person, such as a broker, bank or other nominee, must act promptly to cause the record holders to properly follow the steps summarized herein an perfect appraisal rights in a timely manner.

Within 10 days after the effective date of the merger, the surviving corporation will provide written notice of the date that the merger has become effective to each stockholder who has properly demanded an appraisal of their shares and who did not vote in favor of the adoption of the merger agreement. At any time within 60 days after the effective date of the merger, any stockholder who has demanded an appraisal, and who has not commenced an appraisal proceeding or joined an appraisal proceeding as a named party, has the right to withdraw such stockholder’s demand for appraisal and to accept the merger consideration in accordance with the merger agreement; any attempt to withdraw made more than 60 days after the effective date of the merger will require the written approval of the surviving corporation. No appraisal proceeding before the Delaware Court of Chancery as to any stockholder will be dismissed without the approval of the Delaware Court of Chancery, which approval may be conditioned upon any terms the Delaware Court of Chancery deems just; provided, however, that any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw its demand for appraisal and accept the merger consideration offered pursuant to the merger agreement within 60 days of the effective date of the merger. If the surviving corporation does not approve a stockholder’s request to withdraw a demand for appraisal when the approval is required or, except with respect to a stockholder that withdraws his, her or its right to appraisal in accordance with the proviso in the immediately preceding sentence, if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding, the stockholder would be entitled to receive only the appraised value determined in any such appraisal proceeding. This value could be greater than, the same as or less than the value of the merger consideration offered pursuant to the merger agreement.

Within 120 days after the effective date of the merger, any stockholder who has complied with Section 262 will, upon written request to the surviving corporation, be entitled to receive a written statement setting forth the aggregate number of shares not voted in favor of the adoption of the merger agreement and with respect to which demands for appraisal rights have been received by Bob Evans and the aggregate number of holders of such shares. A person who is the beneficial owner of shares of Bob Evans common stock held in a voting trust or by a nominee on behalf of such person may, in such person’s own name, request from the surviving corporation the statement described in the previous sentence. Such written statement must be mailed to the requesting stockholder within 10 days after such written request is received by the surviving corporation or within 10 days after expiration of the period for delivery of demands for appraisal, whichever is later.

Within 120 days after the effective date of the merger, either the surviving corporation or any stockholder who has complied with the requirements of Section 262 and who is otherwise entitled to appraisal rights may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery demanding a determination of the value of the shares held by all stockholders entitled to appraisal. A person who is the beneficial owner of shares of Bob Evans common stock held in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file the petition described in the previous sentence. Upon the filing of the petition by a stockholder, service of a copy of such petition shall be made upon the surviving corporation. The surviving corporation has no obligation to file such a petition in the event there are dissenting stockholders. Accordingly, the failure of a stockholder to file such a petition within the time period and in the manner prescribed in in Section 262 could nullify the stockholder’s previous written demand for appraisal. There is no present intent on the part of the surviving corporation to file an appraisal petition, and stockholders seeking to exercise appraisal rights should not assume that the surviving corporation will file such a petition. Accordingly, stockholders who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262.

If a petition for appraisal is duly filed by a stockholder, the stockholder must deliver a copy of the petition to the surviving corporation, and the surviving corporation will then be obligated, within 20 days after receiving service of a copy of the petition, to file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving corporation. The Register in Chancery, if so ordered by the Delaware Court of Chancery, must give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving corporation and to the stockholders shown on the list at the addresses therein stated. Such notice must also be given by one or more publications at least one week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Delaware Court of Chancery deems advisable. The forms of the notices by mail and by publication must be approved by the Delaware Court of Chancery, and the costs thereof will be borne by the surviving corporation. After the Register in Chancery provides notice to those stockholder and the surviving corporation (if so ordered by the Delaware Court of Chancery), the Delaware Court of Chancery is empowered to conduct a hearing upon the petition to determine the stockholders who have complied with Section 262 and who have become entitled to the appraisal rights provided thereby. The Delaware Court of Chancery may require the stockholders who have demanded appraisal for their shares and who hold stock represented by certificates to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; if any stockholder fails to comply with that direction, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder. The Delaware Court of Chancery shall dismiss the proceedings as to all holders of shares of Bob Evans common stock who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of Bob Evans common stock or (2) the value of the consideration provided in the merger for such total number of shares exceeds $1 million.

After the Delaware Court of Chancery’s determination of the stockholders entitled to appraisal of their shares of Bob Evans common stock, an appraisal proceeding will be conducted in accordance with the rules of the Delaware Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding, the Delaware Court of Chancery will determine the “fair value” of the shares of Bob Evans common stock as of the effective time of the merger exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, to be paid upon the amount determined to be the “fair value.” Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, and except as provided in the following sentence, interest from the effective date of the merger through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective time and the date of payment of the judgment. At any time before the entry of judgment in the appraisal proceeding, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided in the preceding sentence only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of shares as determined by the Delaware Court of Chancery and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving corporation or by any stockholder entitled to participate in the appraisal proceeding, the Delaware Court of Chancery may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the verified list filed by the surviving corporation, described in the precedent paragraph, and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under Section 262.

When the “fair value” is determined, the Delaware Court of Chancery will direct the payment of such value, with interest thereon, if any, by the surviving corporation to the stockholders entitled thereto, in the case of holders of uncertificated stock forthwith, and in the case of holders of shares represented by certificates upon the surrender to the surviving corporation of the certificates representing such stock.

In determining the “fair value” of the shares of Bob Evans common stock, the Delaware Court of Chancery is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining “fair value” in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.”

The Delaware Supreme Court has stated that in making this determination of “fair value,” the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. Section 262 provides that “fair value” is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

You should be aware that the “fair value” of your shares of Bob Evans common stock as determined under Section 262 could be greater than, the same as, or less than the value that you would otherwise be entitled to receive under the terms of the merger agreement and that an opinion of an investment banking firm as to the fairness, from a financial point of view, of the consideration payable in a sale transaction, such as the merger, is not an opinion as to, and does not otherwise address, fair value under Section 262. Moreover, Bob Evans does not anticipate offering more than the merger consideration to any stockholder exercising appraisal rights and reserves the right to assert, in any appraisal proceeding, that, for purposes of Section 262, the “fair value” of a share of Bob Evans common stock is less than the merger consideration.

Costs of the appraisal proceeding may be imposed upon the surviving corporation and the stockholders participating in the appraisal proceeding by the Delaware Court of Chancery as the Delaware Court of Chancery deems equitable in the circumstances. Upon the application of a stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. Any stockholder who has demanded appraisal rights under Section 262 will not, from and after the effective date of the merger, be entitled to vote such shares for any purpose or to receive payments of dividends or any other distribution with respect to those shares, other than dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger; however, if no petition for appraisal is filed within 120 days after the effective date of the merger, or if the stockholder delivers a written withdrawal of his, her or its demand for appraisal and an acceptance of the terms of the merger, either within 60 days after the effective date of the merger or thereafter with the written approval of the surviving corporation, then the right of that stockholder to appraisal will cease.

In view of the complexity of Section 262, stockholders who may wish to dissent from the merger and exercise appraisal rights should consult their legal and financial advisors. To the extent there are any inconsistencies between the foregoing summary and Section 262, Section 262 will govern.

STOCKHOLDER PROPOSALS FOR 2018 ANNUAL MEETING

Bob Evans does not currently expect to hold an annual meeting of stockholders in 2018 (the “2018 Annual Meeting”) because Bob Evans will not be a public company after the merger is completed. However, if the merger is not completed, you will continue to be entitled to attend and participate in Bob Evans’ annual meeting of stockholders, and we will hold the 2018 Annual Meeting, in which case we will provide notice of or otherwise publicly disclose the date on which the 2018 Annual Meeting will be held. If the 2018 Annual Meeting is held, stockholder proposals will be eligible for consideration for inclusion in the proxy statement and form of proxy for the 2018 Annual Meeting in accordance with Rule 14a-8 under the Exchange Act and Bob Evans’ bylaws, as described below.

Stockholder proposals and other nominations intended for inclusion in the proxy materials for the 2018 Annual Meeting pursuant to Rule 14a-8 under the Exchange Act must have been received by the Corporate Secretary of Bob Evans no later than March 16, 2018.

Alternatively, under our bylaws, if a stockholder wants to submit a proposal for the 2018 Annual Meeting other than in accordance with Rule 14a-8, or intends to nominate a person as a candidate for election to the board of directors, the stockholder may submit the proposal or nomination to our Corporate Secretary between the 30-day period starting April 25, 2018 and ending May 25, 2018. However, if the date of the 2018 Annual Meeting is changed by more than 30 days from the anniversary of the 2017 annual meeting of stockholders, our Corporate Secretary must receive the notice no later than the close of business on the later of (1) the 90th day before the 2018 Annual Meeting or (2) the 10th day after the day on which we publicly disclose the date of the 2018 Annual Meeting.

Stockholders who intend to nominate an individual for election to the board of directors or to bring any other business before a meeting of stockholders must follow the procedures outlined in Section 2.07 of our bylaws. Under these procedures, the stockholder must be a stockholder of record at the time we give notice of the meeting, be a stockholder of record at all times from giving the notice provided until the time of the meeting, be a stockholder of record at the time of the 2018 Annual Meeting and be entitled to vote at the meeting. The stockholder also must provide a notice including the information specified in our bylaws concerning the proposal or the nominee and information regarding the stockholder’s ownership of our stock. We will not entertain any proposals or nominations at the 2018 Annual Meeting that do not comply with these requirements. If the stockholder does not also comply with the requirements of Rule 14a-4(c)(2) under the Exchange Act, we may exercise discretionary voting authority under proxies that we solicit to vote in accordance with our best judgment on any such stockholder proposal or nomination. Our bylaws are posted on our website at www.bobevansgrocery.com in the “Investors” section under “Corporate Governance.” To make a submission or to request a copy of our bylaws, stockholders should contact our Corporate Secretary.

The chairman of the 2018 Annual Meeting may refuse to allow the transaction of any business, or refuse to acknowledge the nomination of any person, not made in compliance with the foregoing procedures.

The board knows of no matters which may be presented for consideration at our 2018 Annual Meeting pursuant to the foregoing requirements.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

Bob Evans is subject to the reporting requirements of the Exchange Act. Accordingly, Bob Evans files current, quarterly and annual reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call 1-800-SEC-0330 for further information on the operation of the SEC’s Public Reference Room. Bob Evans’ SEC filings also are available to the public at the Internet website maintained by the SEC at www.sec.gov.

Bob Evans also makes available free of charge through its website its Annual Report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act, its definitive proxy statements, as soon as reasonably practicable after it electronically files such reports or amendments with, or furnishes them to, the SEC. Bob Evans’ Internet website address is www.bobevansgrocery.com. The information provided on or accessible through Bob Evans’ website is not, and will not be deemed to be, part of this proxy statement and is not incorporated into this proxy statement or any other filings that we make with the SEC.

Bob Evans incorporates information into this proxy statement by reference, which means that Bob Evans discloses important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement, except to the extent superseded by information contained in this proxy statement or by information contained in documents filed with the SEC after the date of this proxy statement. This proxy statement incorporates by reference the documents set forth below that have been previously filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

1.	Bob Evans’ Annual Report on Form 10-K for the fiscal year ended April 28, 2017, filed with the SEC on June 16, 2017;

2.	Bob Evans’ Quarterly Reports on Form 10-Q for the quarter ended July 28, 2017, filed with the SEC on August 30, 2017;

3.	Bob Evans’ Definitive Proxy Statement filed with the SEC on July 14, 2017; and

4.	Bob Evans’ Current Reports on Form 8-K filed with the SEC on August 29, 2017, September 14, 2017 and September 19, 2017.

We also incorporate by reference into this proxy statement additional documents that Bob Evans may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, from the date of this proxy statement until the date of the special meeting; provided, however, that we are not incorporating by reference any additional documents or information furnished and not filed with the SEC.

You may obtain copies of any of these filings by contacting Bob Evans at the following address and phone number or by contacting the SEC as described above. Documents incorporated by reference are available from Bob Evans without charge, excluding all exhibits unless an exhibit has been specifically incorporated by reference into this proxy statement, by requesting them in writing, by telephone or via the Internet at:

Bob Evans Farms, Inc.

8111 Smith’s Mill Road

New Albany, Ohio 43054

Attn: Corporate Secretary

Telephone: (614) 491-2225

Internet Website: www.bobevansgrocery.com

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED [        ], 2017. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO STOCKHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

ANNEX A

AGREEMENT AND PLAN OF MERGER

DATED AS OF SEPTEMBER 18, 2017

BY AND AMONG

POST HOLDINGS, INC.,

HAYSTACK CORPORATION

AND

BOB EVANS FARMS, INC.

A-i

A-ii

A-iii

Index of Defined Terms

Acquisition Proposal	A-37
Affiliate	A-62
Agreement	A-1
Antitrust Laws	A-62
Appraisal Shares	A-4
Bankruptcy and Equity Exception	A-12
Benefits Continuation Period	A-42
Book-Entry Shares	A-3
Business Day	A-62
Certificate	A-3
Certificate of Merger	A-2
CIC Severance Program	A-43
Closing	A-2
Closing Date	A-2
Code	A-7
Company	A-1
Company Acquisition Agreement	A-35
Company Benefit Plans	A-17
Company Board Recommendation	A-12
Company Bylaws	A-10
Company Charter	A-10
Company Common Stock	A-3
Company Deferred Compensation Plans	A-62
Company Disclosure Letter	A-9
Company Intervening Event	A-38
Company Material Adverse Effect	A-62
Company Material Contract	A-20
Company Option	A-7
Company PSU Award	A-8
Company Registered Intellectual Property	A-21
Company RSU Award	A-8
Company SEC Documents	A-13
Company SEC Financial Statements	A-14
Company Stock Plans	A-63
Company Stockholder Approval	A-11
Company Stockholders Meeting	A-33
Company Subsidiary Organizational Documents	A-10
Comparable Benefits	A-42
Confidentiality Agreement	A-63
Consents	A-13
Continuing Employees	A-42
Contract	A-12

Credit Agreement	A-63
Credit Agreement Termination	A-48
Current Insurance	A-45
DGCL	A-1
Effective Time	A-2
Environmental Claim	A-64
Environmental Laws	A-64
Environmental Notice	A-64
Environmental Releases	A-64
ERISA	A-17
ERISA Affiliate	A-18
Exchange Act	A-13
Exchange Agent	A-4
Exchange Fund	A-4
Excluded Shares	A-3
Filings	A-13
Food Laws	A-24
Food Products	A-24
GAAP	A-64
Governmental Entity	A-13
Hazardous Substances	A-64
HSR Act	A-13
Income Tax	A-64
Income Tax Return	A-64
Indemnified Party	A-45
Initial Outside Date	A-51
Intellectual Property	A-64
Intervening Event Recommendation Withdrawal	A-37
IPCo	A-64
IRS	A-17
IT Assets	A-22
Knowledge	A-65
Laws	A-65
Lease	A-65
Leased Real Property	A-65
Lien	A-65
Merger	A-1
Merger Consideration	A-3
Merger Sub	A-1
Merger Sub Bylaws	A-26
Merger Sub Charter	A-26
Merger Sub Stockholder Approval	A-26

A-i

NASDAQ	A-65
Order	A-65
Ordinary Course	A-65
Outside Date	A-51
Owned Real Property	A-65
Parent	A-1
Parent Bylaws	A-26
Parent Charter	A-26
Parent Disclosure Letter	A-25
Parent Material Adverse Effect	A-65
Permits	A-15
Permitted Individuals	A-42
Permitted Lien	A-65
Person	A-66
Proceeding	A-66
Proxy Statement	A-13
Recommendation Withdrawal	A-35
Regulatory Fee	A-54

Reporting Tail Endorsement	A-45
Representatives	A-34
Requisite Regulatory Approvals	A-49
Restricted Information	A-39
SEC	A-9
Section 262	A-4
Securities Act	A-13
Subsidiary	A-66
Superior Proposal	A-38
Surviving Corporation	A-2
Takeover Statute	A-24
Tax	A-66
Tax Return	A-66
Taxing Authority	A-66
Termination Fee	A-53
Transaction Litigation	A-48
WARN	A-66
Willful Breach	A-66

A-ii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of September 18, 2017 (this “Agreement”), is by and among POST HOLDINGS, INC., a Missouri corporation (“Parent”), HAYSTACK CORPORATION, a Delaware corporation and a wholly-owned Subsidiary of Parent (“Merger Sub”), and BOB EVANS FARMS, INC., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, subject to the terms and conditions of this Agreement, the parties intend that Merger Sub be merged with and into the Company, with the Company surviving the Merger as a wholly-owned Subsidiary of Parent (the “Merger”) pursuant to Section 251 of the General Corporation Law of the State of Delaware (the “DGCL”), on the terms and subject to the conditions of this Agreement and in accordance with the DGCL;

WHEREAS, on the terms and subject to the conditions set forth herein, the Board of Directors of the Company has (i) approved and declared this Agreement, the Merger and the other transactions contemplated hereby advisable and in the best interests of the Company and its stockholders, (ii) approved the execution, delivery and performance of this Agreement by the Company and the consummation of the Merger and the other transactions contemplated hereby, (iii) directed that the adoption of this Agreement be submitted to the stockholders of the Company, and (iv) recommended the adoption of this Agreement by the stockholders of the Company;

WHEREAS, (i) the Board of Directors of Merger Sub has approved and declared this Agreement, the Merger and the other transactions contemplated hereby advisable and in the best interests of Merger Sub and its stockholder and (ii) the Board of Directors of each of Parent and Merger Sub have approved this Agreement, the Merger and the other transactions contemplated hereby and approved the execution, delivery and performance of this Agreement by Parent and Merger Sub, respectively, and the consummation of the Merger and the other transactions contemplated hereby; and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements specified herein in connection with the Merger and the other transactions contemplated hereby and to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

THE MERGER; CERTAIN RELATED MATTERS

Section 1.1 The Merger.

(a) Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company, whereupon the separate existence of Merger Sub shall cease and the Company shall continue its existence under Delaware law as the surviving corporation in the Merger (the “Surviving Corporation”) and a wholly-owned Subsidiary of Parent.

(b) The Merger shall have the effects set forth in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation, all as provided under the DGCL and other applicable Law.

Section 1.2 Closing. Unless this Agreement is earlier terminated pursuant to Section 8.1, and subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) shall take place at 10:00 a.m., local time, on the third Business Day after the satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in Article VII (other than those conditions that, by their nature or terms, can only be satisfied at Closing, but subject to the satisfaction or, to the extent permitted by applicable Law, waiver of such conditions), at the offices of Bass, Berry & Sims PLC, 150 Third Avenue South, Suite 2800, Nashville, Tennessee, unless another time, date or place is agreed to in writing by the parties. The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date.”

Section 1.3 Effective Time. Immediately following the Closing on the Closing Date, the parties shall cause the Merger to be consummated by filing a certificate of merger relating to the Merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as required by, and executed and acknowledged in accordance with, the applicable provisions of the DGCL (the date and time of such filing, or if another date and time is agreed to by the parties and specified in such filing, such specified date and time, being the “Effective Time”).

Section 1.4 Certificate of Incorporation. Subject to Section 6.8(c), at the Effective Time, the certificate of incorporation of the Surviving Corporation shall be amended in its entirety to read as set forth on Exhibit A hereto, until thereafter amended in accordance with its terms and the DGCL.

Section 1.5 Bylaws. Subject to Section 6.8(c), at the Effective Time, the bylaws of the Surviving Corporation shall be amended in their entirety to read as set forth on Exhibit B hereto, until thereafter amended in accordance with their terms and the DGCL.

Section 1.6 Board of Directors. Subject to applicable Law, the parties hereto shall take all requisite action such that the directors of Merger Sub immediately prior to the Effective Time, from and after the Effective Time, shall be the initial directors of the Surviving Corporation, until the earlier of their death, resignation or removal or until their respective successors are duly elected and qualified.

Section 1.7 Officers. The officers of the Company immediately prior to the Effective Time, from and after the Effective Time, shall be the initial officers of the Surviving Corporation, until the earlier of their death, resignation or removal or until their respective successors are duly appointed and qualified.

ARTICLE II

CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

Section 2.1 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or any holder of any shares of common stock, $0.01 par value per share, of the Company (the “Company Common Stock”):

(a) Each share of Company Common Stock that is held by the Company as treasury stock or owned by the Company (other than shares of Company Common Stock held either in a fiduciary or agency capacity that are beneficially owned by third parties), Parent, Merger Sub or any wholly-owned Subsidiary of the Company, Parent or Merger Sub immediately prior to the Effective Time (collectively, the “Excluded Shares”), if any, by virtue of the Merger and without any action on the part of the holder thereof, shall be automatically cancelled and retired and shall cease to exist, and no consideration or payment shall be delivered or deliverable in exchange therefor or in payment thereof.

(b) Subject to Section 2.1(a), Section 2.2 and Section 2.3, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (including any shares of Company Common Stock held in a Company Benefit Plan or related trust) shall automatically be converted into the right to receive $77.00 in cash, without interest (the “Merger Consideration”). As of the Effective Time, all such shares of Company Common Stock shall cease to be outstanding, shall be automatically cancelled and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock (a “Certificate”) or shares of Company Common Stock held in book-entry form (“Book-Entry Shares”) shall cease to have any rights with respect thereto, except the right to receive, in accordance with this Section 2.1(b), the Merger Consideration, upon surrender of such Certificate or Book-Entry Shares in accordance with Section 2.4, without interest.

(c) Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time, without any action on the part of the holder thereof, shall automatically be converted into one share of common stock, par value $0.01 per share, of the Surviving Corporation, and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

Section 2.2 Certain Adjustments. Notwithstanding anything in this Agreement to the contrary, if, from the date of this Agreement until the Effective Time, the outstanding shares of Company Common Stock shall have been changed into a different number of shares or a different class by reason of any reclassification, stock split (including a reverse stock split), recapitalization, split-up, combination, subdivision, exchange of shares, readjustment, or other similar transaction, or a stock dividend or stock distribution thereon shall be declared with a record date within said period, the Merger Consideration and any other similarly dependent items, as the case may be, shall be equitably adjusted to provide the holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such event, provided that nothing in this Section 2.2 shall be construed to permit the Company to take any action with respect to its securities, including the Company Common Stock, that is prohibited by the terms of this Agreement.

Section 2.3 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares (“Appraisal Shares”) of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and that are held by any Person who has not voted in favor of the Merger or consented thereto in writing and who has properly exercised and perfected appraisal rights of such shares of Company Common Stock pursuant to, and who complies in all respects with, Section 262 of the DGCL (“Section 262”) shall not be converted into the right to receive the Merger Consideration as provided in Section 2.1(b) with respect to such Appraisal Shares but rather the holders of Appraisal Shares shall be entitled to only such rights as are granted by Section 262 to the holders of such Appraisal Shares (it being understood and acknowledged that at the Effective Time, such Appraisal Shares shall no longer be outstanding, shall automatically be cancelled and shall cease to exist, and such holder shall cease to have any rights with respect thereto other than the right to receive the fair value of such Appraisal Shares to the extent afforded by Section 262); provided, however, that if any holder of Company Common Stock fails to properly perfect or effectively waives or withdraws or otherwise loses such holder’s right to appraisal under Section 262 with respect to such Appraisal Shares, or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262, then the right of such holder to be paid the fair value of such Appraisal Shares shall cease and each such Appraisal Share shall be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for, the right to receive the Merger Consideration as provided in Section 2.1(b), without interest and less any applicable Tax withholding, upon the surrender of the Certificates representing such shares or transfer of such Book-Entry Shares, as the case may be, in accordance with this Agreement. The Company shall give prompt notice to Parent of any demands received by the Company for appraisal of any shares of Company Common Stock, of any withdrawals of such demands and of any other instruments served pursuant to Section 262 and received by the Company relating to appraisal demands and Parent shall have the opportunity to participate in all negotiations and Proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned), make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

Section 2.4 Exchange of Company Common Stock.

(a) Exchange Agent. Prior to the Effective Time, Parent shall enter into an exchange agent agreement with the Company’s transfer agent or a nationally recognized financial institution selected by Parent with the Company’s prior approval (which approval shall not be unreasonably withheld, delayed or conditioned) (the “Exchange Agent”) to act as exchange agent in the Merger for the purpose of exchanging Certificates and Book-Entry Shares for the aggregate Merger Consideration issuable and payable in respect thereof. Prior to the Effective Time, Parent shall deposit, or cause to be deposited, with the Exchange Agent, by wire transfer of immediately available funds, for the benefit of the holders of shares of Company Common Stock, for exchange in accordance with this Article II, through the Exchange Agent, cash in the amount sufficient to pay the aggregate Merger Consideration (such cash provided to the Exchange Agent being hereinafter referred to as the “Exchange Fund”). Parent shall cause the Exchange Agent to deliver the cash contemplated to be paid pursuant to Section 2.1 out of the Exchange Fund. The Exchange Fund shall not be used for any other purpose. In the event the Exchange Fund is diminished below the level required for the Exchange Agent to make prompt cash payments as required under Section 2.1(b), Parent shall, or shall cause the Surviving Corporation, to promptly deposit additional cash in the Exchange Fund so as to ensure that the Exchange Fund is at all times maintained at a level sufficient for the Exchange Agent to make such payments under Section 2.1(b). Nothing contained in this Section 2.4(a) and no investment losses resulting from investment of the funds deposited with the Exchange Agent shall diminish the rights of any holder of Company Common Stock to receive the Merger Consideration. The exchange agent agreement pursuant to which Parent shall appoint the Exchange Agent pursuant to this Section 2.4(a) shall be in form and substance reasonably acceptable to the Company.

(b) Exchange Procedures.

(i) Certificates. Parent shall cause the Exchange Agent to mail (or in the case of The Depository Trust Company on behalf of “street” holders, deliver), as soon as reasonably practicable (but no later than three (3) Business Days) following the Effective Time, to each holder of record of a Certificate immediately prior to the Effective Time (other than Excluded Shares), (A) a letter of transmittal (which shall be in customary form and shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall have such other provisions as are reasonably satisfactory to both of the Company and Parent) and (B) instructions for use in effecting the surrender of the Certificates (or affidavits of loss in lieu thereof as provided in Section 2.4(f)) to the Exchange Agent in exchange for the Merger Consideration issuable and payable with respect thereto. Upon surrender of a Certificate (other than Certificates representing Excluded Shares or Appraisal Shares) for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor, and Parent shall cause the Exchange Agent to pay and deliver in exchange thereof as promptly as practicable, the cash amount equal to (x) the number of shares of Company Common Stock formerly represented by such Certificate multiplied by (y) the Merger Consideration, and the Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, payment may be made to a Person other than the Person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such Tax has been paid or is not applicable. Subject to

Section 2.3, until surrendered as contemplated by this Section 2.4, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration into which the shares of Company Common Stock theretofore represented by such Certificate have been converted into pursuant to Section 2.1(b). No interest shall be paid or accrue on any cash payable upon surrender of any Certificate.

(ii) Book-Entry Shares. Notwithstanding anything to the contrary contained in this Agreement, any holder of Book-Entry Shares shall not be required to deliver a Certificate or an executed letter of transmittal to the Exchange Agent to receive the Merger Consideration that such holder is entitled to receive pursuant to this Article II. In lieu thereof, each holder of record of one or more Book-Entry Shares immediately prior to the Effective Time shall, upon receipt by the Exchange Agent of an “agent’s message” or such other evidence, if any, reasonably requested by the Exchange Agent in compliance with the Exchange Agent’s customary procedure with respect to the exchange of book-entry shares (other than Book-Entry Shares representing Excluded Shares or Appraisal Shares), be entitled to receive in exchange therefor, and Parent shall cause the Exchange Agent to pay and deliver as soon as reasonably practicable (but no later than three (3) Business Days) following the Effective Time, in respect of each Book-Entry Share held by such holder, the cash amount equal to (x) the number of shares of Company Common Stock formerly represented by such Book-Entry Shares multiplied by (y) the Merger Consideration. No interest shall be paid or accrue on any cash payable upon cancellation of any Book-Entry Shares.

(c) No Further Ownership Rights in Company Common Stock; Closing of Transfer Books. The Merger Consideration paid in accordance with the terms of this Article II upon the surrender of the Certificates or the Book-Entry Shares shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Company Common Stock. After the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Company of shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificates formerly representing shares of Company Common Stock are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be cancelled and exchanged as provided in this Article II.

(d) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Certificates or Book-Entry Shares for twelve (12) months after the Effective Time shall be delivered to Parent, upon demand, and any holder of Certificates or Book-Entry Shares who has not theretofore complied with this Article II shall thereafter look only to Parent (subject to Section 2.4(e)) for payment of its claim for the Merger Consideration.

(e) No Liability. If, immediately prior to such time on which any payment in respect hereof would escheat to or become the property of any Governmental Entity pursuant to any applicable abandoned property, escheat or similar Laws, any holder of Certificates or Book-Entry Shares has not complied with the procedures in Section 2.4(b) to receive payment of the Merger Consideration to which such holder would otherwise be entitled, the payment in respect of such Certificates or Book-Entry Shares, Company Options, Company RSU Awards or Company PSU Awards will, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto. Notwithstanding the foregoing, none of Parent, Merger Sub, the Surviving Corporation, the Exchange Agent or any other Person shall be liable to any Person in respect of any cash from the Exchange Fund (including any amounts delivered to Parent in accordance with Section 2.4(d)) properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(f) Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, to the extent required by Parent, the posting by such Person of a bond in reasonable amount as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall pay in exchange for such lost, stolen or destroyed Certificate the Merger Consideration that would be payable in respect thereof pursuant to this Agreement had such lost, stolen or destroyed Certificate been surrendered as provided in this Article II.

(g) Investment. The Exchange Agent shall invest the Exchange Fund, as directed by Parent, on a daily basis; provided, however, that such investments shall be in (i) obligations of, or guaranteed by, the United States of America and backed by the full faith and credit of the United States of America, (ii) commercial paper obligations of issuers organized under the Laws of a state of the United States of America rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, (iii) certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $10,000,000,000 (based on the most recent financial statements of such bank which are then publicly available), or (iv) a combination of the foregoing. Any interest and other income resulting from such investments shall be the property of and paid to Parent; provided that no losses on any investment made pursuant to this Section 2.4(g) shall affect the Merger Consideration payable to holders of Company Common Stock entitled to receive such consideration, and following any such losses, Parent shall promptly cause to be provided additional funds to the Exchange Agent for the benefit of holders of shares of Company Common Stock entitled to receive such consideration in the amount of any such losses or if for any reason such funds are unavailable for payment to the holders of shares of Company Common Stock.

(h) Withholdings. Each of Parent, the Surviving Corporation and the Exchange Agent, as applicable, shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article II such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”) or under any provision of state, local or foreign tax Law. Any amount properly deducted or withheld pursuant to this Section 2.4(h) shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made. Parent shall pay, or shall cause to be paid, all amounts so deducted or withheld to the appropriate Taxing Authority within the period required under applicable Law.

Section 2.5 Treatment of Stock Plans.

(a) Treatment of Options. At the Effective Time, each option granted by the Company to purchase shares of Company Common Stock that is outstanding as of immediately prior to the Effective Time, whether vested or unvested (any such option, a “Company Option”), shall be cancelled and shall entitle the holder to receive, on the next regularly scheduled payroll date that is no earlier than five (5) Business Days following the Effective Time, a cash payment (without interest and subject to applicable Taxes) from the Surviving Corporation with respect thereto equal to the product of (i) the number of shares of Company Common Stock subject to such Company Option as of immediately prior to the Effective Time and (ii) the excess, if any, of the Merger Consideration over the exercise price per share of Company Common Stock subject to such Company Option as of immediately prior to the Effective Time. For the avoidance of doubt, any Company Option with an exercise price equal to or in excess of the Merger Consideration shall be cancelled by virtue of the Merger without any action on the part of the holder thereof and without any payment to the holder thereof.

(b) Company RSU Awards and Company PSU Awards. At the Effective Time, each time-vesting restricted stock unit award granted by the Company in respect of shares of Company Common Stock (a “Company RSU Award”) and each performance-based restricted stock unit award granted by the Company in respect of shares of Company Common Stock (a “Company PSU Award”) that is outstanding as of immediately prior to the Effective Time shall automatically be cancelled and shall entitle the holder of such Company RSU Award or Company PSU Award to receive, on the next regularly scheduled payroll date that is no earlier than five (5) Business Days following the Effective Time, a cash payment (without interest and subject to applicable Taxes) from the Surviving Corporation with respect thereto equal to the product of (i) the number of shares of Company Common Stock then underlying such Company RSU Award or Company PSU Award as of immediately prior to the Effective Time and (ii) the Merger Consideration; provided, however, that with respect to any Company PSU Award the number of shares of Company Common Stock underlying such Company PSU Award shall be the number to which the holder would otherwise have been entitled assuming target level of performance; and provided further, that to the extent that any Company RSU Award or Company PSU Award constitutes nonqualified deferred compensation subject to Section 409A of the Code, such cash payment shall be paid in accordance with the applicable award’s terms and at the earliest time permitted under the terms of such award that will not result in the application of a Tax or penalty under Section 409A of the Code, including payment in accordance with any applicable exception or permitted payment event under Section 409A of the Code and Section 1.409A-3(j) of the Treasury Regulations.

(c) Company Actions. Prior to the Effective Time, the Company, the Board of Directors of the Company or the appropriate committee of the Board of Directors of the Company, as applicable, shall adopt any resolutions and take any actions which are reasonably necessary to effectuate the provisions of this Section 2.5. The Company shall take all actions reasonably necessary to ensure that from and after the Effective Time neither Parent nor the Surviving Corporation shall be required to deliver shares of Company Common Stock or other capital stock of the Company, Parent, Surviving Corporation or any other Person to any Person pursuant to or in settlement of Company Options, Company RSU Awards, Company PSU Awards, any other obligations under the Company Deferred Compensation Plans, Company equity plans, or otherwise.

Section 2.6 Further Assurances.

(a) Subject to Section 6.5(c), if at any time before or after the Effective Time, Parent or the Company reasonably believes or is advised that any further instruments, deeds, assignments or assurances are reasonably necessary or desirable to consummate the Merger or to carry out the purposes and intent of this Agreement at or after the Effective Time, then Parent, Merger Sub, the Company and the Surviving Corporation and their respective officers, directors or managers shall execute and deliver all such proper instruments, deeds, assignments or assurances and do all other things reasonably necessary or desirable to consummate the Merger and to carry out the purposes and intent of this Agreement.

(b) In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, the officers of the Surviving Corporation shall be authorized to, in the name and on behalf of the Company, execute and deliver such deeds, bills of sale, assignments or assurances and take all such other action as may be necessary in connection therewith.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as (x) disclosed in the Company SEC Documents filed with or furnished to the Securities and Exchange Commission (the “SEC”) on or after April 24, 2015 and publicly available prior to the date of this Agreement (but excluding any risk factors or forward-looking disclosures set forth under the headings “Risk Factors” or “Forward-Looking Statements,” or in any such case, similarly titled captions, and any other disclosures that are cautionary, predictive or forward-looking in nature, in any such Company SEC Documents) where the relevance of the information to a particular representation is reasonably apparent on its face (provided, that in no event shall any disclosure in any such Company SEC Documents qualify or limit the representations and warranties set forth in Section 3.1, Section 3.2, Section 3.3, Section 3.4, Section 3.5, Section 3.20 or Section 3.21) or (y) set forth in the disclosure letter delivered by the Company to Parent and Merger Sub concurrently with the execution and delivery of this Agreement (the “Company Disclosure Letter”) (it being agreed that (i) disclosure of any item in any section or subsection of the Company Disclosure Letter shall only be deemed disclosure with respect to any section of this Agreement or any other section or subsection of the Company Disclosure Letter to which the relevance of such disclosure is reasonably apparent on its face, and (ii) the mere inclusion of an item in such Company Disclosure Letter as an exception to a representation or warranty shall not be deemed an admission (A) that such item represents a material exception or material fact, event or circumstance or that such item would have a Company Material Adverse Effect, or (B) of any non-compliance with, or violation or breach of, any Contract, any other third party rights (including any Intellectual Property rights) or any Law or Order, such disclosures having been made solely for the purposes of creating exceptions to the representations made herein and/or disclosing information required to be disclosed pursuant to this Agreement), and whether or not any particular representation or warranty refers to or excepts therefrom any specific section or subsection of the Company Disclosure Letter, the Company represents and warrants to Parent and Merger Sub as follows:

Section 3.1 Corporate Organization.

(a) Each of the Company and its Subsidiaries is a corporation or other entity validly existing and, to the extent applicable, in good standing under the Laws of the jurisdiction of its organization and has the requisite corporate or other entity power and authority to own, lease and operate all of its properties and assets and to carry on its business as it is now being conducted, except, in the case of the Subsidiaries of the Company, where the failure to be validly existing or in good standing would not have a Company Material Adverse Effect. Each of the Company and its Subsidiaries is duly licensed, qualified or otherwise authorized to do business, and, to the extent applicable, is in good standing, in each jurisdiction where the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Company Material Adverse Effect.

(b) Section 3.1(b) of the Company Disclosure Letter lists all of the Subsidiaries of the Company and any joint ventures, partnerships or similar arrangements in which the Company or any of its Subsidiaries has a limited liability, partnership or other equity interest.

(c) The copies of the Amended and Restated Certificate of Incorporation, as amended (the “Company Charter”) and the Amended and Restated By-Laws (the “Company Bylaws”) of the Company made available to Parent are true, complete and correct copies of such documents as in effect as of the date of this Agreement. The Company Charter, the Company Bylaws, and the articles of incorporation, bylaws, limited partnership agreement, limited liability company agreement or comparable constituent or organizational documents for each Subsidiary of the Company (collectively, the “Company Subsidiary Organizational Documents”), are in full force and effect and neither the Company nor any of its Subsidiaries is in violation of any of their provisions, except, in the case of the Subsidiaries of the Company, as would not have a Company Material Adverse Effect.

Section 3.2 Capitalization.

(a) The authorized capital stock of the Company consists solely of 100,000,000 shares of Company Common Stock. As of the close of business on August 25, 2017, (i) 19,947,623 shares of Company Common Stock were issued and outstanding (not including shares held in treasury), (ii) 22,690,495 shares of Company Common Stock were held in treasury, (iii) Company Options with respect to an aggregate of 22,890 shares of Company Common Stock were outstanding, (iv) Company RSU Awards with respect to an aggregate of 38,102 shares of Company Common Stock were outstanding, and (v) Company PSU Awards with respect to an aggregate of 18,542 shares of Company Common Stock were outstanding. As of August 31, 2017, account balances reflecting a notional investment with respect to 272,785 shares of Company Common Stock, and any fractional shares associated therewith, were outstanding under the Company Deferred Compensation Plans. As of the close of business on August 25, 2017, an aggregate of 1,064,000 shares of Company Common Stock were reserved and available for issuance pursuant to the Company Stock Plans and there are no other shares of capital stock or other voting securities of the Company reserved and available for issuance.

(b) Except as set forth above or in Section 3.2(b) of the Company Disclosure Letter, or as expressly permitted by Section 5.1(b) after the date of this Agreement, as of the Effective Time, there will not be any outstanding securities, options, warrants, calls, rights, commitments, agreements, derivative contracts, forward sale contracts or undertakings of any kind to which the Company or any of its Subsidiaries is a party, or by which the Company or any of its Subsidiaries is bound, obligating the Company or any of its Subsidiaries to issue, transfer, exchange, deliver, sell or register for sale, or cause to be issued, transferred, delivered, sold, or registered for sale, additional shares of capital stock or other voting securities of the Company or any of its Subsidiaries or obligating the Company or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, derivative contract, forward sale contract or other similar right or undertaking, or obligating the Company or any of its Subsidiaries to make any payment based on or resulting from the value or price of Company Common Stock or of any such security, option, warrant, call, right, commitment, agreement, derivative contract, forward sale contract, right or undertaking. Except as set forth in Section 3.2(b) of the Company Disclosure Letter and except for acquisitions, or deemed acquisitions, of Company Common Stock or other equity securities of the Company in connection with (i) the payment of the exercise price of Company Options with Company Common Stock (including in connection with “net” exercises), (ii) Tax withholding in connection with the exercise of Company Options or vesting of Company RSU Awards or Company PSU Awards, and (iii) forfeitures of Company Options, Company RSU Awards or Company PSU Awards, there are no, and as of the Effective Time, there will not be any, outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Company Common Stock or the capital stock of any of its Subsidiaries. All outstanding shares of Company Common Stock have been, and all shares of Company Common Stock that may be issued upon the settlement or exercise (as applicable) of Company Options, Company RSU Awards and Company PSU Awards will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued and will be fully paid and nonassessable and are not, and will not be, subject to preemptive rights. There are no bonds, debentures, notes or other indebtedness of the Company or any of its Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote. There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting or registration of the capital stock or other equity interest of the Company or any of its Subsidiaries. Since August 25, 2017 through the date hereof, the Company has not issued or repurchased any shares of its capital stock (other than in connection with the exercise, settlement or vesting of Company Options, Company RSU Awards or Company PSU Awards in accordance with their respective terms) or any securities convertible into or exercisable for any shares of its capital stock.

(c) Except as set forth in Section 3.2(c)(i) of the Company Disclosure Letter, the Company or a Subsidiary of the Company owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity interests of each of its Subsidiaries. All of the issued and outstanding shares of capital stock or other equity interests of each of the Subsidiaries of the Company are duly authorized, validly issued, fully paid and nonassessable and are not subject to any preemptive rights in favor of any Person other than the Company or a direct or indirect wholly-owned Subsidiary of the Company. No Subsidiary of the Company owns any shares of Company Common Stock. Except as set forth in Section 3.2(c)(ii) of the Company Disclosure Letter and for equity interests in the Subsidiaries of Company, neither the Company nor any of its Subsidiaries owns, directly or indirectly, any equity interest in any Person (or any security or other right, agreement or commitment convertible into or exercisable or exchangeable for, any equity interest in any Person). As of the date hereof, except for the Company’s obligations with respect to IPCo, neither the Company nor any of its Subsidiaries has any obligation to acquire any equity interest, security, right, agreement or commitment or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in, any Person.

Section 3.3 Corporate Authorization.

(a) Assuming the accuracy of the representations and warranties in Section 4.10, the Company has all necessary corporate power and authority to execute and deliver this Agreement and, subject only to the adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote thereon (the “Company Stockholder Approval”) and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, to consummate the Merger and the other transactions contemplated hereby. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Merger and the other transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company, and, assuming the accuracy of the representations and warranties in Section 4.10, no other corporate actions on the part of the Company are necessary to authorize this Agreement or to consummate the Merger or the other transactions contemplated hereby, subject, in the case of the Merger, to obtaining the Company Stockholder Approval and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL.

(b) The Board of Directors of the Company, at a meeting duly called and held, has adopted resolutions that (i) approved and declared this Agreement, the Merger and the other transactions contemplated hereby advisable and in the best interests of the Company and its stockholders, (ii) approved the execution, delivery and performance of this Agreement by the Company and the consummation of the Merger and the other transactions contemplated hereby, (iii) directed that the adoption of this Agreement be submitted to the holders of Company Common Stock for consideration, and (iv) recommended, subject to Section 6.3, the adoption of this Agreement by the holders of Company Common Stock (such recommendation, the “Company Board Recommendation”). As of the date of this Agreement, such resolutions have not been subsequently rescinded, modified or withdrawn.

(c) This Agreement has been duly executed and delivered by the Company and, assuming the accuracy of the representations and warranties in Section 4.10 and assuming due power and authority of, and due execution and delivery by, Parent and Merger Sub, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar Laws affecting the rights of creditors generally and the availability of equitable remedies (regardless of whether such enforceability is considered in a proceeding in equity or at Law) (together, the “Bankruptcy and Equity Exception”).

Section 3.4 No Conflicts. The execution and delivery of this Agreement by the Company do not and the consummation by the Company of the Merger and the other transactions contemplated hereby will not (a) assuming the accuracy of the representations and warranties in Section 4.10, conflict with or violate any provision of the Company Charter or Company Bylaws or any of the Company Subsidiary Organizational Documents or (b) assuming that the authorizations, consents and approvals referred to in Section 3.5 and the Company Stockholder Approval are obtained (in the case of the Company Stockholder Approval, in accordance with the DGCL), (i) violate, conflict with, result in the loss of any benefit under, constitute a default (or an event which, with or without notice or lapse of time, or both, would constitute a default) under, give rise to a right of termination under, or result in the creation of any Lien, other than any Permitted Liens, upon any of the respective properties or assets of the Company or any of its Subsidiaries under, any note, bond, debenture, mortgage, indenture, deed of trust, license, lease, agreement or other written or oral contract or agreement (each, a “Contract”) to which the Company or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets are bound or affected, or (ii) conflict with or violate any Laws applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clause (b), any such violation, conflict, loss, default, right or Lien that would not have a Company Material Adverse Effect.

Section 3.5 Governmental Approvals. Other than in connection with or in compliance with (i) the filing with the SEC of a proxy statement relating to the Company Stockholders Meeting (such proxy statement, as amended or supplemented from time to time, the “Proxy Statement”), (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL, (iii) the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (iv) the Securities Act of 1933, as amended (the “Securities Act”), (v) any other applicable federal or state securities Laws or “blue sky” Laws, (vi) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and such other Antitrust Laws as may be applicable to the Merger and the other transactions contemplated hereby, (vii) the rules and regulations of NASDAQ, or (viii) such other consent, approval, waiver, license, permit, franchise, authorization or Order (“Consents”) of, or registration, declaration, notice, report, submission or other filing (“Filings”) with, any federal, state or local court, administrative or regulatory agency or commission or other governmental authority, domestic or foreign (each, a “Governmental Entity”), the failure of which to obtain or make prior to the Closing would not have a Company Material Adverse Effect, no Consents of, or Filings with, any Governmental Entity are necessary in connection with the execution and delivery of this Agreement by the Company and the consummation of the Merger and the other transactions contemplated hereby.

Section 3.6 Company SEC Filings; Financial Statements; Controls.

(a) The Company has filed or furnished (as applicable) all reports, schedules, forms, statements and other documents required to be filed or furnished (as applicable) by the Company with the SEC pursuant to the Exchange Act and the Securities Act since April 24, 2015 (collectively, the “Company SEC Documents”). As of their respective dates or, if amended prior to the date of this Agreement, as of the date of the last such amendment, the Company SEC Documents (i) were prepared in all material respects in accordance with the requirements of the Exchange Act, the Securities Act and the Sarbanes- Oxley Act of 2002, as the case may be, and the applicable rules and regulations promulgated thereunder, applicable to such Company SEC Documents and (ii) did not, at the time they were filed, or, if amended prior to the date of this Agreement, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the Subsidiaries of the Company is, or at any time since April 24, 2015 has been, required to file any forms, reports or other documents with the SEC. As of the date of this Agreement, there are no outstanding or unresolved comments in any comment letters of the staff of the SEC received by the Company relating to the Company SEC Documents. Except as set forth in Section 3.6(a) of the Company Disclosure Letter, there has been no written comment letter or response between the SEC (and its staff) and the Company between April 24, 2015 and the date of this Agreement that is not available on the SEC’s Electronic Data Gathering Analysis and Retrieval database.

(b) The Company has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 and paragraph (e) of Rule 15d-15 under the Exchange Act) as required by Rules 13a-15 and 15d-15 under the Exchange Act. The Company’s disclosure controls and procedures are reasonably designed to ensure that all material information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act of 2002. The Company’s management has completed an assessment of the effectiveness of the Company’s disclosure controls and procedures and, to the extent required by applicable Law, presented in any applicable Company SEC Document that is a report on Form 10-K or Form 10-Q, or any amendment thereto, its conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation. The Company has disclosed based on its most recently completed evaluation of the Company’s internal control over financial reporting prior to the date of this Agreement to the Company’s auditors and the audit committee of the Board of Directors of the Company (i) any “significant deficiencies” and “material weaknesses” in the design or operation of its internal controls over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. The terms “significant deficiencies” and “material weaknesses” have the meanings assigned to such terms in Rule 13a-15(f) of the Exchange Act. Since April 24, 2015, neither the Company nor any of its Subsidiaries has received any complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or its Subsidiaries or their respective internal accounting procedures, except as would not have a Company Material Adverse Effect. Since April 24, 2015, the Company and the Company’s management and Board of Directors have been in compliance in all material respects with the applicable listing and corporate governance rules and regulations of NASDAQ and all certifications required by NASDAQ have been made.

(c) The consolidated financial statements (including all related notes and schedules thereto) of the Company included in or incorporated by reference into the Company SEC Documents (if amended, as of the date of the last such amendment filed prior to the date of this Agreement) (the “Company SEC Financial Statements”) comply in all material respects as to form with applicable accounting requirements of the Exchange Act and the Securities Act and the published rules and regulations of the SEC with respect thereto. The Company SEC Financial Statements fairly present, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended, were prepared in accordance with GAAP applied on a consistent basis during the periods involved, except as set forth in Section 3.6(c) of the Company Disclosure Letter (except (x) in the case of the unaudited statements, subject to normal year-end audit adjustments and to the absence of information or notes not required by GAAP to be included in interim financial statements, and (y) with respect to pro forma information, subject to the qualifications stated therein) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto), and have been prepared in accordance with, the books and records of the Company and its consolidated Subsidiaries.

(d) Neither the Company nor any of its Subsidiaries is a party to, nor does it have any commitment to become a party to, any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K). Since April 24, 2015, there has been no transaction, or series of similar transactions, nor are there any proposed transactions, or series of similar transactions, to which the Company or any of its Subsidiaries was or is to be a party, that would be required to be disclosed under Item 404 of Regulation S-K, that was not disclosed.

Section 3.7 No Undisclosed Liabilities. There are no liabilities or obligations of the Company or any of its Subsidiaries of any nature, whether accrued, contingent, absolute or otherwise, in each case, that would be required by GAAP to be reflected on a consolidated balance sheet of the Company and its Subsidiaries other than: (a) liabilities or obligations reflected or reserved against in the Company’s audited consolidated balance sheet as of April 28, 2017 or its unaudited consolidated balance sheet as of July 28, 2017 included in the Company SEC Documents (including the notes thereto), (b) liabilities or obligations that were incurred since April 28, 2017 in the Ordinary Course, (c) liabilities or obligations which would not have a Company Material Adverse Effect, and (d) liabilities or obligations arising or incurred in connection with this Agreement, the Merger and the other transactions contemplated hereby.

Section 3.8 Absence of Certain Changes or Events.

(a) Since April 28, 2017, through the date of this Agreement, the businesses of the Company and its Subsidiaries have been conducted in all material respects in the Ordinary Course. Except as set forth in Section 3.8(a) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has undertaken any action that, if taken after the date of this Agreement, would require Parent’s consent pursuant to Section 5.1(b)(ii), Section 5.1(b)(v), Section 5.1(b)(viii), Section 5.1(b)(xi), Section 5.1(b)(xii) or Section 5.1(b)(xiii).

(b) Since April 28, 2017, there has not been any event, change, effect, development or occurrence that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.9 Compliance with Laws; Permits.

(a) Other than those violations or allegations that would not have a Company Material Adverse Effect, the Company and its Subsidiaries are not, and since April 24, 2015, have not been, in violation of any Laws or Orders applicable to the Company, any of its Subsidiaries or any assets owned or used by any of them. Except as would not have a Company Material Adverse Effect, since April 24, 2015, neither the Company nor any of its Subsidiaries has (i) received any written notice or, to the Knowledge of the Company, oral notice from any Governmental Entity regarding any actual or possible failure by the Company, any Company Benefit Plan or any fiduciary of any Company Benefit Plan to comply with any Law or (ii) provided any notice to any Governmental Entity regarding any violation by the Company or any of its Subsidiaries of any applicable Law.

(b) Except as would not have a Company Material Adverse Effect, the Company and each of its Subsidiaries have, and at all times since April 24, 2015 have had, all required governmental licenses, permits, certificates, approvals and authorizations of a Governmental Entity (“Permits”) necessary for the conduct of their business and the use of their properties and assets, as presently conducted and used, and have paid all fees and assessments due and payable in connection therewith. Except as would not have a Company Material Adverse Effect, (i) all Permits are valid, subsisting and in full force and effect, (ii) all Permits are not subject to any administrative or judicial proceeding that could result in any material modification, termination or revocation thereof, (iii) the Company and its Subsidiaries are in compliance with the terms and requirements of all such Permits and (iv) no suspension or cancellation of any such Permit is threatened or pending.

Section 3.10 Litigation. Except as set forth on Section 3.10 of the Company Disclosure Letter, as of the date of this Agreement, there are no Proceedings pending before any Governmental Entity, or to the Knowledge of the Company, threatened in writing, against the Company or any of its Subsidiaries, which, if decided adversely against the Company or any of its Subsidiaries, involves or would reasonably be expected to involve liabilities of the Company and its Subsidiaries in an amount in excess of $2,000,000, net of any insurance and indemnity, contribution and similar obligations for the benefit of the Company or any of its Subsidiaries in respect thereof. As of the date of this Agreement, there is no Order outstanding against the Company or any of its Subsidiaries which would have a Company Material Adverse Effect.

Section 3.11 Taxes. Except as would not have a Company Material Adverse Effect:

(a) All Tax Returns required by applicable Law to be filed with any Taxing Authority by, or on behalf of, the Company or any of its Subsidiaries have been duly filed when due (including extensions) in accordance with all applicable Laws, and all such Tax Returns are true and complete. No jurisdiction or Taxing Authority in or with which the Company or any of its Subsidiaries does not file a Tax Return has alleged in writing that such Company or Subsidiary is required to file a Tax Return in such jurisdiction.

(b) The Company and each of its Subsidiaries has duly and timely paid or has duly and timely withheld and remitted to the appropriate Taxing Authority all Taxes due and payable (whether or not shown on any return), or (A) where payment is not yet due, has established an adequate accrual in accordance with GAAP or (B) where payment is being contested in good faith pursuant to appropriate procedures, has established an adequate reserve in accordance with GAAP, in each case for all Taxes reflected in the most recent financial statements contained in the Company SEC Documents.

(c) The United States federal Income Tax Returns of the Company and its Subsidiaries through the Tax year ended 2013 have been examined and the examinations have been closed or are Tax Returns with respect to which the applicable period for assessment under applicable Law, after giving effect to extensions or waivers, has expired.

(d) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to be governed by Section 355 of the Code in the two (2) years prior to the date of this Agreement.

(e) Except as set forth in Section 3.11(e) of the Company Disclosure Letter, there are no audits or Proceedings pending against or with respect to the Company or any of its Subsidiaries in respect of any material Tax.

(f) Neither the Company nor any of its Subsidiaries is liable for Taxes of any Person (other than the Company and its Subsidiaries) as a result of being (A) a member of an affiliated, consolidated, combined or unitary group that includes such Person as a member or (B) a party to a Tax sharing or Tax allocation agreement, other than (1) such agreements with customers, vendors, lessors or the like entered into in the Ordinary Course the primary purpose of which is not Taxes, or (2) an agreement exclusively between or among the Company and its Subsidiaries.

(g) Neither the Company nor any of its Subsidiaries has participated in a “listed transaction” as defined in Code Section 6707(c)(1) and Treasury Regulations Section 1.6011-4(b).

Section 3.12 Employee Benefit Plans and Related Matters; ERISA.

(a) Section 3.12(a) of the Company Disclosure Letter sets forth as of the date of this Agreement a list of material Company Benefit Plans, including all Company Benefit Plans subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). With respect to each material Company Benefit Plan, the Company has made available to Parent a true and complete copy of such written Company Benefit Plan and, to the extent applicable, (i) all material plan or program documents, trust agreements, insurance contracts or other funding arrangements, (ii) the most recent actuarial and trust reports for both ERISA funding and financial statement purposes, (iii) the most recent Form 5500 with all attachments filed with the Internal Revenue Service (“IRS”) or the Department of Labor, (iv) the most recent IRS determination letter (or opinion letter upon which the Company is entitled to rely), and (v) all current summary plan descriptions. “Company Benefit Plans” means each employee benefit plan, scheme, program, policy, arrangement and contract (including any “employee benefit plan,” as defined in Section 3(3) of ERISA, and any bonus, deferred compensation, fringe benefit, stock bonus, stock purchase, restricted stock, stock option or other equity-based arrangement, and any employment, termination, retention, bonus, golden parachute, change in control or severance agreement, plan, program, policy, arrangement or contract) under which any current or former director, officer or employee of the Company or any of its Subsidiaries has any present or future right to benefits, that is maintained, sponsored or contributed to by the Company or any of its Subsidiaries or which the Company or any of its Subsidiaries has any obligation to maintain, sponsor or contribute, or with respect to which the Company or any of its Subsidiaries would incur any direct or indirect liability.

(b) Each Company Benefit Plan has been administered and operated in accordance with its terms and with applicable Law, except as would not have a Company Material Adverse Effect. All material contributions, premiums and benefit payments under or in connection with each Company Benefit Plan that are required to have been made in accordance with the terms of such Company Benefit Plan have been timely made and will be timely made by the Company or its Subsidiaries for all periods ending at the Effective Time, except as would not have a Company Material Adverse Effect. Each Company Benefit Plan and related trust, if any, intended to be qualified under Code Section 401(a) or 501(a) is qualified and has received a favorable determination or opinion letter from the IRS with respect to such qualified or tax-exempt status, and, to the Knowledge of the Company, nothing has since occurred that would reasonably be expected to cause the loss of any such plan’s qualified or tax-exempt status.

(c) Neither the Company nor any ERISA Affiliate sponsors or contributes to a Title IV Plan. No liability under Title IV or Section 302 of ERISA has been incurred by the Company or any ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to the Company or any ERISA Affiliate of incurring any such liability, including by reason of being a member in a controlled group within the meaning of Code Section 414, in each instance, which would have a Company Material Adverse Effect. As used in this Agreement, “ERISA Affiliate” of any entity means any other entity that, together with such entity, would be treated as a single employer under Section 4001(b) of ERISA.

(d) There are no pending actions or claims with respect to any of the Company Benefit Plans by any employee or otherwise involving any such plan or the assets of any such plan (other than routine claims for benefits), and no basis or facts exist that would give rise to any such action or claim, except, in such case, as would not have a Company Material Adverse Effect.

(e) No Company Benefit Plan is a “multiemployer plan” within the meaning of Section 3(37) or 4001(a)(3) of ERISA or is a “multiple employer plan” within the meaning of Sections 4063 or 4064 of ERISA. Neither the Company nor any of its Subsidiaries, nor any ERISA Affiliate has at any time during the last six (6) years contributed to or been obligated to contribute to any such type of plan, nor is the Company or any of its Subsidiaries liable, directly or indirectly, with respect to any such plan for a complete or partial withdrawal (within the meaning of Title IV of ERISA), due to the termination or reorganization of such a plan, or otherwise.

(f) Except as set forth on Section 3.12(f) of the Company Disclosure Letter, and except as provided in this Agreement or as required by applicable Law, the consummation of the Merger and the other transactions contemplated hereby will not (i) entitle any current or former director, officer or employee of the Company or of any of its Subsidiaries to severance pay or any similar payment under any Company Benefit Plan, or (ii) result in any payment becoming due, accelerate the time of payment or vesting, or increase the amount of compensation due to any such director, officer or employee under any Company Benefit Plan.

(g) No amount that is likely to be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement by any employee, officer or director of the Company or any of its Subsidiaries or any of their Affiliates who is a “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) would be characterized as an “excess parachute payment” (as such term is defined in Section 280G(B)(1) of the Code.

Section 3.13 Material Contracts.

(a) Except as set forth in Section 3.13(a) of the Company Disclosure Letter, as of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to or bound by any Contract that is:

(i) a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Securities Act), that has been, or was required to be, filed with the SEC with the Company’s Annual Report on Form 10-K for the fiscal year ended April 28, 2017 or any Company SEC Document filed after the date of such Form 10-K until the date of this Agreement;

(ii) a Contract relating to the supply, manufacturing, distribution or marketing of products or services by the Company or its Subsidiaries that involved payments to the Company and its Subsidiaries in excess of $5,000,000 during the twelve (12) months prior to the date of this Agreement, in each case other than purchase orders or other Contracts entered into in the Ordinary Course;

(iii) a Contract pursuant to which the Company or any of its Subsidiaries has purchased during the twelve (12) months prior to the date of this Agreement goods or services that involved payments by the Company and its Subsidiaries in excess of $5,000,000 during such period, in each case other than purchase orders and other Contracts entered into in the Ordinary Course;

(iv) a Contract that is a license, royalty or similar Contract with respect to Intellectual Property (other than generally commercially available “off-the-shelf” software programs) that involved payments by or to the Company and its Subsidiaries in excess of $5,000,000 during the twelve (12) months prior to the date of this Agreement;

(v) a joint venture, partnership or limited liability company agreement or other similar Contract relating to the formation, creation, operation, management or control of any material joint venture, partnership or limited liability company, other than any such Contract solely between the Company and its wholly-owned Subsidiaries or among the Company’s wholly-owned Subsidiaries;

(vi) a mortgage, indenture, guarantee, loan, or credit agreement, security agreement, or other Contract, in each case relating to indebtedness for borrowed money, whether as borrower or lender, in each case with an outstanding principal balance in excess of $5,000,000, other than (A) accounts receivable and accounts payable in the Ordinary Course and (B) intercompany loans owed by the Company or any direct or indirect wholly-owned Subsidiary of the Company to any other direct or indirect wholly-owned Subsidiary of the Company, or by any direct or indirect wholly-owned Subsidiary to the Company;

(vii) a Contract that provides for the acquisition or disposition of any assets (other than acquisitions or dispositions of sale in the Ordinary Course) or business (whether by merger, sale of stock, sale of assets or otherwise) or capital stock or other equity interests of any Person, in each case for aggregate consideration in excess of $5,000,000 (A) that was entered into after April 24, 2015, or (B) pursuant to which any earn-out or other deferred or contingent payment obligations remain outstanding, in each case, in excess of $2,500,000;

(viii) a Contract that (A) requires the Company or any of its Subsidiaries to provide goods or services (or to act in any manner) on an exclusive basis; (B) contains “most favored nations” provisions or a covenant that materially limits the right of the Company or any of its Subsidiaries to engage or compete in any line of business or geographic region (or that following the Effective Time will restrict the ability of Parent or its Affiliates to engage in any line of business or compete in any geographic area) or otherwise materially restricts the research, development, manufacture, marketing, distribution or sale of any product by the Company or any of its Subsidiaries (or that following the Effective Time will restrict the ability of Parent or its Affiliates); (C) contains any “take or pay” provisions or contains any minimum purchase or sale commitments; or (D) contains any right of first offer, right of first refusal, exclusive development rights or exclusive marketing or distribution rights to any Person, in each such case, with respect to any material assets of the Company or any of its Subsidiaries; provided, however, that for purposes of (A)-(D) of this Section 3.13(a)(viii), the foregoing shall not apply to any such Contract that may be cancelled without penalty by the Company or any of its Subsidiaries upon prior notice of ninety (90) days or less;

(ix) any material Contract with a Governmental Entity;

(x) any Contract involving any co-packing or co-manufacturing arrangements involving payments in excess of $5,000,000 during the twelve (12) months prior to the date of this Agreement;

(xi) any Contract that obligates the Company or any of its Subsidiaries to make any loans, advances or capital contributions to, or investments in, any Person in excess of $2,500,000 during the twelve (12) months prior to the date of this Agreement;

(xii) any Contract (A) granting the Company or any of its Subsidiaries any right to use any material Intellectual Property (other than licenses in respect of commercially available software) or (B) permitting any third Person to use, enforce or register any material Intellectual Property, including any material license agreements (other than customary non-exclusive licensing provisions included in customer, supplier, and co-packing agreements), coexistence agreements and covenants not to sue;

(xiii) any Contract relating to the supply of any item used by the Company or any of its Subsidiaries that is a sole source of supply of any raw material, component or service that is material to the Company and its Subsidiaries, taken as a whole;

(xiv) any material Lease;

(xv) any guaranty of any real property lease of a third party (whether or not for Leased Real Property); and

(xvi) any employment agreement (other than (A) any such employment agreement that is or at the Effective Time will be terminable at will by the Surviving Corporation or its Subsidiaries without any obligation of the Surviving Corporation or its Subsidiaries, except any obligation with respect to events before the termination thereof or (B) any agreement with any employee addressing non-disclosure of confidential information, assignment of Intellectual Property, non-solicitation or non-competition entered into in the Ordinary Course of the Surviving Corporation or its Subsidiaries).

Each Contract of the type described in this Section 3.13(a), whether or not set forth in Section 3.13(a) of the Company Disclosure Letter and whether or not entered into on or prior to the date of this Agreement, is referred to herein as a “Company Material Contract.”

(b) Except as would not have a Company Material Adverse Effect, (i) each Company Material Contract is valid, binding and in full force and effect with respect to the Company and any of its Subsidiaries to the extent a party thereto and, to the Knowledge of the Company, each other party thereto, subject to the Bankruptcy and Equity Exception, (ii) neither the Company nor any of its Subsidiaries is in breach of or default under any Company Material Contract and, to the Knowledge of the Company, no other party to a Company Material Contract is in breach of or default under any such Company Material Contract, and (iii) none of the Company or any of its Subsidiaries has received any written notice of termination, in whole or in part, of any Company Material Contract, nor, to the Knowledge of the Company, has any other party to a Company Material Contract threatened in writing to exercise any termination rights with respect thereto.

Section 3.14 Intellectual Property.

(a) Except as would not have a Company Material Adverse Effect, either the Company or a Subsidiary of the Company owns, or is licensed or otherwise possesses adequate rights to use, the Intellectual Property used in connection with the business of the Company and its Subsidiaries as currently conducted, and such Intellectual Property constitutes all of the Intellectual Property necessary to conduct the business of the Company and its Subsidiaries, as currently conducted. Except as would not have a Company Material Adverse Effect, none of the

Company’s or its Subsidiaries’ rights in any material Intellectual Property will be altered or extinguished in connection with the execution and delivery of this Agreement by the Company and the consummation of the Merger and the other transactions contemplated hereby.

(b) Except as set forth on Section 3.14(b) of the Company Disclosure Letter and except as would not have a Company Material Adverse Effect, (i) neither the conduct of the business as currently conducted by the Company and its Subsidiaries, nor the sale or use of any product currently offered by the Company or any of its Subsidiaries, infringes or otherwise violates any Person’s Intellectual Property rights, none of the Company or any of its Subsidiaries has received any written notice of any such infringement or violation, and, there is no such claim pending or, to the Knowledge of the Company, threatened, against the Company or its Subsidiaries; and (ii) to the Knowledge of the Company, no Person is infringing or otherwise violating any Intellectual Property owned by the Company or its Subsidiaries, and no such claims are pending or threatened against any Person by the Company or its Subsidiaries.

(c) The patents, pending patent applications, registered trademarks, and pending applications for registration of trademarks owned by the Company or any of its Subsidiaries and material to the operation of the business of the Company and its Subsidiaries as currently conducted are referred to collectively as the “Company Registered Intellectual Property.” No registrations or applications for Company Registered Intellectual Property have expired or been cancelled or abandoned and, since April 25, 2015, all issuance, renewal, maintenance and other payments that are or have become due with respect to the material Company Registered Intellectual Property have been timely paid by or on behalf of the Company or the relevant Subsidiary, except (i) in accordance with the expiration of the term of such rights, (ii) intentional cancellations and abandonments in the Ordinary Course, or (iii) as would not have a Company Material Adverse Effect.

(d) Except as would not have a Company Material Adverse Effect, the Company and its Subsidiaries have taken reasonable measures to protect the confidentiality of the trade secrets of the Company and its Subsidiaries. To the Knowledge of the Company, the Company and each of its Subsidiaries have complied in all material respects with all applicable contractual and legal requirements pertaining to information privacy and security. None of the Company or any Subsidiary of the Company has received any written claim from any employee or individual independent contractor challenging or disputing the ownership of any Intellectual Property owned by the Company or any of its Subsidiaries, other than claims that would not have a Company Material Adverse Effect.

(e) Except as would not have a Company Material Adverse Effect, (i) all computer software programs, source code, object code, algorithms, models, data and documentation and other computers, databases, hardware, servers, workstations, routers, hubs, switches, circuits, networks, data communication lines and all other information technology equipment owned or used by the Company or its Subsidiaries material to the business of the Company and its Subsidiaries as currently conducted (collectively, the “IT Assets”) (x) perform as necessary for the conduct of the business of the Company and its Subsidiaries as currently conducted, and (y) to the Knowledge of the Company, do not contain any virus, software routine or hardware component designed to permit unauthorized access or to disable or otherwise harm any IT Assets, (ii) there has been no material failure of the IT Assets in the past twelve (12) months which has not been adequately resolved, and (iii) the Company has in place reasonable business continuity plan(s) with respect to the IT Assets owned or managed by the Company.

Section 3.15 Properties.

(a) Except as would not have a Company Material Adverse Effect, with respect to Owned Real Property that is material to the business operations of the Company and its Subsidiaries, taken as a whole, the Company or one of its Subsidiaries has good and marketable fee simple title to all Owned Real Property, free and clear of all Liens, except for Permitted Liens and minor defects in title, recorded easements, restrictive covenants and similar encumbrances of record.

(b) Except as would not have a Company Material Adverse Effect, with respect to each Leased Real Property that is material to the business operations of the Company and its Subsidiaries, taken as a whole: (i) each lease for the Leased Real Property is valid, binding and in full force and effect with respect to the Company and any of its Subsidiaries to the extent a party thereto and, to the Knowledge of the Company, each other party thereto, subject to the Bankruptcy and Equity Exception and (ii) neither the Company nor any of its Subsidiaries is in breach of or default under any lease with respect to Leased Real Property, and, to the Knowledge of the Company, no other party is in breach of or default under any lease with respect to Leased Real Property. Except as would not have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries has received any notice of any uncured breach or violation of any provision of any Lease, nor has the Company or any of its Subsidiaries given any notice of any uncured breach or violation of any provision of any Lease to any other party under any Lease. To the Knowledge of the Company, there are no material disputes with any lessor, sublessor, lessee or sublessee under any Lease.

Section 3.16 Environmental Matters. Except as would not have a Company Material Adverse Effect:

(a) The Company and its Subsidiaries are, and have been since April 24, 2015, in compliance with all applicable Environmental Laws, including, but not limited to, timely obtaining, possessing and complying with all Permits required under applicable Environmental Laws for their respective ownership and operation of their respective businesses and all such Permits are in full force and effect under applicable Environmental Laws. With respect to any pending application for issuance or renewal of any material Permit under any Environmental Laws, the Company and its Subsidiaries have received no notification from the issuing Governmental Entity that such renewal or issuance will not occur;

(b) Except as set forth on Section 3.16(b) of the Company Disclosure Letter, there is no Environmental Claim pending or, to the Knowledge of the Company, threatened, against the Company or any of its Subsidiaries under or pursuant to any Environmental Law. As of the date of this Agreement, neither the Company nor any of its Subsidiaries has received Environmental Notice from any Person, including, but not limited to, any Governmental Entity, which Environmental Notice is unresolved. Neither the Company nor any of its Subsidiaries is a party or subject to any administrative, judicial or a schedule of compliance issued or entered into with or by any Governmental Entity or any Order pursuant to any Environmental Law, and no investigation by a Governmental Entity is pending or, to the Knowledge of the Company, threatened, which relates to any Environmental Law;

(c) Except as set forth on Section 3.16(c) of the Company Disclosure Letter, there has been no Environmental Release with respect to any real property that is currently or, to the Knowledge of the Company, was formerly owned or leased, as the case may be, by the Company or its Subsidiaries, that would be reasonably likely to result in an Environmental Claim or liability of the Company or any of its Subsidiaries.

(d) Neither the Company nor any of its Subsidiaries has assumed, accepted responsibility for or retained by contract or otherwise, any liability under any Environmental Law.

Section 3.17 Insurance. Except as would not have a Company Material Adverse Effect, (i) the Company and its Subsidiaries maintain insurance policies that, together with adequately capitalized self-insured or retention arrangements, provide coverage in such amounts and with respect to such risks and losses as is customary for the industries in which the Company and its Subsidiaries operate and that management of the Company has in good faith determined to be adequate for the respective businesses and operations of the Company and its Subsidiaries, (ii) each such insurance policy is in full force and effect, (iii) neither the Company nor any of its Subsidiaries is in breach or default (including any such breach or default with respect to the payment of premiums) under any such policy, and (iv) no notice of cancellation has been received by the Company or any of its Subsidiaries with respect to any insurance policy which has not been cured by the payment of premiums that are due.

Section 3.18 Labor and Employment Matters. Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or other labor union contract covering employees in the United States. Neither the Company nor any of its Subsidiaries has agreed to recognize any labor union as the representative of any of its employees, nor is the Company or any of its Subsidiaries the subject of any Proceeding seeking to compel it to bargain with any labor union or labor organization, nor, to the Knowledge of the Company, is any such Proceeding threatened. Except as would not have a Company Material Adverse Effect, (i) the Company and its Subsidiaries are in compliance with all applicable Laws relating to employment and employment practices, (ii) neither the Company nor its Subsidiaries are the subject of any Proceeding asserting that the Company or any of its Subsidiaries has committed an unfair labor practice, nor, to the Knowledge of the Company, is any such Proceeding threatened, and (iii) as of the date of this Agreement, there is no work stoppage, labor strike or lockout by the employees of the Company or its Subsidiaries pending or, to the Knowledge of the Company, threatened.

Section 3.19 Quality and Safety of Food Products.

(a) Except as would not have a Company Material Adverse Effect, since April 24, 2015, (i) there have been no recalls of any food product (whether branded or private label, finished food, work in process, or food ingredients) sold, manufactured, produced, distributed, processed, marketed or packaged by, or for, the Company or any of its Subsidiaries (collectively “Food Products”), whether ordered by a Governmental Entity or undertaken voluntarily by the

Company or any of its Subsidiaries, (ii) to the Knowledge of the Company, no Governmental Entity, customer or subsequent purchaser of any Food Product has asserted a claim with respect to any nonconformity of any such Food Product with applicable specifications, warranties, labeling requirements, regulatory requirement, quality control or similar standards, whether contractual, statutory, regulatory or imposed by Company policies or a third-party certifying body, and (iii) no Food Products of the Company or its Subsidiaries have been adulterated, misbranded, mispackaged or mislabeled in violation of applicable Law, or posed an inappropriate threat to the health or safety of a consumer when consumed in the intended manner. Without limiting the foregoing, except as would not have a Company Material Adverse Effect, the manufacturing and storage practices, preparation, ingredients, composition, and packaging and labeling for the Food Products of the Company and its Subsidiaries are in compliance with all applicable Laws relating to food and beverage manufacturing, storage, preparation, packaging and labeling, including the rules and regulations of the U.S. Department of Agriculture and the U.S. Food and Drug Administration (collectively, “Food Laws”) and the internal quality management policies of the Company and its Subsidiaries.

(b) Except as would not have a Company Material Adverse Effect, all Food Products (i) have been properly manufactured, handled and stored and are properly packaged and labeled and fit for human consumption, (ii) have complied with all applicable product labeling requirements and other regulatory requirements, quality control and similar standards, whether contractual, statutory, regulatory or imposed by Company policies or a third-party certifying body, and (iii) may be shipped in interstate commerce in accordance with the Food Laws.

Section 3.20 Takeover Statutes. Assuming the accuracy of the representations and warranties set forth in Section 4.10, no “business combination,” “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation (including Section 203 of the DGCL) (each, a “Takeover Statute”), or any comparable anti-takeover provision of the Company Charter (including Article Tenth) or Company Bylaws, is applicable to this Agreement, the Merger or the other transactions contemplated hereby. The Company has no “rights plan,” “rights agreement,” or “poison pill” in effect.

Section 3.21 Brokers and Finders’ Fees. Except for J.P. Morgan Securities LLC, the fees and expenses of which will be paid by the Company, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

Section 3.22 Opinion of Financial Advisor. The Board of Directors of the Company has received the opinion of J.P. Morgan Securities LLC to the effect that, as of the date of such opinion and based upon and subject to the limitations, qualifications, assumptions, conditions and other matters set forth therein, the Merger Consideration to be paid to the holders of Company Common Stock in the Merger is fair, from a financial point of view, to such holders, and, as of the date of this Agreement, such opinion has not been withdrawn, revoked or modified.

Section 3.23 No Other Representations and Warranties; Disclaimers. Except for the representations and warranties expressly contained in Article IV, or in any certificate delivered pursuant to this Agreement, the Company agrees and acknowledges that none of Parent, Merger Sub or any Person on behalf of Parent or Merger Sub is making or has made, and the Company hereby agrees it is not relying upon, any other express or implied representation or warranty with respect to Parent, Merger Sub or any of their respective Subsidiaries or with respect to any other information provided or made available to the Company in connection with the transactions contemplated by this Agreement, including information conveyed at management presentations, in virtual data rooms or in due diligence sessions and, without limiting the foregoing, including any estimates, projections, predictions or other forward-looking information.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as set forth in the corresponding subsection of the disclosure letter delivered by Parent to the Company immediately prior to the execution and delivery of this Agreement (the “Parent Disclosure Letter”) (it being agreed that (a) disclosure of any item in any section or subsection of the Parent Disclosure Letter shall only be deemed disclosure with respect to any section of this Agreement or any other section or subsection of the Parent Disclosure Letter to which the relevance of such disclosure is reasonably apparent on its face, and (b) the mere inclusion of an item in such Parent Disclosure Letter as an exception to a representation or warranty shall not be deemed an admission (i) that such item represents a material exception or material fact, event or circumstance or that such item would have a Parent Material Adverse Effect or (ii) of any non-compliance with, or violation or breach of, any Contract, any other third party rights (including any Intellectual Property rights) or any Law or Order, such disclosures having been made solely for the purposes of creating exceptions to the representations made herein and/or disclosing information required to be disclosed pursuant to this Agreement), and whether or not any particular representation or warranty refers to or excepts therefrom any specific section or subsection of the Parent Disclosure Letter, Parent and Merger Sub represent and warrant to the Company as follows:

Section 4.1 Corporate Organization.

(a) Each of Parent and Merger Sub is a corporation validly existing and in good standing under the Laws of the jurisdiction of its organization, has the requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. Each of Parent and Merger Sub is duly licensed, qualified or otherwise authorized to do business and, to the extent applicable, is in good standing in each jurisdiction where the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Parent Material Adverse Effect.

(b) The copies of the articles of incorporation of Parent (the “Parent Charter”) and the bylaws of Parent (the “Parent Bylaws”) made available to the Company are true, complete and correct copies of such documents as in effect as of the date of this Agreement. The copies of the certificate of incorporation of Merger Sub (the “Merger Sub Charter”) and the bylaws of Merger Sub (the “Merger Sub Bylaws”) made available to the Company are true, complete and correct copies of such documents as in effect as of the date of this Agreement.

Section 4.2 Corporate Authorization.

(a) Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and, subject to the adoption of this Agreement by Parent, the sole stockholder of Merger Sub (the “Merger Sub Stockholder Approval”), which adoption Parent shall cause to occur immediately following the execution of this Agreement, and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, to consummate the Merger and the other transactions contemplated hereby. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Merger Sub of the Merger and the other transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Parent and Merger Sub, and no other corporate actions on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the Merger or the other transactions contemplated hereby, subject, in the case of the Merger, to obtaining the Merger Sub Stockholder Approval and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL.

(b) The Board of Directors of Merger Sub, at a meeting duly called and held or by written consent, has adopted resolutions that approved and declared this Agreement, the Merger and the other transactions contemplated hereby advisable and in the best interests of Merger Sub and its stockholder and the Board of Directors of each of Parent and Merger Sub have adopted resolutions that approved the execution, delivery and performance of this Agreement by Parent and Merger Sub, respectively, and the consummation of the Merger and the other transactions contemplated hereby. As of the date of this Agreement, such resolutions have not been subsequently rescinded, modified or withdrawn.

(c) This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due power and authority of, and due execution and delivery by, the Company, constitutes a valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

Section 4.3 No Conflicts. The execution and delivery of this Agreement by Parent and Merger Sub do not, and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby will not, (i) conflict with or violate any provision of the Parent Charter, Parent Bylaws, Merger Sub Charter or Merger Sub Bylaws or (ii) assuming that the authorizations, consents and approvals referred to in Section 4.4 are obtained, (A) violate, conflict with, result in the loss of any benefit under, constitute a default (or an event which, with or without notice or lapse of time, or both, would constitute a default) under, give rise to a right of termination under, or result in the creation of any Lien, other than any Permitted Liens, upon any of the respective properties or assets of Parent or Merger Sub under, any Contract to which Parent, Merger Sub or any of their respective Subsidiaries is a party, or by which they or any of their respective properties or assets are bound or affected or (B) conflict with or violate any Laws applicable to Parent or Merger Sub or any of their respective properties or assets, other than, in the case of clause (ii), any such violation, conflict, loss, default, right or Lien that would not have a Parent Material Adverse Effect.

Section 4.4 Governmental Approvals. Other than in connection with or in compliance with (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL, (ii) the Exchange Act, (iii) the Securities Act, (iv) any other applicable federal or state securities Laws or “blue sky” Laws, (v) the HSR Act and such other Antitrust Laws as may be applicable to the Merger and the other transactions contemplated hereby, (vi) the rules and regulations of the New York Stock Exchange, or (vii) such other Consents of, or Filings with, any Governmental Entity, the failure of which to obtain or make prior to the Closing would not have a Parent Material Adverse Effect, no Consents of, or Filings with, any Governmental Entity are necessary in connection with the execution and delivery of this Agreement by Parent and Merger Sub and the consummation of the Merger and the other transactions contemplated hereby.

Section 4.5 Litigation. As of the date of this Agreement, there are no Proceedings pending, or to the Knowledge of Parent, threatened in writing, against Parent or any of its Subsidiaries before any Governmental Entity, which would have a Parent Material Adverse Effect. As of the date of this Agreement, there is no Order outstanding against Parent or any of its Subsidiaries which would have a Parent Material Adverse Effect.

Section 4.6 Merger Sub. Merger Sub is a wholly-owned Subsidiary of Parent.

Section 4.7 No Vote of Parent Stockholders. No vote of the stockholders of Parent or the holders of any other securities of Parent (equity or otherwise) is required by Law, the Parent Charter or Parent Bylaws or the applicable rules of the New York Stock Exchange in order for Parent to consummate the transactions contemplated by this Agreement, including the Merger.

Section 4.8 Brokers and Finders’ Fees. Except for UBS Securities LLC and Barclays Capital Inc., the fees and expenses of which will be paid by Parent, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or any of its Subsidiaries.

Section 4.9 Available Funds. Parent and Merger Sub have, on the date hereof, the financial capability and available all funds necessary to enable it to make the payment to the Exchange Agent of the aggregate amount of the Merger Consideration and all other amounts required to be paid in connection with the consummation of the Merger and the other transactions contemplated hereby, including all fees and expenses, and will have all such capability and funds on the Closing Date.

Section 4.10 No Ownership of Company Common Stock. Neither Parent nor any of its Subsidiaries (including Merger Sub) nor any of Parent’s “affiliates” or “associates” (as such terms are defined in Section 203 of the DGCL and in Article Tenth of the Company Charter), currently, or at any time in the three (3) years prior to the date of this Agreement, is or was an “interested stockholder” of the Company, as such term is defined in Section 203 of the DGCL, or an “Acquirer,” as such term is defined in Article Tenth of the Company Charter. There are no voting trusts or other agreements or understandings to which Parent or any of its Subsidiaries (including Merger Sub) is a party with respect to the voting of the capital stock or other equity interest of the Company or any of its Subsidiaries.

Section 4.11 No Other Representations and Warranties; Disclaimers. Except for the representations and warranties expressly contained in Article III, or in any certificate delivered pursuant to this Agreement, each of Parent and Merger Sub agrees and acknowledges that neither the Company nor any Person on behalf of the Company is making or has made, and each of Parent and Merger Sub hereby agrees it is not relying upon, any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or with respect to any other information provided or made available to Parent or Merger Sub in connection with the transactions contemplated by this Agreement, including information conveyed at management presentations, in virtual data rooms or in due diligence sessions and, without limiting the foregoing, including any estimates, projections, predictions or other forward-looking information.

ARTICLE V

CONDUCT OF BUSINESS

Section 5.1 Conduct of Business by the Company.

(a) From the date of this Agreement until the earlier of the Effective Time and the date, if any, on which this Agreement is terminated in accordance with Section 8.1, except (i) as prohibited or required by applicable Law or Order, (ii) as set forth in Section 5.1 of the Company Disclosure Letter, or (iii) as otherwise expressly required by this Agreement, unless Parent shall otherwise consent (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall (x) conduct the businesses of the Company and its Subsidiaries in the Ordinary Course in all material respects and (y) use commercially reasonable efforts to preserve substantially intact the business organization of the Company and its Subsidiaries and relationships of the Company and its Subsidiaries with key employees and Persons with which the Company and its Subsidiaries have material business dealings; provided, however, that no failure by the Company or any of its Subsidiaries to take any action specifically prohibited by any provision of Section 5.1(b) shall constitute a breach under this Section 5.1(a).

(b) Without limiting the generality of the foregoing, from the date of this Agreement until the earlier of the Effective Time and the date, if any, on which this Agreement is terminated pursuant to Section 8.1, except (x) as prohibited or required by applicable Law or Order, (y) as set forth in Section 5.1 of the Company Disclosure Letter or (z) as otherwise expressly required by this Agreement, unless Parent shall otherwise consent (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall not, and shall not permit any of its Subsidiaries to:

(i) amend the Company Charter, the Company Bylaws or any of the Company Subsidiary Organizational Documents, or otherwise take any action to exempt any person from any provision of the Company Charter, the Company Bylaws or any of the Company Subsidiary Organizational Documents;

(ii) (A) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property) in respect of any of its capital stock, except for dividends or distributions by any direct or indirect wholly-owned Subsidiary of the Company to the Company or to any other direct or indirect wholly-owned Subsidiary of the Company, (B) adjust, split, combine or reclassify any of its capital stock or issue or propose or authorize the issuance of any other securities (including options, warrants or any similar security exercisable for, or convertible into, such other security) in respect of, in lieu of, or in substitution for, shares of its capital stock, except with respect to the capital stock or securities of any direct or indirect wholly-owned Subsidiary, in connection with transactions among the Company and its direct or indirect wholly-owned Subsidiaries or among the Company’s direct or indirect wholly-owned Subsidiaries, or (C) repurchase, redeem or otherwise acquire any shares of the capital stock of the Company or any of its Subsidiaries, or any other equity interests or any rights, warrants or options to acquire any such shares or interests, except (1) for quarterly cash dividends in respect of shares of Company Common Stock (and, with respect to Company RSU Awards and Company PSU Awards, dividends or dividend equivalents to the extent required by the terms of the applicable awards) on a schedule consistent with the Company’s current practices and in an amount per share not in excess of $0.34 per quarter, (2) for acquisitions, or deemed acquisitions, of shares of Company Common Stock or other equity securities of the Company in connection with forfeitures of awards, the exercise of Company Options or in connection with the vesting or settlement of Company RSU Awards or Company PSU Awards (including in satisfaction of any amounts required to be deducted or withheld under applicable Law), or (3) with respect to the capital stock or securities of any Subsidiary, in connection with transactions among the Company and one or more of its direct or indirect wholly-owned Subsidiaries or among the Company’s direct or indirect wholly-owned Subsidiaries;

(iii) issue, sell, grant, pledge or otherwise encumber any shares of its capital stock or other securities (including any equity awards, equity-linked compensation, options, warrants or any similar security exercisable for, convertible into, or linked with such capital stock or similar security), except for (A) the issuance of shares of Company Common Stock pursuant to Contracts in effect prior to the execution and delivery of this Agreement and listed in Section 5.1(b)(iii) of the Company Disclosure Letter, (B) the issuance of shares of Company Common Stock in connection with the exercise of Company Options or the vesting or settlement of Company RSU Awards or Company PSU Awards, in each case outstanding as of the date of this Agreement, (C) the denomination or reflection of Company Common Stock under participant account balances under the Company Deferred Compensation Plans with regard to and in accordance with any deferral elections or investment elections in effect as of the date of this Agreement, (D) issuances by a wholly-owned Subsidiary of the Company of capital stock to such Subsidiary’s parent, the Company or another wholly-owned Subsidiary of the Company, (E) Liens granted by the Company and its Subsidiaries in connection with the Credit Agreement, or (F) any issuance, sale or other disposition of capital stock or other securities of any Subsidiary of the Company to the Company or another Subsidiary of the Company;

(iv) (A) merge or consolidate with any other Person or (B) acquire any material assets from or make a material investment in (whether through the acquisition of stock, assets or otherwise) any other Person (excluding Subsidiaries of the Company), except in any such case for (1) acquisitions of inventory, equipment and other assets in the Ordinary Course or (2) any capital expenditures permitted by Section 5.1(b)(vi);

(v) sell, lease, license, subject to a material Lien, except for a Permitted Lien or Liens granted by the Company and its Subsidiaries in connection with the Credit Agreement, or otherwise dispose of any material assets, product lines or businesses of the Company or any of its Subsidiaries (including capital stock or other equity interests of any Subsidiary), except (A) pursuant to Contracts in effect prior to the execution and delivery of this Agreement and listed in Section 5.1(b)(v) of the Company Disclosure Letter and Ordinary Course renewals thereof, (B) sales, leases or licenses of inventory, equipment and other assets in the Ordinary Course, (C) dispositions of obsolete equipment consistent with past practice, or (D) sales, leases, licenses or other dispositions to the Company or any of its Subsidiaries;

(vi) make capital expenditures except (A) pursuant to Company Material Contracts in effect prior to the date of this Agreement or (B) in accordance, in the aggregate, with the capital expenditures budget of the Company that was made available to Parent;

(vii) (A) make any loans, advances or capital contributions to any other Person in excess of $500,000 in any twelve (12) month period; (B) create, incur, guarantee or assume any additional indebtedness for borrowed money in excess of $25,000,000 in the aggregate, except for, in the case of each of clause (A) and clause (B), (1) transactions among the Company and its direct or indirect wholly-owned Subsidiaries or among the Company’s direct or indirect wholly-owned Subsidiaries, (2) letters of credit, surety bonds, security time deposits or similar instruments issued in the Ordinary Course, (3) indebtedness for borrowed money incurred to replace, renew, extend, refinance or refund any existing indebtedness and in amounts not materially in excess of such existing indebtedness, or (4) any hedging, swap or similar arrangement entered into in the Ordinary Course; or (C) cancel any material debts of any Person to the Company or any of its Subsidiaries or waive any material claims or rights of value;

(viii) except as required by Contracts in effect prior to the date of this Agreement, Company Benefit Plans or applicable Law, (A) except in the Ordinary Course, increase the compensation or other benefits payable or provided to the Company’s or its Subsidiaries’ officers or other employees (the Ordinary Course including, for this purpose, the employee salary and bonus review process and related adjustments substantially as conducted each year and promotions, but excluding equity and equity-based compensation), (B) enter into any employment, change of control, severance or retention agreement with any employee of the Company (except for (1) renewals or replacements of existing agreements with current employees upon expiration of the term of the applicable agreement on substantially the same terms as the previous agreement or (2) for severance agreements entered into with employees in the Ordinary Course in connection with terminations of employment), (C) except as permitted pursuant to clause (B) above, establish, adopt, enter into or amend any Company Benefit Plan, except as would not result in a material increase in cost to the Company or as is required to comply with Section 409A of the Code or other applicable Law, and excepting the Company Deferred Compensation Plans (and subject to the provisions of Section 6.6(f)), shall not terminate any Company Benefit Plan, (D) enter into any collective bargaining agreement, or (E) extend loans to employees of the Company or its Subsidiaries, except through established loan procedures contained in a Company Benefit Plan that is intended to be qualified under Code Section 401(a);

(ix) (A) settle or compromise any material claim or Proceeding for an amount materially in excess of the amount of the corresponding reserve established on the consolidated balance sheet of the Company as reflected in the most recent applicable Company SEC Document on file as of the date of this Agreement plus any applicable third-party insurance proceeds, except (1) as required by any Contract in effect prior to the execution and delivery of this Agreement and listed on Section 5.1(b)(ix) of the Company Disclosure Letter, (2) for any settlements or compromises involving total aggregate payments not in excess of $1,000,000 (it being understood that this clause (2) shall operate in addition to and not in limitation of clause (A) or clause (1) above), or (3) for waivers of rights with respect to suppliers or customers in the Ordinary Course; or (B) enter into any consent decree, injunction or similar restraint or form of equitable relief in settlement of any material claim or audit that would materially restrict the operations of the business of the Company and its Subsidiaries taken as a whole after the Effective Time;

(x) except in the Ordinary Course (including with respect to quantity, frequency, duration and pricing), terminate, materially amend (other than by renewing on terms not otherwise materially different), or waive, release or assign any material right under, any Company Material Contract or enter into any Contract that would constitute a Company Material Contract if it were in effect on the date of this Agreement;

(xi) alter or amend in any material respect any existing accounting methods (including Tax accounting methods), principles or practices, except as may be required by GAAP or applicable Law;

(xii) settle or compromise any income Tax claim or assessment in excess of $1,000,000, except (A) as set forth in Section 5.1(b)(xii) of the Company Disclosure Letter or (B) to the extent not in material excess of reserves established on the consolidated balance sheet of the Company as reflected in the most recent Company SEC Financial Statements on file as of the date of this Agreement;

(xiii) adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries;

(xiv) abandon, allow to lapse, sell, assign, transfer, grant any security interest in, otherwise encumber or dispose of any material Intellectual Property owned by the Company or its Subsidiaries other than in the Ordinary Course, or grant any right or license to any material Intellectual Property owned by the Company or its Subsidiaries other than pursuant to non-exclusive licenses entered into in the Ordinary Course consistent with past practice;

(xv) terminate or modify in any material respect, or fail to exercise renewal rights with respect to, any material insurance policy;

(xvi) terminate or modify in any material respect, or fail to exercise renewal rights with respect to, any material Permit; or

(xvii) obligate itself to take any of the foregoing actions.

Section 5.2 No Control of the Company’s Business. The Company, on the one hand, and Parent and Merger Sub, on the other hand, acknowledge and agree that: (i) nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time, and (ii) prior to the Effective Time, each of the Company, Parent and Merger Sub shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its respective Subsidiaries’ operations.

Section 5.3 Process. Parent will, promptly following the date of this Agreement, designate two (2) individuals from either of whom the Company may seek approval to undertake any actions not permitted to be taken under Section 5.1(b) and will cause such individuals to respond, on behalf of Parent, to the Company’s written requests in an expeditious manner (e-mails being sufficient both for any such requests by the Company and such responses by Parent).

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.1 Preparation of the Proxy Statement.

(a) As soon as reasonably practicable following the date of this Agreement (but in no event later than twenty-five (25) Business Days after the date hereof), the Company shall prepare and file with the SEC the Proxy Statement. Each of the Company and Parent shall furnish all information concerning itself and its Affiliates that is required to be included in the Proxy Statement or that is customarily included in proxy statements prepared in connection with transactions of the type contemplated by this Agreement. Each of the Company and Parent covenant that none of the information supplied or to be supplied by such party for inclusion or incorporation in the Proxy Statement will, at the date it is first mailed to the stockholders of the Company or at the time of the Company Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Company shall respond promptly to any comments from the SEC or the staff of the SEC on the Proxy Statement. As of the mailing date, the Proxy Statement will comply as to form in all material respects with the applicable requirements of the Exchange Act. Each of the Company and Parent shall use its reasonable best efforts to have the Proxy Statement cleared by the SEC as promptly as practicable after such filing. The Company shall use its reasonable best efforts to cause the Proxy Statement to be mailed to the stockholders of the Company as promptly as practicable after any and all SEC comments have been resolved. Except in the case of a filing, amendment or supplement to the Proxy Statement in connection with a Recommendation Withdrawal or any dispute between the parties regarding this Agreement, the Merger or the other transactions contemplated hereby, no filing of, or amendment or supplement to, the Proxy Statement shall be made by the Company, without providing Parent and its counsel a reasonable opportunity to review and comment thereon and giving due consideration to all such comments in good faith.

(b) If at any time prior to the Effective Time any information relating to the Company or Parent, or any of their respective Affiliates, directors or officers, should be discovered by the Company or Parent which should be set forth in an amendment or supplement to the Proxy Statement, so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the stockholders of the Company. The Company shall promptly notify Parent of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Proxy Statement or for additional information, and shall supply Parent with copies of all correspondence between the Company or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Proxy Statement or the Merger.

Section 6.2 Stockholders Meeting; Company Board Recommendation. As promptly as reasonably practicable after the SEC advises that it has no further comments on the Proxy Statement or that the Company may commence mailing the Proxy Statement, the Company, acting through its Board of Directors or any committee thereof, and in accordance with applicable Law and the rules and regulations of NASDAQ, shall, duly call, give notice of, convene and hold a meeting of the stockholders of the Company for the purpose of seeking the Company Stockholder Approval (the “Company Stockholders Meeting”); provided, however, that the Company shall be permitted to adjourn, delay or postpone convening the Company Stockholders Meeting with the consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed) if (a) as of the time for which the Company Stockholders Meeting is scheduled, there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct business at such Company Stockholders Meeting, (b) as of the time for which the Company Stockholders Meeting is scheduled, there are insufficient shares of Company Common Stock with respect to which proxies have been submitted to vote in favor of the adoption of this Agreement to obtain the Company Stockholder Approval, (c) if required by applicable Law, or (d) in the good faith judgment of the Board of Directors of the Company (after consultation with its outside legal advisors and subject to Section 6.1), additional time is necessary for the filing and mailing of any supplemental or additional disclosure necessary or required to be filed and disseminated under applicable Law to be reviewed by the stockholders of the Company prior to the Company Stockholders Meeting; provided, however, that any such adjournment or postponement shall be for not more than, in the case of clauses (a) and (b), ten (10) Business Days, and in the case of clauses (c) and (d), ten (10) Business Days or such other amount of time reasonably agreed by the Company and Parent to be necessary to comply with applicable Law, and, in any event, shall not be to a date that is later than three (3) Business Days prior to the Initial Outside Date. The Company shall, subject to Section 6.3, include in the Proxy Statement the Company Board Recommendation. The Company shall, subject to Section 6.3, solicit, and use its reasonable best efforts to obtain, the Company Stockholder Approval at the Company Stockholders Meeting (including by soliciting proxies in favor of the adoption of this Agreement and ensuring that all proxies so solicited are solicited in compliance with all applicable Laws and the rules of NASDAQ). Notwithstanding any Recommendation Withdrawal or anything to the contrary in this Agreement, unless this Agreement is terminated in accordance with its terms, the obligations of the Company under Section 6.1 and this Section 6.2 shall continue in full force and effect. The Company shall cooperate with and keep Parent informed on a reasonably current basis regarding its solicitation efforts and voting results following the dissemination of the Proxy Statement to its stockholders. Without the prior written consent of Parent, the adoption of this Agreement shall be the only matter (other than matters of procedure and matters required by applicable Law to be voted on by the Company’s stockholders in connection with the adoption of this Agreement) that the Company shall propose to be acted on by the stockholders of the Company at the Company Stockholders Meeting.

Section 6.3 No Solicitation.

(a) The Company shall immediately cease and cause to be terminated all existing discussions or negotiations with any other parties that may be ongoing with respect to an Acquisition Proposal. Except as permitted by this Section 6.3, from the date of this Agreement until the earlier of the Effective Time or the date of termination of this Agreement in accordance with Section 8.1, the Company shall not, and shall cause each of its Subsidiaries and its and their respective officers, directors, employees and agents not to, and shall direct each of its investment bankers, financial advisors, attorneys, accountants and other representatives (collectively, “Representatives”) not to, directly or indirectly, (i) solicit, initiate, knowingly encourage or knowingly facilitate any inquiries or the making of any offer or proposal that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal, (ii) furnish any nonpublic information regarding the Company or its Subsidiaries to any Person in connection with or in response to an Acquisition Proposal, other than informing such Person of the existence of this Section 6.3, or (iii) engage in, continue or otherwise participate in, any discussions or negotiations regarding, or furnish to any other Person any information in connection with or for the purpose of soliciting, initiating, knowingly encouraging or knowingly facilitating, any Acquisition Proposal; provided, however, that upon receipt of a bona fide, unsolicited written Acquisition Proposal from any Person that did not result from a breach of this Section 6.3, (x) the Company and its Representatives may contact the Person making such Acquisition Proposal and its Representatives to ascertain facts or clarify terms and conditions for the sole purpose of the Board of Directors of the Company or any committee thereof informing itself about the Acquisition Proposal and the Person that made it and (y) if, prior to obtaining the Company Stockholder Approval, but not after, following the receipt of an Acquisition Proposal that the Board of Directors of the Company determines in good faith, after consultation with its outside financial advisors and outside legal counsel, constitutes, or could reasonably be expected to result in, a Superior Proposal, and that the failure to take the actions contemplated by this clause (y) would be inconsistent with its fiduciary duties to the stockholders of the Company under applicable Law, the Company and the Company Representatives may, in response to such Acquisition Proposal, and subject to compliance with Section 6.3(d), (A) furnish information with respect to the Company to the Person making such Acquisition Proposal and its Representatives and financing sources pursuant to a confidentiality agreement that contains provisions no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement (it being understood that such confidentiality agreement need not contain any standstill or similar obligation that would prohibit or restrain such Person from making, or amending or revising, an Acquisition Proposal); provided that the Company concurrently furnishes Parent with all such nonpublic information delivered to such Person, to the extent not previously made available to Parent; and provided further, that if the Person making such Acquisition Proposal is a known competitor of the Company, the Company shall not provide any commercially sensitive non-public information to such Person in connection with any actions permitted by this Section 6.3 other than in accordance with customary “clean room” or other similar procedures designed to limit any adverse effect on the Company of the sharing of such information, and (B) engage in discussions or negotiations with such Person regarding such Acquisition Proposal (including solicitation of revised or amended Acquisition Proposals). The Company shall, and shall cause its Affiliates to, promptly request any Person that has executed a confidentiality or non-disclosure agreement in connection with any actual or potential Acquisition Proposal to return or destroy all confidential information in the possession of such Person or its Representatives. The Company agrees that any violation of the restrictions set forth in this Section 6.3 by any of its Representatives or any of its Affiliates shall be deemed to be a breach of this Section 6.3 by the Company.

(b) Except as expressly permitted by Section 6.3(c), the Board of Directors of the Company (and each committee thereof) shall not (i) (A) fail to include the Company Board Recommendation in the Proxy Statement, (B) change, qualify, withhold, withdraw or modify, or authorize or publicly propose to change, qualify, withhold, withdraw or modify, in a manner adverse to Parent, the Company Board Recommendation, (C) adopt, approve or recommend to stockholders of the Company, or resolve to or publicly propose or announce its intention to adopt, approve or recommend to stockholders of the Company, an Acquisition Proposal, (D) fail to publicly reaffirm the Company Board Recommendation within ten (10) Business Days of the occurrence of a material event or development and after Parent so requests in writing (or if the Company Stockholders Meeting is scheduled to be held within ten (10) Business Days, then within one Business Day after Parent so requests) or (E) take or fail to take any formal action or make or fail to make any recommendation in connection with a tender or exchange offer, other than a recommendation against such offer or a “stop, look and listen” communication contemplated by Section 6.3(f) (any action described in this clause (i) being referred to as a “Recommendation Withdrawal”), or (ii) approve, adopt, recommend or authorize, or cause or permit the Company or any of its Subsidiaries to enter into, any letter of intent, memorandum of understanding, agreement (including an acquisition agreement, merger agreement, joint venture agreement or other agreement), commitment or agreement in principle with respect to any Acquisition Proposal (other than a confidentiality agreement entered into in accordance with Section 6.3(a)) (a “Company Acquisition Agreement”).

(c) Notwithstanding any other provision of this Agreement, including Sections 6.1 and 6.2, but subject to compliance with this Section 6.3, prior to receipt of the Company Stockholder Approval, but not after, the Board of Directors of the Company may, in response to any bona fide, unsolicited Acquisition Proposal from any Person that did not result from a breach of this Section 6.3, make a Recommendation Withdrawal, and subject to compliance with this Section 6.3(c) and Section 8.3(a) (including the payment of the Termination Fee), terminate this Agreement in order to enter into a binding agreement in respect of such Acquisition Proposal, if, and only if, prior to taking either such action (A) the Company has complied in all material respects with its obligations under this Section 6.3; (B) the Board of Directors of the Company concludes in good faith, after consultation with its outside financial advisors and outside legal counsel, that such Acquisition Proposal constitutes a Superior Proposal; (C) the Board of Directors of the Company concludes in good faith, after consultation with its outside legal counsel, that the failure to take the actions contemplated by this Section 6.3(c) would be inconsistent with its fiduciary duties to the stockholders of the Company under applicable Law; (D) the Board of Directors of the Company, prior to making a Recommendation Withdrawal or terminating this Agreement, as applicable, provides Parent with at least four (4) Business Days’ prior written notice of its intention to take such action, specifying the reasons therefor, including the terms and conditions of, and the identity of the Person making, any such Acquisition Proposal and has contemporaneously provided to Parent a copy of the Superior Proposal, a copy of any proposed Company Acquisition Agreements and a copy of any financing commitments relating thereto (or, in each case, if not provided in writing to the Company, a written summary of the terms and conditions thereof) (it being agreed that the delivery of such notice by the Company shall not constitute a Recommendation Withdrawal); (E) during the four (4) Business Days following such written notice (or such shorter period as is specified below), if requested by Parent, the Board of Directors of the Company and its Representatives shall have negotiated in good faith with Parent and its Representatives to enable Parent to propose in writing revisions to the terms of this Agreement such that, if accepted by the Company and binding upon Parent, would cause such Superior Proposal to no longer constitute a Superior Proposal; and (F) at the end of the four (4) Business Day period described in the foregoing clause (D), the Board of Directors of the Company concludes in good faith, after consultation with its outside financial advisors and outside legal counsel (and after taking into account any adjustment or modification of the terms of this Agreement proposed by Parent that would, if accepted by the Company, be binding upon Parent), that the Acquisition Proposal continues to be a Superior Proposal and failure to take the actions contemplated by this Section 6.3(c) would be inconsistent with its fiduciary duties to the stockholders of the Company under applicable Law. Any change to any of the financial terms of the Acquisition Proposal (including the form, amount and timing of payment of consideration) or any other material terms of the Acquisition Proposal will be deemed to be a new Acquisition Proposal for purposes of this Section 6.3 and the Company will be required to comply with the requirements of this Section 6.3(c) anew with respect thereto; provided, however, that in the event that the Company makes a Recommendation Withdrawal or seeks to terminate this Agreement as provided above in connection with any such new Acquisition Proposal, the notice period and the period during which the Company and its Representatives are required, if requested by Parent, to negotiate with Parent regarding any revisions to the terms of this Agreement proposed in writing by Parent in response to such new Acquisition Proposal pursuant to clauses (D) and (E) above shall expire on the later to occur of (x) 48 hours after the Company provides written notice of such new Acquisition Proposal to Parent or (y) the expiration of the four (4) Business Day period described in clause (C) above. Anything to the contrary contained herein notwithstanding, neither the Company nor any of its Subsidiaries shall enter into any Company Acquisition Agreement unless this Agreement has been terminated in accordance with its terms or such entry is contemporaneous with such termination.

(d) In addition to the obligations of the Company set forth in Section 6.3(a), Section 6.3(b) and Section 6.3(c), the Company shall promptly, and in any event no later than 48 hours after it receives any Acquisition Proposal, advise Parent in writing of any request for confidential information in connection with an Acquisition Proposal or of any Acquisition Proposal, the material terms and conditions of such request or Acquisition Proposal and shall keep Parent reasonably informed on a reasonably current basis (but in no event more often than once every 48 hours) of all material modifications to the terms of any Acquisition Proposal. The Company shall as promptly as practicable (and in any event within 48 hours) notify Parent if the Board of Directors of the Company makes a determination that an Acquisition Proposal constitutes or would reasonably be expected to result in a Superior Proposal, or if the Company furnishes information or enters into discussions or negotiations as provided in Section 6.3(a).

(e) Other than in connection with an Acquisition Proposal, the Company may, at any time prior to receipt of the Company Stockholder Approval, but not after, make a Recommendation Withdrawal in response to a Company Intervening Event (an “Intervening Event Recommendation Withdrawal”) if (i) the Company has complied in all material respects with its obligations under this Section 6.3 and (ii) prior to taking such action, the Board of Directors of the Company concludes in good faith, after consultation with its outside financial advisors and outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties to the stockholders of the Company under applicable Law; provided, that prior to making such Intervening Event Recommendation Withdrawal, (A) the Company has given Parent at least four (4) Business Days’ prior written notice of its intention to take such action, and specifying the reasons therefor, including specifying in reasonable detail the applicable Company Intervening Event, (B) if requested by Parent, the Company shall have negotiated in good faith with Parent and its Representatives during such notice period to enable Parent to propose revisions to the terms of this Agreement, and (C) following the end of such notice period, the Board of Directors of the Company shall have considered in good faith any revisions to the terms of this Agreement proposed in writing by Parent that would, if accepted by the Company, be binding upon Parent, and concludes in good faith, after consultation with its outside financial advisors and outside legal counsel, that the failure to make an Intervening Event Recommendation Withdrawal would be inconsistent with its fiduciary duties to the stockholders of the Company under applicable Law.

(f) Nothing contained in this Section 6.3 shall prohibit the Company or the Board of Directors of the Company from (i) taking and disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a)(2-3) or Rule 14d-9 promulgated under the Exchange Act or (ii) making any “stop, look and listen” communication to the stockholders of the Company pursuant to Rule 14d-9(f) under the Exchange Act pending disclosure of its position thereunder; provided, that no such action or disclosure that would amount to a Recommendation Withdrawal shall be permitted, made or taken other than in compliance with this Section 6.3.

(g) For purposes of this Agreement:

“Acquisition Proposal” means any proposal or offer from any Person (other than Parent or any of its Subsidiaries or Affiliates) relating to, or that would reasonably be expected to lead to, (i) any direct or indirect acquisition or purchase, in one transaction or a series of related transactions, of assets (including equity securities of any Subsidiary of the Company) or businesses that constitute 20% or more of the assets, revenue or net income of the Company and its Subsidiaries, taken as a whole, or 20% or more of any class of equity securities or voting power of the Company, (ii) any tender offer or exchange offer (including a self-tender offer) that if consummated would result in any Person or group of Persons beneficially owning (which has the meaning under Section 13(d) of the Exchange Act) securities of the Company representing

20% or more of the outstanding Company Common Stock or 20% or more of the aggregate voting power of all securities of the Company, (iii) any merger, consolidation, business combination, recapitalization, liquidation, dissolution, joint venture, share exchange or similar transaction involving the Company or any of its Subsidiaries, in each case, pursuant to which any Person or the stockholders of any Person would own securities of the Company or of any resulting direct or indirect parent company of the Company representing 20% or more of the outstanding Company Common Stock or 20% or more of the aggregate voting power of all securities of the Company or of any resulting direct or indirect parent company of the Company, or (iv) any combination of the foregoing types of transactions if the sum of the percentage of consolidated assets, consolidated revenues or earnings and Company Common Stock (or voting power of securities of the Company other than the Company Common Stock) involved is 20% or more;

“Superior Proposal” means a bona fide, unsolicited written Acquisition Proposal (a) that, if consummated, would result in a third party (or in the case of a direct merger between such third party and the Company, the stockholders of such third party) acquiring, directly or indirectly, more than 50% of the outstanding Company Common Stock or more than 50% of the assets of the Company and its Subsidiaries, taken as a whole, (b) to the extent consideration includes cash, includes financing commitments from reputable sources that the Board of Directors of the Company reasonably determines in good faith are reasonably expected to be available and that are sufficient, together with cash on hand and availability under existing credit facilities, to fund such cash consideration, and (c) that is on terms that, taken as a whole, the Board of Directors of the Company determines in good faith (after consulting with its outside financial advisors and outside legal counsel), and taking into account (i) all financial considerations, (ii) the identity of the Person making such Acquisition Proposal, (iii) the anticipated timing, likelihood of consummation (including governmental approvals, conditions to consummation and financing terms) relative to the transactions contemplated by this Agreement, conditions and prospects for completion of such Acquisition Proposal, (iv) the other terms and conditions of such Acquisition Proposal and the implications thereof on the Company, including all relevant legal, regulatory, tax and financial aspects of such Acquisition Proposal, and the Person making the proposal, (v) any changes to this Agreement proposed in writing by Parent that would, if accepted by the Company, be binding upon Parent in response to such Acquisition Proposal, and (vi) any other aspects of such Acquisition Proposal deemed relevant by the Board of Directors of the Company, are more favorable from a financial point of view to the stockholders of the Company than the Merger and the other transactions contemplated hereby; and

“Company Intervening Event” means any fact, circumstance, occurrence, event, development, change or condition or combination thereof that materially affects the business, assets or operations of the Company and its Subsidiaries which (a) was not known to or reasonably foreseeable by the Board of Directors of the Company as of or prior to the date of this Agreement and (b) does not relate to any Acquisition Proposal; provided, that any change in the price or trading volume of the Company Common Stock, in and of itself, shall not be taken into account for purposes of determining whether a Company Intervening Event has occurred (it being understood, however, that any fact, circumstance, occurrence, event, development, change or condition giving rise or contributing to such changes in the price or trading volume of the Company Common Stock may be taken into account for purposes of determining whether a Company Intervening Event has occurred).

Section 6.4 Access to Information. The Company shall, and shall cause each of its Subsidiaries to, afford the Representatives of Parent reasonable access during normal business hours and upon reasonable advance notice to its and its Subsidiaries’ properties, books and records and personnel, and shall furnish, and shall cause to be furnished, as promptly as reasonably practicable to Parent consistent with its legal obligations and obligations pursuant to Contracts all other information concerning the Company’s and its Subsidiaries’ business, properties and personnel as Parent may reasonably request; provided, however, that (a) such access shall not interfere with the business or operations of the Company and its Subsidiaries, (b) the Company shall not be obligated to provide such access or information if the Company determines, in its reasonable judgment, that doing so would violate applicable Law or a Contract or obligation of confidentiality owing to a third party, jeopardize the protection of the attorney-client privilege or attorney work product doctrine, or expose such party to risk of liability for disclosure of sensitive or personal information (any such information, the “Restricted Information”), provided further, that the Company will inform Parent of the general nature of the Restricted Information and reasonably cooperate with Parent to provide the Restricted Information in a manner that would not result in violation of Law or Contract or obligation of confidentiality owing to a third party, jeopardize the protection of such privilege or expose the party to such risk, and (c) the Company will be permitted to redact any information or documentation provided to the extent that such information or documentation includes competitively or commercially sensitive information or, in lieu thereof, at the request of Parent, provide unredacted information and documentation in accordance with customary “clean room” or other similar procedures designed to limit any adverse effect on the Company of the sharing of such information. In conducting any inspection of any properties of the Company and its Subsidiaries, Parent and its Representatives shall not (i) interfere with the business conducted at such property or (ii) damage any property or any portion thereof. Prior to the Effective Time, without the prior written consent of the Company, Parent and its Representatives shall not have the right to conduct environmental testing or sampling at any of the facilities or properties of the Company or any of its Subsidiaries. All information obtained pursuant to this Section 6.4 shall continue to be governed by the Confidentiality Agreement which shall remain in full force and effect in accordance with its terms. Nothing in this Section 6.4 shall require the Company to permit the inspection of, or to disclose, any information regarding or related to the deliberations of the Board of Directors of the Company with respect to the transactions contemplated by this Agreement, the entry into this Agreement or any materials provided to the Board of Directors of the Company in connection therewith.

Section 6.5 Consents, Approvals and Filings.

(a) Upon the terms and subject to the conditions set forth in this Agreement, Parent and the Company shall, and shall cause their respective Subsidiaries to, use their reasonable best efforts to take, or cause to be taken, as promptly as practicable, all actions necessary, proper or advisable to consummate the Merger as promptly as practicable, including to use reasonable best efforts to, as promptly as practicable, (i) cause all of the conditions to Closing to be satisfied, (ii) prepare and file all filings and submissions under the HSR Act, in connection with the Requisite Regulatory Approvals, (iii) obtain all Consents, Orders, actions or nonactions, waivers and clearances required under the HSR Act, in connection with the Requisite Regulatory Approval, and (iv) obtain all material consents or waivers from non-Governmental Entity third parties; provided that in no event shall the Company or its Subsidiaries be obligated to, or shall agree to, pay or to commit to pay to any Person whose consent or waiver is being sought any cash or other consideration, or make any accommodation or commitment or incur any liability or other obligation to such Person in connection with such consent or waiver, unless Parent (i) has consented in writing to such payment, accommodation or commitment (which consent shall not be unreasonably withheld, conditioned or delayed) and (ii) agreed to reimburse the Company for the Company’s or its Subsidiaries’ actual out-of-pocket costs and expenses incurred in connection with such payment, accommodation or commitment in the event that this Agreement is terminated in accordance with Section 8.1(a), Section 8.1(b) or Section 8.1(d)(i). Subject to this Section 6.5(a), neither Parent nor the Company shall knowingly take any action that is reasonably likely to have the effect of materially delaying, impairing or impeding the receipt of any required authorizations, consents, orders or approvals in connection with the transactions contemplated hereby. Parent agrees to comply with its obligations set forth in Section 6.5(a) of the Parent Disclosure Letter. In furtherance and not in limitation thereof, not later than ten (10) Business Days following the date of this Agreement, the Company and Parent shall each make an appropriate filing of a notification and report form pursuant to the HSR Act with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice with respect to the Merger and the transactions contemplated hereby. Parent and the Company shall promptly notify the other party of any notice or other communication from any Governmental Entity received by such party alleging that such Governmental Entity’s consent is or may be required in connection with or as a condition of the Merger.

(b) The Company and Parent shall use reasonable best efforts to (i) cooperate and coordinate with the other party in the taking of the actions contemplated by Section 6.5(a), (ii) provide such assistance as the other party may reasonably request in connection with the foregoing, including supplying the other party with any information that the other party may reasonably request in order to effectuate the taking of such actions, and (iii) keep the other party reasonably and timely informed of any developments, meetings, or discussions with any Governmental Entity under any Antitrust Laws, and any inquiries or requests for additional information, from any Governmental Entity under any Antitrust Laws. If the Company or Parent receives a formal or informal request for additional information or documentary material from any Governmental Entity under any Antitrust Laws with respect to the Merger or the other transactions contemplated hereby, then it shall use reasonable best efforts to make, or cause to be made, as promptly as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request. In addition, to the extent practicable, none of the parties hereto shall agree to participate in any substantive meeting or conference (telephone, in-person or otherwise) with any Governmental Entity, or any member of the staff of any Governmental Entity, in respect of any Filing, proceeding, investigation (including any settlement of the investigation), litigation, or other inquiry under any Antitrust Laws unless it consults with the other party in advance and, where permitted by such Governmental Entity, allows the other party to participate. To the extent reasonably practicable, legal counsel for Parent and for the Company shall have the right to review in advance, and will consult with the other party on and consider in good faith the views of the other party in connection with, all of the information relating to Parent or the Company, as the case may be, and any of their respective Subsidiaries and Representatives, that appears in any filing made with, or written materials submitted to, any third party or Governmental Entity in connection with the Merger and the other transactions contemplated hereby. In exercising the foregoing rights, each of Parent and the Company shall act reasonably and as promptly as practicable. Information disclosed pursuant to this Section 6.5 shall be subject to the Confidentiality Agreement and Section 6.5(e) hereof. Neither Parent nor the Company shall be required to comply with any of the foregoing provisions of this Section 6.5(b) to the extent that such compliance would be prohibited by applicable Law. The parties shall not voluntarily extend any waiting period associated with any Consent of any Governmental Entity or enter into any agreement with any Governmental Entity not to consummate the Merger and the other transactions contemplated hereby, except with the prior written consent of the other parties hereto.

(c) Notwithstanding anything to the contrary set forth in this Agreement, including Sections 6.5(a) and (b), neither Parent, Merger Sub nor any of their Affiliates shall be required to, and the Company shall not, without the prior written consent of Parent, become subject to, consent to, or offer or agree to, or otherwise take any action with respect to, any requirement, condition, limitation, understanding, agreement or order to (i) sell, license, assign, transfer, divest, hold separate or otherwise dispose of any assets, business or portion of business of Company, Parent or any of their respective Affiliates, (ii) conduct, restrict, operate, invest or otherwise change the assets, business or portion of business of the Company, Parent or any of their respective Affiliates in any manner, (iii) impose any restriction, requirement or limitation on the operation of the business or portion of the business of Company, Parent or any of their respective Affiliates; provided that, if requested by Parent, the Company shall become subject to, consent to, or offer or agree to, or otherwise take any action with respect to, any such requirement, condition, limitation, understanding, agreement or order so long as such requirement, condition, limitation, understanding, agreement or order is only binding on the Company in the event the Closing occurs, or (iv) materially modify or waive any of the terms or conditions of this Agreement. In addition, in furtherance and not in limitation of the other provisions of this Section 6.5, Parent shall take all actions (A) necessary to defend, including through pursuing litigation on the merits, any administrative or judicial Proceeding asserted or threatened by any Governmental Entity or other Person under Antitrust Laws (including pursuing all available avenues of administrative and/or judicial appeal) that seeks, or would reasonably be expected to seek, to prevent, restrain, impede, delay, enjoin or otherwise prohibit the consummation of the Merger and the other transactions contemplated hereby, and (B) necessary in order to avoid entry of, or to have vacated, lifted, reversed, overturned or terminated, any Order (whether temporary, preliminary or permanent) entered, issued or threatened under Antitrust Laws that would prevent, impede, delay, enjoin or otherwise prohibit the consummation of the Merger and the other transactions contemplated hereby, prior to the Initial Outside Date (or if the Initial Outside Date has been extended pursuant to Section 8.1(b)(i), then the Outside Date); provided, however, that the obligations set forth in this sentence shall not require Parent to take, and/or to cause its Subsidiaries to take, any actions other than to otherwise comply with its obligations set forth in this Section 6.5(c).

(d) Parent shall not, and shall cause its Subsidiaries not to, directly or indirectly, acquire, purchase, lease or license (or agree to acquire, purchase, lease or license), by merging with or into or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any business or any corporation, partnership, association or other business organization or division or part thereof, or any securities or collection of assets, if doing so would reasonably be expected to: (i) impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any Consent, action or nonaction, waiver, clearance or exemption of any Governmental Entity necessary to consummate the Merger and the other transactions contemplated hereby or the expiration or termination of any applicable waiting period; (ii) materially increase the risk of any Governmental Entity entering an Order preventing, restraining, impeding, delaying, enjoining or otherwise prohibiting the consummation of the Merger and the other transactions contemplated hereby; (iii) materially increase the risk of not being able to remove any such Order on appeal or otherwise; or (iv) prevent or materially delay the consummation of the Merger and the other transactions contemplated hereby.

(e) Notwithstanding anything to the contrary in this Section 6.5, (i) if any information or documentation provided by the delivering party to the other party pursuant to this Section 6.5 contains competitively or commercially sensitive material, if requested by the delivering party, such information or documentation will only be provided to outside antitrust counsel of the receiving party (and/or to such other individuals of the receiving party or the Representatives thereof to whom the delivering party expressly provides permission (the “Permitted Individuals”)) and shall not be disclosed by such outside antitrust counsel or other Permitted Individuals to any individuals other than Permitted Individuals (including employees, officers or directors of the receiving party) unless express permission is obtained in advance from the delivering party and (ii) any information or documentation provided to the other party pursuant to this Section 6.5 may be redacted to the extent necessary (A) to comply with any contractual arrangement, (B) to remove references concerning valuation, or (C) to address privilege or confidentiality concerns.

(f) The parties acknowledge and agree that Parent shall have the principal responsibility for devising and implementing the strategy for obtaining any Requisite Regulatory Approvals and lead and direct all filings (including where to file), process, negotiation of settlements (if any) and related proceedings contemplated by this Section 6.5, and the Company will cooperate reasonably, subject to applicable Law, therewith; provided, however, that Parent shall consult in advance (to the extent reasonably practicable) with the Company, and give due consideration in good faith to the Company’s views regarding such strategy, filings, processes, negotiations and proceedings.

Section 6.6 Employee Matters.

(a) Until the first anniversary of the Effective Time (the “Benefits Continuation Period”), the Surviving Corporation shall provide, or cause to be provided, for those employees of the Company and its Subsidiaries who continue as employees of the Surviving Corporation or any of its Subsidiaries during all or a portion of the Benefits Continuation Period (the “Continuing Employees”), compensation (including base salary, bonus and other incentive compensation opportunities) and employee benefits that in the aggregate with respect to each Continuing Employee shall not be any less favorable than the compensation and employee benefits (excluding (i) any special bonuses, accelerated equity payments, and dividend equivalent payments on equity awards, in each case, resulting from the sale of the restaurants business; and (ii) accelerated equity payments, dividend equivalent payment on equity awards, any excess portion of any short term incentive payments and change in control bonuses or severance payments, in each case, payable as a result of the Merger) provided by the Company or the applicable Subsidiary to such Continuing Employee immediately prior to the Effective Time (such compensation and employees benefits referred to as “Comparable Benefits”). Parent shall maintain full discretion as to whether to provide such Comparable Benefits under Company plans or arrangements or under plans or arrangements of Parent or its subsidiaries. Nothing herein shall be deemed to be a guarantee of employment for any current or former employee of the Company or any of its Subsidiaries, or other than as provided in any applicable employment agreement or other Contract, to restrict the right of Parent or the Surviving Corporation to terminate the employment of any such employee.

(b) The Surviving Corporation shall (i) waive, or shall use commercially reasonable efforts to cause its insurance carriers to waive, any applicable pre-existing condition exclusions and waiting periods with respect to participation and coverage requirements in any replacement or successor welfare benefit plan of the Surviving Corporation in which a Continuing Employee is eligible to participate following the Effective Time to the extent such exclusions or waiting periods were inapplicable to, or had been satisfied by, such Continuing Employee immediately prior to the Effective Time under the analogous Company Benefit Plan in which such Continuing Employee participated, (ii) use commercially reasonable efforts to provide each Continuing Employee with credit for any co-payments and deductibles paid during the portion of the relevant plan year prior to the Effective Time (to the same extent such credit was given under the analogous Company Benefit Plan prior to the Effective Time) in satisfying any applicable deductible or out-of-pocket requirements, and (iii) recognize service prior to the Effective Time with the Company or any of its Subsidiaries for purposes of eligibility to participate, vesting, determination of level of benefits and benefits accrual to the same extent such service was recognized by the Company or any of its Subsidiaries under the analogous Company Benefit Plan in which such Continuing Employee participated immediately prior to the Effective Time; provided, however, that the foregoing shall not apply to the extent it would result in any duplication of benefits for the same period of service; and, provided further, that the Surviving Corporation shall not be obligated to provide credit for years of service for benefit accrual purposes under any defined benefit pension plan maintained by the Surviving Corporation or its Subsidiaries prior to the date on which the Continuing Employee actually becomes a participant in such plan.

(c) From and after the Effective Time, Parent shall honor, and shall cause its Subsidiaries to honor, in accordance with its terms, (i) each employment, change in control, severance and termination protection plan, policy or agreement of or between the Company or any of its Subsidiaries and any current or former officer, director or employee, identified in Section 6.6(c) of the Company Disclosure Letter, (ii) all obligations in effect as of the Effective Time under any equity-based, bonus or bonus deferral plans, programs or agreements of the Company or any of its Subsidiaries identified in Section 6.6(c) of the Company Disclosure Letter, and (iii) all obligations in effect as of the Effective Time pursuant to outstanding retention plans, programs or agreements, and all vested and accrued benefits under any employee benefit, employment compensation or similar plans, programs, agreements or arrangements of the Company or any of its Subsidiaries identified in Section 6.6(c) of the Company Disclosure Letter. Notwithstanding the foregoing, Parent may terminate or amend or may cause the Surviving Corporation or its Subsidiaries to terminate or amend the benefits or arrangements listed in (c)(i), (c)(ii) or (c)(iii) above, in all cases with such termination or amendment being subject to the terms of the applicable arrangement, except that: (x) no termination or amendment to reduce or eliminate benefits may occur with respect to benefits or arrangements that have already become vested or accrued or payable; and (y) with respect to any change in control severance plan, policy or agreement (“CIC Severance Program”), no termination or amendment to reduce or eliminate benefits or participants’ rights may occur so long as change in control severance benefits might vest, accrue or otherwise become payable under such CIC Severance Program. Parent and Merger Sub acknowledge that the consummation of the Merger and the transactions contemplated by this Agreement will constitute a change in control of the Company under the terms of the Company’s employee plans, programs, arrangements and contracts containing provisions triggering payment, vesting or other rights upon a change in control or similar transaction.

(d) Parent shall cause the Surviving Corporation and each of its Subsidiaries, for a period commencing at the Effective Time and ending ninety (90) days thereafter, not to effectuate a “plant closing” or “mass layoff” as those terms are defined in WARN affecting in whole or in part any site of employment, facility, or operating unit of the Surviving Corporation or any of its Subsidiaries, and shall cause the Surviving Corporation and each of its Subsidiaries not to take any such action after such ninety (90) day period without complying with all provisions of WARN.

(e) Notwithstanding any other provision of this Agreement to the contrary, Parent shall or shall cause the Surviving Corporation to provide Continuing Employees whose employment terminates during the Benefits Continuation Period with severance benefits no less than the severance benefits identified in Section 6.6(e) of the Company Disclosure Letter applicable to such Continuing Employee immediately prior to the Effective Time, if any.

(f) With respect to the Company Deferred Compensation Plans, prior to the Effective Time, the Company, the Board of Directors of the Company or the appropriate committee of the Board of Directors of the Company, as applicable, shall adopt any resolutions and take any actions which are (i) reasonably necessary to ensure that (A) any portion of the account balances thereunder denominated in or otherwise tied to the value of a share of Company Common Stock be converted as of the Effective Time to the Merger Consideration in lieu of each such share of Company Common Stock, and (B) from and after the Effective Time neither Parent nor the Surviving Corporation shall be required to deliver shares of Company Common Stock or other capital stock of the Company, Parent, the Surviving Corporation or any other Person pursuant to or in settlement of any obligations thereunder. Following the date of this Agreement, the Company shall consult with Parent in good faith and give due consideration to Parent’s views in connection with the Company’s determination of whether the Company Deferred Compensation Plans shall continue after the Closing or whether they shall be terminated effective as of the Closing and the account balances thereunder paid out after the Effective Time and in any event in accordance with the requirements of Section 409A of the Code and the applicable Treasury Regulations.

(g) Nothing contained in this Agreement, whether express or implied, (i) shall be treated as an amendment or other modification of any Company Benefit Plan, (ii) shall create any third-party beneficiary rights in any Person, or (iii) subject to the requirements of this Section 6.6, shall limit the right of Parent or the Surviving Corporation or any of its Subsidiaries to amend, terminate or otherwise modify any Company Benefit Plan following the Closing Date.

Section 6.7 Expenses; Transfer Taxes. Whether or not the Merger is consummated, all expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, except as otherwise provided in this Agreement (including Section 6.8 hereof). Notwithstanding anything to the contrary contained in this Agreement, each of Parent and the Surviving Corporation agrees to assume liability for and pay any sales, transfer, stamp, stock transfer, value added, use, real property transfer or gains and any similar Taxes, as well as any transfer, recording, registration and other fees that may be imposed upon, payable or incurred in connection with this Agreement, the Merger and the transactions contemplated hereby.

Section 6.8 Directors’ and Officers’ Indemnification and Insurance.

(a) From and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, jointly and severally, to the fullest extent permitted by Law (including to the fullest extent authorized or permitted by any amendments to or replacements of applicable Law adopted after the date of this Agreement that increase the extent to which indemnification may be provided), indemnify, defend and hold harmless (and promptly advance expenses from time to time as incurred to the fullest extent permitted by Law, provided the Person to whom expenses are advanced provides a reasonable and customary undertaking (which shall not include posting of any collateral) to repay such advances, if it is ultimately determined that such Person is not entitled to indemnification) each Person who is now, or has been at any time prior to the Effective Time or who becomes prior to the Effective Time, a director or officer of the Company or any of its Subsidiaries, any Person acting as director, officer, trustee, fiduciary, employee or agent of another entity or enterprise (including any Company Benefit Plan) who is or has acted as such at the request of the Company (each an “Indemnified Party”) from and against any and all costs or expenses (including attorneys’ fees, expenses and disbursements), judgments, fines, losses, claims, damages, penalties, liabilities and amounts paid in settlement or incurred in connection with any actual or threatened claim (including a claim of violation of applicable Law), action, audit, demand, suit, proceeding or investigation, whether civil, criminal, administrative, regulatory or investigative or other proceeding at law or in equity or order or ruling, by reason of the fact that the Indemnified Party is or was a director or officer of the Company or its Subsidiaries or is or was a director, officer, trustee, fiduciary, employee or agent of another Person at the request of the Company, including the approval of this Agreement and the Merger and the other transactions contemplated hereby or arising out of or pertaining to the Merger and the other transactions contemplated hereby, whether asserted or claimed prior to, at or after the Effective Time. Parent and the Surviving Corporation shall reasonably cooperate with any Indemnified Party in the defense of any matter covered by this Section 6.8. Without limitation of the foregoing or any other provision of this Section 6.8, Parent and the Company agree that all rights to indemnification and exculpation from liability for acts or omissions occurring at or prior to the Effective Time and the rights to advancement of expenses relating thereto now existing in favor of any Indemnified Party, whether provided in the certificate of incorporation or bylaws (or comparable organizational documents) of the Company or any of its Subsidiaries or in any indemnification agreement between such Indemnified Party and the Company or any of its Subsidiaries in existence as of the date hereof and set forth on Section 6.8(e) of the Company Disclosure Letter, shall survive the Merger, be honored by the Surviving Corporation and its Subsidiaries and continue in full force and effect, and shall not be amended, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any such Indemnified Party.

(b) Subject to the following sentence, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, at no expense to the beneficiaries, either (i) continue to maintain in full force and effect for six (6) years from the Effective Time, if available, the current directors’ and officers’ liability insurance and fiduciary liability insurance (the “Current Insurance”) with respect to matters existing or occurring at or prior to the Effective Time (including the Merger and the other transactions contemplated hereby); provided that the Surviving Corporation may substitute for the Current Insurance policies of at least the same coverage containing terms and conditions that are not less favorable in the aggregate with respect to matters existing or occurring at or prior to the Effective Time (including the Merger and the other transactions contemplated hereby); or (ii) purchase a six (6) year extended reporting period endorsement with respect to the Current Insurance (a “Reporting Tail Endorsement”) and maintain this endorsement in full force and effect for its full term. To the extent purchased after the date of this Agreement and prior to the Effective Time, such insurance policies shall be placed through such broker(s) and with such insurance carriers as may be specified by Parent and as are reasonably acceptable to the Company; provided that such insurance carrier has at least an “A” rating by A.M. Best with respect to directors’ and officers’ liability insurance and fiduciary liability insurance. Notwithstanding the first sentence of this Section 6.8(b), but subject to the second sentence of this Section 6.8(b), the Company shall be permitted at its sole and exclusive option to purchase a Reporting Tail Endorsement prior to the Effective Time. Notwithstanding the foregoing, in no event shall Parent or the Surviving Corporation be required to expend for such policies an annual premium amount in excess of 300% of the annual premiums currently paid by the Company for such insurance; and, if the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation shall obtain a policy with the greatest coverage available for a cost not exceeding such amount; provided that in the event of the Current Insurance, Parent or the Surviving Corporation shall be required to obtain as much coverage as is possible under substantially similar policies for such maximum annual amount in aggregate annual premiums.

(c) Immediately following the Effective Time, the certificate of incorporation and bylaws of the Surviving Corporation shall include provisions for indemnification, advancement and reimbursement of expenses and exculpation of the Indemnified Parties that are, in substance, no less favorable to the Indemnified Parties than the provisions for indemnification, advancement and reimbursement of expenses and exculpation of the Indemnified Parties as set forth in the Company Charter and the Company Bylaws in effect on the date of this Agreement. For six (6) years following the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, maintain in effect the provisions in its certificate of incorporation and bylaws providing for indemnification, advancement and reimbursement of expenses and exculpation of Indemnified Parties, as applicable, with respect to the facts or circumstances occurring at or prior to the Effective Time, to the fullest extent permitted from time to time under applicable Law, which provisions shall not be amended except as required by applicable Law or except to make changes permitted by applicable Law that would enlarge the scope of the Indemnified Parties’ indemnification and advancement rights thereunder.

(d) If Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, Parent shall cause proper provisions to be made prior to the consummation of any transaction of the type described in clause (i) or clause (ii) of this sentence so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume all of the obligations set forth in this Section 6.8.

(e) From and after the Effective Time, Parent and the Surviving Corporation shall not, directly or indirectly, amend, modify, limit or terminate the advancement and reimbursement of expenses, exculpation, indemnification provisions of the agreements listed in Section 6.8(e) of the Company Disclosure Letter between the Company or any Subsidiary and any of the Indemnified Parties, or any such provisions contained in the Surviving Corporation bylaws.

(f) This Section 6.8 is intended for the irrevocable benefit of, and to grant third-party rights to, the Indemnified Parties and shall be binding on all successors and assigns of Parent and the Surviving Corporation. The obligations of Parent and the Surviving Corporation under this Section 6.8 shall not be terminated or modified in such a manner as to adversely affect any Indemnified Party unless the affected Indemnified Party shall have consented in writing to such termination or modification. It is expressly agreed that each Indemnified Party shall be a third-party beneficiary of this Section 6.8, and entitled to enforce the covenants contained in this Section 6.8. If any Indemnified Party makes any claim for indemnification or advancement of expenses under this Section 6.8 that is denied by Parent and/or the Surviving Corporation, and a court of competent jurisdiction determines that the Indemnified Party is entitled to such indemnification or advancement, then Parent or the Surviving Corporation shall pay such Indemnified Party’s costs and expenses, including legal fees and expenses, incurred in connection with pursuing such claim against Parent and/or the Surviving Corporation. The rights of the Indemnified Parties under this Section 6.8 shall be in addition to, and not in substitution for, any rights such Indemnified Parties may have under the Company Charter and the Company Bylaws, the certificate of incorporation and bylaws (or comparable organizational documents) of any of the Subsidiaries of the Company or the bylaws of the Surviving Corporation or under any applicable Contracts, insurance policies or Laws and Parent shall, and shall cause the Surviving Corporation to, honor and perform under all indemnification agreements listed in Section 6.8(e) of the Company Disclosure Letter entered into by the Company or any of its Subsidiaries.

(g) Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its respective Subsidiaries for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 6.8 is not prior to or in substitution for any such claims under such policies.

Section 6.9 Public Announcements. The initial press release concerning this Agreement and the transactions contemplated hereby shall be a joint press release approved in advance by the Company and Parent. Following such initial press release, Parent and the Company shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the Merger and the other transactions contemplated hereby and shall not issue any such press release or make any such public statement prior to such consultation, except as such party may reasonably conclude may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system; provided, however, that the restrictions set forth in this Section 6.9 shall not apply to any release or public statement (a) made or proposed to be made by the Company in accordance with Section 6.3 (in which case the Company shall provide to Parent a draft of such public announcement or statement as far in advance of its release as reasonably practicable, or (b) in response to questions by the press, analysts, investors or analyst or investor calls, so long as such statements are not inconsistent with previous statements made jointly by the Company and Parent (or made by one party after having consulted with the other party).

Section 6.10 Notice of Certain Matters. Prior to the Effective Time, Parent shall give prompt notice to the Company, and the Company shall give prompt notice to Parent, of (i) any notice or other communication received by such party from (x) any Governmental Authority in connection with this Agreement, the Merger and the other transactions contemplated hereby, or (y) any Person alleging that the consent of or a waiver by such Person is or may be required in connection with this Agreement, the Merger and the other transactions contemplated hereby, if the subject matter of such communication or the failure of such party to obtain such consent or waiver could be material to the Company, the Surviving Corporation or Parent, (ii) any Proceedings commenced or, to such party’s Knowledge, threatened against such party which relates to this Agreement, the Merger and the other transactions contemplated hereby, (iii) any Company Material Adverse Effect or Parent Material Adverse Effect, and (iv) any effect, change, event or occurrence, including if to such party’s Knowledge any representation or warranty made by it contained in this Agreement becomes untrue or inaccurate, that would be reasonably likely to result in the failure of any of the conditions set forth in Article VII to be satisfied.

Section 6.11 Transaction Litigation. Each party shall promptly notify the other parties in writing of any stockholder litigation or other litigation or proceedings arising from this Agreement or the Merger that is brought against such party or any of its Affiliates or members of its board of directors (“Transaction Litigation”). Each party shall keep the other parties sufficiently informed on a reasonably current basis with respect to the status of any Transaction Litigation (including by promptly furnishing to the other parties hereto such information relating to the Transaction Litigation as may be reasonably requested). The Company shall give Parent the opportunity to participate in the defense (at Parent’s sole cost and subject to a joint defense agreement) of any Transaction Litigation. No settlement of any Transaction Litigation shall be agreed to by the Company without Parent’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

Section 6.12 State Takeover Laws. The Company and Parent shall each use reasonable best efforts to ensure that no Takeover Statute (or any comparable anti-takeover provisions of the Company Charter or Company Bylaws) is or becomes applicable to this Agreement, the Merger or the other transactions contemplated hereby. If any Takeover Statute (or any comparable anti-takeover provisions of the Company Charter or Company Bylaws) becomes applicable to this Agreement, the Merger or the other transactions contemplated hereby, the Company and Parent shall each use reasonable best efforts to ensure that the Merger and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Law (or provision) on this Agreement, the Merger and the other transactions contemplated hereby.

Section 6.13 Delisting. Parent and the Surviving Corporation shall take, or cause to be taken, all actions, and do or cause to be done all things, necessary, proper or advisable under applicable Law and rules and policies of NASDAQ to delist the Company and the Company Common Stock from NASDAQ as soon as practicable following the Effective Time and terminate its registration under the Exchange Act as soon as practicable following such delisting.

Section 6.14 Section 16(b). The Company and Parent shall take all steps reasonably necessary to cause the transactions contemplated hereby and any other dispositions of equity securities of the Company (including derivative securities) in connection with the transactions contemplated hereby by each individual who is a director or executive officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.15 Treatment of Certain Company Indebtedness. If requested by Parent, the Company shall, and shall cause its Subsidiaries, as applicable, to deliver all notices and take all other reasonable actions required to facilitate (i) the termination of commitments under the Credit Agreement, (ii) the repayment in full (or in the case of letters of credit, cash collateralization, to the extent Parent shall not have entered into an alternative arrangement with the issuing bank) of all obligations then outstanding thereunder and (iii) the release of all liens and guarantees in connection therewith, in each case, on the Closing Date in connection with such repayment (such termination, repayment and release, the “Credit Agreement Termination”); provided, that (A) in no event shall this Section 6.15 require the Company or any of its Subsidiaries to cause such Credit Agreement Termination unless the Closing shall have occurred and (B) Parent shall provide, or cause to be provided, all funds required to effect all such repayments and cash collateralization of letters of credit.

ARTICLE VII

CONDITIONS

Section 7.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of the Company, Parent and Merger Sub to effect the Merger are subject to the satisfaction or, to the extent permitted by applicable Law, waiver, on or prior to the Closing Date of the following conditions:

(a) Company Stockholder Approval. The Company shall have obtained the Company Stockholder Approval.

(b) Statutes and Injunctions. No (i) temporary restraining order or preliminary or permanent injunction or other Order by any federal or state court or other tribunal of competent jurisdiction preventing consummation of the Merger shall be in effect, (ii) applicable Law prohibiting consummation of the Merger shall be in effect or (iii) Proceeding shall have been brought by any Governmental Entity, and remain pending, that seeks an Order that would prohibit, enjoin or make illegal the consummation of the Merger.

(c) Governmental Consents. The early termination or expiration of the waiting period required under the HSR Act shall have occurred (the “Requisite Regulatory Approval”), and such Requisite Regulatory Approval shall be in full force and effect.

Section 7.2 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction or, to the extent permitted by applicable Law, waiver by Parent on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of the Company set forth in Section 3.1(a) (Corporate Organization), Section 3.3(a) and (b) (Corporate Authorization), Section 3.20 (Takeover Statutes), and Section 3.21 (Brokers and Finders’ Fees) shall, if qualified by materiality or Company Material Adverse Effect, be true and correct in all respects or, if not so qualified, be true and correct in all material respects, as of the date of this Agreement and as of the Closing Date as though made on and as of such date (or, in the case of representations and warranties that address matters only as of a particular date, as of such date), (ii) the representations and warranties of the Company set forth in Section 3.2(a), Section 3.2(b) and the first sentence of Section 3.2(c) (Capitalization) and Section 3.8(b) (Absence of Certain Changes and Events) shall be true and correct in all respects (other than de minimis inaccuracies in the case of Section 3.2(a) and Section 3.2(b) (Capitalization)) as of the date of this Agreement and as of the Closing Date as though made on and as of such date (or, in the case of representations and warranties that address matters only as of a particular date, as of such date), and (iii) the other representations and warranties of the Company set forth in this Agreement shall be true and correct in all respects (without giving effect to any materiality or Company Material Adverse Effect qualifiers therein), as of the date of this Agreement and as of the Closing Date as though made on or as of such date (or, in the case of representations and warranties that address matters only as of a particular date, as of such date), except, in the case of clause (iii) only, to the extent that breaches thereof would not have a Company Material Adverse Effect.

(b) Performance of Obligations of the Company. The Company shall have performed or complied in all material respects with all agreements and covenants required to be performed by the Company under this Agreement at or prior to the Closing.

(c) Officer’s Certificate. Parent shall have received a certificate from an executive officer of the Company confirming the satisfaction of the conditions set forth in Sections 7.2(a) and 7.2(b).

(d) No Company Material Adverse Effect. Since the date of this Agreement, no Company Material Adverse Effect shall have occurred and be continuing.

Section 7.3 Conditions to Obligations of the Company. The obligations of the Company to effect the Merger are further subject to the satisfaction or, to the extent permitted by applicable Law, waiver by the Company on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of Parent and Merger Sub set forth in Section 4.1(a) (Corporate Organization) and Section 4.2(a) and (b) (Corporate Authorization) shall, if qualified by materiality or Parent Material Adverse Effect, be true and correct in all respects or, if not so qualified, be true and correct in all material respects, as of the date of this Agreement and as of the Closing Date as though made on and as of such date (or, in the case of representations and warranties that address matters only as of a particular date, as of such date) and (ii) all other representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct in all respects (without giving effect to any materiality or Parent Material Adverse Effect qualifiers therein), as of the date of this Agreement and as of the Closing Date as though made on or as of such date (or, in the case of representations and warranties that address matters only as of a particular date, as of such date), except, in the case of clause (ii) only, to the extent that breaches thereof would not have a Parent Material Adverse Effect.

(b) Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required to be performed by Parent or Merger Sub, as applicable, under this Agreement at or prior to the Closing.

(c) Officer’s Certificate. The Company shall have received a certificate from an executive officer of Parent confirming the satisfaction of the conditions set forth in Sections 7.3(a) and 7.3(b).

Section 7.4 Frustration of Closing Conditions. None of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in this Article VII to be satisfied if such failure was principally caused by such party’s breach of any of its obligations under this Agreement.

ARTICLE VIII

TERMINATION

Section 8.1 Termination. This Agreement may be terminated and the Merger and the other transactions contemplated hereby may be abandoned at any time prior to the Effective Time, whether (except as expressly set forth below) before or after obtaining the Company Stockholder Approval (with any termination by Parent also being an effective termination by Merger Sub):

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company, if:

(i) the Merger shall not have been consummated on or before September 18, 2018 (the “Initial Outside Date”); provided, however, that if on the Initial Outside Date any of the conditions to Closing set forth in Section 7.1(b) or Section 7.1(c) shall not have been satisfied or, to the extent permitted by applicable Law, waived, by all parties entitled to the benefit of such condition but all other applicable conditions to Closing set forth in Article VII shall have been satisfied or waived (except for those conditions that by their nature or terms can only be satisfied at the Closing, which conditions were capable of being satisfied at such time), then the Initial Outside Date shall be extended to December 18, 2018 if Parent or the Company notifies the other in writing on or prior to the Initial Outside Date of its election to extend the Initial Outside Date (as so extended, the “Outside Date”); and, provided further, that the right to extend the Initial Outside Date or terminate this Agreement pursuant to this Section 8.1(b)(i) shall not be available to any party if its action or failure to act constitutes a breach or violation of any of its obligations hereunder, and such breach has been the principal cause of or directly resulted in (A) the failure to satisfy the conditions to the obligations of the terminating party to consummate the Merger set forth in Article VII prior to the Initial Outside Date or the Outside Date or (B) the failure of the Closing to occur by the Initial Outside Date or the Outside Date;

(ii) any Governmental Entity of competent jurisdiction shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger and such Order or other action shall have become final and non-appealable; provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(b)(ii) if the failure of such party to fulfill any obligation under this Agreement resulted in the issuance of such Order; or

(iii) the Company Stockholder Approval shall not have been obtained upon a vote taken thereon at the Company Stockholders Meeting or at any adjournment or postponement thereof.

(c) by Parent:

(i) if the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements contained in this Agreement, which breach or failure to perform (A) would result in a failure of any condition set forth in Section 7.2(a) or Section 7.2(b) and (B) either (x) is incapable of being cured by the Company by the Initial Outside Date (or if the Initial Outside Date has been extended pursuant to Section 8.1(b)(i), then the Outside Date) or (y) if capable of being cured, has not been cured by the Company within the earlier of (1) thirty (30) days following written notice to the Company from Parent or Merger Sub of such breach, which notice states Parent’s intention to terminate this Agreement pursuant to this Section 8.1(c)(i) and (2) the Initial Outside Date (or if the Initial Outside Date has been extended pursuant to Section 8.1(b)(i), then the Outside Date); provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(c)(i) if it is then in material breach of any representation, warranty, covenant or agreement hereunder; or

(ii) (y) if the Board of Directors of the Company shall have effected a Recommendation Withdrawal; or (z) if the Company shall be in Willful Breach of Section 6.3; provided that Parent’s right to terminate this Agreement pursuant to this clause (ii) is only exercisable prior to the time that the Company Stockholder Approval occurs.

(d) by the Company:

(i) if Parent or Merger Sub shall have breached or failed to perform any of its representations, warranties, covenants or agreements contained in this Agreement, which breach or failure to perform (A) would result in a failure of any condition set forth in Section 7.3(a) or Section 7.3(b) and (B) (x) is incapable of being cured by Parent or Merger Sub, as the case may be, by the Initial Outside Date (or if the Initial Outside Date has been extended pursuant to Section 8.1(b)(i), then the Outside Date) or (y) if capable of being cured, has not been cured by Parent or Merger Sub, as the case may be, within the earlier of (1) thirty (30) days following written notice to Parent or Merger Sub, as the case may be, from the Company of such breach, which notice states the Company’s intention to terminate this Agreement pursuant to this Section 8.1(d)(i) and (2) the Initial Outside Date (or if the Initial Outside Date has been extended pursuant to Section 8.1(b)(i), then the Outside Date); provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(d)(i) if it is then in material breach of any representation, warranty, covenant or agreement hereunder; or

(ii) prior to obtaining the Company Stockholder Approval, in accordance with, and subject to the terms and conditions of, Section 6.3(c), in order to accept a Superior Proposal, subject to the prior or concurrent payment of the Termination Fee to Parent and otherwise subject to Section 8.3.

Section 8.2 Effect of Termination. In the event of any termination of this Agreement as provided in Section 8.1, the obligations of the parties shall terminate and there shall be no liability on the part of any party with respect thereto, except for the confidentiality provisions of Section 6.4 and the provisions of Section 3.23, Section 4.11, Section 6.7, this Section 8.2, Section 8.3 and Article IX, each of which shall survive the termination of this Agreement and remain in full force and effect; provided, however, that, nothing contained herein shall relieve any party from liability for damages arising out of any Willful Breach of this Agreement occurring prior to such termination, in which case the aggrieved party shall be entitled to all rights and remedies available at law or equity. Notwithstanding anything contained in this Agreement to the contrary, Parent expressly acknowledges and agrees that Parent’s and Merger Sub’s obligations to hold the Closing and consummate the Merger and the transactions contemplated by this Agreement are not conditioned in any manner upon Parent or Merger Sub obtaining any financing. The parties acknowledge and agree that any failure by a party to consummate the Merger and the other transactions contemplated by this Agreement (regardless of whether, in the case of Parent, Parent has obtained or received any proceeds of any financing) on or prior to the third Business Day (unless another date has been agreed by the parties) after the applicable conditions to Closing set forth in Article VII have been satisfied or waived (except for those conditions that by their nature or terms can only be satisfied at the Closing, which conditions were capable of being satisfied at the time of such failure to consummate the Merger)

shall constitute a Willful Breach of this Agreement. The parties acknowledge and agree that nothing in this Section 8.2 shall be deemed to affect their right to specific performance under Section 9.10. In addition, the parties agree that the terms of the Confidentiality Agreement shall survive any termination of this Agreement pursuant to Section 8.1 in accordance with its terms.

Section 8.3 Termination Fees.

(a) In the event that this Agreement is terminated by the Company pursuant to Section 8.1(d)(ii), then, on the date of termination, the Company shall pay or cause to be paid to Parent (or its designees) an amount in cash equal to $50,000,000 (the “Termination Fee”) by wire transfer of immediately available funds to an account designated in writing by Parent.

(b) In the event that this Agreement is terminated by Parent pursuant to Section 8.1(c)(ii), then the Company shall promptly, but in no event later than two (2) Business Days after the date of such termination, pay or cause to be paid to Parent (or its designees) the Termination Fee by wire transfer of immediately available funds to an account designated in writing by Parent.

(c) In the event that this Agreement is terminated:

(i) by Parent or the Company pursuant to Section 8.1(b)(i) (other than in circumstances in which Parent is required to pay the Regulatory Fee pursuant to Section 8.3(d)(iii) in respect of such termination) and an Acquisition Proposal was publicly proposed or announced by any Person after the date of this Agreement or a bona fide Acquisition Proposal has been communicated in writing to the Board of Directors of the Company by any Person after the date of this Agreement, and in either case, not withdrawn prior to such termination;

(ii) by Parent or the Company pursuant to Section 8.1(b)(iii) and an Acquisition Proposal was publicly proposed or announced by any Person after the date of this Agreement and not withdrawn prior to such termination; or

(iii) by Parent pursuant to Section 8.1(c)(i) and an Acquisition Proposal was publicly proposed or announced by any Person after the date of this Agreement or a bona fide Acquisition Proposal has been communicated in writing to the Board of Directors of the Company by any Person after the date of this Agreement, and in either case not withdrawn prior to such termination;

and, in any such event, the Company enters into a definitive agreement with respect to any Acquisition Proposal with another Person or consummates any Acquisition Proposal (which need not be the same Acquisition Proposal described in any of clauses (i), (ii) or (iii) above) within twelve (12) months after such termination of this Agreement, then, on the date the Company enters into such definitive agreement or otherwise consummates such Acquisition Proposal (whichever first occurs), the Company shall pay or cause to be paid to Parent (or its designees) the Termination Fee by wire transfer of immediately available funds to an account designated in writing by Parent. For purposes of this Section 8.3(c), each reference to “20%” in the definition of “Acquisition Proposal” shall be deemed to be a reference to “50%.”

(d) In the event that this Agreement is terminated (i) by the Company or Parent pursuant to Section 8.1(b)(ii) as a result of the issuance of an Order by any Governmental Entity or other action permanently restraining, enjoining or otherwise prohibiting the Merger under any Antitrust Law, (ii) by the Company pursuant to Section 8.1(d)(i) as a result of a breach by Parent or Merger Sub of Section 6.5, which breach results in the conditions set forth in Section 7.1(b) or Section 7.1(c) being incapable of being satisfied (but only, in the case of Section 7.1(b), if the failure to meet such condition is the result of any Antitrust Law or any Order permanently restraining, enjoining or otherwise prohibiting the Merger under any Antitrust Law); or (iii) by the Company or Parent pursuant to Section 8.1(b)(i) (in the case of termination by Parent, only under circumstances in which the Company has a concurrent right to terminate pursuant to Section 8.1(b)(i)) and as of the Initial Outside Date (or if the Initial Outside Date has been extended pursuant to Section 8.1(b)(i), then the Outside Date) (A) one or more of the conditions set forth in Section 7.1(b) or Section 7.1(c) has not been satisfied (but only, in the case of Section 7.1(b), if the failure to meet such condition is the result of any Antitrust Law or any Order arising under any Antitrust Law) and (B) all of the other conditions set forth in Article VII have been satisfied or waived (except for those conditions that by their nature or terms can only be satisfied at the Closing, if such conditions were capable of being satisfied at the time of such termination), Parent shall, within two (2) Business Days following the date of such termination, pay or cause to be paid to the Company (or its designees) an amount in cash equal to $50,000,000 (the “Regulatory Fee”) by wire transfer of immediately available funds to an account designated in writing by the Company.

(e) The parties agree and understand that in no event shall either the Company be required to pay the Termination Fee or Parent be required to pay the Regulatory Fee, as applicable, on more than one occasion. Notwithstanding anything to the contrary in this Agreement, (i) if Parent actually receives the Termination Fee from the Company pursuant to this Section 8.3, such payment shall be the sole and exclusive remedy of Parent and Merger Sub against the Company and its Subsidiaries and their respective former, current or future officers, directors, partners, stockholders, managers, members, Affiliates and Representatives and none of the Company, any of its Subsidiaries or any of their respective former, current or future officers, directors, partners, stockholders, managers, members, Affiliates or Representatives shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby, and (ii) if the Company actually receives the Regulatory Fee from Parent pursuant to this Section 8.3, such payment shall be the sole and exclusive remedy of the Company against Parent and its Subsidiaries and their respective former, current or future officers, directors, partners, stockholders, managers, members, Affiliates and Representatives and none of Parent, any of its Subsidiaries or any of their respective former, current or future officers, directors, partners, stockholders, managers, members, Affiliates or Representatives shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby; provided, however, that nothing in this Section 8.3(e) shall relieve the Company or Parent, as applicable, from any liabilities or damages resulting from any Willful Breach of this Agreement occurring prior to such termination. The parties acknowledge that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated hereby, and that, without these agreements, the parties would not enter into this Agreement, and that any amounts payable pursuant to this Section 8.3 do not constitute a penalty.

Section 8.4 Procedure for Termination. Termination of this Agreement prior to the Effective Time shall not require the approval of the stockholders of the Company. A terminating party shall provide written notice of termination to the other parties specifying the Section or Sections pursuant to which such party is terminating the Agreement. If more than one provision in Section 8.1 is available to a terminating party in connection with a termination, a terminating party may rely on any or all available provisions in Section 8.1 for any termination.

ARTICLE IX

GENERAL PROVISIONS

Section 9.1 Non-Survival of Representations, Warranties, Covenants and Agreements. None of the representations, warranties, covenants and other agreements in this Agreement or in any instrument or agreement delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and other agreements, shall survive the Effective Time; provided, however, that this Section 9.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

Section 9.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or by electronic mail, upon confirmation of receipt, (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the third Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the respective parties as set forth below (or to such other address or electronic mail address as a party may hereafter specify by notice in accordance with this Section 9.2):

If to Parent or Merger Sub, to:

Post Holdings, Inc.

2503 S. Hanley Road

St Louis, Missouri 63144

Attn:             Diedre J. Gray, SVP, General Counsel and Chief Administrative Officer, Secretary

Email:           diedre.gray@postholdings.com

with a copy to (which shall not constitute notice):

Lewis Rice LLC

600 Washington Avenue

Suite 2500

St Louis, Missouri 63101

Attn:           Tom W. Zook

Email:         tzook@lewisrice.com

If to the Company, to:

Bob Evans Farms, Inc.

8111 Smiths Mill Road

New Albany, OH 43054

Attention:      General Counsel

Email:           colin.daly@bobevansfoods.com

with a copy to (which shall not constitute notice):

Bass, Berry & Sims PLC

150 Third Avenue South, Suite 2800

Nashville, TN 37201

Attention: J. Page Davidson

                 Scott W. Bell

                 Eric J. Knox

Email:     pdavidson@bassberry.com

                sbell@bassberry.com

                eknox@bassberry.com

Section 9.3 Interpretation; Construction.

(a) When a reference is made in this Agreement to a Section, clause, Annex, Exhibit or Section of a disclosure letter, such reference shall be to a Section or clause of or Annex or Exhibit or Section of a disclosure letter to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The phrase “the date of this Agreement” and terms of similar import, shall be deemed to refer to the date first written above. Whenever the content of this Agreement permits, the masculine gender shall include the feminine and neuter genders, and a reference to singular or plural shall be interchangeable with the other.

(b) References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References to any statute are to that statute, as amended from time to time, and to the rules and regulations promulgated thereunder. References to “$” and “dollars” are to the currency of the United States. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. The words “hereby,” “herein,” “hereof,” “hereunder” and words of similar import refer to this Agreement as a whole (including any disclosure letters delivered herewith) and not merely to the specific Section, paragraph or clause in which such word appears. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(c) The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(d) No summary of this Agreement or any Exhibit attached hereto or Section of a disclosure letter delivered herewith prepared by or on behalf of any party shall affect the meaning or interpretation of this Agreement or any such Exhibit or Section of a disclosure letter.

(e) Subject to the introductory language to Article III and Article IV, each party to this Agreement has or may have set forth information in its respective disclosure letter in a Section of such disclosure letter that corresponds to the Section of this Agreement to which it relates. The fact that any item of information is disclosed in a disclosure letter to this Agreement shall not constitute an admission by such party that such item represents a material exception or material fact, event or circumstance or that such item would have a Company Material Adverse Effect or Parent Material Adverse Effect, as the case may be, or that the disclosure thereof be construed to mean that such information is required to be disclosed by this Agreement.

Section 9.4 Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts, including by facsimile or by email with .pdf attachments, each of which shall be deemed to be an original but all of which shall constitute one and the same instrument. This Agreement shall become effective when each party has received counterparts thereof signed and delivered (by electronic communication, facsimile or otherwise) by all of the other parties hereto.

Section 9.5 Entire Agreement; No Third-Party Beneficiaries.

(a) This Agreement, the Company Disclosure Letter, the Parent Disclosure Letter, the Exhibits attached hereto and the Confidentiality Agreement constitute the entire agreement, and supersede all prior agreements, understandings, representations and warranties, both written and oral, among the parties with respect to the subject matter hereof and thereof. Each party hereto agrees that, except for the representations and warranties contained in this Agreement, neither Parent and Merger Sub nor the Company makes any other representations or warranties, and each hereby disclaims any other representations or warranties, express or implied, as to the accuracy or completeness of any other information made by, or made available by, itself or any of its Representatives, with respect to, or in connection with, the negotiation, execution or delivery of this Agreement or the transactions contemplated hereby, notwithstanding the delivery or disclosure to the other or the other’s Representatives of any documentation or other information with respect to any one or more of the foregoing.

(b) This Agreement shall be binding upon and inure solely to the benefit of each party except for: (i) only following the Effective Time, the provisions of Article II shall inure to the benefit of, and be enforceable by, holders of Company Common Stock, Company Options, Company RSU Awards and Company PSU Awards, to the extent necessary to receive the consideration due to such Persons thereunder; (ii) the right of the Company on behalf of its stockholders to pursue damages (including claims for damages based on loss of the economic benefits of the transaction to the Company’s stockholders) in the event of any breach of this Agreement by Parent or Merger Sub in respect of which the Company is entitled to bring a claim hereunder, which right is hereby expressly acknowledged and agreed by Parent and Merger Sub; and (iii) the provisions of Section 6.8 shall inure to the benefit of, and be enforceable by, the Indemnified Parties. The third-party beneficiary rights referenced in clause (ii) of the preceding sentence may be exercised only by the Company (on behalf of its stockholders as their agent) through actions expressly approved by the Board of Directors of the Company, and no stockholder of the Company, whether purporting to act in its capacity as a stockholder or purporting to assert any right (derivatively or otherwise) on behalf of the Company, shall have any right or ability to exercise or cause the exercise of any such right and it is understood that the rights granted to stockholders under such clause (ii) shall attach to the shares of Company Common Stock and subsequently trade and transfer therewith, and, consequently, any damages, settlements or other amounts recovered or received by the Company with respect to such rights may in the Company’s sole discretion be (A) distributed in whole or in part by the Company to the holders of shares of Company Common Stock of record as of any date determined by the Company or (B) retained by the Company for the use and benefit of the Company on behalf of its stockholders in any manner the Company deems fit.

(c) The representations and warranties in this Agreement are the product of negotiations among the parties and are for the sole benefit of the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties in accordance with Section 9.9 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties of risks associated with particular matters regardless of the Knowledge of any of the parties. Consequently, Persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 9.6 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Merger or the other transactions contemplated hereby are not affected in any manner materially adverse to any party. Notwithstanding the foregoing, upon such determination that any term or other provision hereof is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the Merger and the other transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 9.7 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other parties, and any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

Section 9.8 Modification or Amendment. This Agreement may be amended by the parties (with respect to the Company and Merger Sub, by action taken by their respective Boards of Directors), at any time before or after adoption of this Agreement by the stockholders of the

Company, but, after any such adoption, no amendment shall be made which by Law would require the further approval by such stockholders without first obtaining such approval. Subject to the preceding sentence, this Agreement may be modified or amended solely by written agreement executed and delivered by duly authorized officers of the respective parties.

Section 9.9 Extension; Waiver. The conditions to each of the parties’ obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable Laws. At any time prior to the Effective Time, the parties may (in the case of the Company, by action taken or authorized by its Board of Directors or authorized officers of the Company), to the extent permitted by applicable Law, (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights, nor shall any single or partial exercise by any party to this Agreement of any of its rights under this Agreement preclude any other or further exercise of such rights or any other rights under this Agreement.

Section 9.10 Governing Law; Venue; Waiver of Jury Trial; Specific Performance.

(a) This Agreement, and any dispute arising out of or relating to this Agreement, shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and enforced in accordance with the Laws of the State of Delaware without regard to the conflicts of laws rules thereof.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY DISPUTE WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE MERGER OR THE OTHER TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10.

(c) The parties acknowledge and agree that irreparable harm would occur for which monetary damages would not be an adequate remedy in the event that any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached. It is accordingly agreed that, in the event of any breach or threatened breach by any other party of any covenant or obligation contained in this Agreement, the non-breaching party shall be entitled to (in addition to any other remedy that may be available to it at law and in equity, including monetary damages) (i) an injunction restraining such breach or threatened breach and (ii) an Order of specific performance to enforce the observance and performance of such covenant or obligation (including the obligation of the parties to consummate the transactions contemplated by this Agreement and the obligation of Parent and Merger Sub to pay, and the Company’s equity holders’ right to receive, the aggregate consideration payable to them pursuant to the transactions contemplated by this Agreement, in each case in accordance with the terms and conditions set forth in this Agreement) without proof of actual damages, and each party further agrees to waive any requirement for the securing or posting of any bond or other security in connection with such remedy. Each party hereto agrees not to raise any objections (including any defense or counterclaim that there is an adequate remedy at law) to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such party under this Agreement all in accordance with the terms of this Section 9.10(c). Each party further agrees that (i) by seeking the remedies provided for in this Section 9.10(c), a party shall not in any respect waive its right to seek any other form of relief that may be available to such party at law or in equity in respect of this Agreement or the transactions contemplated hereby and (ii) nothing set forth in this Section 9.10(c) shall require any party to institute any suit, action or proceeding (or limit any party’s right to institute any suit, action or proceeding) for specific performance under this Section 9.10(c) prior or as a condition to exercising any termination right under Article VIII, nor shall the commencement of any suit, action or proceeding pursuant to this Section 9.10(c) or anything set forth in this Section 9.10(c) restrict or limit any party’s right to terminate this Agreement in accordance with the terms of Article VIII or pursue any other remedies (including monetary damages) in respect of this Agreement or the transactions contemplated hereby that may be available then or thereafter, this being in addition to any other remedy to which they are entitled at law or in equity.

(d) Each of the parties (i) irrevocably submits itself to the personal jurisdiction of each state or federal court sitting in the State of Delaware, as well as to the jurisdiction of all courts to which an appeal may be taken from such courts, in any suit, action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated hereby (including, without limitation, any proceeding seeking equitable relief pursuant to Section 9.10(c)); (ii) agrees that every such suit, action or proceeding shall be brought, heard and determined exclusively in the Court of Chancery of the State of Delaware (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware); (iii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from such court; (iv) agrees not to bring any suit, action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated hereby in any other court; and (v) waives any defense of inconvenient forum to the maintenance of any suit, action or proceeding so brought. Each party irrevocably consents to the service of process outside the territorial jurisdiction of the courts referred to in this Section 9.10(d) in any such suit, action or proceeding by mailing copies thereof by registered or certified United States mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to this Article IX; provided, however, the foregoing shall not limit the right of a party to effect service of process on the other party by any other legally available method. Each of Parent, Merger Sub and the Company agrees that a final judgment in any suit, action or proceeding in such court as provided above shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

Section 9.11 Obligation of Parent and of the Company. Whenever this Agreement requires a Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action.

Section 9.12 No Recourse. This Agreement may only be enforced by a party, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement, may only be made by a party, against another party and no past, present or future director, officer or employee of any party shall have any liability to any party for any obligations or liabilities of a party or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated hereby, except for Section 9.5(b)(i), which may be enforced by holders of Company Common Stock, Company Options, Company RSU Awards and Company PSU Awards following the Effective Time, and Section 9.5(b)(iii), which may be enforced by the Indemnified Parties. Without limiting the rights of any party against another party hereunder, in no event shall any party or any of its Affiliates, and each party agrees not to and to cause its Affiliates not to, seek to enforce this Agreement against, make any claims for breach against, or seek to recover monetary damages from, any past, present or future director, officer or employee of another party.

Section 9.13 Definitions. As used in this Agreement, the following terms and those set forth in the Index of Defined Terms, when used in this Agreement, and the Exhibits, disclosure letters, and other documents delivered in connection herewith, shall have the meanings specified in this Section 9.13 or on the corresponding page number of the Index of Defined Terms:

“Affiliate” of any Person means another Person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person, and “control” has the meaning specified in Rule 405 under the Securities Act.

“Antitrust Laws” shall mean the Sherman Act of 1890, as amended; the Clayton Act of 1914, as amended; the Federal Trade Commission Act of 1914, as amended; the HSR Act, and all other federal, state, foreign or supranational Laws or Orders in effect from time to time that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Business Day” means a day except a Saturday, a Sunday or other day on which commercial banks in New York, New York, United States of America are authorized or required by Law to be closed.

“Company Deferred Compensation Plans” means the Bob Evans Farms, Inc. and Affiliates Fifth Amended and Restated Executive Deferral Program, the Bob Evans Farms, Inc. and Affiliates Fourth Amended and Restated Supplemental Executive Retirement Plan, and the Bob Evans Farms, Inc. Director Deferral Program, in each case as has been amended in accordance with its terms from time to time.

“Company Material Adverse Effect” means any fact, event, change, circumstance, occurrence, condition, effect or combination of the foregoing that, individually or in the aggregate with any other fact, event, change, circumstance, occurrence, condition, effect or combination of the foregoing, has had, or would reasonably be expected to have, (a) a material adverse effect on the business, assets, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole; provided, however, that for purposes of clause (a) no event, change, circumstance or effect shall be deemed to constitute, nor shall any of the foregoing be taken into account in determining whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect, to the extent that such event, change, circumstance or effect results from, arises out of, or relates to: (i) any changes in general United States or global economic conditions, except to the extent that such changes have a materially disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, relative to the adverse effect such changes have on others operating in the industries in which the Company and any of its Subsidiaries operate, (ii) any changes in conditions generally affecting any industry or geographic region in which the Company or any of its Subsidiaries operate, except to the extent that such changes have a materially disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, relative to the adverse effect such changes have on others operating in the industries in which the Company and any of its Subsidiaries operate, (iii) any decline in the market price or trading volume of Company Common Stock (it being understood that the foregoing shall not preclude Parent from asserting that the facts or occurrences giving rise to or contributing to such decline that are not otherwise excluded from the definition of Company Material Adverse Effect should be deemed to constitute, or be taken into account in determining whether there has been, a Company Material Adverse Effect), (iv) any changes in regulatory, legislative or political conditions or securities, credit, financial, debt or other capital markets conditions, including interest or currency exchange rates, except to the extent that such changes or conditions have a materially disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, relative to the adverse effect such changes or conditions have on others operating in the industries in which the Company and any of its Subsidiaries operate, (v) any failure, in and of itself, by the Company to meet any internal or published projections, forecasts, estimates or predictions, or analysts’ estimates, in respect of revenues, earnings or other financial or operating metrics for any period ending (or for which results are released) on or after the date of this Agreement (it being understood that the foregoing shall not preclude Parent from asserting that the facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of Company Material Adverse Effect should be deemed to constitute, or be taken into account in determining whether there has been, a Company Material Adverse Effect), (vi) the execution and delivery of this Agreement or the public announcement or pendency of this Agreement, the Merger or the taking of any action required by this Agreement (other than the Company’s obligations set forth in Section 5.1(a)(x)) or the identity of, or any facts or circumstances relating to, Parent, Merger Sub or their respective Subsidiaries, including the impact of any of the foregoing on the relationships, contractual or otherwise, of the Company or any of its Subsidiaries with customers, suppliers, officers or employees, (vii) any adoption, implementation, promulgation, repeal, modification, amendment, reinterpretation, change or proposal of any Law following the date hereof, (viii) any change in accounting requirements or principles required by GAAP (or authoritative interpretations thereof) following the date hereof, except to the extent that such changes have a materially disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, relative to the adverse effect such changes have on others operating in the industries in which the Company and any of its Subsidiaries operate, (ix) any geopolitical conditions, the outbreak or escalation of hostilities, any acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism threatened or underway as of the date of this Agreement, (x) any taking of any action at the request of Parent or Merger Sub or with the consent of Parent or Merger Sub, (xi) any hurricane, strong winds, ice event, fire, tornado, tsunami, flood, earthquake or other natural disaster, acts of God or any change resulting from weather events, conditions or circumstances except to the extent that such events has a materially disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, relative to the adverse effect such events have on others operating in the industries in which the Company and any of its Subsidiaries operate, or (xii) any litigation arising from allegations of a breach of fiduciary duty or violation of applicable Law relating to this Agreement, the Merger or the other transactions contemplated hereby or (b) that materially impairs the ability of the Company to perform its obligations hereunder or otherwise prevents or materially delays the consummation of the Merger and the other transactions contemplated hereby.

“Company Stock Plans” means the Company Amended and Restated 2006 Equity and Cash Incentive Plan, as amended, and 2010 Amended and Restated Equity and Cash Incentive Plan.

“Confidentiality Agreement” means the confidentiality agreement, dated June 2, 2017 between the Company and Parent, as the same may be further amended, supplemented or otherwise modified by the parties.

“Credit Agreement” means the Credit Agreement, dated as of April 28, 2017, by and among the Company, the Subsidiaries of the Company party thereto, Bank of America, N.A., as administrative agent, and the other lenders party thereto.

“Environmental Claim” means any Order, action suit, claim, fine, penalty, investigation or other legal proceeding or any settlement or judgment arising therefrom, brought by any Person alleging liability of whatever kind or nature (including, without limitation, liability or responsibility for the cost of enforcement proceedings, investigations, clean-up, response, removal or remediation, natural resource damages, property damages, personal injuries, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (i) the presence, Environmental Release of, or exposure to, any Hazardous Substances; or (ii) any actual or alleged noncompliance with any Environmental Law or term or condition of any Permit under any Environmental Law.

“Environmental Laws” shall mean all foreign, federal, state and local laws, regulations, rules and ordinances relating to (i) pollution of or protection of the environment (including, without limitation, ambient air, surface water, groundwater, soils and other surface and subsurface strata, sediments and any other environmental medium or natural resources), or (ii) the use, presence, exposure to, manufacture, containment, storage, recycling, reclamation, reuse, treatment, generation, transportation, processing, handling, labeling, production, release, disposal or remediation of Hazardous Substances.

“Environmental Notice” means any written directive, notice of violation or infraction, notice of noncompliance, general notice or special notice of potential liability, letter of warning, request for information and any other notice respecting any Environmental Claim or pursuant to any Environmental Law or regarding the violation of any term or condition of any environmental Permit.

“Environmental Releases” means any spill, leak, emission, emptying, escaping, injection, discharge, disposal, escape, dumping, leaching, migrating, pumping, pouring, or release of a Hazardous Substance.

“GAAP” means generally accepted accounting principles in the United States.

“Hazardous Substances” means any chemicals, materials or substances defined as a “hazardous substance,” “hazardous waste,” “hazardous material,” “hazardous constituent,” “restricted hazardous material,” “extremely hazardous substance,” “toxic substance,” “contaminant,” “pollutant,” “toxic pollutant,” or words of similar meaning and regulatory effect under any applicable Environmental Law including, without limitation, petroleum and its byproducts, radon, asbestos, polychlorinated biphenyls, lead and lead containing materials and urea formaldehyde insulation.

“Income Tax” means any Tax imposed on or measured by reference to income.

“Income Tax Return” means any Tax Return relating to Income Taxes.

“Intellectual Property” means all intellectual property rights throughout the world, including patent and the invention and discoveries therein; trade secrets or proprietary confidential information; copyrights and copyrightable works; trademarks, service marks, trade names, and the goodwill of the business appurtenant thereto; and Internet domain names.

“IPCo” means Bob Evans Core, LLC, a Delaware limited liability company.

“Knowledge” means the actual knowledge of the officers of the Company or Parent, as the case may be, as set forth in Section 9.13 of the Company Disclosure Letter and Section 9.13 of the Parent Disclosure Letter, respectively.

“Laws” means, any United States, federal, state or local, or any foreign, law, constitution, treaty, convention, ordinance, code, rule, statute or regulation enacted, issued, adopted, promulgated, entered into or applied by a Governmental Entity.

“Lease” means all leases, subleases, licenses and other agreements for the use and occupancy by the Company or any of its Subsidiaries of the Leased Real Property, together with all modifications, amendments and supplements thereto.

“Leased Real Property” means all material real property leased or subleased by the Company or any of its Subsidiaries.

“Lien” means any lien, charge, encumbrance, adverse right or claim and security interest whatsoever, excluding restrictions imposed by securities Laws.

“NASDAQ” means the Nasdaq Global Select Market.

“Order” means any order, writ, injunction, decree, judgment, award, settlement or stipulation issued, promulgated, made, rendered or entered into by or with any Governmental Entity (in each case, whether temporary, preliminary or permanent).

“Ordinary Course” means the ordinary course of the business, consistent with past practice.

“Owned Real Property” means all real property currently owned by the Company or any of its Subsidiaries.

“Parent Material Adverse Effect” means any event, change, circumstance or effect that, individually or in the aggregate with any other event, change, circumstance or effect, materially impairs, or would reasonably be expected to materially impair, the ability of Parent to perform its obligations hereunder or prevent or materially delay the consummation of the Merger or the other transactions contemplated hereby.

“Permitted Lien” means (i) any Liens for Taxes not yet due and payable or which are being contested in good faith by appropriate Proceedings timely commenced and conducted and with respect to which adequate reserves have been established in accordance with GAAP, (ii) carriers’, warehousemen’s, mechanics’, materialmen’s, worker’s, repairmen’s or other similar Liens incurred in the Ordinary Course for amounts not yet due, (iii) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation, (iv) statutory landlords’ Liens and Liens granted to landlords under any Lease, (v) any purchase money security interests, equipment leases or similar financing arrangements, (vi) any Liens that are disclosed on the most recent consolidated balance sheet of the Company or notes thereto, and (vii) Liens securing obligations under the Credit Agreement.

“Person” means any individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Proceeding” means any suit, action, claim, charge, complaint, demand, suit in equity or at law, administrative, regulatory or quasi-judicial proceeding or other proceeding, arbitration or litigation commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity.

“Subsidiary” means, with respect to any Person (i) a corporation more than fifty percent (50%) of the combined voting power of the outstanding voting stock of which is owned by such Person or by one of more other Subsidiaries of such Person, (ii) a partnership of which such Person, or one or more other Subsidiaries of such Person is the general partner and has the power to direct the policies, management and affairs of such partnership, (iii) a limited liability company of which such Person or one or more other Subsidiaries of such Person is the managing member and has the power to direct the policies, management and affairs of such company, or

(iv) any other Person (other than a corporation, partnership or limited liability company) in which such Person, or one or more other Subsidiaries of such Person has at least a majority ownership and power to direct the policies, management and affairs thereof. For the avoidance of doubt, Merger Sub is a Subsidiary of Parent; provided, that notwithstanding the foregoing, IPCo shall be deemed a “Subsidiary” hereunder.

“Tax” means income, gross receipts, franchise, sales, use, ad valorem, property, payroll, withholding, excise, severance, transfer, employment, estimated, alternative or add-on minimum, value added, stamp, occupation, premium, environmental or windfall profits taxes, and other taxes, charges, fees, levies, imposts, customs, duties, licenses or other assessments, together with any interest and any penalties (including penalties for failure to file or late filing of any return, report or other filing, and any interest in respect of such penalties and additions, additions to tax or additional amounts imposed by any and all federal, state, local, foreign or other Taxing Authority).

“Tax Return” means any statement, report, return, information return or claim for refund relating to Taxes, including, if applicable, any combined or consolidated return for any group of entities that includes the Company or any of its Subsidiaries.

“Taxing Authority” means, with respect to any Tax, the Governmental Entity that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such Governmental Entity.

“WARN” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, together with any state or local Law requiring advanced written notice of a plant closing or mass layoff.

“Willful Breach” means (a) with respect to any material failure of a representation or warranty to be true or correct, that the officers of the party making such representation or warranty, as the case may be, as set forth in Section 9.13 of the Company Disclosure Letter and Section 9.13 of the Parent Disclosure Letter, respectively, had actual knowledge, as of the date of this Agreement, of the fact that such representation or warranty was materially untrue or incorrect as of such date and (b) with respect to any breach of a covenant or other agreement, a breach that is material and that is a consequence of an act undertaken or omitted to be taken by the breaching party with the knowledge that the taking of such act or failure to take such action would, or would reasonably be expected to, cause a material breach of the relevant covenant or agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

POST HOLDINGS, INC.

By:	/s/ Robert V. Vitale
Name:	Robert V. Vitale
Title:	President and CEO

HAYSTACK CORPORATION

By:	/s/ Jeff A. Zadoks
Name:	Jeff A. Zadoks
Title:	President

BOB EVANS FARMS, INC.

By:	/s/ J. Michael Townsley
Name:	J. Michael Townsley
Title:	President and CEO

[Signature Page to Agreement and Plan of Merger]

ANNEX B

[J.P. Morgan letterhead]

September 18, 2017

The Board of Directors

Bob Evans Farms, Inc.

8111 Smith’s Mill Road

New Albany, Ohio 43054

Members of the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of common stock, par value $0.01 per share (the “Company Common Stock”), of Bob Evans Farms, Inc. (the “Company”) of the consideration to be paid to such holders in the proposed merger (the “Transaction”) of the Company with a wholly-owned subsidiary of Post Holdings, Inc. (the “Acquiror”). Pursuant to the Agreement and Plan of Merger (the “Agreement”), among the Company, the Acquiror and its subsidiary, Haystack Corporation (“Acquisition Sub”), the Company will become a wholly-owned subsidiary of the Acquiror, and each outstanding share of Company Common Stock, other than any Excluded Shares and Appraisal Shares (each as defined in the Agreement), will be converted into the right to receive $77.00 per share in cash (the “Consideration”).

In connection with preparing our opinion, we have (i) reviewed a draft dated September 18, 2017 of the Agreement; (ii) reviewed certain publicly available business and financial information concerning the Company and the industries in which it operates; (iii) compared the proposed financial terms of the Transaction with the publicly available financial terms of certain transactions involving companies we deemed relevant and the consideration paid for such companies; (iv) compared the financial and operating performance of the Company with publicly available information concerning certain other companies we deemed relevant and reviewed the current and historical market prices of the Company Common Stock and certain publicly traded securities of such other companies; (v) reviewed certain internal financial analyses and forecasts prepared by the management of the Company relating to its business; and (vi) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.

In addition, we have held discussions with certain members of the management of the Company with respect to certain aspects of the Transaction, and the past and current business operations of the Company, the financial condition and future prospects and operations of the Company, and certain other matters we believed necessary or appropriate to our inquiry.

In giving our opinion, we have relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with us by the Company or otherwise reviewed by or for us. We have not independently verified any such information or its accuracy or completeness and, pursuant to our engagement letter with the Company, we did not assume any obligation to undertake any such independent verification. We have not conducted or been provided with any valuation or appraisal of any assets or liabilities, nor have we evaluated the solvency of the Company, the Acquiror or Acquisition Sub under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to us or derived therefrom, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by the management of the Company as to the expected future results of operations and financial condition of the Company to which such analyses or forecasts relate. We express no view as to such analyses or forecasts or the assumptions on which they were based. We have also assumed that the Transaction and the other transactions contemplated by the Agreement will be consummated as described in the Agreement, and that the definitive Agreement will not differ in any material respects from the draft thereof furnished to us. We have also assumed that the representations and warranties made by the Company, the Acquiror and Acquisition Sub in the Agreement and the related agreements are and will be true and correct in all respects material to our analysis. We are not legal, regulatory or tax experts and have relied on the assessments made by advisors to the Company with respect to such issues. We have further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company or on the contemplated benefits of the Transaction.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. Our opinion is limited to the fairness, from a financial point of view, of the

B-1

Consideration to be paid to the holders of the Company Common Stock in the proposed Transaction and we express no opinion as to the fairness of any consideration paid in connection with the Transaction to the holders of any other class of securities, creditors or other constituencies of the Company or as to the underlying decision by the Company to engage in the Transaction. Furthermore, we express no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the Transaction, or any class of such persons relative to the Consideration to be paid to the holders of the Company Common Stock in the Transaction or with respect to the fairness of any such compensation.

We have acted as financial advisor to the Company with respect to the proposed Transaction and will receive a fee from the Company for our services, a substantial portion of which will become payable only if the proposed Transaction is consummated. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. During the two years preceding the date of this letter, we and our affiliates have had commercial or investment banking relationships with the Company and the Acquiror, for which we and such affiliates have received customary compensation. Such services during such period have included acting as financial advisor on the Company’s sale-leaseback transactions with National Retail Properties, Inc. and Mesirow Realty Sale-Leaseback, Inc. in April 2016, as financial advisor to the Company on the sale of its restaurant business to Golden Gate in April 2017, and as joint lead arranger on the Acquiror’s facility agreement in February 2017. In addition, we and our affiliates hold, on a proprietary basis, less than 1% of the outstanding common stock of each of the Company and the Acquiror. In the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities or financial instruments (including derivatives, bank loans or other obligations) of the Company or the Acquiror for our own account or for the accounts of customers and, accordingly, we may at any time hold long or short positions in such securities or other financial instruments.

On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the Consideration to be paid to the holders of the Company Common Stock in the proposed Transaction is fair, from a financial point of view, to such holders.

The issuance of this opinion has been approved by a fairness opinion committee of J.P. Morgan Securities LLC. This letter is provided to the Board of Directors of the Company (in its capacity as such) in connection with and for the purposes of its evaluation of the Transaction. This opinion does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Transaction or any other matter. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval. This opinion may be reproduced in full in any proxy or information statement mailed to shareholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written approval.

Very truly yours,

/s/ J.P. MORGAN SECURITIES LLC

J.P. Morgan Securities LLC

B-2

ANNEX C

SECTION 262 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

§ 262 Appraisal rights

(a)	Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b)	Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title and, subject to paragraph (b)(3) of this section, § 251(h) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1)	Provided, however, that, except as expressly provided in § 363(b) of this title, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2)	Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a.	Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b.	Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c.	Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d.	Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2) a., b. and c. of this section.

(3)	In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 251(h), § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4)	In the event of an amendment to a corporation’s certificate of incorporation contemplated by § 363(a) of this title, appraisal rights shall be available as contemplated by § 363(b) of this title, and the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable, with the word “amendment” substituted for the words “merger or consolidation,” and the word “corporation” substituted for the words “constituent corporation” and/or “surviving or resulting corporation.”

(c)	Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d), (e), and (g) of this section, shall apply as nearly as is practicable.

(d)	Appraisal rights shall be perfected as follows:

(1)	If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2)	If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e)

Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f)	Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g)	At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder. If immediately before the merger or consolidation the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

(h)	After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i)	The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j)	The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k)	From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l)	The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

PRELIMINARY COPY ATTN: MICHELLE BOROWSKI 8111 SMITH’S MILL ROAD NEW ALBANY, OH 43054

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E33990-TBD                          KEEP THIS PORTION FOR YOUR RECORDS

— — — — — — — — — — — —  —  — — — — — — — — — — — — — — — — — — — —  — — — — — — —— — —

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

BOB EVANS FARMS, INC.

PRELIMINARY COPY - DO NOT SUBMIT

Proposals — The Board of Directors recommends you vote FOR proposals 1, 2 and 3.			For	Against	Abstain

1.     To adopt the Agreement and Plan of Merger, dated as of September 18, 2017, by and among Bob Evans Farms, Inc. (the “Company”), Post Holdings, Inc., and Haystack Corporation, a Delaware corporation and wholly-owned subsidiary of Post (the “Merger Agreement”).

			☐	☐	☐

2. To approve, on a non-binding, advisory basis, certain compensation that will be paid or become payable to the Company’s named executive officers in connection with the consummation of the merger.			☐	☐	☐

3.     To approve one or more adjournments of the special meeting from time to time, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the Merger Agreement or in the absence of a quorum.

			☐	☐	☐

	Yes	No

Please indicate if you plan to attend this meeting.	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

PRELIMINARY COPY

ADMISSION TICKET

(Not Transferable)

Special Meeting of Bob Evans Farms, Inc. Stockholders

[●]

at [●], Eastern Time

Bob Evans Farms, Inc. - Dan Evans Training Center

8111 Smith’s Mill Road

New Albany, Ohio 43054

This is your admission ticket to the special meeting. This ticket only admits the stockholder(s) listed on the reverse side of this card and is not transferable. Guests of stockholders are not permitted to attend the meeting. Further instructions for attending the special meeting are contained on the inside cover of the proxy statement. You will be asked to present government-issued picture identification, such as a driver’s license. You may not bring cameras or recording equipment or similar devices into the meeting and cell phones must be turned off.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR

THE SPECIAL MEETING:

The Proxy Statement is available at www.proxyvote.com.

 — — — — — — — — — — —  — — — — — — — — — — — —  — — — — — — — —  — — — — — — — — — — — —

E33991-TBD

PRELIMINARY COPY - DO NOT SUBMIT

BOB EVANS FARMS, INC.

This proxy is solicited on behalf of the Board of Directors for the Special Meeting of Stockholders to be held on [●].

The undersigned, revoking all proxies heretofore given by the undersigned, hereby appoint(s) Colin M. Daly and T. Alan Ashworth and each of them, with full power of substitution, proxies of the undersigned to vote all shares of the common stock of Bob Evans Farms, Inc. (“Bob Evans”) which the undersigned would be entitled to vote if present at, and to act for the undersigned at, the special meeting of stockholders of Bob Evans to be held at the Dan Evans Training Center, 8111 Smith’s Mill Road, New Albany, Ohio 43054, on [●], at [●], Eastern Time, and at any adjournment or postponement thereof, on all matters indicated on the reverse side of this proxy.

This proxy is solicited by the Bob Evans Board of Directors and, when properly executed, will be voted in accordance with the instructions marked on the reverse side. If you properly sign and date this proxy card and deliver it to Bob Evans but an instruction is not specified, it will be voted (i) “FOR” Proposals 1, 2 and 3 and (ii) in the discretion of the proxy holders upon such other matters as may come before the special meeting, including any adjournment or postponement thereof, in accordance with their best judgment.

This proxy confers discretionary authority on the persons named above to vote in accordance with their judgment on any other business which may properly come before the special meeting, including but not limited to any proposal omitted from the accompanying proxy statement and this proxy card pursuant to Rule 14a-8 under the Securities Exchange Act of 1934.

The undersigned acknowledges receipt with this proxy of the accompanying Notice of Special Meeting of Stockholders and proxy statement.

Please vote, date and sign on the reverse side hereof and return this proxy card promptly in the enclosed envelope. If you attend the meeting and wish to change your vote, you may do so automatically by casting your ballot at the meeting.

Continued and to be signed on reverse side